As filed with the U.S. Securities and Exchange Commission on November 2, 2022

Registration No. 333-264334

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________________

NUKKLEUS INC.

(Exact name of registrant as specified in its charter)

_______________________________________

Delaware	523130
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

525 Washington Blvd.
Jersey City, New Jersey 07310
212-791-4663
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________________

Mr. Emil Assentato
Nukkleus Inc.
525 Washington Blvd.
Jersey City, New Jersey 07310
212-791-4663

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________________

Copies to:

Ralph V. De Martino Robert J. Minkus Andrew M. Banks ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Telephone: (202) 778-6400	Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000

_______________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1 (d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2022

BRILLIANT ACQUISITION CORPORATION

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

On February 22, 2022, Nukkleus Inc., which is referred to as “Nukkleus,” and Brilliant Acquisition Corporation, which is referred to as “Brilliant,” entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the “Merger Agreement,” pursuant to which they agreed to combine their respective businesses. Pursuant to the terms of the Merger Agreement, NB Merger Sub, Inc., a wholly-owned subsidiary of Nukkleus and a party to the Merger Agreement, will merge with and into Brilliant, which transaction is referred to as the Business Combination, with Brilliant surviving the Business Combination as a wholly-owned subsidiary of Nukkleus. Following the Business Combination, Nukkleus and Brilliant will operate as a combined company, which is referred to as the Combined Company, under the name Nukkleus Inc.

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, all of the outstanding ordinary shares with no par value of Brilliant will be cancelled in exchange for the right to receive: (1) in the case of holders of ordinary shares, no par value per share, of Brilliant (“Brilliant Ordinary Shares”), (a) with respect to each Brilliant Ordinary Share held by the SPAC’s sponsor and its affiliates, one newly issued share of Nukkleus Common Stock; and (b) with respect to each other Brilliant Ordinary Share, the sum of (x) one newly issued share of Nukkleus Common Stock, and (y) such number of newly issued shares of Nukkleus Common Stock equal to a pro rata share of a pool of additional shares of Nukkleus Common Stock reserved for issuance to Brilliant shareholders; and (2) in the case of holders of rights to receive one-tenth of one ordinary share of Brilliant per right (“Brilliant Rights”), (a) with respect to each Brilliant Right held by the SPAC’s sponsor or any of its affiliates, 0.1 newly issued shares of Nukkleus Common Stock; and (b) with respect to each other Brilliant Right, the sum of (x) 0.1 shares of newly issued shares of Nukkleus Common Stock, and (y) such number of shares of Nukkleus Common Stock equal to a pro rata share of the Backstop Pool, in each case subject to rounding in accordance with the Merger Agreement (such ratio of the aggregate number of shares of Nukkleus Common Stock issuable to each Brilliant public shareholder, including such shareholder’s share in the Backstop Pool, to the aggregate number of Brilliant Ordinary Shares and Brilliant Rights held by such Brilliant public shareholder, the “SPAC Public Share Exchange Ratio”). Outstanding Brilliant warrants will be assumed by Nukkleus and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into warrants exercisable for newly-issued shares of Nukkleus Common Stock, (a) with respect to each such warrant held by any SPAC Initial Shareholder, one warrant exercisable to receive one share of Nukkleus Common Stock; and (b) with respect to each other such warrant, a number of warrants equal to the SPAC Public Share Exchange Ratio, exercisable to receive one share of Nukkleus Common Stock per warrant. The “Backstop Pool” is a pool of shares of Nukkleus Common Stock intended to equal 20% of the aggregate number of shares of Nukkleus Common Stock that would be issued to the Brilliant public shareholders if no Brilliant shareholder redeemed its shares, with any redemptions allowing non-redeeming Brilliant shareholders to participate in a higher portion of the Backstop Pool, up to a cap of 40% of the shares of Nukkleus Common Stock issuable to such Brilliant shareholder in the Business Combination. Such shares will be issued at the closing of the Business Combination along with the shares of Nukkleus Common Stock otherwise being issued to Brilliant shareholders in exchange for their Brilliant shares in the Business Combination. There will be no separate record date for the issuance of shares from the Backstop Pool and such shares will be issued to Brilliant public shareholders otherwise entitled to receive shares in exchange for their Brilliant shares in the Business Combination in accordance with the foregoing description. The number of shares of Nukkleus Common Stock equal to the Backstop Pool is therefore 20% of the number of public Brilliant shares that were issued and outstanding at the time the Merger Agreement was signed. The Backstop Pool is accordingly defined in the Merger Agreement (as amended) as a pool of shares of Nukkleus Common Stock equal to the lower of (1) 1,012,000 and (2) 40% of the aggregate number of Brilliant Ordinary Shares and Brilliant Rights to receive one-tenth of one Brilliant Ordinary Share, subject to rounding in accordance with the Merger Agreement. The SPAC Public Share Exchange Ratio is a calculated exchange ratio resulting from the issuance of the additional shares comprising the Backstop Pool in the Business Combination. Nukkleus’s board of directors desired to provide an additional incentive to Brilliant public shareholders not to redeem their shares and to participate in the Business Combination and the board determined that the Backstop Pool in such amount, if issued to a third party in backstop arrangement, would be sufficient to retain enough capital to meet Nasdaq listing requirements after the payment of transaction costs, and accordingly was fair and reasonable from a financial point of view to Nukkleus and its stockholders as an amount of shares to be offered as an incentive to Brilliant public stockholders not to redeem their shares and to participate in the Business Combination. The Backstop Pool may not incentivize Brilliant not to redeem their shares and to participate in the Business Combination as intended by Nukkleus’s board of directors in implementing the Backstop Pool.

Nukkleus and Brilliant will each hold special meetings of their respective stockholders in connection with the proposed Business Combination, which are referred to as the Nukkleus Special Meeting and the Brilliant Meeting, respectively.

Nukkleus is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. At the Nukkleus Special Meeting, Nukkleus stockholders will be asked to consider and vote on (1) approval of the issuance of Nukkleus Common Stock in connection with the Merger and the other transactions contemplated by the Merger Agreement, which is referred to as the Nukkleus Share Issuance Proposal, (2) approval of a 26.227 for 1 reverse split of Nukkleus Common Stock (the “Reverse Split”), which is referred to as the Nukkleus Stock Split Proposal, (4) the proposal to adopt the Nukkleus 2022 Incentive Plan, which is referred to as the Nukkleus Incentive Plan Proposal, and (4) the proposal to adjourn the Nukkleus Special Meeting to solicit additional proxies if there are not sufficient votes to approve the Nukkleus Business Combination Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Nukkleus stockholders. The Nukkleus board of directors unanimously recommends that Nukkleus stockholders vote “FOR” each of the proposals to be considered at the Nukkleus Special Meeting.

Brilliant is a blank check company incorporated in the British Virgin Islands as a business company and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. At the Brilliant Meeting, Brilliant shareholders will be asked to consider and vote on (1) the proposal to adopt the Merger Agreement and the related transactions, which is referred to as the Brilliant Business Combination Proposal, and (2) the proposal to adjourn the Brilliant Meeting to solicit additional proxies if there are not sufficient votes to approve the Brilliant Business Combination Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Brilliant shareholders. The Brilliant board of directors unanimously recommends that Brilliant shareholders vote “FOR” each of the proposals to be considered at the Brilliant Meeting.

It is anticipated that upon completion of the Business Combination, Nukkleus stockholders would own approximately [72]% of the Combined Company, Brilliant’s public shareholders would own approximately [20]% of the Combined Company, the Sponsor, officers, directors and other Initial Shareholders would own approximately [8]% of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account the redemption of any shares by Brilliant’s public shareholders. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by Brilliant’s shareholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Nukkleus Common Stock is traded on the OTC Pink Sheets under the symbol “NUKK” and the Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants, are traded on Nasdaq under the symbols “BRLI,” “BRLIR,” and “BRLIW” respectively. We intend to file a listing application with Nasdaq to list the common stock of the Combined Company on Nasdaq under the symbol “NUKK”. As of [•], 2022, there was approximately $[•] in Brilliant’s trust account (the “Trust Account”). On [•], 2022, the record date for the Nukkleus Special Meeting and the Brilliant Meeting, the last sale price of Nukkleus Common Stock was $[•] and the last sale price of Brilliant Ordinary Shares was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the Nukkleus Special Meeting and the Brilliant Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the Nukkleus Special Meeting and the Brilliant Meeting. Voting by proxy will not prevent a stockholder from voting at the Nukkleus Special Meeting or the Brilliant Meeting if such stockholder subsequently chooses to participate in the Nukkleus Special Meeting or the Brilliant Meeting.

We encourage you to read this joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 32.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [•], 2022, and is first being mailed to stockholders of Nukkleus and shareholders of Brilliant on or about [•], 2022.

/s/ Emil Assentato	/s/ Peng Jiang
Emil Assentato	Dr. Peng Jiang
Chief Executive Officer, Chief Financial Officer and Chairman	Chairman, Chief Executive Officer, Chief Financial Officer and Secretary
Nukkleus Inc.	Brilliant Acquisition Corporation
[•], 2022	[•], 2022

NUKKLEUS INC.
525 Washington Boulevard
Jersey City, New Jersey 0731
Telephone: 212-791-4663

NOTICE OF SPECIAL MEETING OF
NUKKLEUS INC. STOCKHOLDERS
To Be Held on [•]

To the Stockholders of Nukkleus, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting stockholders (the “special meeting”) of Nukkleus, Inc., a Delaware corporation (“Nukkleus,” “we,” “our” or “us”), will be held on [•], 2022, at [•] a.m., Eastern time, at [•]. You are cordially invited to attend the special meeting for the following purposes:

Nukkleus Proposal 1: The “Nukkleus Share Issuance Proposal” — to approve the issuance of shares of Nukkleus Common Stock in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 22, 2022, (as may be amended from time to time, the “Merger Agreement”), by and Nukkleus and Brilliant Acquisition Corporation, a British Virgin Islands corporation (“Brilliant”), pursuant to which, among other things, (i) shareholders of Brilliant will surrender their ordinary shares of Brilliant and rights to acquire shares of Brilliant in exchange for newly issued shares of Nukkleus Common Stock, and (ii) NB Merger Sub, Inc., a newly formed British Virgin Islands company and wholly owned subsidiary of Nukkleus (“Merger Sub”) will merge with and into Brilliant (the “Merger”), with Brilliant surviving the Merger as a wholly-owned subsidiary of Nukkleus (collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

Nukkleus Proposal 2: The “Nukkleus Stock Split Proposal” — to approve an amendment to the certificate of incorporation of Nukkleus to effect a reverse stock split of Nukkleus Common Stock, at a ratio of 26.227 for one, the form of which is attached as Annex C to this proxy statement/prospectus.

Nukkleus Proposal 3: The “Nukkleus Incentive Plan Proposal” — to approve the Nukkleus 2022 Incentive Plan (the “Incentive Plan”), the form of which is attached as Annex D to this proxy statement/prospectus, which, among other items, reserves a number of shares of Nukkleus Common Stock for grant under the Incentive Plan.

Nukkleus Proposal 4: The “Nukkleus Adjournment Proposal” — to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Merger and Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, [•], at [•]; banks and brokers may reach [•] at [•].

It is important for you to note that in the event that the Nukkleus Share Issuance Proposal is not approved, Nukkleus will not consummate the Business Combination.

Approval of the Nukkleus Share Issuance Proposal, the Nukkleus Stock Split Proposal, the Nukkleus Incentive Plan Proposal and the Nukkleus Adjournment Proposal each requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Nukkleus special meeting.

As of [•], 2022, there were 367,175,886 shares of Nukkleus Common Stock issued and outstanding and entitled to vote. Only Nukkleus stockholders of record who hold shares of Nukkleus Common Stock as of the close of business on [•], 2022 are entitled to vote at the Nukkleus special meeting or any adjournment of the Nukkleus special meeting. This joint proxy statement/prospectus is first being mailed to holders of Nukkleus Common Stock on or about [•], 2022.

The accompanying joint proxy statement/prospectus provides you with important information about the stockholder meetings, the Business Combination, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” beginning on page 32 for a discussion of risks relevant to the Business Combination.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Nukkleus special meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Nukkleus special meeting no later than the time appointed for the Nukkleus special meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Nukkleus Common Stock online if you subsequently choose to participate in the virtual Nukkleus special meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Nukkleus special meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Nukkleus special meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Nukkleus special meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Nukkleus special meeting.

You may revoke a proxy at any time before it is voted at the Nukkleus special meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Nukkleus special meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to [PROXY SOLICITOR], that is received by the proxy solicitor before we take the vote at the Nukkleus special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Nukkleus’s board of directors recommends that holders of Nukkleus Common Stock vote “FOR” approval of each of the Business Combination Proposal, the Stock Split Proposal and the Adjournment Proposal.    When you consider Nukkleus’s Board of Director’s recommendation of these proposals, you should keep in mind that Nukkleus’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a Nukkleus stockholder. See the section titled Nukkleus Proposal 1 — Interests of Certain Persons in the Business Combination.”

On behalf of Nukkleus’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Emil Assentato
Emil Assentato
Chief Executive Officer, Chief Financial Officer and Secretary Nukkleus, Inc. [•], 2022

BRILLIANT ACQUISITION CORPORATION
99 Dan Ba Road, C-9, Putuo District
Shanghai, Peoples Republic of China
Telephone: (86) 021-80125497

NOTICE OF SPECIAL MEETING OF
BRILLIANT ACQUISITION CORPORATION STOCKHOLDERS
To Be Held on [•]

To Brilliant Acquisition Corporation Shareholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the shareholders of Brilliant Acquisition Corporation, a British Virgin Islands business company (“Brilliant”), which will be held at [•] [•].m., Eastern time, on [•], 2022, at [•] (the “Brilliant Meeting”). In light of COVID-19 we will hold the Meeting virtually. You can participate in the Brilliant Meeting as described in “The Brilliant Meeting.”

During the Brilliant Meeting, Brilliant’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Brilliant Proposals”:

•        To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of February 22, 2022 (as amended and supplemented to date, the “Merger Agreement”), by and between Nukkleus Inc, a Delaware Corporation (“Nukkleus”) and Brilliant, and the transactions contemplated thereby (the “Business Combination”), a copy of which is attached to this joint proxy statement/prospectus as Annex A. This Proposal is referred to as the “Brilliant Business Combination Proposal” or “Brilliant Proposal 1.”

•        To consider and vote upon a proposal to approve the adjournment of the Brilliant Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Brilliant Business Combination Proposal, in the event Brilliant does not receive the requisite stockholder vote to approve the Proposal. This Proposal is called the “Brilliant Adjournment Proposal” or “Brilliant Proposal 2.”

It is important for you to note that in the event that the Brilliant Business Combination Proposal is not approved, Brilliant will not consummate the Business Combination. If Brilliant does not consummate the Business Combination and fails to complete an initial business combination by November 23, 2022, Brilliant will be required to dissolve and liquidate, unless we seek shareholder approval to amend Brilliant’s memorandum and articles of association to extend the date by which the Business Combination may be consummated.

Approval of the Brilliant Business Combination Proposal and the Brilliant Adjournment Proposal each requires the affirmative vote of a majority of the votes cast by shareholders present in person or represented by proxy at the Brilliant Meeting.

As of [•], 2022, there were [•] Brilliant Ordinary Shares issued and outstanding and entitled to vote. Only Brilliant shareholders of record who hold Ordinary Shares as of the close of business on [•], 2022 are entitled to vote at the Brilliant Meeting or any adjournment of the Brilliant Meeting. This joint proxy statement/prospectus is first being mailed to Brilliant shareholders on or about [•], 2022.

This joint proxy statement/prospectus provides you with important information about the stockholder meetings, the Business Combination, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” beginning on page 32 for a discussion of risks relevant to the Business Combination.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the Brilliant Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Brilliant Meeting no later than the time appointed for the Brilliant Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your Brilliant Ordinary Shares online if you subsequently choose to participate in the Brilliant Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Brilliant Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Brilliant Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Brilliant Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Brilliant Meeting.

You may revoke a proxy at any time before it is voted at the Brilliant Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Brilliant Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to [PROXY SOLICITOR], that is received by the proxy solicitor before we take the vote at the Brilliant Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Brilliant’s board of directors recommends that Brilliant shareholders vote “FOR” approval of each of the Proposals. When you consider Brilliant’s Board of Director’s recommendation of these Proposals, you should keep in mind that Brilliant’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of Brilliant’s Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Peng Jiang
Dr. Peng Jiang
Chief Executive Officer, Chief Financial Officer and Secretary
Brilliant Acquisition Corporation
[•], 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: HOLD BRILLIANT ORDINARY SHARES, OR (B) HOLD BRILLIANT ORDINARY SHARES THROUGH PUBLIC UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING BRILLIANT ORDINARY SHARES, PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE BRILLIANT ORDINARY SHARES; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2022, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT BRILLIANT REDEEM YOUR BRILLIANT ORDINARY SHARES FOR CASH AND (B) DELIVER YOUR BRILLIANT ORDINARY SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC BRILLIANT ORDINARY SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE BRILLIANT MEETING — REDEMPTION RIGHTS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Nukkleus and Brilliant with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

For Nukkleus stockholders:	For Brilliant shareholders:
[PROXY SOLICITOR INFORMATION]	[PROXY SOLICITOR INFORMATION]

If you would like to request documents, please do so no later than [•], to receive them before the Nukkleus Special Meeting and the Brilliant Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Nukkleus and Brilliant.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Nukkleus, constitutes a prospectus of Nukkleus under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Nukkleus Common Stock to be issued to Brilliant’s shareholders under the Merger Agreement. This document also constitutes a joint proxy statement of Nukkleus and Brilliant under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the Nukkleus Special Meeting and a notice of meeting with respect to the Brilliant Meeting.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Nukkleus nor Brilliant has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus may change after the date of this joint proxy statement/prospectus. Do not assume after the date of this joint proxy statement/prospectus that the information contained in this joint proxy statement/prospectus is still correct.

Information contained in this joint proxy statement/prospectus regarding Nukkleus and its business, operations, management and other matters has been provided by Nukkleus and information contained in this joint proxy statement/prospectus regarding Brilliant and its business, operations, management and other matters has been provided by Brilliant.

This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this joint proxy statement/prospectus to “Nukkleus” refer to Nukkleus Inc., a Delaware corporation; all references to “Merger Sub” refer to NB Merger Sub, Inc., a British Virgin Islands business company and wholly-owned subsidiary of Nukkleus formed for the purpose of effecting the Business Combination as described in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “Brilliant” refer to Brilliant Acquisition Corporation, a British Virgin Islands business company. All references in this joint proxy statement/prospectus to the “Combined Company” refer to Nukkleus immediately following completion of the Business Combination and the other transactions contemplated by the Merger Agreement. All references in this joint proxy statement/prospectus to “Common Stock” refer to the Common Stock, par value $0.0001 per share, of Nukkleus, and all references in this joint proxy statement/prospectus to “Brilliant Ordinary Shares” refer to the ordinary shares, no par value, of Brilliant.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Nukkleus’s and Brilliant’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this joint proxy statement/prospectus, we have not independently verified the market and industry data contained in this joint proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this joint proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Nukkleus and/or Brilliant and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this joint proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nukkleus” and “Business of Nukkleus.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Nukkleus and Brilliant as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Nukkleus and Brilliant and the following:

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Nukkleus or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        matters discovered by the parties as they complete their respective due diligence investigation of the other parties;

•        the ability of Brilliant prior to the Business Combination, and the Combined Company following the Business Combination, to maintain the listing of the Combined Company’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive merger agreement by the stockholders of Nukkleus and of Brilliant, the satisfaction of the minimum cash requirements of the definitive merger agreement following any redemptions by Brilliant’s public shareholders;

•        the risk that the Business Combination may not be completed by the stated deadline and the potential failure to obtain an extension of the stated deadline;

•        the outcome of any legal proceedings that may be instituted against Nukkleus or Brilliant related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Nukkleus and Brilliant prior to the Business Combination, and the Combined Company following the Business Combination;

•        the ability of Nukkleus to compete effectively in a highly competitive market;

•        the ability to protect and enhance Nukkleus’s corporate reputation and brand;

•        the impact from future regulatory, judicial, and legislative changes in Nukkleus’s industry;

•        the uncertain effects of the COVID-19 pandemic;

•        competition from larger technology companies that have greater resources, technology, relationships and/or expertise;

•        future financial performance of the Combined Company following the Business Combination;

•        the ability of Nukkleus to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•        the ability of Nukkleus to generate sufficient revenue from each of its revenue streams;

•        product sales and/or services;

•        Nukkleus’s ability to execute its business plans and strategy; and

•        those factors set forth in documents of Nukkleus and Brilliant filed, or to be filed, with the SEC.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Nukkleus and Brilliant prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this joint proxy statement/prospectus and attributable to Nukkleus, Brilliant or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Nukkleus and Brilliant undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of Nukkleus or a stockholder of Brilliant, may have regarding the Proposals being considered at the special meetings of each company’s stockholders. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:     What is the purpose of this document?

A:     Nukkleus and Brilliant, have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A, and is incorporated into this joint proxy statement/prospectus by reference.

In order to complete the Business Combination, among other things:

•        Nukkleus stockholders must approve the issuance of shares of Nukkleus Common Stock in connection with the Business Combination, in accordance with Delaware General Corporation Law, referred to as the DGCL, which proposal is referred to as the “Nukkleus Share Issuance Proposal”;

•        Nukkleus stockholders must approve a 26.227 for 1 reverse split of its Common Stock (the “Reverse Split”) in accordance with the DGCL, which proposal is referred to as the “Nukkleus Stock Split Proposal”;

•        Nukkleus stockholders must approve the adoption of the Nukkleus 2022 Incentive Plan, which proposal is referred to as the “Nukkleus Incentive Plan Proposal”; and

•        Brilliant shareholders must approve the Business Combination as set out in the Merger Agreement and related transactions, which proposal is referred to as the “Brilliant Business Combination Proposal.”

Nukkleus is holding a special meeting of its stockholders, which is referred to as the “Nukkleus Special Meeting”, to obtain approval of the Nukkleus Business Combination Proposal. Nukkleus stockholders will also be asked to approve the proposal to adjourn the Nukkleus Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Nukkleus Special Meeting to approve the Nukkleus Share Issuance Proposal, the Nukkleus Stock Split Proposal or the Nukkleus Incentive Plan Proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Nukkleus stockholders, which is referred to as the “Nukkleus Adjournment Proposal”.

Brilliant is holding a meeting of its shareholders, which is referred to as the “Brilliant Meeting”, to obtain approval of the Brilliant Business Combination Proposal. Brilliant shareholders will also be asked to approve the proposal to adjourn the Brilliant Meeting to solicit additional proxies if there are not sufficient votes at the time of the Brilliant Meeting to approve the Brilliant Business Combination Proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Brilliant shareholders, which is referred to as the “Brilliant Adjournment Proposal”.

Your vote is very important.

Q:     What is being voted on?

A:     Below are the proposals that the Nukkleus stockholders are being asked to vote on:

•        Nukkleus Proposal 1 — The Nukkleus Share Issuance Proposal to approve the issuance of shares of Nukkleus Common Stock in connection with the Business Combination.

•        Nukkleus Proposal 2 — The Nukkleus Stock Split Proposal to approve the Reverse Stock Split.

•        Nukkleus Proposal 3 — The Nukkleus Adjournment Proposal to approve the adjournment of the Nukkleus Special Meeting.

Below are the proposals that the Brilliant shareholders are being asked to vote on:

•        Brilliant Proposal 1 — The Brilliant Business Combination Proposal to approve the Business Combination as set out in the Merger Agreement.

•        Brilliant Proposal 2 — The Brilliant Adjournment Proposal to approve the adjournment of the Brilliant Meeting.

Q:     What vote is required to approve the proposals?

A:     Nukkleus Proposal 1 — The Nukkleus Share Issuance Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Nukkleus Common Stock present or represented by proxy and entitled to vote at the Nukkleus Special Meeting. An abstention will have the effect of a vote “AGAINST” Nukkleus Proposal 1. Broker non-votes will have no effect on the vote for Nukkleus Proposal 1.

Nukkleus Proposal 2 — The Nukkleus Stock Split Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Nukkleus Common Stock present in person or represented by proxy and entitled to vote at the Nukkleus Special Meeting. Abstentions will have the effect of a vote “AGAINST” Nukkleus Proposal 2. Broker-non votes have no effect on the vote for Nukkleus Proposal 2.

Nukkleus Proposal 3 — The Nukkleus Incentive Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Nukkleus Common Stock present in person or represented by proxy and entitled to vote at the Nukkleus Special Meeting. Abstentions will have the effect of a vote “AGAINST” Nukkleus Proposal 3. Broker-non votes have no effect on the vote for Nukkleus Proposal 3.

Nukkleus Proposal 4 — The Nukkleus Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Nukkleus Common Stock present in person or represented by proxy and entitled to vote at the Nukkleus Special Meeting. Abstentions will have the effect of a vote “AGAINST” Nukkleus Proposal 4. Broker-non votes have no effect on the vote for Nukkleus Proposal 4.

Brilliant Proposal 1 — The Brilliant Business Combination Proposal requires the affirmative vote of the majority of votes cast at the Brilliant Meeting. Abstentions and broker non-votes will have no effect on the vote for Brilliant Proposal 1.

Brilliant Proposal 2 — The Brilliant Adjournment Proposal requires the affirmative vote of the majority of votes cast at the Brilliant Meeting. Abstentions and broker non-votes will have no effect on the vote for Brilliant Proposal 2.

Q:     Does my vote matter?

A:     Yes, your vote is very important. The Business Combination cannot be completed unless the share issuance pursuant to the Merger Agreement and related transactions are approved and adopted by Nukkleus stockholders and the Merger Agreement and related transactions are approved and adopted by Brilliant shareholders.

The Nukkleus board of directors unanimously recommends that you vote “FOR” the Nukkleus Business Combination Proposal, “FOR” the Nukkleus Stock Split Proposal, and “FOR” the Nukkleus Adjournment Proposal.

For Brilliant shareholders, if you do not return or submit your proxy or vote at the Brilliant Meeting stockholder meeting as provided in this joint proxy statement/prospectus, assuming a quorum is present, there will be no effect on the Brilliant Business Combination Proposal. The Brilliant board of directors unanimously recommends that you vote “FOR” the Brilliant Business Combination Proposal and “FOR” the Brilliant Adjournment Proposal.

Q:     What will happen in the Business Combination?

A:     At the closing of the Business Combination, Merger Sub will merge with and into Brilliant, with Brilliant surviving such merger as the surviving entity, as a wholly owned subsidiary of Nukkleus. In connection with the Business Combination, the cash held in Brilliant’s Trust Account after giving effect to any redemption of shares by Brilliant’s public shareholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A.

Q:     How will Brilliant’s Initial Shareholders vote?

A:     Pursuant to a letter agreement, Brilliant’s Initial Shareholders agreed to vote their respective Brilliant Ordinary Shares acquired by them either prior to or after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). As of [•], 2022, a total of [•] Brilliant Ordinary Shares or approximately [•]% of the outstanding shares were subject to the Letter Agreement. Brilliant will consummate the Business Combination only if a majority of the outstanding Brilliant Ordinary Shares voted are voted in favor of the Business Combination.

Q:     What is the consideration being paid to Brilliant shareholders?

A:     Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the consideration to be delivered to Brilliant security holders in connection with the Business Combination will consist of newly issued shares of Nukkleus Common Stock.

The consideration to be delivered to Brilliant security holders, in exchange for their shares in Brilliant and rights to acquire shares in Brilliant shall equal: (1) in the case of holders of ordinary shares, no par value per share, of Brilliant (“Brilliant Ordinary Shares”), (a) with respect to each Brilliant Ordinary Share held by the SPAC’s sponsor and its affiliates, one newly issued share of Nukkleus Common Stock; and (b) with respect to each Brilliant Ordinary Share, the sum of (x) one newly issued share of Nukkleus Common Stock, and (y) such number of newly issued shares of Nukkleus Common Stock equal to a pro rata share of a pool of additional shares of Nukkleus Common Stock reserved for issuance to Brilliant shareholders; and (2) in the case of holders of rights to receive one-tenth of one Ordinary Share of Brilliant per right (“Brilliant Rights”), (a) with respect to each such right held by the SPAC’s sponsor or any of its affiliates, 0.1 newly issued shares of Nukkleus Common Stock; and (b) with respect to each other such right, the sum of (x) 0.1 shares of newly issued shares of Nukkleus Common Stock, and (y) such number of shares of Nukkleus Common Stock equal to a pro rata share of the Backstop Pool, in each case subject to rounding in accordance with the Merger Agreement. Outstanding Brilliant warrants will be assumed by Nukkleus and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into warrants exercisable for newly-issued shares of Nukkleus Common Stock, (a) with respect to each such warrant held by any SPAC Initial Shareholder, one warrant exercisable to receive one share of Nukkleus Common Stock; and (b) with respect to each other such warrant, a number of warrants equal to the SPAC Public Share Exchange Ratio, exercisable to receive one share of Nukkleus Common Stock per warrant. The “Backstop Pool” shall mean a pool of shares of Nukkleus Common Stock equal to the lower of (1) 1,012,000 and (2) 40% of the aggregate number of Brilliant Ordinary Shares and rights to receive one-tenth of one Brilliant Ordinary Share, subject to rounding in accordance with the Merger Agreement.

Q:     Did Brilliant’s board of directors obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, Brilliant’s board of directors obtained a fairness opinion from The Benchmark Company, LLC (“Benchmark”) in connection with its determination to proceed with the Business Combination and recommendation of the Business Combination to the shareholders. See “Brilliant Proposal 1 — The Business Combination Proposal — Opinion of Brilliant’s Financial Advisor” and the opinion (as described below) attached to the joint proxy statement/prospectus as Annex B.

Q:     Do any of Nukkleus’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Nukkleus board of directors to approve the Merger Agreement, Nukkleus stockholders should be aware that certain Nukkleus executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Nukkleus stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Nukkleus Proposal 1 — Interests of Certain Persons in the Business Combination” beginning on page 88”.

Q:     Do any of Brilliant’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Brilliant board of directors to approve the Merger Agreement, Brilliant shareholders should be aware that certain Brilliant executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Brilliant shareholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 132.

Q:     When and where is the Nukkleus Special Meeting?

A:     The Nukkleus Special Meeting will take place at [•], on [•], 2022, at [•] a.m.

Q:     When and where is the Brilliant Meeting?

A:     The Brilliant Meeting will take place at [•], on [•], 2022, at [•] a.m.

Q:     Who may vote at the Nukkleus Special Meeting?

A:     Only holders of record of Nukkleus Common Stock as of the close of business on [•], 2022, may vote at the Nukkleus Special Meeting. As of [•], there were [•] shares of Nukkleus Common Stock outstanding and entitled to vote. Please see “The Nukkleus Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     Who may vote at the Brilliant Meeting?

A:     Only holders of record of Brilliant Ordinary Shares as of the close of business on [•], 2022, may vote at the Brilliant Meeting. As of [•], there were [•] Brilliant Ordinary Shares outstanding and entitled to vote. Please see “The Brilliant Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Nukkleus Special Meeting?

A:     Stockholders representing a majority of the shares of Nukkleus Common Stock issued and outstanding as of Nukkleus’s record date and entitled to vote at the Nukkleus Special Meeting must be present in person or represented by proxy in order to hold the Nukkleus Special Meeting and conduct business. This is called a quorum. Shares of Nukkleus Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     What is the quorum requirement for the Brilliant Meeting?

A:     Shareholders representing not less than 30% of the votes of the Brilliant Ordinary Shares entitled to vote on the Brilliant Proposals to be considered at the Brilliant Meeting must be present in person or represented by proxy in order to hold the Brilliant Meeting and conduct business. This is called a quorum. The Brilliant Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, the Brilliant Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:     What is a proxy?

A:     A proxy is a stockholder’s legal designation of another person, which is referred to as a proxy, to vote such holder’s shares at a stockholder meeting. The document used to designate a proxy to vote your shares of Nukkleus Common Stock or Brilliant Ordinary Shares, as applicable, is referred to as a proxy card.

Q:     How many votes do I and others have for the Nukkleus Special Meeting?

A:     You are entitled to one vote for each share of Nukkleus Common Stock that you held as of Nukkleus’s record date. As of the close of business on Nukkleus’s record date, there were [367,175,886] outstanding shares of Nukkleus Common Stock.

Q:     How many votes do I and others have for the Brilliant Meeting?

A:     You are entitled to one vote for each Brilliant Ordinary Share that you held as of Brilliant’s record date. As of the close of business on Brilliant’s record date, there were [•] outstanding Brilliant Ordinary Shares.

Q:     Am I required to vote against the Brilliant Business Combination Proposal in order to have my public Ordinary Shares redeemed?

A:     No. Holders of Brilliant Ordinary Shares are not required to vote against the Brilliant Business Combination Proposal in order to have the right to demand that Brilliant redeem your public Brilliant Ordinary Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public Brilliant Ordinary Shares for cash are sometimes referred to herein as “redemption rights”. Holders of public Brilliant Ordinary Shares are able to retain any Brilliant Warrants and Brilliant Rights held by the holder regardless of whether they redeem their Brilliant Ordinary Shares and regardless of how or whether they vote in the Business Combination. As of [•], 2022, the closing price of Brilliant Warrants on the Nasdaq Stock Market was $[•], and the closing price of Brilliant Rights on the Nasdaq Stock Market was $[•]. If the Business Combination is not completed, holders of public Brilliant Ordinary Shares electing to exercise their redemption rights will not be entitled to receive such payments and their public Brilliant Ordinary Shares will be returned to them.

Q:     Where will the Common Stock of the Combined Company that I receive in the Business Combination be publicly traded?

A:     Nukkleus and Brilliant intend that the shares of the Combined Company’s common stock to be issued in the Business Combination will be listed for trading on the Nasdaq under the ticker symbol “NUKK.”

Q:     Brilliant and Nukkleus may enter into a PIPE transaction in connection with the Business Combination. What are the material differences, if any, in the terms and price of securities issued at the time of Brilliant’s IPO as compared to the private placements contemplated at the time of the Business Combination? Will the Sponsor or any of its directors, officers or affiliates invest in a PIPE investment?

A:     Although the terms are not yet determined, as set forth in the Merger Agreement, Brilliant and Nukkleus may enter into subscription agreements with certain investors pursuant to which such investors would commit to purchase securities of the Combined Company in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Investment”). The Brilliant Units purchased by public investors in Brilliant’s IPO were purchased at a price of $10.00 per Brilliant Unit. The Brilliant Units issued at the time of Brilliant’s IPO consisted of one Brilliant Ordinary Share, one Brilliant Right and one Brilliant Warrant. Each Brilliant Right entitles the holder to one-tenth of one Brilliant Ordinary Share upon consummation of a business combination. Each Brilliant Warrant entitles the holder to purchase one Brilliant Ordinary Share at an exercise price of $11.50 per share. Although the terms are not yet determined, Brilliant and Nukkleus may enter into subscription agreements in a PIPE Investment. Similar private placements at the time of business combinations involving SPACs typically contemplate the sale of one share of common stock at $10.00 per share. If Brilliant and Nukkleus enter into such arrangements, investors would pay the same price per security as investors in Brilliant’s IPO, but would not receive the additional warrant and right that investors in Brilliant’s IPO have received.

Brilliant’s Sponsors and its directors, officers and its affiliates do not intend to invest in the PIPE Investment.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your Brilliant Ordinary Shares redeemed, you must (i) demand, no later than [•] p.m., Eastern Time on [•], 2022 (at least two business days before the Brilliant Meeting), that Brilliant redeem your shares into cash; and (ii) submit your request in writing to [_______], at the address listed at the end of this section and deliver your shares to [_______] physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Brilliant Meeting.

Any corrected or changed written demand of redemption rights must be received by [_______] two business days before the Brilliant Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to [_______] at least two business days before the Brilliant Meeting.

Brilliant shareholders may seek to have their public Brilliant Ordinary Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of public Brilliant Ordinary Shares as of the Record Date. Any public stockholder who holds Brilliant Ordinary Shares on or before [•], 2022 (two business days before the Brilliant Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of Brilliant Ordinary Shares underlying the Brilliant Units sold in the IPO. Please see the section titled “The Brilliant Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Brilliant Ordinary Shares for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder elects to redeem its Brilliant Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Brilliant Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether Brilliant would be characterized as a passive foreign investment company (“PFIC”). If the redemption qualifies as a sale or exchange of the Brilliant Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Brilliant Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Brilliant Ordinary Shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Brilliant Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Holders Exercising Redemption Rights with Respect to Brilliant Ordinary Shares” and “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Brilliant Ordinary Shares for cash, including with respect to Brilliant’s potential PFIC status and certain tax implications thereof.

Q:     Will holders of Brilliant Ordinary Shares, Brilliant Rights or Brilliant Warrants be subject to U.S. federal income tax on the Nukkleus Common Stock or Nukkleus warrants received in the Merger?

A:     The U.S. federal income tax consequences of the Merger to U.S. Holders of Brilliant securities will depend, in part, on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). There are significant factual and legal uncertainties as to whether the Merger qualifies as a reorganization, and therefore the tax treatment of the Merger is inherently uncertain.

The Merger will more likely than not fail to qualify as a reorganization, in which case the Merger is likely to be a fully taxable transaction. Subject to the application of the PFIC rules, in the event the Merger is a taxable transaction, a U.S. Holder would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Nukkleus securities received in the Merger, over such U.S. Holder’s aggregate tax basis in the Brilliant securities surrendered by such U.S. Holder in the Merger.

However, it is possible that a tax return preparer could reach the position that there is reasonable basis or a higher level of comfort that the Merger may qualify as a reorganization, and it is our intent to take such position. If the Merger does qualify as a reorganization, and subject to the application of the PFIC rules, a U.S. Holder would not recognize gain or loss on the exchange of Brilliant Ordinary Shares, Brilliant Rights, or Brilliant Warrants for Nukkleus Common Stock or Nukkleus warrants pursuant to the Merger.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. See “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Considerations for the Merger” and “Material U.S. Federal Income Tax Consequences — U.S. Holders — Passive Foreign Investment Company Status” for a more detailed discussion of the U.S. federal income tax consequences of the Merger to U.S. Holders of Brilliant securities.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     What if I hold shares in both Nukkleus and Brilliant?

A:     If you are both a Nukkleus stockholder and a Brilliant shareholder, you will receive two separate packages of proxy materials. A vote cast as a Nukkleus stockholder will not count as a vote cast as a Brilliant shareholder, and a vote cast as a Brilliant shareholder will not count as a vote cast as a Nukkleus stockholder. Therefore, please submit separate proxies for your shares of Nukkleus Common Stock and your Brilliant Ordinary Shares.

Q:     How can I vote?

A:     If you are a shareholder of record, you may vote online at the virtual Nukkleus Special Meeting or the Brilliant Meeting, as applicable, or vote by proxy using the enclosed proxy card, the internet or telephone. Whether or not you plan to participate in the Nukkleus Special Meeting or the Brilliant Meeting, as applicable, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Nukkleus Special Meeting or the Brilliant Meeting, as applicable, and vote online, if you choose.

To vote online at the virtual Nukkleus Special Meeting or the Brilliant Meeting, as applicable, follow the instructions below under “How may I participate in the virtual Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Nukkleus Special Meeting or the Brilliant Meeting, as applicable, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the internet, please go to [•] or [•], as applicable, and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

Even if you plan to attend the Nukkleus Special Meeting or the Brilliant Meeting, as applicable, Nukkleus and Brilliant recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective stockholder meeting.

Additional information on attending the meetings can be found under the section entitled “The Nukkleus Special Meeting” beginning on page 81 and under the section entitled “The Brilliant Meeting” beginning on page 103.

Q:     How may I participate in the Special Meeting?

A.     If you are a stockholder of record as of the record date for the Nukkleus Special Meeting, you should receive a proxy card from [__], containing instructions on how to attend the virtual Nukkleus Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact [__] at [•]-[•]-[•] or email [•].]

You can pre-register to attend the virtual Nukkleus Special Meeting starting on [•], 2022. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Nukkleus Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, [_______] will issue you a guest control number. Either way, you must contact [_______] for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the Nukkleus Special Meeting for processing your control number.

If you are a shareholder of record as of the Record Date for the Brilliant Meeting, you should receive a proxy card from [_______], containing instructions on how to attend the Brilliant Meeting including the URL address and phone number, along with your control number. You will need your control number for access. If you do not have your control number, contact [_______] at [•]-[•]-[•] or email [_____].

You can pre-register to attend the Brilliant Meeting starting on [•], 2022. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Brilliant Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, [_______] will issue you a guest control number. Either way, you must contact [_______] for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the Brilliant Meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the respective virtual special meetings?

A.     If you have any questions concerning the virtual Nukkleus Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of Nukkleus Common Stock, please contact [_______] at [•]-[•]-[•] or email [•].]

The Notice of Nukkleus Special Meeting, joint proxy statement/prospectus and form of proxy card are available at: [•].

If you have any questions concerning the Brilliant Meeting (including accessing the meeting by virtual means) or need help voting your shares of Brilliant Ordinary Shares, please contact [_______] at [•]-[•]-[•] or email [•].

The Notice of Brilliant Meeting, joint proxy statement/prospectus and form of proxy card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Nukkleus Special Meeting and the Brilliant Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have no effect on the Nukkleus Business Combination Proposal or the Brilliant Business Combination Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Nukkleus will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Nukkleus Special Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Brilliant will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Brilliant Meeting. An abstention on the Brilliant Business Combination Proposal will have no effect on the Brilliant Adjournment Proposal.

Q:     If I am not going to attend the special meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the special meeting virtually or not, please read the enclosed joint proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A:     If you are a Nukkleus stockholder, you may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

If you are a Brilliant shareholder, you may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     If a stockholder gives a proxy, how are the shares of Nukkleus Common Stock or Brilliant Ordinary Shares voted?

A:     Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Nukkleus Common Stock or Brilliant Ordinary Shares, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Nukkleus Common Stock or Brilliant Ordinary Shares, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the respective special meeting.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Nukkleus Special Meeting or the Brilliant Meeting, as applicable. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Nukkleus Special Meeting or the Brilliant Meeting, as applicable, in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Nukkleus Special Meeting or the Brilliant Meeting, as applicable. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

if you are a Nukkleus stockholder, to: [PROXY SOLICITOR]	if you are a Brilliant shareholder, to: [PROXY SOLICITOR]

Unless revoked, a proxy will be voted at the virtual Nukkleus Special Meeting or the Brilliant Meeting, as applicable, in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

Q:     Where can I find the voting results of the special meetings?

A:     The preliminary voting results for each special meeting will be announced at that meeting. In addition, within four business days following certification of the final voting results, each of Nukkleus and Brilliant intends to file the final voting results of its respective special meeting with the SEC on a Current Report on Form 8-K.

Q:     Should I send in my share certificates now to have my Brilliant Ordinary Shares redeemed?

A:     Brilliant shareholders who intend to have their public Brilliant Ordinary Shares redeemed should send their certificates to Continental at least two business days before the Brilliant Meeting. Please see “The Brilliant Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Brilliant Ordinary Shares for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the special meeting?

A:     Nukkleus will pay the cost of soliciting proxies for the Nukkleus Special Meeting. Nukkleus has engaged [PROXY SOLICITOR] to assist in the solicitation of proxies for the Nukkleus Special Meeting. Nukkleus has agreed to pay [PROXY SOLICITOR] a fee of $[ ], plus disbursements, and will reimburse [PROXY SOLICITOR] for its reasonable out-of-pocket expenses and indemnify [PROXY SOLICITOR] and its affiliates against certain claims, liabilities, losses, damages, and expenses. Nukkleus will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Nukkleus Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Nukkleus Common Stock and in obtaining voting instructions from those owners. Nukkleus’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Brilliant will pay the cost of soliciting proxies for the Brilliant Meeting. Brilliant has engaged [PROXY SOLICITOR] to assist in the solicitation of proxies for the Brilliant Meeting. Brilliant has agreed to pay [PROXY SOLICITOR] a fee of $[•], plus disbursements, and will reimburse [PROXY SOLICITOR] for its reasonable out-of-pocket expenses and indemnify [PROXY SOLICITOR] and its affiliates against certain claims, liabilities, losses, damages, and expenses. Brilliant will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Brilliant Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the Brilliant Ordinary Shares and in obtaining voting instructions from those owners. Brilliant’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares of Nukkleus Common Stock or Brilliant Ordinary Shares before the respective special meeting?

A:     The record date for Nukkleus stockholders entitled to vote at the Nukkleus Special Meeting is earlier than the date of the Nukkleus Special Meeting, and the record date for Brilliant shareholders entitled to vote at the Brilliant Meeting is earlier than the date of the Brilliant Meeting. If you transfer your shares of Nukkleus Common Stock or Brilliant Ordinary Shares after the respective record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, Nukkleus and Brilliant expect that the Business Combination will occur as soon as possible following the special meetings.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this joint proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     Appraisal rights are not available to holders of shares of Nukkleus Common Stock in connection with the proposed Business Combination. There are appraisal and dissenter rights available to Brilliant’s shareholders in connection with the Business Combination. For additional information, see the sections titled “The Nukkleus Special Meeting — Appraisal Rights” and “The Brilliant Meeting — Appraisal Rights.”

Q:     What are the conditions to completion of the merger?

A:     In addition to the approval of the share issuance in connection with the Business Combination, the adoption of the charter amendment, the approval of the reverse stock split and the adoption of the Incentive Plan by Nukkleus stockholders, and the approval of the Business Combination and the related transactions as set out in the Merger Agreement by Brilliant shareholders as described above, completion of the Business Combination is subject to the satisfaction of a number of other conditions, including, but not limited to, the approval of Nukkleus’s listing application for Nukkleus Common Stock, and certain other closing conditions set forth in the Merger Agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination — Conditions to the Completion of the Merger” beginning on page [•].

Q:     What respective equity stakes will Nukkleus stockholders and Brilliant shareholders hold in the combined company immediately following the Business Combination?

A:     As of the date of this joint proxy statement/prospectus, based on the estimated number of shares of Nukkleus Common Stock and Brilliant Ordinary Shares that will be outstanding immediately prior to the completion of the Business Combination and the exchange ratio of one to one, Nukkleus and Brilliant estimate that holders of shares of Nukkleus Common Stock as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately [72]% of the issued and outstanding shares of common stock of the Combined Company immediately following the completion of the Business Combination, holders of public Brilliant Ordinary Shares as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately [20]% of the issued and outstanding shares of common stock of the Combined Company immediately following the completion of the Business Combination, and Brilliant’s Initial Shareholders as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately [8]% of the issued and outstanding shares of common stock of the Combined Company immediately following the completion of the Business Combination. The exact equity stake of Nukkleus stockholders and Brilliant shareholders in the Combined Company immediately following the merger will depend on the number of shares of Nukkleus Common Stock and Brilliant Ordinary Shares issued and outstanding immediately prior to the Business Combination and the number of redemptions by public holders of Brilliant Ordinary Shares. These estimates assume that no redemptions by public holders of Brilliant Ordinary Shares were made.

Q:     What happens if the Business Combination is not consummated?

A:     If Brilliant does not consummate the Business Combination by November 23, 2022 (or no later than January 23, 2023, if extended), then pursuant to Section 18.6 of Brilliant’s memorandum and articles of association, Brilliant will, as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Brilliant public shares for a pro rata portion of the funds held in the Trust Fund, including a pro rata portion of any interest earned, but excluding all expenses paid and reserves for expenses and taxes payable. Additionally, the existence of Brilliant will be terminated and Brilliant will appoint a voluntary liquidator to commence the liquidation of the company. The estimated consideration that each Brilliant Ordinary Share would be paid at liquidation would be approximately $10.[    ] per share for shareholders based on amounts on deposit in the Trust Account as of [•], 2022. The closing price of Brilliant Ordinary Shares on the Nasdaq Stock Market as of [•], 2022 was $[•]. The Brilliant Initial Shareholders waived the right to any liquidation distribution with respect to any Brilliant Ordinary Shares held by them.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the closing of the Business Combination, holders of pubic Brilliant Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Nukkleus to fund working capital needs of the Combined Company. As of [•], 2022, there was approximately $[•] in the Trust Account. Brilliant estimates that approximately $[•] per outstanding Brilliant Ordinary Share will be paid to the investors exercising their redemption rights.

Q:     Who will manage the Combined Company after the Business Combination?

A:     As a condition to the closing of the Business Combination, the post-Business Combination board of directors will consist of seven directors, all but one of which will be selected by Nukkleus, including Emil Assentato, Craig Marshak, Jamal Khurshid, Nicholas Gregory, Brian Schwieger, Daniel Marcus and Brian Ferrier. Brilliant’s sponsor, Nisun Investment Holding Limited, has the right to appoint one director to serve on the post-Business Combination board of directors in accordance with the Merger Agreement. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this joint proxy statement/prospectus.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this joint proxy statement/prospectus but may not contain all of the information that may be important to you as a Nukkleus stockholder or a Brilliant shareholder. Accordingly, Nukkleus and Brilliant encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Brilliant’s shareholders.

The Parties to the Business Combination

Nukkleus Inc.

Nukkleus is a financial technology company focused on providing software and technology solutions for the worldwide crypto and retail FX trading industry. Nukkleus primarily provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to Triton Capital Markets Ltd. (“TCM”), formerly known as FXDD Malta Limited (“FXDD Malta”). The FXDD brand (e.g., see FXDD.com) is the brand utilized in the retail forex trading industry by TCM.

Nukkleus was formed on July 29, 2013, in the State of Delaware as a for-profit company and established a fiscal year end of September 30.

Nukkleus Limited, a wholly-owned subsidiary of Nukkleus, provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a General Services Agreement (“GSA”) to TCM. TCM is a private limited liability company formed under the laws of Malta. The GSA provides that TCM will pay Nukkleus Limited at minimum $1,600,000 per month. Emil Assentato, directly and indirectly, owns approximately 86% of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato, who is our Chief Executive Officer, Chief Financial Officer and chairman, is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM.

In addition, in order to appropriately service TCM, Nukkleus Limited entered into a GSA with FXDirectDealer LLC (“FXDIRECT”), which provides that Nukkleus Limited will pay FXDIRECT a minimum of $1,575,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support. FXDIRECT may terminate this agreement upon providing 90 days’ written notice. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC.

In 2018, Nukkleus incorporated Markets Direct Technology Group Ltd (fka Nukkleus Malta Holding Ltd.) (“MDTG”) as a wholly-owned subsidiary. In July 2018, Nukkleus Malta Holding Ltd. incorporated Markets Direct Technology Group Ltd (“MDTG”), formerly known as Nukkleus Exchange Malta Ltd. MDTG was exploring potentially obtaining a license to operate an electronic exchange whereby it would facilitate the buying and selling of various digital assets as well as traditional currency pairs used in FX Trading. During the fourth quarter of fiscal 2020, management made the decision to exit the exchange business and to no longer pursue the regulatory licensing necessary to operate an exchange in Malta. MDTG manages the technology and IP behind the Markets Direct brand (which is operated by TCM). MDTG holds all the IP addresses and all the software licenses in its name, and it holds all the IP rights to the brands such as Markets Direct and TCM. MDTG then leases out the rights to use these names/brands licenses to the appropriate entities.

In 2021, Nukkleus acquired Match Financial Limited, a private limited company formed in England and Wales (“Match”). Match is engaged in providing financial services to enable global cross-border payments using blockchain technologies, through its wholly owned subsidiary, Digital RFQ Ltd (“Digital RFQ”).

Later in 2021, Nukkleus acquired 5.0% of the issued and outstanding ordinary shares of Jacobi Asset Management Holdings Limited (“Jacobi”). Jacobi is a company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF.

Also later in 2021, Nukkleus acquired 50% of the issued and outstanding equity securities of DigiClear Ltd, a limited company formed in England and Wales (“DigiClear”), a company developing a custody and settlement utility operating system.

Nukkleus’s Common Stock trades on the OTC Pink Sheets with the ticker symbol “NUKK.”

DERIVATIVE MARKETING ASSOCIATES INC.(1)
1%
MAX "Q" INVESTMENTS, LLC(2)
79%
100%
80%
CURRENCY MOUNTAIN MALTA LLC(3)
GLOBAL ELITE HOLDINGS LTD
CURRENCY MOUNTAIN HOLDINGS LLC
100%
60.3%
100%
TRITON CAPITAL MARKETS LTD.
NUKKLEUS INC.(4)
FXDIRECTDEALER LLC
100%
100%
100%
100%
5%
50%
NUKKLEUS MALTA HOLDING LTD.
NUKKLEUS LIMITED
MATCH FINANCIAL LTD.
NB MERGER SUB, INC.
JACOBI ASSET MANAGEMENT LIMITED(5)
DIGICLEAR LTD.(6)
100%
100%
100%
MARKETS DIRECT TECHNOLOGY GROUP LTD.
NUKKLEUS PAYMENTS MALTA LTD.
DIGITAL RFQ LTD.
100%
100%
51%
UAB DRFQ EUROPE
DRFQ PAYMENTS LTD.
DRFQ EMERGING MARKETS(7)

____________

(1)      Emil Assentato owns 100% of DMA.

(2)      Emil Assentato directly owns approximately 85% of Max Q, and indirectly owns an additional 1%. The remainder of Max Q is owned by various individuals and entities unaffiliated with Nukkleus’s officers and directors.

(3)      Emil Assentato owns 1% of Currency Mountain Malta LLC, and the remainder of Currency Mountain Malta LLC is owned by Rubens Investment Services, Inc., a wholly owned subsidiary of Compagnie Financière Tradition, a public company based in Switzerland, both of which are unaffiliated with Nukkleus’s officers and directors.

(4)      See section entitled “Security Ownership of Certain Beneficial Owners and Management” for director and officer beneficial ownership of Nukkleus shares. As Nukkleus’s common stock is quoted for trading on the OTC Pink Sheets, information on its other owners is not readily available.

(5)      Jamal Khurshid and Nicholas Gregory own, directly and indirectly, approximately 40% and 10% of Jacobi, respectively. The remainder of Jacobi is owned by various individuals and entities unaffiliated with Nukkleus’s officers and directors.

(6)      Navarock, Ltd., an entity unaffiliated with Nukkleus’s officers and directors, owns the remaining 50% of Digiclear.

(7)      Angel Holdings LLC, an entity unaffiliated with Nukkleus’s officers and directors, owns the remaining 49% of DRFQ Emerging Markets.

Brilliant Acquisition Corporation.

Brilliant is a blank check company incorporated in the British Virgin Islands on May 24, 2019. Brilliant was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

On June 26, 2020, Brilliant consummated its Initial Public Offering of 4,000,000 units (the “Brilliant Units”), at $10.00 per Brilliant Unit, generating gross proceeds of $40,000,000.

Simultaneously with the closing of the Initial Public Offering, Brilliant consummated the sale of 240,000 Brilliant Units (the “Brilliant Private Units”) at a price of $10.00 per Brilliant Private Unit in a private placement to Brilliant’s sponsor, Nisun Investment Holding Limited (the “Brilliant Sponsor”), directors and business advisors generating gross proceeds of $2,400,000.

Following the closing of the Initial Public Offering on June 26, 2020, an amount of $40,000,000 ($10.00 per Brilliant Unit) from the net proceeds of the sale of the Brilliant Units in the Initial Public Offering and the sale of the Brilliant Private Units was placed in a trust account (the “Trust Account”) located in the United States and initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by Brilliant, but since July 8, 2022 has been held entirely in cash, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the funds in the Trust Account to Brilliant’s shareholders, as described herein.

On June 29, 2020, the underwriters notified Brilliant of their intention to exercise their over-allotment option in full. As such, on June 30, 2020, Brilliant consummated the sale of an additional 600,000 Brilliant Units to the public, at $10.00 per Brilliant Unit, and the sale of an additional 21,000 Brilliant Private Units, at $10.00 per Brilliant Private Unit, generating total gross proceeds of $6,210,000. A total of $6,000,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $46,000,000.

Transaction costs amounted to $2,069,154 consisting of $1,610,000 of underwriting fees and $459,154 of other offering costs. In addition, as of December 31, 2021, cash of $283,403 was held outside of the Trust Account (as defined above) and is available for the payment of offering costs and for working capital purposes.

The Brilliant Units, and their underlying Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants are currently listed on the Nasdaq Capital Market, under the symbols “BRLIU,” “BRLI,” “BRLIR,” and “BRLIW” respectively. The Brilliant Units, Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants commenced trading on the Nasdaq Capital Market separately on or about July 22, 2020.

Brilliant’s principal executive offices are located at 99 Dan Ba Road, C-9, Putuo District, Shanghai, Peoples Republic of China and its telephone number is (86) 021-80125497.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Nukkleus formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Brilliant, with Brilliant surviving the merger as a wholly-owned subsidiary of Nukkleus.

The Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Business Combination.

On February 22, 2022, Nukkleus, entered into the Merger Agreement by and among Nukkleus, Merger Sub, and Brilliant. Pursuant to the terms of the agreement, a business combination between Nukkleus and Brilliant will be effected through the merger of Merger Sub with and into Brilliant, with Brilliant surviving the merger as a wholly owned subsidiary of Nukkleus. Following the Business Combination, the Brilliant Units, Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Business Combination, the shares of Nukkleus issued and outstanding as of immediately prior to the Business Combination are being valued based on a pre-Merger consolidated equity value of Nukkleus of $140 million. This proposed valuation was based on Nukkleus’s market capitalization, which averaged approximately $140 million in the month leading up to the signing of the LOI on November 16, 2021, and a preliminary valuation analysis based on projected financial information and a comparable company analysis.

Nukkleus Reverse Stock Split

The Merger Agreement contemplates that prior to the effective time of the acquisition, Nukkleus will effect a reverse stock split with a ratio of 26.227 to one, such that 14 million shares of Nukkleus Common Stock will be issued and outstanding immediately prior to the effective time of the Merger.

Treatment of Brilliant Securities

Following the reverse stock split, public holders of Brilliant Ordinary Shares and Brilliant Rights who elect not to redeem their Brilliant Ordinary Shares in connection with the proposed business combination will receive in exchange for each Brilliant Ordinary Share, one share of Nukkleus Common Stock, and in exchange for each Brilliant Right, 0.1 shares of Nukkleus Common Stock, plus a pro rata share of a pool of shares created for the benefit of Brilliant public shareholders (the “Public Share Exchange Ratio”).

The pool will equal a number of shares of Nukkleus Common Stock equal to the lower of (1) 506,000, and (2) 20% of the aggregate number of Brilliant Ordinary Shares issued and outstanding immediately prior to the effective time. Public holders of Brilliant Warrants will also receive warrants exercisable for shares of Nukkleus Common Stock at the same Public Share Exchange Ratio, at an exercise price adjusted for the Public Share Exchange Ratio. Brilliant’s sponsor and current directors and officers, and their respective affiliates, will not be eligible for participation in the pool, and will receive one share of Nukkleus Common Stock for each Brilliant Ordinary Share, 0.1 shares of Nukkleus Common Stock for each Brilliant Right, and one Nukkleus warrant for each Brilliant Warrant.

For more information on the exchange ratio or the merger consideration, see the section entitled “Brilliant Proposal 1 — The Business Combination — The Merger Agreement — Merger Consideration” beginning on page 107.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of Nukkleus and Brilliant relating to, among other things, their ability to enter into the Merger Agreement and their outstanding capitalization. The Merger Agreement also contains covenants by Nukkleus and Brilliant to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Merger Agreement and consummation of the Merger and to refrain from taking certain actions specified in the Merger Agreement.

For more information about the Merger Agreement and the Merger and the other transactions contemplated thereby, see the sections entitled “The Business Combination Proposal” and “The Business Combination Agreement.”

Conditions to Closing

The obligations of Nukkleus and Brilliant to consummate the Merger is subject to the fulfillment or waiver of certain closing conditions, including, but not limited to, (i) the approval of Nukkleus’s stockholders, (ii) the approval of Brilliant’s shareholders, (iii) the approval of Nukkleus’s application for the listing on the Nasdaq Capital Market of Nukkleus Common Stock, and (iv) certain other closing conditions as set forth in the Merger Agreement. The closing conditions may be waived by the parties in accordance with the terms of the Merger Agreement, without recirculation or resolicitation. The Combined Company intends to apply to list its shares on the Nasdaq Capital Market (for more information on the listing process with respect to shares of Nukkleus Common Stock please refer to the section titled “Requirements for Nasdaq listing” from page 90).

In addition, the obligation of Nukkleus to consummate the Merger is subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Brilliant being true and correct to the standards applicable to such representations and warranties and each of the covenants of Brilliant having been performed or complied with in all material respects, (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred, (iii) Nukkleus having a gross amount of no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs), (iv) Brilliant remaining listed on Nasdaq, and (v) Brilliant’s unpaid debt, excluding certain transactions costs, not exceeding a threshold specified in the Merger Agreement.

The obligation of Brilliant to consummate the Business Combination is also subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Nukkleus being true and correct to the standards applicable to such representations and warranties and each of the covenants of Nukkleus having been performed or complied with in all material respects, (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred, and (iii) transactions costs of the Business Combination not exceeding certain thresholds set forth in the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Merger, including, but not limited to, (i) by either Nukkleus or Brilliant if the Merger is not consummated by the later of (a) October 23, 2022, or, (b) following the approval by the Brilliant shareholders of the extension of the life of the SPAC pursuant to Brilliant’s amended and restated articles of association, to the date so approved, but not later than January 23, 2023, (ii) by Brilliant if there is a material breach of the representations and warranties of Nukkleus, subject to a fifteen (15) day cure period following notice of such breach, and (iii) by Nukkleus upon a material breach of the representations and warranties of Brilliant, subject to a fifteen (15) day cure period following notice of such breach.

Certain Related Agreements

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, certain holders of Nukkleus Common Stock entered into a Support Agreement with Brilliant (each, a “Nukkleus Stockholder Support Agreement”), pursuant to which each such holder agreed, among other things, (a) to vote all of the shares of Nukkleus beneficially owned by such holder (which vote may be done by executing a written consent) in favor of the adoption of the Merger Agreement and the approval of the Merger, and (b) not to engage in any transactions involving the securities of Brilliant prior to the Closing.

Lock-Up Agreements

At the effective time of the Merger, Nukkleus and certain shareholders of Brilliant will enter into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, such shareholders will agree to be subject, for a one-year period, to restrictions on the transfer of the shares of Nukkleus Common Stock they receive in the Business Combination.

Registration Rights Agreement

At the effective time of the Merger, Nukkleus and certain shareholders of Brilliant will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Nukkleus will grant to such shareholders certain customary registration rights with respect to the shares of the Combined Company they receive in the Business Combination.

Regulatory Approvals

Nukkleus and Brilliant do not anticipate that any regulatory approvals will be required in connection with the Business Combination.

Management

As a condition to the closing of the Merger, the post-Merger board of directors will consist of seven directors, all but one of which will be selected by Nukkleus, including Emil Assentato, Craig Marshak, Jamal Khurshid, Nicholas Gregory, Brian Schwieger, Daniel Marcus and Brian Ferrier. Brilliant’s sponsor, Nisun Investment Holding Limited, has the right to appoint one director to serve on the post-Business Combination board of directors in accordance with the Merger Agreement.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Voting Securities

As of the Nukkleus Record Date, there were 367,175,886 shares of Nukkleus Common Stock issued and outstanding. Only Nukkleus stockholders who hold shares of Nukkleus Common Stock of record as of the close of business on [•], 2022 are entitled to vote at the Nukkleus Special Meeting or any adjournment thereof. Approval of the Nukkleus Business Combination Proposal, the Nukkleus Stock Split Proposal and the Nukkleus Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Nukkleus Special Meeting or any adjournment thereof.

Attending the Nukkleus Special Meeting either in person or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Nukkleus Proposals.

As of the Brilliant Record Date, there were [•] Brilliant Ordinary Shares issued and outstanding. Only Brilliant shareholders of record who hold Brilliant Ordinary Shares as of the close of business on [•], 2022 are entitled to vote at the Brilliant Meeting or any adjournment thereof. Approval of the Brilliant Business Combination Proposal and the Brilliant Adjournment Proposal will each require the affirmative vote of the holders of a majority of the votes cast at the Brilliant Meeting.

Attending the Brilliant Meeting either in person or by submitting your proxy and abstaining from voting will have no effect on the Brilliant Business Combination Proposal or the Brilliant Adjournment Proposal. Assuming a quorum is present, broker non-votes will have no effect on the Brilliant Proposals.

Pursuant to a letter agreement, Brilliant’s Initial Shareholders agreed to vote their respective Brilliant Ordinary Shares acquired by them either prior to or after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). As of [•], 2022, a total of [•] Brilliant Ordinary Shares or approximately [•]% of the outstanding shares were subject to the Letter Agreement. Brilliant will consummate the Business Combination if a majority of the outstanding Brilliant Ordinary Shares voted are voted in favor of the Business Combination.

Appraisal and Dissent Rights

Brilliant

Holders of Brilliant Ordinary Shares will be entitled to dissent rights under the BVI Business Companies Act in connection with the Business Combination. In accordance with Section 179 of the BVI Business Companies Act, a holder of Brilliant Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Business Combination. Holders of Brilliant Ordinary Shares may only dissent in respect of all shares that they hold in Brilliant. Upon a holder of Brilliant Ordinary Shares validly exercising its entitlement under Section 179 of the BVI Business Companies Act (a “Dissenting Shareholder”), such Dissenting Shareholder ceases to have any rights (including redemption rights) of a shareholder of Brilliant except the right to be paid the fair value of its Brilliant Ordinary Shares.

On the effective date of the Business Combination, a Dissenting Shareholder who has validly exercising its entitlement under Section 179 of the BVI Business Companies Act shall have its Brilliant Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI Business Companies Act. A Dissenting Shareholder shall (i) not be entitled to receive Nukkleus Common Stock pursuant to the Business Combination, or (ii) to have its Brilliant Ordinary Shares redeemed. See “The Brilliant Meeting — Appraisal Rights” for more information.

Nukkleus

Holders of Nukkleus Common Stock do not have appraisal or dissent rights in connection with the proposed Business Combination under the DGCL.

Redemption Rights

Pursuant to Brilliant’s memorandum and articles of association, holders of public Brilliant Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public Brilliant Ordinary Shares. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public Brilliant Ordinary Shares to be redeemed only if you:

(i)     (a) hold public Brilliant Ordinary Shares, or

(b) hold public Brilliant Ordinary Shares through Brilliant Units and you elect to separate your Brilliant Units into the underlying public Brilliant Ordinary Shares prior to exercising your redemption rights with respect to the public Brilliant Ordinary Shares; and

(ii)    prior to [•], Eastern Time, on [•], 2022, (a) submit a written request to Continental that Brilliant redeem your public Brilliant Ordinary Shares for cash and (b) deliver your public Brilliant Ordinary Shares to Continental, physically or electronically through DTC.

Holders of outstanding Brilliant Units must separate the underlying public Brilliant Ordinary Shares prior to exercising redemption rights with respect to the public Brilliant Ordinary Shares. If the Brilliant Units are registered in a holder’s own name, the holder must deliver the certificate for its Brilliant Units to [_______], with written instructions to separate the Brilliant Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public Brilliant Ordinary Shares from the Brilliant Units.

If a holder exercises his or her redemption rights, then such holder will be exchanging the public Brilliant Ordinary Shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public Brilliant Ordinary Shares only if it properly demands redemption and delivers its public Brilliant Ordinary Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Brilliant Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public Brilliant Ordinary Shares for cash.

Ownership of the Post-Business Combination Company after the Closing

It is anticipated that, upon the Closing of the Business Combination, Nukkleus’s stockholders will own approximately [83]% of the outstanding common stock of the Combined Company, Brilliant’s public shareholders will retain an ownership interest of approximately [8]% in the Combined Company, and the Sponsor, officers and directors of Brilliant will retain an ownership interest of approximately [9]% in the Combined Company.

The following summarizes the pro forma ownership of common stock of the Combined Company following the Business Combination under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Nukkleus Stockholders	14,000,000	82.5%	14,000,000	86.5%
Brilliant Public Shareholders(1)	1,024,936	6.0%	460,000	2.9%
Backstop Pool to Brilliant Public Shareholders	409,974	2.4%	184,000	1.1%
Brilliant Initial Shareholders(2)	1,537,100	9.1%	1,537,100	9.5%
Total common stock outstanding	16,972,010	100.0%	16,181,100	100.0%

____________

(1)      Scenario 2 assumes redemptions of 564,936 Brilliant Ordinary Shares for aggregate redemption payments of $10.0 million using a per-share redemption price of $10.48. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Includes 460,000 Brilliant Rights to be converted into an equal number of PubCo Common Stock upon consummation of the Business Combination.

(2)      In Scenarios 1 and 2, the [•] Brilliant founder shares included in this number are subject to certain share-performance-based vesting provisions pursuant to which 50% of the founder shares will vest one year after the closing of the Business Combination, and the remaining 50% will vest on the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Business Combination.

The Brilliant Initial Shareholders line item in the table above includes [__] shares of the Sponsor, which includes conversion of the Brilliant Rights upon consummation of the Business Combination, and equates to a pro forma ownership in the Combined Company of [__]% under Scenario 1 and [__]% under Scenario 2.

Transaction costs in connection with Brilliant’s IPO included $1,610,000 of underwriting fees, which remain constant and are not adjusted based on redemptions. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario:

Assuming No Redemptions		Assuming Maximum Redemptions
(Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Shares)	Fee as a % of IPO Proceeds (net of Redemptions)
4,932,208	3.3%	2,839,795	5.7%

Interests of Certain Persons in the Business Combination

Interested Nukkleus Persons

When you consider the recommendation of Nukkleus’s board of directors in favor of adoption of the Nukkleus Share Issuance Proposal and other Nukkleus Proposals, you should keep in mind that Nukkleus’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        the beneficial ownership of Nukkleus’s board of directors and officers of an aggregate of 258,639,317 shares of Nukkleus Common Stock. Such shares have an aggregate market value of approximately $[•] million based on the closing price of Nukkleus Common Stock of $[•] on the OTC Pink Sheets on [•], 2022, the record date for the special meeting of stockholders;

•        the anticipated continuation of Emil Assentato, Jamal Khurshid, Daniel Marcus, Nicholas Gregory and Brian Schwieger, members of Nukkleus’s board of directors, as directors of Nukkleus following the Merger; and

•        the anticipated advisory fees to be paid to ClearThink Capital LLC (“ClearThink”), an entity of which Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director and a controlling person. To date Nukkleus has paid ClearThink $140,000 and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to Clear Think to date. In addition, Nukkleus has engaged First Sovereign Securities Corp. (“First Sovereign”), a registered broker-dealer, to serve as a placement agent in connection with a potential PIPE financing transaction being offered in connection with the closing of the Business Combination. Certain individuals associated with ClearThink other than Mr. Marshak provide transactional support and other services to First Sovereign. In exchange for such private placement services, Nukkleus agreed to pay to First Sovereign (a) upon the closing of any such transaction, a cash fee equal to (i) 7.5% of the aggregate gross proceeds raised in such transaction through the sale of equity or equity-linked securities, or (ii) 5.0% of the aggregate gross proceeds raised through the sale of securities without any equity or equity-linked component, and (b) warrants to purchase 7.5% of the amount of equity or equity-linked securities issued in such transaction. Such warrants shall be exercisable at the effective price per share in such transaction, shall have an expiration date of five years from the closing of the transaction and shall include both cash and net issuance (cashless) exercise provisions. While Mr. Marshak is not associated with First Sovereign, it is possible that he will receive some intangible or financial benefit from the compensation paid by Nukkleus to First Sovereign as a result of any payment to ClearThink for services rendered.

These interests may influence Nukkleus’s board of directors in making their recommendation that you vote in favor of the approval of the Proposals.

Interested Brilliant Persons

When you consider the recommendation of Brilliant’s board of directors in favor of adoption of the Brilliant Business Combination Proposal and the Brilliant Adjournment Proposal, you should keep in mind that Brilliant’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        If an initial business combination, such as the Business Combination, is not completed by November 23, 2022, Brilliant will be required to dissolve and liquidate. In such event, the 1,150,000 founder shares currently held by Brilliant’s Initial Shareholders, which were acquired prior to Brilliant’s IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. This waiver was made at the time that the founder shares were purchased for no additional consideration. The founder shares were purchased for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, holders of Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company. The founder shares had an aggregate market value of approximately $[•] based on the closing price of Brilliant Ordinary Shares on the Nasdaq Stock Market as of [•], 2022.

•        Of the 1,150,000 founder shares, the Sponsor holds 986,001 founder shares and Brilliant’s directors hold an aggregate of 20,000 founder shares. Dr. Peng Jiang, Chief Executive Officer and Chief Financial Officer of Brilliant is also the Chief Executive Officer of the Sponsor. Based on the closing prices on Nasdaq as of [__], 2022, the market value of the Sponsor’s Brilliant Ordinary Shares was $[__] and the market value of the directors’ Brilliant Ordinary Shares was $[__]. As noted above, the Sponsor and the directors, along with the other initial shareholders of Brilliant, have agreed to waive their rights to redeem their Brilliant Ordinary Shares in connection with Brilliant’s initial business combination or to receive distributions with respect to any Brilliant Ordinary Shares upon the liquidation of the Trust Account if Brilliant is unable to consummate a business combination. Accordingly, if Brilliant does not consummate an initial business combination, and is forced to liquidate, the Sponsor and the directors will lose their entire investment.

•        If an initial business combination, such as the Business Combination, is not completed by November 23, 2022, assuming Brilliant’s amended and restated articles of association are not further amended to extend Brilliant’s deadline to complete a business combination, the 261,000 Brilliant Private Units purchased by the Sponsor for a total purchase price of $2,610,000, will be worthless. The Brilliant Private Units were purchased at a price of $10.00 per Brilliant Unit, the same price paid by public shareholders in the IPO of $10.00 per Public Brilliant Unit. The Brilliant Units had an aggregate market value of approximately $[•] based on the closing price of Brilliant Units on the Nasdaq Stock Market as of [•], 2022.

•        The Sponsor has loaned Brilliant an aggregate amount of $2,367,594 in connection with the five extensions of the time Brilliant has before it is required to liquidate. Pursuant to the related promissory notes, the Sponsor will only be repaid from the proceeds of Brilliant’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if Brilliant does not consummate an initial business combination, the Sponsor is at risk of losing the entire amount. None of the Sponsor or its affiliates, or the officers and directors of Brilliant are owed out-of-pocket expenses for which they are awaiting reimbursement.

•        The Sponsor is anticipated to hold [_]% of the Combined Company. Based on the closing price of Nukkleus’s Common Stock on [_], 2022, and taking into account an anticipated reverse stock split with a ratio of 26.227 to one, the market value of the Sponsor’s interest in the Combined Company is $[_].

•        If the Trust Account is liquidated, including in the event Brilliant is unable to consummate the Business Combination or an initial business combination within the required time period, the Sponsor has agreed to indemnify Brilliant to ensure that the proceeds in the Trust Account are not reduced below $10.[    ] per Public Brilliant Ordinary Share, or such lesser amount per Public Brilliant Ordinary Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account.

•        The exercise of Brilliant’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

•        If the Business Combination is completed, Brian Ferrier will continue as a member of the Combined Company’s board of directors and will be entitled to receive compensation for serving on the Combined Company’s board of directors.

In light of the foregoing, the Sponsor and Brilliant’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Nukkleus rather than liquidate even if (i) Nukkleus is a less favorable company or (ii) the terms of the Business Combination are less favorable to shareholders. As a result, the Sponsor and Brilliant’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

Brilliant’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Brilliant’s shareholders that they approve the Business Combination. Except as disclosed above, there are no material interests in the Business Combination held by the Sponsor or Brilliant’s officers and directors, including fiduciary or contractual obligations to other entities as well as any interest in, or affiliation with, Nukkleus.

See “Brilliant Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Extensions of Time to Consummate Brilliant’s Initial Business Combination

Pursuant to Brilliant’s amended and restated memorandum and articles of association, it had 12 months from the closing of its initial public offering (or up to 21 months following three three-month extensions of the period of time to consummate a business combination) to consummate its initial business combination. On June 22, 2021, the Sponsor timely deposited $460,000 in the Trust Account, pursuant to the terms of the amended and restated memorandum and articles of association, and the trust agreement Brilliant entered into with Continental Stock Transfer & Trust Company, for Brilliant to extend the period of time to consummate its initial business combination by three months from June 23, 2021, until September 23, 2021. On September 20, 2021, the Sponsor timely deposited $460,000 in the Trust Account for it to extend the period of time to consummate its initial business combination by three months from September 23, 2021, until December 23, 2021. On December 20, 2021, the Sponsor timely deposited $460,000 in the Trust account for Brilliant to extend the period of time to consummate its initial business combination by a further three months from December 23, 2021, until March 23, 2022. On March 18, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further four months, or until July 23, 2022. In connection with the extension, the Sponsor deposited $634,594 into the trust account, representing $0.16 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On July 13, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further three months, or until October 23, 2022. In connection with the extension, the Sponsor deposited $353,000 into the trust account, representing $0.12 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On October 17, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by up to a further three months, or until up to January 23, 2023, upon payment of $0.04 per public Brilliant Ordinary Share outstanding, or $22,600, in the Trust Account for each one month extension. In connection with the first monthly extension to November 23, 2022, Nukkleus deposited $26,000 into the Trust Account. The amended and restated articles of association provide that Brilliant must cease business operations and liquidate if an initial business combination is not consummated by November 23, 2022 (or up to January 23, 2023, if further extended pursuant to the terms of the Amended and Restated Articles of Association). The amended and restated articles of association provide that Brilliant must cease business operations and liquidate if an initial business combination is not consummated by November 23, 2022 (or up to not later than January 23, 2023, if further extended).

PRC Regulatory Matters

Because Nukkleus is not based or located in or conducts its principal business operations in China, Brilliant believes it is not required to obtain pre-approval or permission from People’s Republic of China, or “PRC,” government authorities, including the China Securities Regulatory Commission (CSRC) or Cyberspace Administration of China (CAC), to consummate the Business Combination or issue securities to investors outside of the PRC. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that the Business Combination will not be subject to such requirements, approvals or permissions in the future. See “Risk Factors — Risks Related to Brilliant and the Business Combination — The PRC governmental authorities may take the view now or in the future that an approval from them is required for an overseas offering by a company affiliated with Chinese businesses or persons or a business combination with a target business based in and primarily operating in China.” Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder Brilliant’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. However, Brilliant does not believe that such risks would continue to apply towards the Combined Company because it will be headquartered in New Jersey without any operations in China.

Neither of Brilliant’s auditor nor Nukkleus’s auditor (which is also anticipated to be the Combined Company’s auditor subsequent to Closing) is subject to the determinations announced by the PCAOB on December 16, 2021. Both auditors are PCAOB-registered firms and subject to all respective inspections of PCAOB; thus, Brilliant does not expect the Holding Foreign Companies Accountable Act and related regulations will affect Brilliant.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Company represent the continuation of the financial statements of Nukkleus, with the Business Combination treated as the equivalent of Nukkleus issuing stock for the net assets of Brilliant, accompanied by a recapitalization.

Under this method of accounting, Brilliant will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Nukkleus will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Brilliant (i.e. a capital transaction involving the issuance of stock by Nukkleus for the stock of Brilliant). Accordingly, the consolidated assets, liabilities and results of operations of Brilliant will become the historical financial statements of the Combined Company, and Nukkleus’s assets, liabilities and results of operations will be consolidated with Brilliant’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Nukkleus in future reports. The net assets of Brilliant will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Summary of Material United States Federal Income Tax Considerations

For a description of certain U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of Brilliant Ordinary Shares and the ownership and disposition of Nukkleus Common Stock, please see the information set forth in “Material U.S. Federal Income Tax Considerations” beginning on page 137.

Recommendations of Nukkleus’s Board of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, Nukkleus’s board of directors has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Nukkleus and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board reviewed certain current and historical financial information for Brilliant, as well as the projected financial information of Brilliant described elsewhere in this proxy statement/prospectus. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that Nukkleus’s stockholders vote:

•        FOR the Nukkleus Share Issuance Proposal;

•        FOR the Nukkleus Stock Split Proposal;

•        FOR the Nukkleus Incentive Plan Proposal; and

•        FOR the Nukkleus Adjournment Proposal.

Recommendations of Brilliant’s Board of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, Brilliant’s board of directors has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Brilliant and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the board reviewed and evaluated various industry and financial data, materials provided by Nukkleus and the fairness opinion provided by Benchmark attached hereto as Annex B. The board recommends that Brilliant shareholders vote:

•        FOR the Brilliant Business Combination Proposal; and

•        FOR the Brilliant Adjournment Proposal.

Opinion of The Benchmark Company, LLC

Brilliant’s board of directors retained The Benchmark Company, LLC (“Benchmark”), to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Brilliant’s shareholders, from a financial point of view, of the consideration to be paid in the Business Combination. On April 6, 2022, Benchmark delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Brilliant’s shareholders from a financial point of view.

The full text of the written opinion, dated April 6, 2022, of Benchmark, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety.

See “Brilliant Proposal 1 — The Business Combination Proposal — Opinion of Brilliant’s Financial Advisor” on page 126 of this joint proxy statement/prospectus for more information.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Nukkleus Special Meeting and the Brilliant Meeting, as applicable, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “Nukkleus” generally refer to Nukkleus in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing Nukkleus’s, Brilliant’s and/or the Combined Company’s business.

Risks Related to Nukkleus’s Business and the Business Combination

•        Nukkleus has a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate future prospects and may increase the risk that Nukkleus will not be successful.

•        Nukkleus has experienced rapid growth recently through a series of acquisitions, and if Nukkleus does not effectively manage its growth and the associated demands on operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources, Nukkleus’s business may be adversely impacted.

•        Nukkleus’s growth may not be sustainable and depends on Nukkleus’s ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

•        Nukkleus faces intense and increasing competition and, if Nukkleus does not compete effectively, its competitive positioning and our operating results will be harmed.

•        Nukkleus’s operating results from FXDD may fluctuate due to market forces out of Nukkleus’s control that impact demand to conduct foreign exchange transfers.

•        Cyberattacks and security breaches of Nukkleus’s systems, or those impacting customers or third parties, could adversely impact Nukkleus’s brand and reputation and its business, operating results and financial condition.

•        Any significant disruption in Nukkleus’s technology could adversely impact Nukkleus’s brand and reputation and its business, operating results, and financial condition.

•        Certain large customers provide a significant share of Nukkleus’s revenue and the termination of such agreements or reduction in business with such customers could harm our business. If Nukkleus were to lose or was unable to renew these and other client contracts at favorable terms, or if an exchange, digital asset platform or banking partners were to terminate affiliation with Nukkleus, Nukkleus’s results of operations and financial condition may be adversely affected.

•        Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Nukkleus’s technology and product offerings.

•        There is no assurance that Nukkleus will maintain profitability or that its revenue and business models will be successful.

•        Nukkleus might require additional capital to support business growth, and this capital might not be available or may require shareholder approval to obtain.

•        The future development and growth of Nukkleus’s technology and product offerings are subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If Nukkleus’s product offering does not grow as expected, its business, operating results, and financial condition could be adversely affected.

•        Due to unfamiliarity and some negative publicity associated with blockchain technology, Nukkleus’s customer base may lose confidence in products and services that use blockchain technology.

•        Nukkleus’s Platforms are an innovative product that is difficult to analyze vis-à-vis existing financial services laws and regulations around the world. The product involves certain risks, including reliance on third parties, which could limit or restrict Nukkleus’s ability to offer the product in certain jurisdictions.

•        Nukkleus is subject to an extensive and highly-evolving regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect Nukkleus’s brand, reputation, business, operating results, and financial condition.

•        Nukkleus’s intellectual property rights are valuable, and any inability to protect them could adversely impact Nukkleus’s business, operating results, and financial condition.

•        The transaction throughput performance on existing and potentially future public blockchains remains as yet unproven for high-volume payments use cases involving large scale merchant acceptance or retail transactions. This may pose performance, operational and technological risks hindering adoption of Nukkleus’s products as internet-native payment instruments.

•        When you consider the Nukkleus Board’s recommendation of these proposals, you should keep in mind that Nukkleus’ directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Nukkleus’ shareholders generally.

Risks Related to Brilliant’s Business and the Business Combination

•        Brilliant will be forced to liquidate the Trust Account if it cannot consummate a business combination by November 23, 2022. In the event of a liquidation, Brilliant’s public shareholders will receive $10.[    ] per Brilliant Ordinary Share and the Brilliant Rights and Brilliant Warrants will expire worthless.

•        You must tender your public Brilliant Ordinary Share in order to validly seek redemption at the Brilliant Meeting.

•        If third parties bring claims against Brilliant, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by Brilliant’s public shareholders may be less than $10.[    ].

•        Any distributions received by Brilliant’s shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Brilliant was unable to pay its debts as they fell due in the ordinary course of business.

•        If Brilliant’s due diligence investigation of Nukkleus was inadequate, then shareholders following the Business Combination could lose some or all of their investment.

•        Brilliant’s location of its executive offices in China poses risks to investors who hold shares in Brilliant. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder Brilliant’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

•        China’s economic, political and social conditions, as well as sudden or unexpected changes in any government policies, laws and regulations, could have a material adverse effect on the Business Combination. For example, if Brilliant is required by any new regulation to obtain prior approval to close the Business Combination, the Business Combination progress could be significantly delayed, and Brilliant cannot guarantee you that it will eventually be able to obtain such approval. Brilliant believes such risks will be remote following the Business Combination, as Brilliant will then be headquartered in New Jersey without any operations or executive officers or directors in mainland China.

Risks Related to the Combined Company’s Common Stock

•        The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

•        Shares of Nukkleus Common Stock may be delisted from the Nasdaq Capital Market, or Nukkleus’s application to list its securities on the Nasdaq Capital Market may be unsuccessful, which could limit investors’ ability to make transactions in Nukkleus Common Stock and subject Nukkleus to trading restrictions.

SELECTED HISTORICAL FINANCIAL DATA OF NUKKLEUS

Nukkleus’s statement of operations data for the nine months ended June 30, 2022 and 2021, are derived from Nukkleus’s unaudited financial statements included elsewhere in this registration statement. Nukkleus’s balance sheet data as of June 30, 2022, and September 30, 2021, are derived from Nukkleus’s financial statements included elsewhere in this registration statement.

The historical results of Nukkleus included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of Nukkleus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nukkleus” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended June 30, 2022	Nine Months Ended June 30, 2021
Revenues	$15,370,224	$14,441,602
Income (Loss) from operations	(5,451,836)	(150,274)
Net loss	(5,857,740)	(154,084)
Basic and diluted net loss per share, common stock	(0.02)	(0.00)
Weighted average common stock outstanding – basic and diluted, redeemable common stock	352,412,872	239,342,032
Balance Sheet Data:	As of June 30, 2022	As of September 30, 2021
Working capital	(3,484,888)	(1,594,793)
Total assets	20,840,892	16,659,836
Total liabilities	4,457,083	4,638,513
Stockholders’ equity	16,383,809	12,021,323

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRILLIANT

Brilliant’s balance sheet data as of December 31, 2021, is derived from Brilliant’s audited financial statements included elsewhere in this joint proxy statement/prospectus. Brilliant’s statement of operations data for the six months ended June 30, 2022 and 2021, and balance sheet data as of June 30, 2022, and December 31, 2021, are derived from Brilliant’s unaudited financial statements included elsewhere in this joint proxy statement/prospectus.

The historical results of Brilliant included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of Brilliant. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Brilliant” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Loss from operations	$(613,861)	$(106,978)
Change in fair value of derivative warrant liabilities	61,383	62,968
Interest Income	56,651	2,292
Net loss	(495,827)	(495,827)
Weighted average shares outstanding, basic and diluted	5,755,372	6,111,000
Basic and diluted net loss per ordinary share	$(0.09)	(0.01)
Balance Sheet Data:	As of June 30, 2022	As of December 31, 2021
Current assets – cash	$39,734	$283,403
Marketable securities held in Trust Account	41,549,673	47,387,687
Total assets	41,692,620	47,671,090
Total liabilities	3,162,025	2,115,409
Ordinary shares subject to possible redemption, 3,966,208 and 4,600,000 shares as of June 30, 2022 and December 31, 2021, respectively	41,549,673	47,387,687
Accumulated deficit	(6,899,366)	(5,712,294)
Total Shareholders’ Deficit	(3,019,078)	(1,832,006)

TRADING MARKET AND DIVIDENDS

Nukkleus

Holders of Nukkleus Common Stock

As of the record date for the Nukkleus Special Meeting, there were 59 holders of record of Nukkleus Common Stock, and [57] non-objecting beneficial holders. A symbol was assigned for our securities so that our securities may be quoted for trading on the OTC Pink Sheets under symbol “NUKK”. The closing price of Nukkleus Common Stock on the record date, as quoted on the OTC Pink Sheets, was $[____]. There can be no assurance that a liquid market for our securities will ever develop. Transfer of Nukkleus Common Stock may also be restricted under the securities or blue-sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the Common Stock for an indefinite period of time.

Dividend Policy of Nukkleus

Nukkleus has not paid a cash dividend on Nukkleus Common Stock to date, and we do not intend to pay cash dividends in the foreseeable future. Nukkleus’s ability to pay dividends will depend on its ability to successfully develop one or more properties and generate revenue from operations. Notwithstanding, Nukkleus is likely to elect to retain any earnings, if any, to finance its growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.

Brilliant

Units, Ordinary Shares, Rights, and Warrants

The Brilliant Units, Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants are each quoted on the Nasdaq Stock Market, under the symbols “BRLIU,” “BRLI,” “BRLIR,” and “BRLIW,” respectively. Each Brilliant Units consists of one Brilliant Ordinary Share, one Brilliant Right to receive one-tenth of one Brilliant Ordinary Share upon the consummation of Brilliant’s initial business combination, and one Brilliant Warrant to purchase one-half of one Brilliant Ordinary Share. Each whole Brilliant Warrant entitles the holder thereof to purchase one Brilliant Ordinary Share at a price of $11.50 per share. The Brilliant Units, Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants commenced trading on the Nasdaq Stock Market separately on or about July 22, 2020.

Brilliant’s Dividend Policy

Brilliant has not paid any cash dividends on Brilliant Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Brilliant’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Brilliant’s ability to declare dividends may be limited by restrictive covenants Brilliant may agree to in connection therewith. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of Brilliant’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Combined Company

Dividend Policy

Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making any decision on the Business Combination and/or the other proposals on which you are being asked to vote your shares of Nukkleus Common Stock and/or Brilliant Ordinary Shares, as applicable. Risks related to Nukkleus, including risks related to Nukkleus’s business, financial condition and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to Nukkleus’s Business and the Business Combination

Interests of Certain Persons in the Business Combination

Certain of Nukkleus’ executive officers and certain non-employee directors have interests in the Business Combination that are different from, or in addition to, the interest of Nukkleus stockholders generally. These interests include the continued service of certain directors of Nukkleus as directors of the combined company and the indemnification of former Nukkleus directors and officers by the combined company. In addition, certain of Nukkleus’ current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of Nukkleus’ stockholders. With respect to Nukkleus’s executive officers and directors, these interests include, among other things:

•        Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director of ClearThink, a transaction advisory firm. ClearThink has been engaged by Nukkleus to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise Nukkleus with respect to the Business Combination. To date Nukkleus has paid ClearThink $140,000 and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to ClearThink to date.

•        Nukkleus has engaged First Sovereign, a registered broker-dealer, to serve as a placement agent in connection with a possible PIPE financing transaction being offered in connection with the closing of the Business Combination. Certain individuals associated with ClearThink other than Mr. Marshak provide transactional support and other services to First Sovereign. In exchange for such private placement services, Nukkleus agreed to pay to First Sovereign (a) upon the closing of any such transaction, a cash fee equal to (i) 7.5% of the aggregate gross proceeds raised in such transaction through the sale of equity or equity-linked securities, or (ii) 5.0% of the aggregate gross proceeds raised through the sale of securities without any equity or equity-linked component, and (b) warrants to purchase 7.5% of the amount of equity or equity-linked securities issued in such transaction. Such warrants shall be exercisable at the effective price per share in such transaction, shall have an expiration date of five years from the closing of the transaction and shall include both cash and net issuance (cashless) exercise provisions. While Mr. Marshak is not associated with First Sovereign, it is possible that he will receive some intangible or financial benefit from the compensation paid by Nukkleus to First Sovereign as a result of any payment to ClearThink for services rendered.

We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Nukkleus was formed in 2013 and since then our business model has continued to evolve. In 2021, we acquired a controlling interest in Match. In 2019, our Digital RFQ indirect subsidiary, and wholly owned subsidiary of Match, began to operate a payment processing business partly using blockchain technology. The comparability of our results in prior quarterly or annual periods should not be viewed as an indication of future performance. The “blockchain technology” used by Digital RFQ in its payment processing business and referred to throughout this proxy statement/prospectus is intended to refer to stablecoins operated on the Bitcoin, Ethereum and Tron networks, or such other blockchain networks as Digital RFQ may determine to be reliable and well established in the financial services industry, at an advanced stage and fully tested and collaterialized based on certain criteria summarized below. The blockchain networks used by Digital RFQ in its payment processing business are maintained and operated by third parties. For a discussion of the risk associated with Digital RFQ’s use of third-party networks, please refer to the section titled “We rely on connectivity with blockchain networks…” on page 46.

Because Digital RFQ makes use of blockchain technology only to process payments and does not hold digital assets, the criteria for the adoption and use of any blockchain network may differ from those of investors in stablecoins. Digital RFQ evaluates each blockchain and/or stablecoin on a daily and transaction-by-transaction basis, to minimize any risk associated with the blockchain or stablecoin and to ensure that Digital RFQ can reliably complete the transaction in and out of the stablecoin quickly to minimize such risk. Digital RFQ determines that a blockchain or stablecoin is suitable for use in its payment processing services by assessing the following criteria:

•        First, how widely supported is the blockchain stablecoin combination by Digital RFQ’s trading partners, including the banks and financial institutions Digital RFQ uses to support its business. Having sufficient trading partners that support the blockchain or stablecoin means there may be multiple choices of blockchain to use for any given trade.

•        Second, whether there is sufficient liquidity in those partners’ holdings of the stablecoin to ensure Digital RFQ is able to trade in or out without exposure to volatility and price risk.

To determine whether any blockchain technology meets Digital RFQ’s requirements and is a suitable candidate for use in Digital RFQ’s payment processing business, we assess the following criteria. We monitor these criteria for each blockchain or stablecoin we use regularly on an ongoing basis:

•        Market share.    Digital RFQ assesses a blockchain or stablecoin’s share of the stablecoin market as a whole and market capitalization from publicly available information. Some stablecoins have been in existence longer than others and may have a larger market share and market capitalization. These factors also have an influence on the market perception of such stablecoins. For example, USDT ‘Tether’ is the most prominent stablecoin measured by market capitalization but has faced auditing issues, while newer products such as GBPT have had professional Big Four auditors from inception but do not have material market share to date and thus would not be perceived or assessed as at an advanced stage or well established.

•        Auditing and Collateralization.    Auditing is paramount to the security and stability of stablecoins and for this reason Digital RFQ will only work with firms that adhere to full collateralization that is independently verified by an outside auditor. Digital RFQ believes that collateralization is key in maturing stablecoins. For example, the UST Terra Luna ‘collapse’ showed that algorithmically-backed stability creates vulnerability to counterparty mismanagement and influence, driven by the difficulty and lack of auditing and intrinsic connection to the Terra network itself. In contrast, collateralized stablecoins such as USDT and USDC are fully backed by reserve fiat currency holdings and can be redeemed by holders for such fiat currency. Digital RFQ also views traditional markets, while much more established, as not completely free of risk since they rely substantially on fractional reserve banking to maintain the market.

•        Counterparty Risk.    Digital RFQ assesses counterparty risk in its stablecoin and blockchain selection in the issuer of the stablecoin and its governance and in the banks and financial institutions it uses to source liquidity. Digital RFQ assesses the degree of governance decentralization that may give direct control over funds (as backing, for example) or attack vectors to the governance architecture that could expose control over funds, and determines the degree of counterparty risk from the level of centralization. To assess the degree of centralization, Digital RFQ examines the number of parties controlling the blockchain protocol, the number of holders and the level of founder backing (demonstrated by founders holding a significant amount of the stablecoin). Digital RFQ is able to remain operationally stable throughout any given payment processing transaction due primarily to a robust counterparty infrastructure and minimal exposure to these ‘transit’ legs of the transaction (for more information on the third parties involved in Digital RFQ’s payment processing business, please refer to the section titled “We rely on connectivity to blockchain networks for our Platforms”.

•        Smart Contract Risk.    Smart contract risk relates to the technical security of a blockchain or stablecoin based on its underlying code. If one of the supported stablecoins or cryptocurrencies is compromised, collateral will be affected, thus threatening the solvency of the blockchain protocol. Projects must have undergone audits to be considered. We assess maturity based on the number of days and the number of transactions of the smart contract as a representation of use, community and development. These proxies show how strong the code is.

However, because Digital RFQ makes use of blockchain technology only to process payments, and does not hold digital assets, we are able to constantly monitor the status of any blockchain network or stablecoin before, during and after a payment is processed, and determine which of the available blockchain networks is suitable for a particular transaction. We therefore do not believe we are exposed to material risks associated with holding stablecoins or other digital assets. Furthermore, we do not use stablecoins of an algorithmic nature, and in the event that we determine any particular stablecoin presents a threat or risk to the security of our business, customers or the transactions we process, we promptly move to another stablecoin network. We do not accept payment in digital assets and do not hold digital assets for investment or offer digital wallet services.

Because we have a limited history operating our business at its current scale and scope, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. For example, recently launched services require substantial resources and there is no guarantee that such expenditures will result in profit or growth of our business. The rapidly evolving nature of the market in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our current and future growth effectively could have an adverse effect on our business, operating results, and financial condition.

If we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance and finance and accounting resources, our business may be adversely impacted.

We have experienced recent significant growth through our acquisition of Match. In our recent acquisitions, including our acquisition of Match, our business has become increasingly complex by expanding the services we offer to include financial services and payment processing services. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing an employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, including the financial statements provided herein, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud, though we have experienced no such material errors, omissions or fraud in the past. For example, our employees may fail to identify transaction errors or fraudulent information provided by our customers. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.

We intend to continue to develop our technology, in particular our blockchain-enabled payment processing offering. Successful implementation of this strategy may require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Our growth may not be sustainable and depends on our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

The future growth of our business depends on its ability to retain existing customers, attract new customers as well as getting existing customers and new customers to increase the volumes processed through our payments platform and therefore grow revenue. Our customers are not subject to any minimum volume commitments and they have no obligation to continue to use our services, and we cannot be sure that customers will continue to use our services or that we will be able to continue to attract new volumes at the same rate as we have in the past.

A customer’s use of our services may decrease for a variety of reasons, including the customer’s level of satisfaction with our products and services, the expansion of business to offer new products and services, the effectiveness of our support services, the pricing of our products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory or financial institution limitations, trust, perception and interest in foreign exchange and payment processing services and in our products and services, or reductions in the customer’s payment and transfer activity. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching service providers, especially for larger customers who commonly engage more than one payment service provider at any one time.

Any failure by us to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect our business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations.

We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among other things:

•        the growth of our customer base,

•        our ability to monetize our customer base,

•        our ability to acquire customers at a lower cost, and

•        our ability to increase the overall value to us of each of our customers while they use our products and services.

Despite the regulatory barriers to enter the markets we serve, we expect our competition to continue to increase. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to our digital financial services products, significantly greater financial, technical, marketing and other resources, and a larger customer base than we do. This allows them, among others, to potentially offer more competitive pricing or other terms or features, a broader range of digital financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences.

Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.

We currently compete at multiple levels with a variety of competitors, including:

•        payment platforms;

•        banks and non-bank financial institutions (including without limitation those using the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system); and

•        foreign exchange and derivative, including contract for difference (“CFD”), transfer processors.

Because we do not currently control a bank or a bank holding company, we may be subject to regulation by a variety of state, federal and international regulators across our products and services and we rely on third-party banks to provide payment-processing services to our customers. This regulation by federal, state and international authorities increases our compliance costs, as we navigate multiple regimes with different examination schedules and processes and varying disclosure requirements.

We believe that our ability to compete depends upon many factors, both within and beyond our control, including the following:

•        the size, diversity and activity levels of our customer base;

•        the timing and market acceptance of products and services, including developments and enhancements to those products and services offered by us and our competitors;

•        customer service and support efforts;

•        selling and marketing efforts;

•        the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

•        changes in economic conditions, regulatory and policy developments;

•        our ability to successfully execute on our business plans;

•        our ability to enter new markets;

•        general digital payments, capital markets, blockchain and stablecoin market conditions;

•        the ongoing impact of the COVID-19 pandemic; and

•        our brand strength relative to our competitors.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

Our business involves the collection, storage, processing and transmission of confidential information, customer, employee, service provider and other personal data, as well as information required to access customer assets. We have built our reputation on the premise that our products and services offer customers a secure way to accept and make payments and store value. As a result, any actual or perceived security breach of us or our third-party partners may:

•        harm our reputation and brand;

•        result in our systems or services being unavailable and interrupt our operations;

•        result in improper disclosure of data and violations of applicable privacy and other laws;

•        result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory and financial exposure;

•        cause us to incur significant remediation costs;

•        lead to theft or irretrievable loss of our or our customers’ assets;

•        reduce customer confidence in, or decreased use of, our products and services;

•        divert the attention of management from the operation of our business;

•        result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

•        adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or blockchain companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the use of technology to conduct financial transactions, which could negatively impact us including the market perception of the effectiveness of our security measures and technology infrastructure.

An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries, including the payment processing, forex and CFD industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.

Although we do not have a past history of material security breaches or cyberattacks, and do not believe we are a target of such breaches or attacks, we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks. We expect to continue to expend significant resources to bolster these protections, but there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may increase over time.

Although we maintain insurance coverage that we believe is adequate for our business, it may be insufficient to protect us against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of our systems, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.

We may incur significant liability as a result of ongoing disputes.

We were party to the BT Prime Litigation, and while the case against us has now been dismissed with prejudice with no material liability to us, we have guaranteed a portion of the payment obligations of the other defendants in and we may be required to make cash payments, which may adversely affect our business and results of operations.

We may be subject to various other legal proceedings, consumer arbitrations, and regulatory investigation matters as further described in “Information About Nukkleus — Legal Proceedings”. If any of these matters are resolved unfavorably to us, our business and results of operations may be adversely affected.

Any significant disruption in our technology could adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. The proper functioning of our products and services, the ability of our customers to make and receive payments, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying our Platforms and other supported blockchain-based products and technology, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and certain blockchain networks, have experienced from time to time and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems, including systems of companies we have acquired, or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our services, including our customers’ payments through our Platforms. This could lead to failed or unauthorized payments, incomplete or inaccurate accounting, loss of customer information, increased demand on limited customer support resources, customer claims, and complaints with regulatory organizations, lawsuits, or enforcement actions.

A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands.

Moreover, to the extent that any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, are likely to be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Because we are subject to regulation in certain jurisdictions, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate, or prevent or delay us from obtaining additional licenses that may be required for our business.

We rely on third parties in critical aspects of our business, which creates additional risk. Our ability to offer our services depends on relationships with other financial services institutions and entities, and our inability to maintain existing relationships or to enter into new such relationships could impact our ability to offer services to customers.

We depend on various third-party partners and payment systems. More specifically, our offering of payments and transfer services depends on our ability to offer blockchain transaction processing, Automated Clearing House network (“ACH”) transaction processing, wire transfer and other payment processing services to our customers.
In order to provide such transaction processing services, we have established relationships with financial institutions whereby such financial institutions provide us with access into the relevant payment networks (e.g., the card networks and the ACH). Our ability to offer our core services depends on our ability to maintain existing relationships with financial institutions and to seek out and obtain new such relationships.

Also, critical aspects of our technology rely on third-party technologies, including blockchain networks. Our regulatory status, the status of our Platforms and of blockchain technologies more generally, may be an impediment to our ability to receive or obtain services from financial institutions. Should our partners cease providing access to such technologies and networks, we would be at risk of being unable to provide the payment processing services that are core to our customer offering.

Third parties upon which we rely to process transactions may refuse to process transactions adequately, may breach their agreements with us, refuse to renew agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competitive services or suffer outages in their systems, any of which could disrupt our operations and materially and adversely affect our business, financial condition, results of operations and prospects.

Some third parties that provide services to us may have or gain market power and be able to increase their prices to us without competitive constraint. In addition, there can be no assurance that third parties that provide services directly to us will continue to do so on acceptable terms, or at all, or will not suffer from outages to their systems. If any third parties were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other third parties in a timely and efficient manner and on acceptable terms, or at all, which may materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to credit risks in respect of counterparties, including financial institutions.

We are and will continue to be subject to the risk of actual or perceived deterioration of the commercial and financial soundness, or perceived soundness, of other financial institutions, in particular in relation to receivables from financial institutions regarding settled payment transactions, and cash and cash-equivalents held at financial institutions. One institution defaulting, failing a stress test or requiring mail-in by its shareholders and/or creditors and/or bail-out by a government could lead to significant liquidity problems and losses or defaults by other institutions. Even the perceived lack of creditworthiness of, or questions about, a counterparty or major financial institution may lead to market-wide liquidity problems and losses or defaults by financial institutions on which we have an exposure. This risk resulting from the interdependence on financial institutions is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as industry payment systems and banks, with whom we interact on a daily basis. Systemic risk, particularly within the United States, could have a material adverse effect on our ability to raise new funding and on our business, financial condition, results of operations and prospects.

Our banking relationships for transaction processing are concentrated in a small number of partners.

We use a small number of banks and financial institutions as banking services providers. Should our relationships with such banks and financial institutions deteriorate, we may be limited in our ability to offer the payment processing services that are core to our offerings. While we have multiple such banking partners and are working to diversify these relationships further, we do not have written agreements with such banks and financial institutions and there remains some risk that, in the short term, our ability to provide payment processing services may be affected by any interruption in the banking services we receive. As such, should our relationships with our existing banking and financial institution partners deteriorate or if such banks and financial institutions make a decision to discontinue the services they provide us, we could lose our ability to process payments, financial transfers and other transactions. In such an event, the value of our services would be negatively impacted and our institutional investor clients could be forced to process smaller transaction volume with us or to cease transaction processing through us entirely.

Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, our results of operations and financial condition may be adversely affected.

Some of our largest customers provide significant contributions to our revenue. In particular, for the six months ended March 31, 2022, our top 10 customers represented 98.8% of revenue and our top customer, TCM, represented 95.7% of revenue. Failure to retain these and other customers could negatively impact our business and could lead to significant fluctuations in its performance. Customers may seek price reductions when renewing, expanding or changing their services with us and/or when their need for payment, asset storage, investing or capital raise services experiences significant volume changes.

Should the rate of growth of our customers’ business slow or decline, this could have an adverse effect on volumes processed and therefore an adverse effect on our results of operations. If our contracts are terminated by our large customers or if our large customers shift business away, or if we are unsuccessful in retaining contract terms that are favorable to us, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Please refer to the section captioned “— FXDD Agreements” on page 148 for more information about our agreement with TCM.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, we could be subject to liability and our business could be adversely affected. Our efforts to detect and monitor such transactions for compliance with law may require significant costs, and our failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

We may in the future be subject to liability for illegal transactions, including fraudulent payments initiated by our customers, money laundering, gambling, tax evasion, and scams. Examples of fraud include when a party knowingly uses stolen or otherwise illicitly acquired access information to a transaction. In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against us or our customers.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future. The use of our products or services for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In addition, our efforts to detect and monitor such transactions for compliance with law may require significant costs.

Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters, e-money issuers, broker-dealers and alternative trading systems for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against us for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, blockchain technologies, such those used in our Platforms are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many blockchains have characteristics such as the speed with which digital asset transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain blockchain transactions, and encryption technology that anonymizes these transactions, which may make blockchain technology susceptible to use in illegal activity.

U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, the SEC, the Commodity Futures Trading Commission, The Federal Trade Commission, the IRS and various state securities and financial regulators investigate, issue subpoenas and civil investigative demands, and take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving blockchain technologies.

While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our systems. If any of our customers use our products and services to further such illegal activities, our business could be adversely affected. We have not detected any material illicit activities in the past.

Our risk management and compliance framework is key to our operations and is designed to address Anti Money Laundering (“AML”) and Counter Terrorist Finance (“CTF”) considerations consistent with our authorization by the Financial Conduct Authority as an Electronic Money Directive Agent, among others. The key elements of the regulatory framework that impact us include, but are not limited to, the following U.K. legislation:

•        The European Union 5th and 6th Money Laundering Directives.    The main components of the 5th Money Laundering Directive was to (i) grant access to the general public to beneficial ownership information of EU based companies; (ii) requires regulated entities to consult the beneficial ownership register when performing AML due diligence; (iii) obliges EU member states to create a list of national public offices and functions that qualify as politically exposed persons (PEP); and (iv) introduces strict enhanced due diligence measures for financial flows from high risk third countries. The 6th Money Laundering Directive introduced a harmonised list of 22 predicate offences that constitute money laundering and expanded its regulatory scope and criminal definition to include “aiding and abetting”. Regulated entities such as Digital RFQ are required to ensure that their AML/CFT programs address those offences. Criminal liability for those laundering money has been extended to legal persons, which means that organisations can be punished for offences committed by the people that work for them. The change means that responsibility for corporate criminal conduct falls on management personnel in addition to individual employees.

•        The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer), Regulation 2017.

•        Proceeds of Crime Act 2002.    Digital RFQ is required to ensure sufficient controls are in place to enable its employees to recognise money laundering.

•        Terrorism Act 2000 and Counter Terrorism Act 2008.    Digital RFQ is required to ensure sufficient controls are in place so that the firm can recognise terrorist financing.

•        Fraud Act 2006.    Digital RFQ is required to ensure controls are in place to identify the risk of both internal and external fraud and the necessary controls are implemented

•        Bribery Act 2010.    Digital RFQ is required to ensure controls are in place to identify the risk of bribery and corruption and the necessary controls are implemented

The primary objectives in establishing our AML/CTF policy are to:

•        Conduct regular assessments to continually understand the money laundering and terrorist financing (“ML/TF”) risks associated with our business activities;

•        Prevent Digital RFQ’s services from being used for tax evasion purposes;

•        Ensure Digital RFQ has appropriate controls to mitigate the ML/TF and tax evasion risks faced by the business;

•        Establish minimum standards of customer due diligence to be obtained for all entities we conduct business with, including to:

•        Identify and verify legal existence;

•        Understand who are the natural persons that ultimately own or control the entity;

•        Understand the risks posed by higher risks clients, business relationships or transactions; and

•        Establish standards to allow us to identify unusual or potential suspicious behavior and report suspicions of ML/TF or other financial crime, as advised by law.

DigitalRFQ’s risk-based approach to AML/CTF is driven by the clients risk rating. DigitalRFQ operates a three-tiered classification of a potential client relationship:

1.      Low Risk — applying simplified due diligence of customers

2.      Medium Risk — applying standard client due diligence

3.      High Risk — applying enhanced due diligence

Standard customer due diligence is conducted on the majority of customers, who present a normal level of risk. Where enough low risk factors from the customer are identified, Digital RFQ employs simplified due diligence, which is a light touch approach involving less stringent checks. Conversely, if high risk factors are identified, then the firm employs enhanced due diligence, which involves a thorough ‘deep dive’ review of the customer. These customers, if approved, are then subject to ongoing monitoring.

Simplified due diligence is for customers who present a very low risk:

1.      Timing — the general rule is to verify identity before the establishment of a business relationship. However, there is now an exemption to this if there is little risk of money laundering. With simplified due diligence, the verification can take place later, so we do not interrupt the normal flow of business, provided that the verification is completed as soon as practicable after contact is first established.

2.      Electronic — a customer’s identification can be based purely on electronic identification if the verification software used is of sufficient, accredited standard and that they can corroborate some of the information obtained with the customer. This could even be the case in some non-face-to-face relationships, if there are sufficient low risk factors in place.

3.      Documentation — this can be done with one document only and need not be independently certified.

Enhanced due diligence is followed in all circumstances where a customer is identified as high-risk, and this involves seven specific tasks:

1.      Conduct enhanced monitoring of the business relationship by increasing the number and timing of controls applied, and selecting patterns of transactions that need further examination.

2.      Obtaining additional information about the customer.

3.      Capturing additional information about the intended nature of the business relationship.

4.      Finding out about the source of the funds or wealth of the customer.

5.      Understanding the reasons for the intended or performed transactions.

6.      Getting the approval of senior management for continuing the business relationship.

7.      Requiring the first payment to be carried out through an account in the customer’s name with a bank subject to similar customer due diligence standards.

Digital RFQ performs a customer risk assessment to determine whether a specific customer is high, medium or low risk and will take into consideration the customer type, their geographic location and the product or service being provided. When assessing the risk, Digital RFQ considers the following risk factors:

Risk Type	High Risk Factors	Low Risk Factors
Customer

The business relationship is conducted in unusual circumstances

Customers that are resident in jurisdictions considered to present a ‘higher’ risk

Legal persons or arrangements that are personal asset-holding vehicles

Companies that have nominee shareholders or shares in bearer form

Businesses that are cash-intensive

The ownership structure of the company appears unusual or excessively complex given the nature of the company’s business

Public companies listed on a stock exchange and subject to disclosure requirements (either by stock exchange rules or through law or enforceable means), which impose requirements to ensure adequate transparency of beneficial ownership

Public administrations or enterprises Customers that are resident in jurisdictions considered to present a ‘lower’ risk

Geographic Location

Countries identified by credible sources as not having effective anti-money laundering (AML) or Combating the Financing of Terrorism (CFT) systems (such as mutual evaluations, detailed assessment reports or published follow-up reports)

Countries identified by credible sources as having significant levels of corruption or other criminal activity

Countries subject to sanctions, embargos or similar measures issued by, for example, the European Union or the United Nations

Countries providing funding or support for terrorist activities, or that have designated terrorist organisations operating within their country

EU Member States

Third leg countries having effective AML/CFT systems

Third leg countries identified by credible sources as having a low level of corruption or other criminal activity

Third leg countries which, on the basis of credible sources such as mutual evaluations, detailed assessment reports or published follow-up reports, have requirements to combat money laundering and terrorist financing consistent with the revised FATF recommendations and effectively implement those requirements

Risk Type	High Risk Factors	Low Risk Factors
Product or Service

Products or transactions that might favour anonymity

Non-face-to-face business relationships or transactions, without certain safeguards, such as electronic signatures

Payments received from unknown or un-associated third parties

New products and new business practices

Life insurance policies for which the premium is low

Insurance policies for pension schemes, if there is no early surrender option and the policy cannot be used as collateral

Financial products or services that provide appropriately defined and limited services to certain types of customers, so as to increase access for financial inclusion purposes

Digital RFQ undertakes ongoing monitoring regardless of the customer risk level and whether the onboarding process involved simple, standard or enhanced due diligence. This is carried out using a risk-based approach that focuses on reviewing customer data and monitoring transactions:

Low risk factors	Normal risk factors	High risk factors

Simplified Due Diligence at onboarding, with ongoing DD monitoring conducted on a real-time suspicion basis only.

All checks with regards to Peps, Sanctions and adverse media take place and are refreshed every 6 months.

Transaction monitoring on a daily basis

Wallet verification and analysis when we whitelist the wallet

KYC refresh every 12 months for updated KYC for Directors, Shareholders, UBO’s

6 month review of client and transactions

Standard Due Diligence at onboarding and then real time transaction checks as well as full customer review every couple of years.

All checks with regards to Peps, Sanctions and adverse media take place and are refreshed every 3 months or every transaction in some circumstances.

Transaction monitoring on a daily basis

Wallet verification and analysis every transaction

KYC refresh every 6 months for updated KYC for Directors, Shareholders, UBO’s

6 month review of client and transactions

Enhanced Due Diligence at onboarding and then real time transaction checks as well as retrospective transaction checks on a monthly basis. A full customer review every 6 months.

All checks with regards to Peps, Sanctions and adverse media take place and are reviewed every transaction that takes place.

Transaction monitoring on a daily basis

Wallet verification and analysis on a regular basis

KYC refresh every 3 months for updated KYC for Directors, Shareholders, UBO’s

Monthly review of client and transactions

Where Digital RFQ identifies suspicious activity, a designated officer notifies the UK National Crime Agency via a Suspicious Activity Report (SAR).

Internal	External

Raised by employee to the nominated officer

Suspicious activity is irrespective of amount and derives from red flags that have been identified by the employee throughout the course of their working life

An official Internal SAR form should be completed

Nominated officer decides to authorise or raise an external SAR

Raised by nominated officer to the National Crime Agency (NCA)

Can contain details identified in internal SAR or from risk assessments

Must wait for approval from NCA to continue

Details of all SARs (internal and external) must be recorded

Company must have documented procedures

The client risk rating reflects DigitalRFQ’s assessment of the money laundering and terrorist financing risk the client poses and is determined by a combination of factors including:

•        Country risk — Jurisdictions involved with respect to the domicile, operation and control of the client entity and personal links to the beneficial owners and controllers;

•        Sector risk — Links to sectors associated with higher risk corruption or links to sectors that involve significant amounts of cash as certain businesses are considered to present a higher risk of potential financial crime;

•        Entity risk — the legal form of the entity and its level of transparency including ownership and source of wealth;

•        Product or service risk — the nature of the client’s business and the products or services that the client will require as far as can be assessed throughout the relationship and the risk classifications that Digital RFQ has attributed to them;

•        Reputation — any adverse media such as allegations or criminality, frozen assets or concerns of beneficial owner/director integrity; and

•        PEP risk — all client relationships that have one or more PEPs either as their ultimate beneficial owner or a controller will be classified as a PEP relationship or may be designated as high risk.

•        Sanctions risk — individuals and related organisations may have sanctions imposed.

The above factors have a cumulative effect on risk rating; multiple adverse factors will increase the risk rating of the client and must be referred to compliance for assessment. The client risk rating drives the frequency of periodic reviews. All due diligence is completed inline with our AML policy and procedures and is documented and stored for five years.

Digital RFQ performs an annual risk assessment covering the following risk categories:

Risk Types	Assessment factors	Information sources
Product Risk

The inherent financial crime risks presented by the product(s) and services that we are offering — being in financial services we are subject to be a target for money laundering or helping to facilitate money laundering.

UK National Risk Assessment
Customer Risk

Separate to the Customer Risk Assessment, this is an integral part of the business wide risk assessment, which considers the customer base that is being targeted and the risks that they will bring due to Peps/sanctions lists and adverse media.

Financial Actions Task Force (FATF) FCA Thematic Reviews National Crime Agency The European Commission
Organisational Risk	The inherent organisational risks in relation to financial crime and convoluted organisational structures in relation to shareholdings and establishing the UBO’s.
Geographical Risk

The inherent geographical risks our company faces by medium or high risk jurisdictions. This also includes sanctioned countries and those listed on OFAC or FAFT in relation to their risk for money laundering

Digital RFQ follows internal controls that are proportionate to its businesses size and nature and consist of a number of controls including senior management oversight, training and record keeping.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition. We rely on third parties for some of our KYC and other compliance obligations.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure.

Some of our methods for managing risk are discretionary by nature and are based on internally developed controls, observed historical market behavior, and standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increased risk tolerance, which could expose us to the risk of greater losses.

Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. Though we believe we have robust risk management and compliance procedures, and have received no findings from any applicable regulator of any violations of applicable laws and regulations, if we fail to comply with these in future, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of our licenses, or certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease-and-desist orders or prohibit us from engaging in some of our business activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

Furthermore, we rely on third parties for some of our KYC and other compliance obligations. If these third parties fail to effectively provide these services, we may be subject to adverse consequences as described above.

We rely on connectivity with blockchain networks for our Platforms.

Our connectivity with existing blockchain networks, including the Bitcoin, Ethereum, Tron and other stablecoin networks, will enable our customers to derive the benefit such networks may provide them in facilitating our payment processing services. Providing such connectivity presents a risk that we may, under derivative theories of liability, be held responsible for the bad acts, failures or violations of law of the blockchain networks.

Although we seek to minimize risks associated with any one blockchain network by electing which network to use for a given transaction and by determining which network is appropriate for such transaction, based on our assessment of whether such blockchain technology is at an advanced-stage, is fully tested, well-established and fully collateralized, we may be exposed to risks that affect blockchain networks generally, or we may not be aware of or be able to identify risks associated with any individual network (for a summary of Digital RFQ’s considerations in assessing which blockchain networks to use in its payment processing business, please refer to the section titled “We have a limited operating history…” on page 32). Each blockchain network has only been in existence for a limited number of years, and digital assets markets have a limited performance record, making them part of a new and rapidly evolving industry that is subject to a variety of factors that are difficult to evaluate. For example, the following are some of the risks could materially adversely affect Digital RFQ’s financial performance and results of operations:

•        As a blockchain network continues to develop and grow, certain technical issues might be uncovered and the trouble-shooting and resolution of such issues requires the attention and efforts of blockchains’ global development community. Like all software, blockchain networks are at risk of vulnerabilities and bugs that can potentially be exploited by malicious actors. For example, in 2010, the Bitcoin network underwent a fork to reverse the effects of a hack in which an unknown attacker took advantage of a software vulnerability in the early source code of the Bitcoin network to fraudulently mint a large amount of digital assets.

•        Different blockchain networks are subject to material changes in their structure as technology and markets for digital assets evolve, and such changes may lead to adverse consequences. As an example, the Ethereum network expects to complete, by the end of 2021, a change from the “proof-of-work” consensus method to a “proof-of-stake” consensus method. The consequences of such change cannot be entirely foreseen, and flaws resulting from that transition could negatively affect the Ethereum network.

•        Certain privacy-preserving features have been or are expected to be introduced to blockchain networks, such as the Ethereum network. This could damage the public perception of blockchain networks generally or any one blockchain network in particular, and their or its utility in Digital RFQ’s payment processing system.

•        Networks rely on the internet. A significant disruption of internet connectivity (i.e., one that affects large numbers of users or geographic regions) could disrupt blockchain networks’ functionality and operations until the disruption in the internet is resolved.

•        The governance of decentralized networks, such as certain blockchain networks, is by voluntary consensus and open competition. In other words, a typical network has no central decision- making body or clear manner in which participants can come to an agreement other than through voluntary, widespread consensus. As a result, a lack of widespread consensus in the governance of a network may adversely affect the network’s utility and ability to adapt and face challenges, including technical and scaling challenges. The decentralized governance of a network may make it difficult to find or implement solutions or marshal sufficient effort to overcome existing or future problems, especially protracted ones requiring substantial directed effort and resource commitment over a long period of time, such as scaling challenges. A network’s failure to overcome governance challenges could exacerbate problems experienced by the network or cause the network to fail to meet the needs of its users, and could cause users, miners, and developer talent to abandon the network or lead to a drop in speculative interest, which could cause the value of a Cryptocurrency to decline.

•        A network may use a cryptographic protocol to govern the interactions within it. In the case of Bitcoin, a loose community known as the “core developers” has evolved to informally manage the source code for the protocol. The core developers can propose amendments to the network’s source code that, if accepted by users, could alter the protocols and software of the network. These alterations would occur through software upgrades, and could potentially include changes to the irreversibility of transactions. Alternatively, software upgrades and other changes to the protocols of the network could fail to work as intended or could introduce bugs, security risks, or otherwise adversely affect, the network. Similar dynamics occur in other blockchain networks.

•        Networks that operate based on an open-source protocol are often maintained by the core developers and other contributor. As blockchain network protocols generally are not sold or made available subject to licensing or subscription fees and their use does not generate revenues for their development team, the core developers are generally not compensated for maintaining and updating the source code for the network protocol. Consequently, there is a lack of financial incentive for developers to maintain or develop a blockchain network and the core developers may lack the resources to adequately address emerging issues with the network protocol. Although blockchain networks are typically supported by core developers, there can be no guarantee that such support will continue or be sufficient in the future. Alternatively, some developers may be funded by entities, such as foundations or corporations, whose interests are at odds with other participants in the network. In addition, a bad actor could also attempt to interfere with the operation of a network by attempting to exercise a malign influence over a core developer. To the extent that material issues arise with a network protocol and the core developers and open-source contributors are unable to address the issues adequately or in a timely manner, a blockchain network may be adversely affected.

•        Blockchain technologies are premised on theoretical conjectures as to the impossibility, in practice, of solving certain mathematical problems quickly. Those conjectures remain unproven, however, and mathematical or technological advances could conceivably prove them to be incorrect. Blockchain technology may also be negatively affected by cryptography or other technological or mathematical advances, such as the development of quantum computers with significantly more power than computers presently available, that undermine or vitiate the cryptographic consensus mechanism underpinning the blockchain and other distributed ledger protocols. If either of these events were to happen, markets and processes that rely on blockchain technologies, such as Digital RFQ’s blockchain-enabled payment processing operations, could be adversely affected.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected. Moreover, unfavorable media coverage could negatively affect our business.

Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features, and support, and our ability to successfully secure, maintain, and defend our rights to use the “Nukkleus”, “Forexware”, “XWare”, “MetaTrader” and other related marks and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties.

We receive a high degree of media coverage. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported blockchain technologies for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation.

In addition, actions by, or unfavorable publicity about, Emil Assentato, our Chairman and Chief Executive Officer, Jamal Khurshid, our Chief Operating Officer, or other officers and managers of Nukkleus and its subsidiaries may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased revenue, which could have an adverse effect on our business, operating results, and financial condition. Further may be the target of social-media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large, which campaigns could materially impact our customers’ decisions to use our products and services. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in net revenue, which could adversely affect our business, operating results, and financial condition.

Our future growth depends significantly on our marketing efforts, and if our marketing efforts are not successful, our business and results of operations will be harmed.

We have dedicated some, and intend to significantly increase, resources to marketing efforts. Our ability to attract and retain customers depends in large part on the success of these marketing efforts and the success of the marketing channels we use to promote our products. Our marketing channels include, but are not limited to, social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, and offline partnerships.

While our goal remains to increase the strength, recognition and trust in our brand by increasing our customer base and expanding our products and services, if any of our current marketing channels becomes less effective, if we are unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if we are not successful in generating new channels, we may not be able to attract new customers in a cost-effective manner or increase the use of our products and services. If we are unable to recover our marketing costs through increases in the size, value or other product selection and utilization, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.

Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of Nukkleus, its subsidiaries and our Platforms.

The energy usage and environmental impact of blockchain technology, particularly in relation to proof of work mining, has attracted considerable recent attention. Government scrutiny related to restrictions on such energy consumption may increase, resulting in additional regulation that could adversely impact usage of our Platforms and harm our business. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could create a negative consumer sentiment and perception of blockchain technology generally and adversely affect our business, prospects, financial condition, and operating results.

The COVID-19 pandemic could have unpredictable, including adverse, effects on our business, operating results, and financial condition.

The global spread and unprecedented impact of the COVID-19 pandemic continues to create significant volatility, uncertainty and economic disruption. The future effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic (including any resurgences), impact of the new COVID-19 variants and the rollout of COVID-19 vaccines, and the level of social and economic restrictions imposed in the United States and abroad in an effort to curb the spread of the virus, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. The continued impact of COVID-19 and the imposition of related public health measures have resulted in, and are expected to continue to result in, increased volatility and uncertainty in the broader economy. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business, results of operations, financial condition or liquidity.

As a remote-first company, we are subject to heightened operational and cybersecurity risks.

As a remote-first company, we are subject to heightened operational and cybersecurity risks. We are a remote-first company, meaning that for all existing roles many of our employees work from their homes or other non-company dwellings. For example, technologies in our employees’ and service providers’ homes and shared office spaces may not be as robust and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable. Further, the security systems in place at our employees’ and service providers’ homes and shared office spaces may be less secure than those used in corporate offices, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely. We also face challenges due to the need to operate with a remote workforce and are addressing so to minimize the impact on our ability to operate.

Risks Related to Nukkleus’s Platforms

Our product offerings are centered on WebTrader, MetaTrader, XWare, Forexware and certain other platforms and product offerings (together, our “Platforms”). The regulatory landscape as it relates to processing payment transactions, including through our Platforms, continues to evolve. Such evolution may create additional regulatory burden and expense and could materially impact the use and adoption of our Platforms.

The entirety of our product offering is today built on the ability of our customers to transfer funds and otherwise transact using our Platforms. The blockchain technologies underlying our Platforms represent a relatively new development in the payments and financial services industry. As such, the regulatory status of the use of our Platforms and other blockchain-enabled transfer processing technologies remains somewhat uncertain in the United States and other jurisdictions. As regulatory interpretations develop throughout the world, we may be required to obtain registrations and/or licenses in various jurisdictions that we do not currently hold. We may also be required to take on new and additional compliance obligations in certain jurisdictions, or we could be directed to cease operations involving certain Platforms or other Nukkleus or Digital RFQ products or services in one or more jurisdictions. Any of these scenarios could have a detrimental impact on our business given that our Platforms and such other services are central to our Digital RFQ business, which comprises a significant portion of our overall business.

The regulatory treatment of our Platforms and other blockchain-enabled transfer processing technologies is highly uncertain and has drawn significant attention from legislative and regulatory bodies around the world. The use of such technologies may implicate a variety of banking, deposit, money transmission, prepaid access and stored value, anti-money laundering, commodities, securities, sanctions, and other laws and regulations in the United States and in other jurisdictions.

Further, our business model relies on our ability to market and sell the utility of our Platforms to existing and potential customers. Our core services involve offering fund transfer and payment functionalities to our customers utilizing our Platforms. The use of such services by our customers, as well as the integration of such technologies into the product offerings that our customers make available to their end customers, raises numerous regulatory questions. Financial services regulators in the United States or in other jurisdictions around the world may not agree with our legal positions. In addition, should financial services regulators make changes to or alter interpretations of applicable laws and regulations as they relate to our Platforms, we may be unable to continue offering our transfer and payment, services to customers in certain jurisdictions or we may have to alter the services in a manner that may be materially detrimental to our financial performance.

The future development and growth of our Platforms is subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If our Platforms do not grow as we expect, our business, operating results, and financial condition could be adversely affected.

We introduced fund transfer and payment processing using blockchain technologies only in 2019, and such technology remains in the early stages of development while continuing to evolve. The further growth and development of any such technology and the underlying networks and other cryptographic and algorithmic protocols governing such technology and products represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:

•        Any blockchain-enabled process or product, like our Platforms, rely on third parties, including financial institutions and counterparties, to hold funds, cash equivalents, and other assets. Those third parties have their own policies and may change their view and acceptance of any blockchain or stablecoin at any time. This may result in delays and other barriers to payment processing through our Platforms.

•        Many blockchain networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the underlying blockchain, any of which could adversely affect the blockchain technologies on which our Platforms rely.

•        The governance of many blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular blockchain network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

These risks are fundamentally beyond our control and could materially and adversely affect our Platforms and our business, financial condition and operating results.

Due to unfamiliarity and some negative publicity associated with blockchain technology, our customer base may lose confidence in products and services that utilize blockchain technology.

Products and services that are based on blockchain technologies are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence in blockchain technology, including regulated products and services like ours.

Since the inception of blockchain technologies, numerous blockchain-enabled businesses and platforms have been sued, investigated, or shut down due to fraud, illegal activities, the sale or issuance of unregistered securities, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms, products and services were not compensated or made whole for their losses. We may be a target of hackers and malware and may also be more likely to be targets of regulatory enforcement actions.

Negative perception, a lack of stability and standardized regulation, and the closure or temporary shutdown of blockchain-enabled platforms, including our Platforms, due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may reduce confidence in blockchain technologies and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have a material and adverse impact on our business.

Our Platforms and blockchain-enabled payment processing services are innovative and are difficult to analyze vis-à-vis existing financial services laws and regulations around the world. Our platforms involve certain risks, including reliance on third parties, which could limit or restrict our ability to offer the product in certain jurisdictions.

Our ability to offer our Platforms in jurisdictions around the world is unclear from a regulatory perspective. Further, our Platforms are dependent on certain partners who will provide liquidity and the regulatory requirements with respect to those partners are uncertain. Our dependency on the performance of those partners raises risk that turns upon their performance. If our partners fail to perform, both we and our customers could be subject to losses, and we may be required to cease offering such Platform.

Risks Related to Nukkleus’s Financial Condition

There is no assurance that we will maintain profitability or that our revenue and business models will be successful.

Our ability to achieve and maintain profitability is based on numerous factors, many of which are beyond our control. We may not be able to generate sufficient revenue to maintain profitability in the short or long-term. Our revenue growth may slow, or our revenue may decline for a number of other reasons, including reduced demand for our offerings, increased competition, a decrease in the growth or size of the forex and CFD industry, in the usage of blockchain technologies generally, or any failure to capitalize on growth opportunities.

We are continually refining our revenue and business model and have shifted our focus to the development and commercialization of our Platforms. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations or become or stay profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful or profitable. Additionally, we will need to hire, train, and integrate qualified personnel to meet and further such changes to our business objectives at potentially significant additional expense. Failure to successfully implement revenue and business models or manage related expenses could cause us to be unprofitable and have an adverse effect on our business, operating results and financial condition.

We may experience fluctuations in our quarterly operating results.

We could experience significant fluctuations in our quarterly operating results due to a number of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may cause fluctuations in our quarterly operating results include, but are not limited to, the following:

•        a change in the transaction volume of TCM and our core forex and CFD transactions business generally;

•        a change in the transaction volume of our customers and use of our Platforms;

•        planned and unplanned increases in marketing, sales and other operating expenses that it may incur to grow and expand our customer base and operations, and to remain competitive;

•        the success, or lack of success, in new marketing approaches we have recently undertaken or plan to undertake, which have not been previously or fully tested;

•        the continued market acceptance of our Platforms in a highly competitive environment;

•        system disruptions, outages and other performance problems or interruptions on our Platforms, or breaches of data or system security, including ransomware or other major cyber-attacks, which, if extended or severe, may harm our credibility and reputation in the market;

•        our failure to provide adequate customer service;

•        our ability to successfully, and in a timely manner, continue development, improvement and feature-enhancement of its products and services, including its intellectual property, data analytics, proprietary technology and customer support functions;

•        the timing and success of new product and service introductions, and new product and service features or enhancements, by Nukkleus and its subsidiaries, or our competitors, or other changes in the competitive landscape of the markets in which we operate;

•        the success of our expansion into new markets, products and services, or ones in which it is in the early stages;

•        changes in the adoption and use of blockchain technologies and the public perception of them, including changes in perceptions and demands regarding such technologies as trading vehicles;

•        changes in the legislative or regulatory environment, scope or focus of regulatory investigations and inquiries, or interpretations of regulatory requirements, or outright prohibition of certain activities;

•        disputes with our customers, adverse litigation and regulatory judgments, enforcement actions, settlements or other related costs and the reputational impact and public perception of such occurrences, including in emerging industries, or emerging components of industries;

•        the timing and amount of non-cash expenses, such as stock-based compensation and asset impairment;

•        fraudulent, unlawful or otherwise inappropriate customer behavior;

•        development of features or services that may be the subject of regulatory criticism or form the basis for regulatory enforcement action, including regulatory actions to prohibit certain practices or features;

•        the overall tax rate for our business, which may be affected by new laws affecting the taxation or tax treatment of transactional taxes or other tax treatment for trading in financial markets generally or for unrealized gains in financial services accounts;

•        changes in accounting standards, policies, guidance, interpretations or principles; and

•        general economic conditions in either domestic or international markets, including the impact of the ongoing COVID-19 pandemic.

Our operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of our Common Stock to decline substantially.

Our financial forecasts, which were presented to Nukkleus’s Board and are included in this proxy statement/prospectus, may not prove to be accurate.

In connection with the proposed Merger, Nukkleus’s management presented certain forecasted financial information for Nukkleus and the Combined Company to its Board, which information was internally prepared and provided by us. The forecasts were based on numerous variables and assumptions known to us at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond our control. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex income and non-income tax laws and regulations in the United States and a variety of foreign jurisdictions. Both the United States and foreign jurisdictions may revise corporate income tax and other non-income tax laws which could impact the amount of tax due in such jurisdiction.

Our determination of our corporate income tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. A change in the tax law could impact tax positions which could result in an increased exposure related to such tax liabilities. Such changes could have an adverse effect on our operating results and financial condition.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes.

We have not performed a study to determine whether our NOLs are currently subject to Section 382 limitations. We may also experience a future ownership change under Section 382 of the Code that could affect our ability to utilize our NOLs to offset our income.

If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nukkleus — Critical Accounting Policies”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of stock-based awards and the fiat reserves we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of Nukkleus Common Stock.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public.

There remains uncertainty on how companies can account for blockchain transactions, value, and related revenue. Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods, restate our financial statements or impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.

We regularly review business metrics and other measures to evaluate growth trends, measure our performance, and make strategic decisions. For example, we measure transaction volumes and concentration. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our calculations may be inaccurate, and we may not be able to identify those inaccuracies.

Our business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. Our customers are primarily institutional and, though we believe there is no reason for them to establish multiple accounts with us unless such accounts serve a different business purpose for them, we permit our customers to hold and access multiple accounts, which could overstate the number of customers we serve. Though we rely predominantly on transaction volumes to make projections about our business, such customer metrics may also be used in our models. If our metrics provide us with incorrect or incomplete information about customers and their behavior, we may make inaccurate conclusions about our business.

We are subject to changes in financial reporting standards or policies, including as a result of choices made by us, which could materially adversely affect our reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios.

Our consolidated financial statements are prepared in accordance with GAAP, which are periodically revised or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized bodies. It is possible that future accounting standards and financial reporting standards or policies, including as a result of choices made by us, which we are required to adopt, could change the current accounting treatment that applies to our consolidated financial statements and that such changes could have a material adverse effect on our reported results of operations and financial condition, and may have a corresponding material adverse effect on capital ratios.

As a public company, we are required to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our stock.

We are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our stock could decline, and we could be subject to sanctions or investigations by the exchange on which shares of our stock are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We might require additional capital to support business growth, and this capital might not be available or may require stockholder approval to obtain.

We have funded our operations since inception primarily through equity financings, convertible notes, and revenue generated by our products and services. We intend to continue to make investments in our business to respond to business challenges, including developing new products and services, enhancing our operating infrastructure, expanding our international operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds.

Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of Nukkleus’s commons stock to make claims on our assets, and the terms of any debt could restrict our operations.

We may be affected by fluctuations in currency exchange rates

We are potentially exposed to adverse as well as beneficial movements in currency exchange rates. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses from sources outside the United States, and overseas capital expenditures. We also conduct certain investing and financing activities in local currencies. Therefore, changes in exchange rates could harm our financial condition and results of operations.

Risks Related to Nukkleus’s Employees and Other Service Providers

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions, and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, and misappropriation of information, failing to supervise other employees or service providers, or improperly using confidential information.

Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide trainings to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services, and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms.

This can lead to high risk of confusion among employees and service providers, particularly in a fast growth company like ours, with respect to compliance obligations particularly including confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found not to have met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties and restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, which could seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper transactions could affect our brand and reputation.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Jamal Khurshid, our Chief Operating Officer, members of our executive leadership team, and other key service providers across finance, compliance, legal, talent and marketing.

Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees and service providers. The pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could adversely impact our operating results and impair our ability to grow.

Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business and operating results could be adversely impacted.

We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees and service providers to develop and launch new and innovative products and services, which we believe is essential to attracting high quality talent, partners, and developers, as well as serving the best, long-term interests of our company. If we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork that has been integral to our business, in which case our products and services may suffer and our business, operating results, and financial condition could be adversely impacted.

Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in certain entities, and other initiatives, which could adversely affect our business and reputation.

We frequently engage with a wide variety of foreign exchange, CFD, payment processing and blockchain industry participants, as well as startups and growth companies. These transactions could create potential conflicts of interests in management decisions that we make. For instance, certain of our officers, directors, and employees are active investors in other growth companies themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our large stockholders also make investments in such businesses. For more information, see the section titled “Certain Relationships and Related Transactions”. Our Chairman and Chief Executive Officer, Emil Assentato, and our Chief Operating Officer, Jamal Khurshid, are involved in a number of initiatives related to such businesses and more broadly, which could divert their time and attention from overseeing our business operations and have a negative impact on our business.

Risks Related to Government Regulation

We are subject to various laws and regulations, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, which may include those governing financial services and banking, securities, broker-dealers, cross-border and domestic money transmission, foreign currency exchange, CFD exchange, blockchain technologies, privacy, data governance, data protection, cybersecurity, fraud detection, payment services, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing.

The key elements of the regulatory framework that impact us include, but are not limited to, the following U.K. legislation:

•        The European Union 5th and 6th Money Laundering Directives,

•        The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer), Regulation 2017,

•        Proceeds of Crime Act 2002,

•        Terrorism Act 2000,

•        Counter Terrorism Act 2008,

•        Fraud Act 2006, and

•        Bribery Act 2010.

These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. For a discussion of our risk management framework and more detailed descriptions of the legislation and regulations applicable to Digital RFQ’s business, please see page 42.

We are currently regulated in the United Kingdom by the Financial Conduct Authority. We plan to expand our operations to other countries in future, including Dubai and Lithuania, in which case we would be subject to regulation in those jurisdictions. From our UK operations, we currently offer cross-border payment processing services, in numerous countries in Europe, Dubai, Sub-Saharan Africa and Asia. We offer payment processing services using blockchain technologies in the United Kingdom, the United States and Sub-Saharan Africa, and intend to develop such products and services across other regions. As a business, we do not differentiate between cross-border and domestic payment processing, so generally offer cross-border services in the countries in which we operate. While we believe our risk management and compliance frameworks are sufficient to ensure we remain in material compliance with the applicable laws, and regulations of the jurisdictions in which we operate, to the extent we do not comply with such laws, rules, and regulations, we could be subject to fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies in the United States, United Kingdom and in other countries, may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of blockchain as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on transactions using blockchain technologies.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

Federal, state and international regulatory agencies frequently adopt changes to their regulations or change the way existing regulations are applied. Regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products and to continue offering our current products, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have a material adverse effect on our business, financial condition and results of operations.

Various U.S. federal, state, and local and foreign governmental organizations and public advocacy groups have been examining the operations of businesses using blockchain technologies and networks, and the safety and soundness of platforms and other service providers that hold use such networks and technologies on behalf of users. Many of these entities have called for heightened regulatory oversight and have issued advisories describing the risks posed by blockchain technologies to users and investors. Use of blockchain technologies is novel and there is limited access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for stablecoins for illicit usage may affect statutory and regulatory changes. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways that harm the stablecoin and blockchain industry, which could adversely impact our business.

The regulatory environment to which we are subject gives rise to various licensing requirements, legal and financial compliance costs and management time, and non-compliance could result in monetary and reputational damages, all of which could have a material adverse effect on our business, financial position and results of operations.

There can be no assurance that we will be able to maintain our existing, or obtain additional, required regulatory licenses, certifications and regulatory approvals in the countries where we provide services or want to expand to. Furthermore, where we have obtained such regulatory licenses, certifications and regulatory approvals, there are costs and potential product changes involved in maintaining such regulatory licenses, certifications, and approvals, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, corporate governance or other requirements of such licenses. These factors could impose substantial additional costs and involve considerable delay to the development or provision of our products or services, or could require significant and costly operational changes or prevent us from providing any products or services in a given market.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity or unclear application to the business of non-traditional financial services. As a result, their application in practice may evolve over time as new guidance is provided by supervisory authorities and the interpretation of requirements by supervisory authorities and courts may be further clarified over time. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory bodies or supervisory authorities due to ambiguities related to their interpretation, application and practice, supervisory authorities may initiate legal and regulatory proceedings against us and our business, reputation, financial condition, results of operations and cash flow could be materially and adversely affected.

In certain countries, it may not be clear whether we are required to be licensed as a money transmitter, payment services provider, bank, financial institution, custodian, broker-dealer, exchange, or otherwise. Local regulators may use their power to slow or halt payments or otherwise prohibit us from doing business in a country. We and our local businesses do not only need to comply with the local laws and regulations, but also with certain laws and regulations with worldwide application. Further, because our services are accessible worldwide, one or more jurisdictions may claim that we or our customers or partners are required to comply with their laws. Laws regulating the internet, mobile and related technologies outside the United States may impose different, more specific, or even conflicting obligations on us, as well as broader liability.

If we are unable to commit sufficient resources to regulatory compliance, this could lead to delays and errors and may force us to choose between prioritizing compliance matters over administrative support for business activities, or may ultimately force us to cease offering certain products or services globally or in certain jurisdictions. Any delays or errors in implementing regulatory compliance could lead to substantial monetary damages and fines, public reprimands, a material adverse effect on our reputation, regulatory measures in the form of cease and desists orders, increased regulatory compliance requirements or other potential regulatory restrictions on our business, enforced suspension of operations and in extreme cases, withdrawal of regulatory licenses or authorizations to operate particular businesses, or criminal prosecution in certain circumstances.

In addition to non-compliance by us ourselves, we may in the future suffer negative consequences of non-compliance by third parties that use our payments and transfer infrastructure. We may also suffer negative consequences of customers operating businesses or schemes in violation of applicable rules and regulations whose activities we could be held responsible for monitoring and, where applicable, to denounce, interrupt or terminate the extension of services to such customers. We may be required to incur greater expenditures and devote additional resources and management time to addressing these liabilities and requirements, which could have an adverse effect on our business, financial position and results of operations.

The financial services industry is subject to intensive regulation. Major changes in laws and regulations, as well as enforcement actions, could adversely affect our business, financial position, results of operations and prospects.

In pursuit of a broad reform and restructuring of financial services regulation, national and supra-national legislatures and supervisory authorities, predominantly in the United States and Europe but also elsewhere, continue to introduce and implement a wide range of proposals that could result in major changes to the way our global operations are regulated and could have adverse consequences for our business, business model, financial position, results of operations, reputation and prospects. These changes could materially impact the profitability of our businesses or the value of our assets, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk and are likely to have a material impact on us.

The timing and full impact of new laws and regulations cannot be determined and are beyond our control. The introduction of these and other new rules and requirements could significantly impact the manner in which we operate, particularly in situations where regulatory legislation can interfere with or even set aside national private law. New requirements may adversely affect our business, capital and risk management strategies and may result in us deciding to modify our legal entity structure, capital and funding structures and business mix or exit certain business activities altogether, or determine not to expand in certain business areas despite their otherwise attractive potential.

The large number of legislative initiatives, in particular with respect to the financial services industry, requires constant attention from our senior management and consumes significant levels of resources to identify and analyze the implications of these initiatives. We may have to adapt our strategy, operations and businesses, including policies, procedures and documentation, to comply with these new legal requirements. Based on the volume of existing initiatives, it cannot be excluded that certain new requirements will not be implemented in a timely fashion or implemented without errors, or in a manner satisfactory to the applicable supervisory authority, resulting in non-compliance and possible associated negative consequences such as administrative fine or public reprimands. Additionally, we may be forced to cease to serve certain types of customers or cease to offer certain services or products as a result of new requirements. Any of the other above factors, events or developments may materially adversely affect our businesses, financial position and results of operations and prospects.

We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, anti-money laundering, and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.

As we expand and localize our international activities, we have and will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, blockchain technologies, and related technologies outside the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, most of our services are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA”) and other similar laws and regulations. The BSA, among other things, requires money transmitters to develop and implement risk-based anti-money laundering programs, to report large cash transactions and suspicious activity, and, in some cases, to collect and maintain information about customers who use their services and maintain other transaction records. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program including the procedures we use to verify the identity of our customers and to monitor transactions on our system, including payments to persons outside of the United States. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers, and any change in such thresholds could result in greater costs for compliance. We could be subject to potentially significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if regulators or third-party auditors identify gaps in our anti-money laundering program and such gaps are not sufficiently remediated, or if our anti-money laundering program is found to violate the BSA by a regulator.

Despite our efforts to comply with the applicable laws, rules, and regulations, there can be no guarantee that these measures will be viewed as compliant. If we were to be found to have violated sanctions, or become involved in government investigations, that could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to these matters could be substantial. Although we have implemented controls and screening tools designed to prevent similar activity, there is no guarantee that we will not inadvertently provide our products and services to individuals, entities, or governments prohibited by U.S. sanctions or those of another jurisdiction to whose laws and regulations we may be subject.

Regulators worldwide frequently study each other’s approaches to the regulation of any novel or developing industry, including those using blockchain-enabled technologies. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. The European Commission, for example, has proposed revisions to the Anti-Money Laundering Directives, which could make compliance more costly and operationally difficult to manage. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by regulations applicable to us. We are subject to anti-corruption laws and regulations, including the FCPA and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition.

Effective management of our capital and liquidity is critical to our ability to operate our businesses, to grow organically and to pursue our strategy. As a regulated and licensed entity in various jurisdictions, we may be required to possess sufficient financial soundness and strength to adequately support our regulated affiliate entities. The maintenance of adequate capital and liquidity is also necessary for our financial flexibility in the face of turbulence and uncertainty in the global economy. We may from time to time incur indebtedness and other obligations which could make it more difficult to meet applicable regulatory requirements.

In addition, although we are not a bank holding company for purposes of United States law or the law of any other jurisdiction, as a global provider of financial services and in light of the changing regulatory environment in various jurisdictions, we could become subject to new capital requirements introduced or imposed by U.S. federal, state or international regulators. The changes to applicable current or future capital and liquidity requirements may require us to raise additional regulatory capital or hold additional liquidity buffers, for example because of different interpretations of or methods for calculating risk exposure amounts or liquidity outflows or inflows, or because we do not comply with ratios and levels, or instruments and collateral requirements that currently qualify as capital or capital risk mitigating techniques no longer do so in the future because of changes to the requirements or interpretations thereof. Any change or increase in these regulatory requirements could have an adverse effect on our business, operating results, and financial condition.

If we are unable to raise the requisite regulatory capital, we may be required to reduce the amount of our risk exposure amount or business levels, restrict certain activities or engage in the disposition of core and other non-core businesses, which may not occur on a timely basis or at prices which would otherwise be attractive to us, and such inability to raise sufficient regulatory capital could have an adverse effect on the market’s trust in respect of the long-term viability of our products and services, which could, for example, result in customers transferring to use our competitors’ platforms for financial transfer and payment infrastructure. As a result of stricter liquidity requirements or higher liquidity buffers, we may be required to optimize our funding composition which may result in higher funding costs for us, and in having to maintain buffers of liquid assets which may result in lower returns than less liquid assets. Furthermore, if we are unable to adequately manage our liquidity position, this may prevent us from meeting our short-term financial obligations. It is possible we may experience errors in currency handling, accounting, and regulatory reporting that leads us to be out of compliance with those requirements.

The above changes and any other changes that limit our ability to manage effectively our balance sheet, liquidity position and capital resources going forward, or to access funding sources, could have a material adverse impact on our financial position, regulatory capital position and liquidity provision.

We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.

Our operations involve the storage and/or transmission of sensitive information, including highly personal data of our customers. Consequently, we are subject to complex and evolving UK, European, and other jurisdictions’ laws, rules, regulations, orders and directives (referred to as “privacy laws”) relating to the collection, use, retention, security, processing and transfer (referred to as “process”) of personally identifiable information (referred to as “personal data”) in the countries where we operate. Much of the personal data that we process, especially financial information, is regulated by multiple privacy laws and, in some cases, the privacy laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us and our subsidiaries. Any failure, or perceived failure, by us to comply with our privacy policies or with any applicable privacy laws in one or more jurisdictions could result in proceedings or actions against us by governmental entities or others, including class action privacy litigation in certain jurisdictions, significant fines, penalties, judgments and reputational damages to us, requiring us to change our business practices, increasing the costs and complexity of compliance, any of which could materially and adversely affect its business, financial condition, results of operations and prospects.

Data protection, privacy and information security have become the subject of increasing public, media and legislative concern. If our customers were to reduce their use of our products and services as a result of these concerns, our business could be materially harmed. In addition, we are also subject to the possibility of security breaches, which themselves may result in a violation of these privacy laws. Any failure of us or our partners or others who use our services to adequately protect sensitive data could have a material and adverse effect on its reputation, business, financial condition, results of operations and prospects.

We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business, including in the EEA, such laws, regulations, and industry requirements are constantly evolving and changing. Our actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies/notices could harm our business by impairing customer trust and could subject us to fines and reputational harm.

Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and any other processing of personal data. There is uncertainty and inconsistency in how these data protection and privacy laws and regulations are interpreted and applied, and they continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations directly as a data controller/business and as a data processor/service provider and handler for various offshore entities.

In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of consumer data. While our current product offering does not target retail consumers, some of our prior products have been offered to retail consumers. In the United States, non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, so long as the consumer does not affirmatively “opt out” of the collection or use of such data. If an “opt-in” model or additional required “opt-outs” were to be adopted in the United States, less data could be available, and the cost of data would be higher.

California has enacted the California Consumer Privacy Act, or the CCPA, along with related regulations, in 2020 and the California Privacy Rights Act, or the CPRA, which has been passed and will become effective on January 1, 2023. The CCPA gives California residents new rights to access and request deletion of their personal data, opt out of the sale of personal data, and receive detailed information about how their personal data is processed. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that involving the loss of personal data. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal data and creating a new state agency to oversee implementation and enforcement efforts. While the CCPA currently has exemptions for business-to-business and human resources data, these exemptions are set to expire on January 1, 2023. It is unclear if they will be extended. The CCPA and CPRA may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal data, our financial condition, and our operating results.

Additionally, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation, such as in Nevada, Virginia, Colorado, and others. Virginia’s legislation, the Consumer Data Protection Act, or CDPA, passed and becomes effective January 1, 2023. On June 8, 2021, the state of Colorado passed its bill, which is pending signature by the state governor. As of June 11, 2021, five states have proposed legislation under consideration in the local legislatures. As each new state law is passed, it could add increasing complexity to and significantly expand the scope of our compliance efforts, impact our business strategies, increase our potential liability, increase our compliance costs, and adversely affect our business.

As a result of our presence in Europe and our service offering in the European Union, we are subject to the European General Data Protection Regulation, which imposes stringent EU data protection requirements, and could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

Additionally, the UK Data Protection Act contains provisions, including its own derogations, for how GDPR is applied in the UK. We have to continue to comply with the GDPR and also the Data Protection Act, with each regime having the ability to fine up to the greater of €20 million (£17 million) or 4% of annual global turnover. The relationship between the UK and the EU remains uncertain, for example how data transfers between the UK and the EU and other jurisdictions will be treated and the role of the UK’s supervisory authority. On June 28, 2021, the European Commission issued the UK with an “adequacy decision” to facilitate the continued free flow of personal data from EU member states to the UK. However, this adequacy decision has a limited duration of four years in case there is a future divergence between EU and UK data protection laws. In the event that the UK maintains an equivalent standard.at the end of the four year period, it is open to the European Commission to renew its finding. In the event that the adequacy decisions is not renewed after this time, the adjustments required to facilitate data transfers from EU member states to the UK will lead to additional costs as we try to ensure compliance with new privacy legislation and will increase our overall risk exposure.

In addition, the GDPR imposes strict rules on the transfer of personal data out of the EU to a “third country”, including the United Kingdom or the United States. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. On July 16, 2020, the Court of Justice of the European Union invalidated the European Union-United States “Privacy Shield” (under which personal data could be transferred from the EU to U.S. entities that had self-certified under the Privacy Shield scheme) on the grounds that the Privacy Shield failed to offer adequate protections to EU personal data transferred to the United States. In addition, while the ECJ upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances.

Use of the standard contractual clauses must now be assessed on a case by case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. The use of standard contractual clauses for the transfer of personal data specifically to the United States remains under review by a number of European data protection supervisory authorities, along with those of some other E.U. member states.

German and Irish supervisory authorities have indicated, and enforced in recent rulings, that the standard contractual clauses alone provide inadequate protection for E.U.-U.S. data transfers. As supervisory authorities continue to issue further guidance on personal data, we could suffer additional costs, complaints, or regulatory investigations or fines, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We are also subject to evolving EU privacy laws on cookies and e-marketing. In the European Union, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and an EU regulation known as the ePrivacy Regulation will significantly increase fines for non-compliance once in effect. In the European Union informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. As regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand customers, adversely affect our margins, increase costs, and subject us to additional liabilities.

As these and other laws and regulations may continue to evolve and be enacted, or new interpretations of existing laws and regulations apply, it may require us to modify our data-processing practices, agreements and policies and to incur substantial costs in order to comply with this evolving regulatory landscape. Restrictions on the collection, use, sharing or disclosure of personal information or additional requirements and liability for security and data integrity could require us to materially modify our solutions and features, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We use a variety of technical and organizational security measures and other measures to protect the data we process, in particular personal data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such personal data.

There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices or technology could fail, or be alleged to fail to meet applicable requirements. For instance, the overall regulatory framework governing the application of privacy laws to blockchain technology is still highly undeveloped and likely to evolve. Despite our efforts to choose vendors that meet applicable laws, regulations and other obligations relating to privacy, data protection, and information security and maintain robust security controls, it is possible that a vendor could fail to comply or experience a data breach impacting our data and our business. Our failure, or the failure by our third-party providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal data, or the perception that any of the foregoing types of failure has occurred, could damage our reputation or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, and financial condition.

We are and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities.

We have been and may from time to time become subject to material claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests and other proceedings alleging violations of laws, rules, and regulations, both foreign and domestic, involving competition and antitrust law, intellectual property, privacy, data protection, information security, anti-money laundering, counter terrorist financing, sanctions, anti-corruption, accessibility claims, securities, tax, labor and employment, payment network rules, commercial disputes, services, and other matters.

The laws, rules and regulations affecting our business, including those pertaining to blockchain technologies, payment processing and financial transaction services, and other financial services, are subject to ongoing interpretation by the courts and governmental and supervisory authorities, and the resulting uncertainty in the scope and application of these laws, rules and regulations increases the risk that we will be subject to private claims, governmental and regulatory actions alleging violations of those laws, rules, and regulations.

The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines, or penalties;

•        substantial outside counsel legal fees and costs;

•        additional compliance and licensure requirements;

•        loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        civil or criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business or prevent us from offering certain products or services;

•        changes to our business model and practices;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

Any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors.

Risks Related to Nukkleus’s Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. As of [_______], 2022, we held four registered trademarks in the United States, including “Forexware”, “XW”, “Total Broker Solution” and “Swordfish”, and also held one registered trademark in various foreign jurisdictions.

Our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental intellectual property agencies require compliance with a number of procedural requirements to complete the trademark application process and to maintain issued trademarks, and noncompliance or non-payment could result in abandonment or lapse of a trademark or trademark application, resulting in partial or complete loss of trademark rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. We may also agree to license our intellectual property to third parties as part of various agreements. Those licenses may diminish our ability, though, to counter-assert our intellectual property rights against certain parties that may bring claims against us.

In the future we may be sued by third parties for alleged infringement of their proprietary rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation.

We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms. Our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of Nukkleus Common Stock may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our and our ecosystem partners’ products and services, including the blockchain technologies on which our Platforms are built, contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our products and services contains software modules licensed to us by third-party authors under “open source” licenses. Also, the blockchain technologies on which our Platforms are built rely on open source licenses to operate. We also make certain of our own software available to customers for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our products and services.

Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our products and services to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our products and services are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation or infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our products or services, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition.

Moreover, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our products and services. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the foreign exchange transfer and payments markets, as well as our customers. The United States and other key European and other international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on our business is highly uncertain and dependent on a variety of factors, including market activity, global trends in the blockchain economy, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial markets. To the extent that conditions in the general economic and digital asset markets materially deteriorate, our ability to attract and retain customers may suffer.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war or terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control.

In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results.

Further, war, acts of terrorism, labor activism and other geopolitical unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture.

We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.

In addition, acquisitions outside our current operating jurisdictions often involve additional or increased risks including, for example:

•        managing geographically separated organizations, systems and facilities;

•        integrating personnel with diverse business backgrounds and organizational cultures;

•        complying with foreign regulatory requirements;

•        fluctuations in exchange rates;

•        enforcement and protection of intellectual property in some foreign countries;

•        difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

•        general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.

We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

Delaware law and our Certificate of Incorporation and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Nukkleus’s Certificate of Incorporation and bylaws contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Nukkleus Board and therefore depress the trading price of Nukkleus Common Stock. In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Nukkleus Board or taking other corporate actions, including effecting changes in management. For more information on the anti-takeover and other provisions in Nukkleus’s Certificate of Incorporation and the applicable provisions of Delaware law, see the section captioned “Anti-takeover provisions” beginning on page 207.

Such provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Nukkleus Board or management.

Any provision of Nukkleus’s Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for Nukkleus Common Stock.

Nukkleus’s Certificate of Incorporation, an amendment to Nukkleus’s Certificate of Incorporation, Nukkleus’s Bylaws and the proposed amendment to Nukkleus’s Certificate of Incorporation are attached as Exhibits 3.1, 3.2, 3.4 and 3.5 to this proxy statement/prospectus.

Risks Related to Brilliant’s Business and the Business Combination

Brilliant has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

Brilliant’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Brilliant’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, Brilliant identified a material weakness in its internal control over financial reporting relating to its classification of extension deposits subject to possible redemption in permanent equity rather than temporary equity. Specifically, its management has concluded that our control around the interpretation and accounting for certain complex financial instruments, such as warrants, redeemable Public Units and Representative Shares, was not effectively designed or maintained. This material weakness resulted in the restatement of Brilliant’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Quarterly Reports on Form 10-Q for the periods ending June 30, 2021, September 30, 2021 and March 31, 2022.

As a result of this material weakness, Brilliant’s management concluded that its internal control over financial reporting was not effective as of June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022. Brilliant’s management has implemented remediation steps to improve its internal control over financial reporting. Specifically, Brilliant has expanded and improved its review process for complex securities and related accounting standards. Brilliant plans to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals. Brilliant’s management will need additional time to monitor and assess the ultimate effectiveness of the remediation steps.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If Brilliant’s financial statements are not accurate, investors may not have a complete understanding of Brilliant’s operations. Likewise, if Brilliant’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the stock exchange on which its securities are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on Brilliant’s business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of its stock.

Brilliant can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Brilliant is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

Brilliant will be forced to liquidate the Trust Account if it cannot consummate a business combination by November 23, 2022 (or not later than January 23, 2023 if the life of the SPAC is further extended). In the event of a liquidation, Brilliant’s public shareholders will receive $[•] per Brilliant Ordinary Share and the Brilliant Warrants and the Brilliant Rights will expire worthless.

If Brilliant is unable to complete a business combination by November 23, 2022 (or not later than January 23, 2023 if the life of the SPAC is further extended), and is forced to liquidate, the per-share liquidation distribution will be $10.[__]. Furthermore, public Brilliant shareholders will forfeit the one-quarter Brilliant Warrant and the one-tenth Brilliant Right included in the Brilliant Units being redeemed. Assuming that [__] Brilliant Ordinary Shares held by public shareholders were redeemed (i.e., the maximum redemption scenario), the [__] retained outstanding public Brilliant Warrants would have an aggregate market value of approximately $[__] million, and the [__] retained outstanding public Brilliant Rights would have an aggregate market value of approximately $[__] million, based on the closing price on the Nasdaq of $[__] per Brilliant Warrant and $[__] per Brilliant Right as of [__], 2022. If a

substantial number of public shareholders exercise their redemption rights, shareholders would experience dilution to the extent such Brilliant Warrants are exercised for, and Brilliant Rights convert into, additional shares of the Combined Company’s common stock.

If third parties bring claims against Brilliant, the proceeds held in trust could be reduced and the per public share liquidation price received by holders of Brilliant Ordinary Shares may be less than $10.[__].

Brilliant’s placing of funds in trust may not protect those funds from third party claims against Brilliant. Although Brilliant has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Brilliant’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of public shareholders. If Brilliant liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Brilliant cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for Brilliant shareholders may be less than $10.[__] per public Brilliant Ordinary Share due to such claims.

Additionally, if Brilliant is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Brilliant’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Brilliant may not be able to return $10.[__] to its public shareholders.

Any distributions received by Brilliant shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Brilliant was unable to pay its debts as they fell due in the ordinary course of business.

Brilliant’s memorandum and articles of association provides that, as a result of extensions made to date, it will continue in existence only until November 23, 2022 (or not later than January 23, 2023 if the life of the SPAC is further extended). If Brilliant is unable to consummate a transaction within the required time period, upon notice from Brilliant, the trustee of the Trust Account will distribute the amount in its Trust Account to its public shareholders. Concurrently, Brilliant must pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Brilliant cannot assure Brilliant shareholders that there will be sufficient funds for such purpose.

Brilliant expects that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $39,734 of proceeds held outside the Trust Account as of June 30, 2022, although Brilliant cannot assure public shareholders that there will be sufficient funds for such purpose. Brilliant will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations Brilliant may owe or for working capital purposes.

However, Brilliant may not properly assess all claims that may be potentially brought against us. As such, Brilliant shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from shareholders amounts owed to them by Brilliant.

If, after we distribute the proceeds in the Trust Account to Brilliant public shareholders, a liquidator is appointed in respect of Brilliant, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a liquidator could seek to recover all amounts received by shareholders. In addition, Brilliant’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or having acted in bad faith, thereby exposing itself and us to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

If Brilliant’s due diligence investigation of Nukkleus was inadequate, then shareholders following the Business Combination could lose some or all of their investment.

Even though Brilliant conducted a due diligence investigation of Nukkleus, it cannot be sure that this diligence uncovered all material issues that may be present inside Nukkleus or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nukkleus and its business and outside of its control will not later arise.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm Brilliant’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Brilliant, whether or not resolved in Brilliant’s favor, could result in substantial costs and divert Brilliant’s management’s attention from other business concerns, which could adversely affect Brilliant’s business and cash resources and the ultimate value Brilliant’s shareholders receive as a result of the Business Combination.

The Initial Shareholders who own Brilliant Ordinary Shares and Brilliant Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the record date of the Brilliant Meeting, the Initial Shareholders owned an aggregate of 1,150,000 Brilliant Ordinary Shares and 261,000 Brilliant Private Units. They have waived their right to redeem any Brilliant Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination or sell any Brilliant Ordinary Shares to Brilliant in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Brilliant Ordinary Shares upon the liquidation of the Trust Account if Brilliant is unable to consummate a business combination. Based on a market price of $[•] per Brilliant Ordinary Shares on [•], 2022, the market value of the shares was $[•]. The Brilliant Private Units (including underlying securities) and founder shares acquired prior to the IPO will be worthless if Brilliant does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting Nukkleus as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Brilliant’s public shareholders’ best interest.

The Sponsor holds 261,000 Brilliant Private Units and 986,001 Founder Shares. Based on the closing prices on Nasdaq as of [__], 2022, the market value of the Sponsor’s Brilliant Units was $[__], and the market value of the Sponsor’s Brilliant Ordinary Shares was $[__]. Brilliant’s directors hold an aggregate amount of 20,000 Founder Shares. Based on the closing price on Nasdaq as of [__], 2022, the market value of the directors’ Brilliant Ordinary Shares was $[__]. The Sponsor and the directors, along with the other Initial Shareholders of Brilliant, have agreed to waive their rights to redeem their Brilliant Ordinary Shares in connection with Brilliant’s initial business combination or to receive distributions with respect to any Brilliant Ordinary Shares upon the liquidation of the Trust Account if Brilliant is unable to consummate a business combination. This waiver was made at the time that the founder shares were purchased for no additional consideration. Accordingly, if Brilliant does not consummate an initial business combination, and is forced to liquidate, the Sponsor and the directors will lose their entire investment.

Pursuant to Brilliant’s amended and restated memorandum and articles of association, it had 12 months from the closing of its initial public offering (or up to 21 months upon three three-month extensions of the period of time to consummate a business combination) to consummate its initial business combination. On June 22, 2021, the Sponsor timely deposited $460,000 in the Trust Account, pursuant to the terms of the amended and restated memorandum and articles of association, and the trust agreement Brilliant entered into with Continental Stock Transfer & Trust Company, for Brilliant to extend the period of time to consummate its initial business combination by three months from June 23, 2021, until September 23, 2021. On September 20, 2021, the Sponsor timely deposited $460,000 in the Trust Account for it to extend the period of time to consummate its initial business combination by three months from September 23, 2021, until December 23, 2021. On December 20, 2021, the Sponsor timely deposited $460,000 in the Trust account for Brilliant to extend the period of time to consummate its initial business combination by a further three months from December 23, 2021, until March 23, 2022. On March 18, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further four months, or until July 23,

2022. In connection with the extension, the Sponsor, deposited $634,594 into the trust account, representing $0.16 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On July 13, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further three months, or until October 23, 2022. In connection with the extension, the Sponsor, deposited $353,000 into the trust account, representing $0.12 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On October 17, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by up to a further three months, or until up to January 23, 2023, upon payment of $0.04 per public Brilliant Ordinary Share outstanding, or $22,600, in the Trust Account for each one month extension. In connection with the first monthly extension to November 23, 2022, Nukkleus deposited $26,000 into the Trust Account. The amended and restated articles of association provide that Brilliant must cease business operations and liquidate if an initial business combination is not consummated by November 23, 2022 (or up to January 23, 2023, if further extended pursuant to the terms of the Amended and Restated Articles of Association). The amended and restated articles of association provide that Brilliant must cease business operations and liquidate if an initial business combination is not consummated by November 23, 2022 (or up to January 23, 2023, if further extended).

The Sponsor has loaned Brilliant an aggregate amount of $2,367,594 in connection with five extensions of the time Brilliant has before it is required to liquidate, and may loan additional funds in connection with any additional extensions. Pursuant to the related promissory notes, the Sponsor will only be repaid from the proceeds of Brilliant’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if Brilliant does not consummate an initial business combination, the Sponsor is at risk of losing the entire amount. None of the Sponsor or its affiliates, or the officers and directors of Brilliant are owed out-of-pocket expenses for which they are awaiting reimbursement.

Two independent directors of Brilliant resigned from the board of directors prior to the signing of the Merger Agreement and only two Brilliant directors, one of whom is the Chief Executive Officer of the Sponsor, approved the Business Combination.

On February 15, 2022, Mitchell Cariaga notified Brilliant that he was resigning from Brilliant’s board of directors effective on that date, and on February 18, 2022, Xiaoying Sun notified Brilliant that she was resigning from Brilliant’s board of directors effective on that date. Although they did not formally indicate it in their resignation letters, it is Brilliant’s understanding that Mr. Cariaga and Ms. Sun resigned as a result of their respective determinations that they no longer wished to participate as directors of Brilliant’s board in the business combination process. On February 18, 2022, the two remaining directors of Brilliant’s board, Zan Wu, an independent director, and Dr. Peng Jiang, Chief Executive Officer and Chief Financial Officer of Brilliant and Chief Executive Officer of the Sponsor, approved the Business Combination. As Chief Executive Officer of the Sponsor, Dr. Jiang has interests in and arising from the Business Combination that are different from, or in addition to, interests of Brilliant shareholders, including that (i) the Sponsor has loaned Brilliant an aggregate amount of $2,367,594 in connection with the five extensions of the time Brilliant has before it is required to liquidate, and is at risk of losing the entire amount if the Business Combination is not consummated and (ii) the Sponsor holds 986,001 founder shares and 261,000 Brilliant Private Units, and because the Sponsor has agreed to waive its rights to any liquidation distributions as described herein, the founder shares and Brilliant Private Units will be worthless if the Brilliant Business Combination Proposal is not approved and Brilliant otherwise fails to consummate a business combination prior to November 23, 2022 (or up to not later than January 23, 2023 if the life of the SPAC is further extended to such date). See “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 132 for additional information. While Brilliant believes that it needed to act quickly in connection with approving the Business Combination, by moving forward with the Business Combination and making decisions with only two directors, only one of which was an independent director, these conflicts of interest create heightened risk to public shareholders that insufficient independent oversight was exercised in connection with approving the Business Combination. Brilliant’s board of directors currently consists of four directors, three of whom are independent directors.

Conducting the Business Combination through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the Common Stock price, which could cause Brilliant shareholders to lose some or all of their investment.

Conducting the Business Combination through a merger rather than an underwritten offering presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. In this transaction there is no independent third-party underwriter selling the shares of Common Stock of the Combined Company, and, accordingly, the Combined Company’s shareholders (including Brilliant’s public shareholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Although Brilliant has conducted due diligence on Nukkleus’s business, Brilliant cannot assure its shareholders that this due diligence has identified all material issues that may be present in Nukkleus’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Nukkleus’s business and outside of Brilliant’s and Nukkleus’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, although Brilliant performed a due diligence review and investigation of Nukkleus in connection with the Business Combination, Brilliant has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Brilliant’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if Brilliant’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Brilliant’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause Brilliant to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of its obtaining debt financing thereafter. Accordingly, any Brilliant shareholders or warrant holders who choose to remain stockholders or warrant holders of the Combined Company following the business combination could suffer a reduction in the value of their securities. These Brilliant shareholders or warrant holders are unlikely to have a remedy for the reduction in value.

In addition, because the Combined Company is not conducting a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Company than they might if the Combined Company conducted a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Common Stock.

Brilliant shareholders who wish to redeem their public shares in connection with a proposed business combination must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Brilliant is requiring shareholders who wish to redeem their Brilliant Ordinary Shares to either tender their certificates to Continental or to deliver their Brilliant Ordinary Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Brilliant Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Brilliant’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because Brilliant does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While Brilliant has been advised that it takes a short time to deliver Brilliant Ordinary Shares through the DWAC System, Brilliant cannot assure you of this fact. Accordingly, if it takes longer than Brilliant anticipates for shareholders to deliver their Brilliant Ordinary Shares, holders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares.

Redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If the Business Combination is not consummated, Brilliant will promptly return certificates to public shareholders who wished to redeem their Brilliant Ordinary Shares in connection with the proposed Business Combination. Investors who attempted to redeem their Brilliant Ordinary Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Brilliant has returned their securities to them. The market price of Brilliant Ordinary Shares may decline during this time and you may not be able to sell your shares when you wish to, even while other shareholders that did not seek redemption may be able to sell their shares.

Brilliant may redeem the unexpired redeemable Brilliant Warrants prior to their exercise at a time that is disadvantageous to Brilliant Warrant holders, thereby making their Brilliant Warrants worthless.

Brilliant may call the outstanding redeemable Brilliant Warrants (excluding the Brilliant Warrants underlying the Private Brilliant Units) for redemption, in whole and not in part, at a price of $0.01 per Warrant:

•        at any time after the Brilliant Warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Brilliant Warrant holder,

•        if, and only if, the reported last sale price of the Brilliant Ordinary Shares equals or exceeds $16.50 per share, for any 20 trading days within a 30-day trading period commencing after the Brilliant Warrants become exercisable and ending on the third trading day prior to the notice of redemption to public Brilliant Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the Brilliant Ordinary Shares underlying such Brilliant Warrant at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise Brilliant Warrants will be forfeited unless the Brilliant Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Brilliant Warrant will have no further rights except to receive the redemption price for such holder’s Brilliant Warrant upon surrender of such Brilliant Warrant. The redemption criteria for Brilliant Warrants have been established at a price which is intended to provide Brilliant Warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Brilliant Warrant exercise price so that if the share price declines as a result of Brilliant’s redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants; however, such redemption may occur at a time when the redeemable Brilliant Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of Brilliant Ordinary Shares had Brilliant Warrants remained outstanding. Historical trading prices (including recent trading prices) for Brilliant Ordinary Shares have not exceeded the $16.50 per share threshold at which the public Brilliant Warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.

Further, if Brilliant calls the Brilliant Warrants for redemption as described above, management will have the option to require all holders that wish to exercise Brilliant Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Brilliant Warrants for that number of Brilliant Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Brilliant Ordinary Shares underlying the Brilliant Warrants, multiplied by the difference between the exercise price of the Brilliant Warrants and the “fair market value” by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of Brilliant Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Brilliant Warrants. Whether Brilliant will exercise its option to require all holders to exercise their Brilliant Warrants on a “cashless basis” will depend on a variety of factors including the price of shares of Brilliant Ordinary Shares at the time the Brilliant Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. Redemption of the outstanding Brilliant Warrants could force holders (i) to exercise the Brilliant Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Brilliant Warrants at the then-current market price when the holder might otherwise wish to hold its Brilliant Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Brilliant Warrants are called for redemption, is likely to be substantially less than the market value of the Brilliant Warrants. The private Brilliant Warrants are not redeemable by Brilliant so long as they are held by the initial purchasers or their permitted transferees.

In the event Brilliant determines to redeem the public Brilliant Warrants, holders of redeemable Brilliant Warrants would be notified of such redemption as described in Brilliant’s Warrant Agreement. Specifically, in the event that Brilliant elects to redeem all of the redeemable Brilliant Warrants as described above, it shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Brilliant not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Brilliant Warrants will be notified of such redemption via Brilliant’s posting of the redemption notice to DTC.

If Brilliant’s shareholders exercise their registration rights with respect to their shares, it may have an adverse effect on the market price of Brilliant Ordinary Shares.

Brilliant’s Initial Shareholders are entitled to make a demand that Brilliant register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of Representative Shares, the Brilliant Private Units and any Brilliant Units the Sponsor, Initial Shareholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to Brilliant, are entitled to demand that Brilliant register the resale of the Representative Shares, Brilliant Private Units and any other Units Brilliant issues to them (and the underlying securities) commencing at any time after Brilliant consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,250,000 Brilliant Ordinary Shares (including 100,000 shares held by the Representative) and 261,000 Brilliant Units (and underlying securities) eligible for trading in the public market. The presence of these additional shares trading in the public market may have an adverse effect on the market price of the Combined Company’s securities.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of the Combined Company’s securities may decline.

The market price of the Combined Company’s securities may decline as a result of the Business Combination if:

•        the Combined Company does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Brilliant’s directors and officers may have certain conflicts in determining to recommend the Business Combination, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

Brilliant’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, interests of Brilliant shareholders, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the Brilliant Ordinary Shares and Brilliant Private Units (including the underlying securities) owned by Brilliant’s management and directors, or their affiliates and associates, would become worthless if the Brilliant Business Combination Proposal is not approved and Brilliant otherwise fails to consummate a business combination prior to November 23, 2022 (or up to not later than January 23, 2023, if the life of the SPAC is further extended). See “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 132 for additional information.

Nukkleus and Brilliant have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by Brilliant and Nukkleus if the Business Combination is not completed.

Nukkleus and Brilliant expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Brilliant expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by Brilliant and Nukkleus if the Business Combination is not completed.

Brilliant will incur significant transaction costs in connection with the Business Combination.

Brilliant will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Brilliant may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Brilliant Ordinary Shares are redeemed, the Combined Company’s Common Stock may become less liquid following the Business Combination.

If a significant number of Brilliant Ordinary Shares are redeemed, Brilliant may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the Common Stock on its exchange, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, the Combined Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for the Combined Company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future

Brilliant may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

Brilliant may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. Brilliant’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if Brilliant’s board of directors determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, Brilliant has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to Brilliant’s obligations to close the Business Combination that there be no applicable law and no order prohibiting or preventing the consummation of the Business Combination, however, if the Board determines that any such order is not material to the business of Nukkleus, then the board may elect to waive that condition without shareholder approval and close the Business Combination.

Brilliant’s shareholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Brilliant’s current stockholders have on the management of the Combined Company.

It is anticipated that upon completion of the Business Combination, the existing Nukkleus stockholders will own approximately [83]% of the outstanding common stock of the Combined Company, Brilliant’s public shareholders will retain an ownership interest of approximately [8]% in the Combined Company, and the Sponsor, officers and directors of Brilliant will retain an ownership interest of approximately [9]% in the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any public Ordinary Shares by Brilliant’s public shareholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by Brilliant’s shareholders in the Combined Company will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public holders of Brilliant Ordinary Shares could experience in connection with the Closing for two redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 4,600,000 public Brilliant Warrants and 261,000 private Brilliant Warrants, and (ii) the conversion of all 4,600,000 public Brilliant Rights and 261,000 private Brilliant Rights into shares of Common Stock, but does not assume the issuance of any equity awards under the Incentive Plan.

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Nukkleus Stockholders	14,000,000	82.5%	14,000,000	86.5%
Brilliant Public Shareholders(1)	1,024,936	6.0%	460,000	2.9%
Backstop Pool to Brilliant Public Shareholders	409,974	2.4%	184,000	1.1%
Brilliant Initial Shareholders(2)	1,537,100	9.1%	1,537,100	9.5%
Total common stock outstanding	16,972,010	100.0%	16,181,100	100.0%

____________

(1)      Scenario 2 assumes redemptions of 564,936 Brilliant Ordinary Shares for aggregate redemption payments of $10.0 million using a per-share redemption price of $10.48. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Includes 460,000 Brilliant Rights to be converted into an equal number of PubCo Common Stock upon consummation of the Business Combination.

(2)      In Scenarios 1 and 2, the [•] Brilliant founder shares included in this number are subject to certain share-performance-based vesting provisions pursuant to which 50% of the founder shares will vest one year after the closing of the Business Combination, and the remaining 50% will vest on the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Business Combination.

Risks Related to Brilliant’s Location in China

The PRC governmental authorities may take the view now or in the future that an approval from them is required for an overseas offering by a company affiliated with Chinese businesses or persons or a business combination with a target business based in and primarily operating in China.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued Opinions on Strictly Cracking Down on Illegal Securities Activities in accordance with the Law (“Opinions”). These Opinions have laid the groundwork for strengthening the Chinese government’s monitoring of illegal securities activities in China and the supervision of overseas listings by China-based companies. The Opinions generally provide that existing laws and regulations regarding data security, cross-border data transmission, and the protection of classified information should be further supplemented, and that the PRC government will seek to deepen its cross-border audit supervision cooperation with regulatory bodies in other countries in law-based and reciprocal manner.

Based on Brilliant’s understanding of the current PRC laws and regulations, no prior permission is required under the Opinions from any PRC governmental authorities (including the China Securities Regulatory Commission) for consummating this Business Combination by Brilliant or Nukkleus, given that: (a) Nukkleus is not controlled by PRC companies or individuals nor formed for the purpose of seeking a public listing on an overseas stock exchange through acquisition of PRC domestic companies; and (b) Brilliant has no operations or assets in mainland China and its only nexus to China is the fact it has its executive offices and certain executives and directors are based in China.

On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Measures”), which are now open for public comment. The Administration Provisions provide for a general filing regulatory framework, and the Measures set out more detailed terms and procedures of the filing requirements. Pursuant to the Administration Provisions and the Measures, domestic companies that apply for offerings and listings in an overseas market in the name of an offshore entity are required to, among others, file and report to the CSRC, provided that: (i) the total assets, net assets, revenues or profits of the PRC operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period and (ii) the senior managers in charge of business operation and management of the issuer are mostly PRC citizens or have habitual residence in the PRC, and its main places of business are located in the PRC or main business activities are conducted in the PRC. According to questions and answers published by the CSRC on December 24, 2021, the new rules, as drafted, would not be applied retrospectively, and would only be applied to new listings and refinancing by existing overseas-listed Chinese companies. Consummation of the Business Combination contemplated under this proxy statement/prospectus has not been affected by the draft new rules, as the Administration Provisions and the Measures have not yet come into effect. Brilliant understands that even if the Administration Provisions and the Measures take effect as currently drafted, the CSRC’s filing requirements would not be required for the Business Combination and trading of the securities on the Nasdaq in the context of this Business Combination, given that Nukkleus does not conduct physical operations within mainland China. Nukkleus’s senior managers in charge of business operations and management are neither PRC citizens nor are they habitually domiciled in the PRC, and neither Nukkleus’s main places of business nor its main business activities are conducted in the PRC. However, uncertainties exist regarding the interpretation of the draft regulations, as well as interpretation of the final form of these regulations and implementation thereof after promulgation.

However, Brilliant cannot assure you that Brilliant’s ability to continue or complete a business combination in the prescribed time period will not be adversely impacted should the PRC government take a different view, which, for example, could be through promulgating enforcement guidelines of Opinions, or any other new regulations including the Administration Provisions and the Measures. There is also no guarantee that such no requirement for prior permission will continue to be the case in relation to the continued listing of the Combined Company’s securities on a securities exchange outside of the PRC, or even if such permission is required and obtained, it will not be subsequently denied or rescinded. Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas (including those by special purpose acquisition companies like Brilliant whose office and/or management are in China) could significantly limit or completely hinder the Combined Company’s ability to offer or continue to offer securities to investors and cause the value of the Combined Company’s securities to significantly decline or be worthless.

China’s economic, political and social conditions, as well as sudden or unexpected changes in any government policies, laws and regulations, could have a material adverse effect on the Business Combination.

China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

The PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the economy in China and could have a material adverse effect on Brilliant’s business.

The PRC government has significant oversight and discretion over the conduct of a PRC company’s business and may intervene with or influence its operations, with limited notice, as the government deems appropriate to further regulatory, political and societal goals. Any such action, once taken by the PRC government towards a company with China nexus as Brilliant’s executive offices are located in China, even if Nukkleus does not have any substantive operations in China, could significantly limit or completely hinder Brilliant’s ability to consummate the Business Combination. For example, if Brilliant is required by any new regulation to obtain prior approval to complete the Business Combination, the Business Combination could be significantly delayed, and Brilliant cannot guarantee you that it will eventually be able to obtain such approval.

Moreover, the laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation involve significant uncertainties. To the extent any PRC laws and regulations become applicable to us, it may subject us to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations with little or no advance notice or intervening in Brilliant’s business at any time.

The Chinese government has indicated its intent to intervene in or influence a PRC company’s business operations at any time or to exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers.

Statements by the Chinese government in 2021 have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. The PRC has proposed new rules in 2021 that would require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that would significantly tighten oversight over large China-based internet companies. On November 14, 2021, the CAC publicly solicited opinion on the Regulation on Network Data Security Management (Consultation Draft), which stipulated that data processors that undertake data processing activities using internet networks within China are required to apply for cybersecurity review if it conducts data processing activities that will or may have an impact on China’s national security. The review is mandatory if the data processor controls more than 1 million users’ personal information and intends to be listed in a foreign country, or if the data processor seeks to be listed in Hong Kong. As of the date of this prospectus, the Draft Regulation on Network Data Security Management has not been formally adopted. On December 28, 2021, the CAC, jointly with 12 departments under the State Council, implemented the Measures for Cybersecurity Review, which became effective on February 15, 2022. According to the Measures for Cybersecurity Review, operators of critical information infrastructure purchasing network products and services, and data processors carrying out data processing activities that affect or may affect China’s national security, are required to conduct a cybersecurity review. Operators, including operators of critical information infrastructure and data processors, who control more than 1 million users’ personal information must report to the Cyber Security Review Office for a cybersecurity review if it intends to be listed in a foreign country.

On June 10, 2021, the Standing Committee of the PRC National People’s Congress, or SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. On August 20, 2021, the SCNPC adopted the Personal Information Protection Law, which took effect as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the responsibilities for collection, processing, and use of personal information.

As Nukkleus is not based or located in, and does not conduct its principal business operations in, China (including Hong Kong and Macau), based on Brilliant’s understanding of currently applicable PRC laws and regulations, the Business Combination is not subject to the review or prior approval of the CAC or the CSRC. Further, Brilliant currently believes that the regulations or policies that have been issued by the CAC to date are not applicable to Brilliant’s officers and directors. However, uncertainties still exist due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. Any future action by the PRC government expanding the categories of industries, persons and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder Brilliant’s ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Since none of Brilliant’s officers and directors has engaged in data activities or the processing of personal information in China, Brilliant believes its officers and directors are in full compliance with the regulations and policies that have been issued by the CAC to date. Although Nukkleus is not based or located in, and does not conduct its principal business operations in, China (including Hong Kong and Macau), Nukkleus may, or its customers, vendors or business partners may, collect or generate data in China. Given the PRC authorities have significant discretion in interpreting and applying the relevant cybersecurity and data laws and regulations, there is a risk that Nukkleus may be subject to cybersecurity review or other regulatory actions even though it is not based or located in and does not conduct its principal business operations in China.

Risks Related to Combined Company’s Common Stock and the Securities Market

The Combined Company’s stock price may fluctuate significantly.

The market price of the Combined Company’s common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in the Combined Company’s results of operations due to factors related to its business;

•        success or failure of the Combined Company’s business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        the Combined Company’s level of indebtedness, ability to make payments on or service indebtedness and the Combined Company’s ability to obtain financing as needed;

•        the Combined Company’s ability to retain and recruit qualified personnel;

•        the Combined Company’s quarterly or annual earnings, or those of other companies in the industry;

•        announcements by us or the Combined Company’s competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, the Combined Company’s common stock after the Business Combination;

•        changes in earnings estimates by securities analysts or the Combined Company’s ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the Combined Company and its industry;

•        overall market fluctuations unrelated to the Combined Company’s operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting the Combined Company’s business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the Combined Company’s common stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on the Combined Company’s stock price volatility.

Should the market price of the Combined Company’s shares drop significantly, stockholders may institute securities class action lawsuits against the Combined Company. A lawsuit against the Combined Company could cause it to incur substantial costs and could divert the time and attention of management and other resources.

Your percentage ownership in the Combined Company may be diluted in the future.

Stockholders’ percentage ownership in Nukkleus may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Combined Company will be granting to directors, officers and other employees. Nukkleus’s board of directors has adopted the incentive plan for the benefit of certain of its current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of the common stock.

From time-to-time, the Combined Company may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of Combined Company common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock.

Issuing additional shares of the Combined Company’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. The Combined Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Combined Company’s control, which may adversely affect the amount, timing, or nature of future offerings. As a result, current shareholders bear the risk that future offerings may reduce the market price of the Combined Company’s common stock and dilute their percentage ownership.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to have Nukkleus Common Stock and warrants to acquire Nukkleus Common Stock listed on Nasdaq. We expect that our securities will be listed on Nasdaq at or promptly after the consummation of the Business Combination. Following the date the shares of our Common Stock and warrants are eligible to trade separately, we anticipate that the shares of our Common Stock and warrants will be separately listed on Nasdaq. We cannot guarantee that our securities will be approved for listing on Nasdaq. Although after giving effect to this offering we expect to meet, on a pro forma basis, the minimum initial listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will be, or will continue to be, listed on Nasdaq in the future or prior to our initial business combination. In order to continue listing our securities on Nasdaq prior to our initial business combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity (generally $2,500,000) and a minimum number of holders of our securities (generally 300 public holders). Additionally, in connection with the Business Combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our stock price would generally be required to be at least $4.00 per share, our stockholders’ equity would generally be required to be at least $5.0 million and we would be required to have a minimum of 300 round lot holders (with at least 50% of such round lot holders holding securities with a market value of at least $2,500) of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time.

Once listed on Nasdaq, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained. If Nasdaq delists any of our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, Nukkleus Common Stock may continue to be listed on OTC Pink Sheets, an inter-dealer automated quotation system for equity securities not listed on a national exchange. If our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Pink Sheets, the liquidity and price of our securities may be more limited than if we were listed on Nasdaq or another national exchange. In such event, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        more limited liquidity for our securities;

•        a determination that Nukkleus Common Stock is a “penny stock” which will require brokers trading in Nukkleus Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

In the event that the combined company fails to satisfy any of the listing requirements of the Nasdaq Capital Market, Nasdaq may reject our application to list on Nasdaq, and the parties may waive the closing condition in the Merger Agreement that Nukkleus Common Stock be listed on Nasdaq at the closing of the business combination.

Following the merger, Nukkleus Common Stock is expected to be listed on the Nasdaq Capital Market. To list Nukkleus Common Stock on The Nasdaq Capital Market, Nukkleus will be required to comply with the listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that Nukkleus fails to satisfy any of the listing requirements, Nasdaq may reject Nukkleus’s application to list its common stock on Nasdaq. Though the listing of Nukkleus Common Stock on Nasdaq is a condition to the closing of the business combination, the parties may waive such closing condition and proceed to close the business combination. If Nukkleus Common Stock is not listed on Nasdaq, it is likely to be more difficult to trade in or obtain accurate quotations as to the market price of Nukkleus Common Stock, and Nukkleus Common Stock is likely to continue to be listed on the OTC Pink Sheets. As a result, Nukkleus could face significant adverse consequences including:

•        a limited availability of market quotations for our securities;

•        more limited liquidity for our securities;

•        a determination that Nukkleus Common Stock is a “penny stock” which will require brokers trading in Nukkleus Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for Nukkleus Common Stock may not develop.

The listing of Nukkleus Common Stock on Nasdaq does not assure that a meaningful, consistent and liquid trading market exists. An active trading market for shares of Nukkleus Common Stock may never develop or be sustained. If an active market for Nukkleus Common Stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

THE NUKKLEUS SPECIAL MEETING

General

Nukkleus is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Nukkleus Board for use at the extraordinary general meeting to be held virtually at 10:00 a.m. Eastern Time, on [______], and at any adjournment or postponement thereof. This proxy statement/prospectus provides Nukkleus stockholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Special Meeting

The extraordinary general meeting will be held virtually at 10:00 a.m. Eastern Time, on [_______]. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, Nukkleus has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://[_____] in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team.

Purpose of the Special Meeting

At the Nukkleus special meeting, Nukkleus is asking holders of Nukkleus Common Stock to consider and vote upon:

•        Nukkleus Proposal 1: The “Nukkleus Share Issuance Proposal” — to approve the issuance of Nukkleus Common Stock to Brilliant shareholders in accordance with the Agreement and Plan of Merger, dated as of February 22, 2022, (as may be amended from time to time, the “Merger Agreement”), by and Nukkleus and Brilliant Acquisition Corporation, a British Virgin Islands corporation (“Brilliant”), in connection with the transactions contemplated thereby, pursuant to which, among other things, (i) shareholders of Brilliant will surrender their Ordinary Shares of Brilliant and rights to acquire shares of Brilliant in exchange for newly issued shares of Nukkleus Common Stock, and (ii) a newly formed British Virgin Islands company and wholly owned subsidiary of Nukkleus will merge with and into Brilliant (the “Merger”), with Brilliant surviving the Merger as a wholly-owned subsidiary of Nukkleus (collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

•        Nukkleus Proposal 2: The “Nukkleus Stock Split Proposal” — to approve an amendment to the certificate of incorporation of Nukkleus to effect a reverse stock split of Nukkleus Common Stock, at a ratio of 26.227 for one, the form of which is attached as Annex C to this proxy statement/prospectus.

•        Nukkleus Proposal 3: The “Nukkleus Incentive Plan Proposal” — to approve the Nukkleus 2022 Incentive Plan (the “Incentive Plan”), the form of which is attached as Annex D to this proxy statement/prospectus, which, among other items, reserves a number of shares of Nukkleus Common Stock for grant under the Incentive Plan.

•        Nukkleus Proposal 4: The “Nukkleus Adjournment Proposal” — to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of the Nukkleus Board

The Nukkleus Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Nukkleus’s stockholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Split Proposal, and “FOR” the approval of the Adjournment Proposal.

The existence of financial and personal interests of one or more of Nukkleus’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Nukkleus and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Nukkleus’s officers have interests in the Merger that may conflict with your interests as a stockholder.

Record Date; Who is Entitled to Vote

Nukkleus stockholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned shares of Nukkleus Common Stock at the close of business on [__], which is the “Record Date” for the special meeting. Stockholders will have one vote for each share of Nukkleus Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the Record Date, there were 367,175,886 shares of Nukkleus Common Stock issued and outstanding.

Certain holders of Nukkleus Common Stock which are affiliates of directors and officers of Nukkleus have agreed to, among other things, vote in favor of the Merger. As of the date of this joint proxy statement/prospectus, such holders own 70% of the issued and outstanding shares of Nukkleus Common Stock.

Quorum

A quorum of Nukkleus stockholders is necessary to hold a valid meeting. A quorum will be present at the Nukkleus special meeting if the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock entitled to vote at the special meeting are represented in person or by proxy. As of the Record Date for the Nukkleus special meeting, 183,587,943 shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Nukkleus but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Nukkleus believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the Nukkleus Share Issuance Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock, who, being present in person or by proxy and entitled to vote at the Nukkleus special meeting, vote at the Nukkleus special meeting.

The approval of the Nukkleus Stock Split Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock, who, being present in person or by proxy and entitled to vote at the Nukkleus special meeting, vote at the Nukkleus special meeting.

The approval of the Nukkleus Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock, who, being present in person or by proxy and entitled to vote at the Nukkleus special meeting, vote at the Nukkleus special meeting.

The approval of the Nukkleus Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock, who, being present in person or by proxy and entitled to vote at the Nukkleus special meeting, vote at the Nukkleus special meeting.

Voting Your Shares

Each share of Nukkleus Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Nukkleus Common Stock that you own.

If you are a record owner of your shares, there are two ways to vote your shares of Nukkleus Common Stock at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Nukkleus Board, “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Split Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

You Can Attend the Special Meeting and Vote in Person.

If your shares are registered in your name with the Transfer Agent and you wish to attend the special meeting, go to https://[___], enter the control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the special meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [_______]. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact the Transfer Agent at least [five] business days prior to the special meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Nukkleus can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Nukkleus stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify [_______] in writing before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy, and vote, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a Nukkleus stockholder and have any questions about how to vote or direct a vote in respect of your shares of Nukkleus Common Stock, you may call [_______], our proxy solicitor, by calling [_____], or banks and brokers can call collect at [_____], or by emailing [_______].

Appraisal Rights

Holders of Nukkleus Common Stock do not have appraisal rights in connection with the Merger under the DGCL.

Proxy Solicitation

Nukkleus is soliciting proxies on behalf of the Nukkleus Board. This solicitation is being made by mail but also may be made by telephone or in person. Nukkleus and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Nukkleus will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Nukkleus will bear the cost of the solicitation.

Nukkleus has engaged [_______] to assist in the solicitation process and will pay [_______] a fee of $[_____], plus disbursements.

Nukkleus will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Nukkleus will reimburse them for their reasonable expenses.

Nukkleus Stockholders

As of the date of this proxy statement/prospectus, there are 367,175,886 shares of Nukkleus Common Stock issued and outstanding.

NUKKLEUS PROPOSAL 1 — THE NUKKLEUS SHARE ISSUANCE PROPOSAL

Overview

At the Nukkleus special meeting, Nukkleus’s stockholders will be asked to approve the issuance of Nukkleus Common Stock pursuant to the Merger Agreement and the change of control resulting therefrom.

At the effective time of the Merger, Brilliant’s shareholders will exchange their equity interests in Brilliant for shares of Nukkleus Common Stock representing approximately [30%] of the issued and outstanding common stock of Nukkleus immediately following the effective time of the Merger on a fully diluted basis, and Nukkleus’s stockholders as of immediately prior to the effective time of the Merger, will own approximately [70%] of the issued and outstanding common stock of Nukkleus immediately after the effective time of the Merger on a fully diluted basis. The exact number of shares of Nukkleus Common Stock to be issued in the Merger will be determined pursuant to a formula in the Merger Agreement and described in the section entitled “The Merger Agreement — Merger Consideration”.

Background of the Merger

See “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — Background of the Merger” for background of the Business Combination.

Recommendations of the Nukkleus Board

As described under “Background of the Merger” above, the Nukkleus Board, in evaluating the Merger, consulted with Nukkleus’s management and financial and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Nukkleus’s Board considered a range of factors, including, but not limited to, the factors discussed below. Nukkleus’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it.

This explanation of Nukkleus’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Nukkleus’s Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        The implied valuation of Nukkleus’s Common Stock in the Merger; and

•        The assets, including the balance of Brilliant’s Trust Account, and shareholder base of Brilliant.

In connection with the Merger, Nukkleus’s management reviewed and compared, using publicly available information, certain current and historical financial information for Brilliant, as well as the projected financial information of Brilliant described below under “Brilliant Projected Financial Information”.

Nukkleus’s Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Merger including the risk factors associated with Brilliant, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

The above discussion of the material factors considered by Nukkleus’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Nukkleus’s board of directors

The Merger Agreement

See “Brilliant Proposal 1 — The Brilliant Business Combination Proposal — The Merger Agreement” for a detailed summary of the Merger Agreement.

Stock Purchase Agreement with White Lion

On May 17, 2022, Nukkleus entered into a Stock Purchase Agreement (the “White Lion Agreement”) with White Lion Capital Partners, LLC a California-based investment fund (“White Lion”). Under the terms of the White Lion Agreement, Nukkleus has the right, but not the obligation, to require White Lion to purchase shares of Nukkleus Common Stock up to a maximum amount of $75,000,000 or such lower amount as may be required pursuant to the rules of the market on which shares of Nukkleus Common Stock trades at such time. Pursuant to terms of the White Lion Agreement and the White Lion Registration Rights Agreement (as defined below), Nukkleus is required to use its commercially reasonable efforts to file with the SEC a registration statement covering the shares to be acquired by White Lion within sixty days following the closing of the Business Combination.

The term of the White Lion Agreement commences on the effective date of the registration statement and shall end on December 31, 2024, or, if earlier, the date on which White Lion has purchased the maximum number of shares of Nukkleus Common Stock provided under the White Lion Agreement, in each case on the terms and subject to the conditions set forth in the White Lion Agreement. White Lion’s purchase price will be 96% of the dollar-volume weighted average price of Nukkleus common stock over the two consecutive trading days immediately following receipt of Nukkleus’s notice of its intent to make a draw.

During the term of the White Lion Agreement, on the terms and subject to the conditions set forth therein, Nukkleus may draw up to the lesser of (i) the number of shares of Nukkleus common stock which would result in beneficial ownership by White Lion of more than 4.99% of the outstanding shares of Nukkleus common stock, (ii) the number of shares of Nukkleus common stock equal to 30% of the average daily trading volume of Nukkleus common stock over the five consecutive trading days immediately following the notice date, or (iii) the number of Nukkleus common stock obtained by dividing $1,500,000 by the closing sale price of Nukkleus common stock on the notice date.

Nukkleus is not entitled to draw on the White Lion Agreement if the closing sale price of Nukkleus Common Stock on the trading day immediately preceding the notice date is less than $1.00 (following the reverse stock split proposed in connection with the closing of the Business Combination, but adjusted for any other reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). Nukkleus is not entitled to draw on the White Lion Agreement unless each of the following additional conditions is satisfied: (i) each of Nukkleus’s representations and warranties set forth in the White Lion Agreement is true and correct (subject to qualifications as to materiality set forth therein) in all respects as of such time; (ii) a registration statement is and remains effective for the resale of securities in connection with the White Lion Agreement; (iii) the trading of the Company’s common stock shall not have been suspended by the SEC, the applicable trading market or FINRA, or otherwise halted for any reason; (iv) Nukkleus shall have complied with its obligations and shall not otherwise be in breach or default of any agreement set forth in the White Lion Agreement; (v) no statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the White Lion Agreement; (vi) all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act of 1934 (other than Forms 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings; (vii) to the extent the issuance of the put shares requires shareholder approval under the listing rules of the applicable national exchange or principal quotation system for the Nukkleus common stock, the Company has or will seek such approval; and (viii) certain other conditions as set forth in the White Lion Agreement.

Background of White Lion Discussions

After reviewing the publicly available announcements regarding the Business Combination, representatives of White Lion emailed Emil Assentato on April 17, 2022, regarding a potential transaction between Nukkleus and White Lion. Representatives of Nukkleus, including Tony Porcheron of PK Asset Management, a financial advisory firm engaged by Nukkleus to provide an interim chief financial officer (for further information on Nukkleus’s arrangement with PK Asset Management, please refer to the section titled “Letter Agreement with PK Asset Management” on page 217), and Jamie Khurshid, Nukkleus director and chief operating officer, held discussions with White Lion on April 29, 2022, regarding various financing options. Those financing options included White Lion’s participation in a larger PIPE financing round, White Lion providing backstop financing, and a forward purchase agreement. Mr. Porcheron performed a diligence and background review of White Lion, including a review of White Lion’s past deal flow, interviews with previous clients of White Lion, discussions with Mr. Porcheron’s contacts in the investment banking community who had prior dealings with White Lion and a review of publicly available SEC and other regulatory filings. Mr. Porcheron also provided White Lion with Nukkleus’s financial statements and other publicly available information, and on May 2, 2022, the parties participated in follow-up discussions regarding a contemplated forward purchase transaction. White Lion explained that they were more experienced with forward purchase agreements in SPAC transactions than PIPE financing or backstop financing arrangements, and the parties agreed to explore a forward purchase arrangement on terms to be provided in a draft term sheet by White Lion.

The material terms of the alternative financial options offered by White Lion and discussed between the parties were as follows. The PIPE financing option White Lion offered involved a 9% convertible bond with 20% of the financing amount in additional warrants. The backstop arrangement offered by White Lion involved the issuance of up to $20 million in shares of Nukkleus Common Stock at 90% of share price. The forward purchase contract offered by White Lion initially involved a purchase at 92% of share price. During the May 2, 2022, discussions, White Lion informed Mr. Percheron that approval of a PIPE financing or backstop arrangement would need to be presented to White Lion’s international partners for approval, which could result in delays in their negotiations. During the May 2, 2022, discussions, Mr. Percheron asked White Loin to consider a forward purchase arrangement with a purchase price of 95% of the prevailing share price at the time of exercise, rather than the 92% purchase price proposed by White Lion.

Nukkleus considered the proposals from White Lion and determined that it was in its interest to enter into the forward purchase contract arrangement, whereby White Lion would provide, at Nukkleus’s election, additional equity capital in the event that Nukkleus determined that it needed such funds to enter into a strategic acquisition transaction or if there was a need for additional capital in one or more of Nukkleus’s subsidiaries or business units. Nukkleus determined that, in the event that redemptions by Brilliant shareholders exceeded 70% of the issued and outstanding Brilliant Ordinary Shares as of the date of the White Lion Agreement, Nukkleus would consider exercising its option to cause White Lion to purchase shares of Nukkleus Common Stock in multiple draws over a three to six-month period. In order to minimize dilution to Nukkleus stockholders, Nukkleus does not intend to exercise its option unless the trading price of Nukkleus Common Stock exceeds $11 at the time of exercise. Mr. Assentato, Mr. Khurshid and Mr. Porcheron received a term sheet for the White Lion Agreement on May 5, 2022, which contemplated (i) a maximum purchase amount of the lesser of $75 million or 10% of Nukkleus’s total market capitalization, (ii) an exercise price for the shares of Nukkleus Common Stock to be purchased by White Lion of 95% of the average trading price of Nukkleus Common Stock during a five-day valuation period, and (iii) a commitment of 1% of the maximum purchase amount in shares of Nukkleus Common Stock, to be issued at the closing of the Business Combination and valued based on the then-current trading price of Nukkleus Common Stock.

In reviewing the term sheet, Mr. Porcheron noted that Nukkleus’s implied market capitalization based on the consideration in the Merger Agreement was approximately $220 million, and therefore it considered the $75 million purchase limit to be higher than Nukkleus’s expected valuation during the anticipated term of the White Lion Agreement and not warranting further negotiation. Nukkleus had a follow-up call with White Lion on May 5, 2022, to negotiate revised deal terms with respect to the exercise price, including (i) an exercise price of 96%, rather than 95%, of the average trading price over the valuation period, and (ii) basing the exercise price on the implied valuation of Nukkleus Common Stock in the Merger Agreement, rather than the then-current trading price as proposed by White Lion. Mr. Assentato and White Lion signed the White Lion term sheet on May 6, 2022. White Lion sent a draft of the White Lion Agreement and Registration Rights Agreement to Mr Assentato, Mr. Khurshid and Mr. Porcheron on May 10, 2022. Mr. Assentato presented the draft White Lion Agreement and Registration Rights Agreement to representatives of Brilliant, including Bill Chen of RedEight, on May 11, 2022. Mr. Chen provided consent on behalf of Brilliant to Nukkleus’s entering into the White Lion Agreement and Registration Rights Agreement on May 16, 2022, and the parties signed the White Lion Agreement and Registration Rights Agreement on May 17, 2022.

In addition to the shares to be issued under the White Lion Agreement, Nukkleus will include in its registration statement additional shares of Nukkleus common stock in the amount of $750,000 being issued to White Lion in connection with the execution of the White Lion Agreement.

White Lion Registration Rights Agreement

In connection with the Company’s entry into the White Lion Agreement, Nukkleus entered into a Registration Rights Agreement with White Lion (the “White Lion Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, Nukkleus has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act registering the resale of the shares sold under the White Lion Agreement within sixty days of the closing of the Business Combination. The Registration Rights Agreement also provides that Nukkleus is required to use its commercially reasonable efforts to keep the registration effective and to prepare and file with the SEC such amendments and supplements if the foregoing registration statement is not then in effect, and the Company proposes to file certain types of registration statements under as may be necessary to keep the registration statement effective. The transactions contemplated by the White Lion Agreement and the White Lion Registration Rights Agreement may involve the potential sale of a substantial portion of Nukkleus common stock for resale and could negatively affect the market price of Nukkleus common stock and could further dilute Nukkleus’s current shareholders.

The foregoing descriptions of the terms and conditions of the White Lion Agreement and the Registration Rights Agreement are not complete and are qualified in their entirety by the full text of the White Lion Agreement and the White Lion Registration Rights Agreement, which are filed herewith as Exhibit 10.9 and Exhibit 10.10, respectively, and incorporated herein by reference.

Interests of Certain Persons in the Business Combination

Certain of Nukkleus’ executive officers and certain non-employee directors have interests in the Business Combination that are different from, or in addition to, the interest of Nukkleus stockholders generally. These interests include the continued service of certain directors of Nukkleus as directors of the combined company and the indemnification of former Nukkleus directors and officers by the combined company.

In addition, certain of Nukkleus’ current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of Nukkleus’ stockholders. With respect to Nukkleus’s executive officers and directors, these interests include, among other things:

•        Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director of ClearThink, a transaction advisory firm. ClearThink has been engaged by Nukkleus to advise Nukkleus with respect to the Business Combination. To date Nukkleus has paid ClearThink $140,000 and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to ClearThink to date.

•        Nukkleus has engaged First Sovereign, a registered broker-dealer, to serve as a placement agent in connection with a possible PIPE financing transaction being offered in connection with the closing of the Business Combination. Certain individuals associated with ClearThink other than Mr. Marshak provide transactional support and other services to First Sovereign. In exchange for such private placement services, Nukkleus agreed to pay to First Sovereign (a) upon the closing of any such transaction, a cash fee equal to (i) 7.5% of the aggregate gross proceeds raised in such transaction through the sale of equity or equity-linked securities, or (ii) 5.0% of the aggregate gross proceeds raised through the sale of securities without any equity or equity-linked component, and (b) warrants to purchase 7.5% of the amount of equity or equity-linked securities issued in such transaction. Such warrants shall be exercisable at the effective price per share in such transaction, shall have an expiration date of five years from the closing of the transaction and shall include both cash and net issuance (cashless) exercise provisions. While Mr. Marshak is not associated with First Sovereign, it is possible that he will receive some intangible or financial benefit from the compensation paid by Nukkleus to First Sovereign as a result of any payment to ClearThink for services rendered.

Required Vote; Recommendation of Nukkleus Board

The affirmative vote of the holders of a majority of the shares of Nukkleus Common Stock outstanding on the record date for the Nukkleus special meeting is required to approve the issuance of Nukkleus Common Stock pursuant to the Merger Agreement.

THE NUKKLEUS BOARD UNANIMOUSLY RECOMMENDS THAT NUKKLEUS STOCKHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL TO APPROVE THE ISSUANCE OF NUKKLEUS COMMON STOCK IN CONNECTION WITH THE MERGER AGREEMENT.

NUKKLEUS PROPOSAL 2 — THE NUKKLEUS STOCK SPLIT PROPOSAL

Overview

At the Nukkleus special meeting, Nukkleus stockholders will be asked to approve the amendment to the certificate of incorporation of Nukkleus effecting a reverse stock split of the issued shares of Nukkleus Common Stock, at a ratio of one to 26.227, such that the number of shares of Nukkleus Common Stock issued and outstanding immediately prior to the effective time of the Merger is 14,000,000. Upon the effectiveness of the amendment to the certificate of incorporation of Nukkleus effecting the reverse stock split, or the split effective time, the issued shares of Nukkleus Common Stock outstanding immediately prior to the split effective time will be reclassified into a smaller number of shares such that an Nukkleus stockholder will own one new share of Nukkleus Common Stock for each 26.227 shares of issued Common Stock held by that stockholder immediately prior to the split effective time.

The form of the amendment to the certificate of incorporation of Nukkleus to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Nukkleus Common Stock or preferred stock.

Purpose

The Nukkleus Board approved the proposal approving the amendment to the certificate of incorporation of Nukkleus effecting the reverse stock split for the following reasons:

•        The Nukkleus Board believes that effecting the Merger at an exchange ratio of one to one (i.e., issuing one share of Nukkleus Common Stock for each Brilliant Ordinary Share) may help generate investor interest in Nukkleus.

•        The Nukkleus Board believes that increasing the share price of the combined company’s common stock could improve the perception of its common stock as an investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of the combined company’s common stock, but also the combined company’s market liquidity.

•        Following the completion of the Merger, Nukkleus’s Common Stock is expected to be listed on the Nasdaq Capital Market. According to applicable Nasdaq rules, in order for the combined company’s common stock to continue to be listed on Nasdaq, the combined company must satisfy certain requirements established by Nasdaq, including with regard to its market price. The Nukkleus Board expects that the reverse stock split will increase the market price of the combined company’s common stock so that the combined company will be better able to maintain compliance with the relevant Nasdaq listing requirements.

On [___ __], 2022, Nukkleus Common Stock closed at $[___] per share. An investment in Nukkleus Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Nukkleus Board believes that most investment funds are reluctant to invest in lower priced stocks. The Nukkleus Board believes that the anticipated higher market price expected to result from a reverse stock split will reduce, to some extent, the negative effects of the practices of brokerage houses and investors described above on the liquidity and marketability of Nukkleus Common Stock.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per-share price of Nukkleus Common Stock, or that such increase will not be commensurate with the reverse stock split ratio used to effect the reverse stock split. Nukkleus cannot predict whether the reverse stock split will increase the market price for Nukkleus Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•        the market price per share of Nukkleus Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Nukkleus Common Stock outstanding before the reverse stock split;

•        the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•        the market price per share will either exceed or remain in excess of the $4 minimum bid price as required by Nasdaq for continued listing, that Nukkleus will otherwise meet the requirements of Nasdaq for inclusion for trading on the Nasdaq Capital Market, including the $4 minimum bid price upon the closing of the merger, or, if met, that the market price per share would remain above the minimum bid price for a sustained period of time; or

•        Nukkleus would otherwise meet the Nasdaq listing requirements even if the per share market price of Nukkleus Common Stock after the reverse stock split meets the required minimum bid price.

The market price of Nukkleus Common Stock will also be based on performance of Nukkleus and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Nukkleus Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Nukkleus may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Nukkleus Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Requirements for Nasdaq Listing

Nukkleus Common Stock is listed on the OTC Pink Sheets market under the symbol “NUKK”. Nukkleus has filed an initial listing application under the reverse merger rules with The Nasdaq Stock Market LLC to seek listing on the Nasdaq Capital Market or other appropriate Nasdaq trading market upon the closing of the Merger.

The listing standards of the Nasdaq Capital Market will require Nukkleus to have, among other things, a $4 per share minimum share price upon the closing of the Merger. Although the approval of the reverse stock split is not a closing condition to consummate the merger, if Nukkleus’s stockholders do not approve the Stock Split Proposal to effect the reverse stock split in connection with the closing of the Merger, there is some risk that Nasdaq will reject Nukkleus’s application to list its Common Stock on the Nasdaq Capital Market, or commence delisting procedures immediately following the closing of the Merger.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Nukkleus’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, Nukkleus’s authorized but unissued shares of Common Stock immediately prior to the closing of the Merger would be approximately [900,000,000], compared to shares of Common Stock issued of approximately [367,175,886]. If Nukkleus effects the reverse stock split using a 1-for-26,227 ratio, its authorized but unissued shares of Common Stock immediately prior to the closing of the Merger would be approximately [35,000,000] compared to shares of Common Stock issued of approximately [14,000,000]. The reverse stock split will not affect the number of authorized shares of Nukkleus Common Stock and preferred stock, which will continue to be authorized pursuant to the certificate of incorporation of Nukkleus, thus the reverse stock split will have the effect of increasing the number of authorized but unissued shares of Nukkleus Common Stock. There are no shares of Nukkleus preferred stock currently outstanding. Nukkleus currently has no plans, commitments, arrangements, understandings or agreements to issue shares, other than pursuant to the Merger Agreement, and to satisfy obligations under the Nukkleus stock options and restricted stock units from time to time as these stock options and restricted stock units, respectively, are exercised. The additional authorized shares of Common Stock will provide the Combined Company with the flexibility to consider and respond to future business opportunities and needs as they arise, including but not limited to, equity offerings; financings; potential strategic transactions, including mergers, acquisitions and business combinations; stock dividends; stock splits; grants under equity compensation plans; and other general corporate transactions.

Principal Effects of the Reverse Stock Split

The amendment to the certificate of incorporation of Nukkleus effecting the reverse stock split is set forth in Annex C to this proxy statement/prospectus.

The reverse stock split will be effected simultaneously for all outstanding shares of Nukkleus Common Stock. The reverse stock split will affect all of the Nukkleus stockholders uniformly and will not affect any stockholder’s percentage ownership interest in Nukkleus, except to the extent that the reverse stock split results in any of the Nukkleus stockholders owning a fractional share. The reverse stock split will not change the terms of Nukkleus Common Stock. After the reverse stock split, the shares of Nukkleus Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Nukkleus Common Stock now authorized, which is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. Nukkleus Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse split does not affect the total proportionate ownership of the combined company following the merger. The reverse stock split will not affect Nukkleus continuing to be subject to the periodic reporting requirements of the Exchange Act.

As an example, the following table illustrates the effects of a 26.227-to-one reverse stock split (without giving effect to the treatment of fractional shares):

	Prior to Reverse Stock Split	After 26.227-for-1 Reverse Stock Split
Common stock outstanding	367,175,886	14,000,000
Common stock issuable pursuant to outstanding equity awards	5,350,000(1)	[203,988]

____________

(1)      All of such options have an exercise price higher than or equal to $0.09 per share.

In addition, if the proposed reverse stock split is implemented, it will increase the number of Nukkleus stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability and liquidity of Nukkleus Common Stock that have been described above.

Nukkleus Common Stock is currently registered under Section 12(b) of the Exchange Act, and Nukkleus is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Nukkleus stockholders approve the amendment to the certificate of incorporation of Nukkleus effecting the reverse stock split, and if the Nukkleus Board still believes that a reverse stock split is in the best interests of Nukkleus and its stockholders, Nukkleus will file the amendment to the certificate of incorporation with the Delaware Secretary of State at such time as the Nukkleus Board has determined to be the appropriate split effective time. The Nukkleus Board may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each book-entry account representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Beneficial Owners of Common Stock.    Upon the implementation of the reverse stock split, Nukkleus intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Nukkleus Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Nukkleus Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered Holders of Common Stock.    Certain of Nukkleus registered holders of Common Stock hold some or all of their shares electronically in book-entry form with Nukkleus’s transfer agent, Issuer Direct Corporation. These stockholders do not hold physical stock certificates evidencing their ownership of Nukkleus Common Stock. However, they are provided with a statement reflecting the number of shares of Nukkleus Common Stock registered in their accounts. If a stockholder holds registered shares in book-entry form with Nukkleus’s transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Nukkleus’s Common Stock held following the reverse stock split.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock on the Nasdaq Capital Market on the first trading day immediately following the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Nukkleus is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the split effective time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Nukkleus or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of Nukkleus Common Stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, at the reverse stock split effective time, the stated capital on Nukkleus’s balance sheet attributable to Nukkleus Common Stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of Nukkleus Common Stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of Nukkleus Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Nukkleus Board or contemplating a tender offer or other transaction for the combination of Nukkleus with another company, the reverse stock split proposal is not being proposed in response to any effort of which Nukkleus is aware to accumulate shares of Nukkleus Common Stock or obtain control of Nukkleus, other than pursuant to the Merger Agreement, nor is it part of a plan by management to recommend a series of similar amendments to the Nukkleus Board and stockholders. Other than the proposals being submitted to the Nukkleus stockholders for their consideration at the Nukkleus special meeting, the Nukkleus Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Nukkleus.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of material U.S. federal income tax consequences of a reverse stock split to U.S. Holders (as defined below) that hold shares of Nukkleus Common Stock as capital assets for U.S. federal income tax purposes.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation dealers or traders in securities, commodities or foreign currency; banks, thrifts, insurance companies, and other financial institutions; traders that mark-to-market their securities; tax-exempt organizations or governmental organizations; small business investment companies; regulated investment companies; real estate investment trusts; tax-deferred or other retirement accounts; persons whose functional currency is not the U.S. dollar; persons who hold Nukkleus Common Stock as part of a “straddle”, “hedge”, “conversion transaction” or other risk reduction transaction; persons who hold or receive Nukkleus Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation; any entity or arrangement that is a partnership for U.S. federal income tax purposes; companies subject to the “stapled stock” rules; “expatriated entities”; certain former citizens or long-term residents of the United States; or persons subject to the alternative minimum tax or the 3.8% tax on net investment income.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations. Any such change may cause the U.S. federal income tax consequences of a reverse stock split to vary substantially from the consequences summarized below. Nukkleus has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

The state and local tax consequences of a reverse split may vary as to each U.S. Holder, depending on the jurisdiction in which such U.S. Holder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse stock split may not be the same for all U.S. Holders. U.S. Holders should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences to them of the reverse stock split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Nukkleus Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Nukkleus Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of Nukkleus Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Tax Consequences of the Reverse Stock Split

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder of shares of Nukkleus Common Stock should not recognize any gain or loss for U.S. federal income tax purposes as a result of a reverse stock split, except to the extent of any cash received in lieu of a fractional share of Nukkleus Common Stock, as discussed below. A U.S. Holder’s aggregate tax basis in shares of Common Stock received in a reverse stock split should equal the U.S. Holder’s aggregate tax basis in the shares of Nukkleus Common Stock exchanged in the reverse stock split, decreased by the amount of any tax basis allocable to a fractional share for which cash is received. In addition, each U.S. Holder’s holding period for the shares of Common Stock the U.S. Holder receives in a reverse stock split should include the U.S. Holder’s holding period for the shares of Nukkleus Common Stock exchanged in the reverse stock split. U.S. Holders of shares of Nukkleus Common Stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

In general, a U.S. Holder of shares of Nukkleus Common Stock that receives cash in lieu of a fractional share of Nukkleus Common Stock pursuant to the reverse stock split should recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Nukkleus Common Stock surrendered that is allocated to the fractional share of Nukkleus Common Stock. Any such capital gain or loss will be treated as long term capital gain or loss if the U.S. Holder’s holding period for shares of Nukkleus Common Stock surrendered exceeded one year as of the effective time of the reverse stock split.

Information Reporting and Backup Withholding

A U.S. Holder of shares of Nukkleus Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the reverse stock split, unless the U.S. Holder is an exempt recipient. Backup withholding generally will apply to such payments if the U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Each U.S. Holder of shares of Nukkleus Common Stock should properly complete and sign, and deliver, an IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding, or otherwise establish an applicable exemption in a manner acceptable to the paying agent. U.S. Holders of shares of Nukkleus Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Required Vote; Recommendation of Nukkleus Board

The affirmative vote of the holders of a majority of the shares of Nukkleus Common Stock outstanding on the record date for the Nukkleus special meeting is required to approve the amendment to the certificate of incorporation of Nukkleus effecting a reverse stock split at a ratio of 26.227 shares to one share of Nukkleus Common Stock.

THE NUKKLEUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NUKKLEUS STOCKHOLDERS VOTE “FOR” THE STOCK SPLIT PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF NUKKLEUS EFFECTING THE REVERSE STOCK SPLIT AT A RATIO OF 26.227-FOR-1.

NUKKLEUS PROPOSAL 3 — THE NUKKLEUS INCENTIVE PLAN PROPOSAL

Overview

Assuming the Nukkleus Business Combination Proposal is approved, Nukkleus is seeking shareholder approval of the Nukkleus Inc. 2022 Equity Incentive Plan (the “Incentive Plan”). Nukkleus’s Board intends to adopt the Incentive Plan, subject to approval from the shareholders of Nukkleus. Nukkleus’s Board has determined that it is in the best interests of the combined company to adopt the Incentive Plan, and is asking the shareholders of Nukkleus to approve the Incentive Plan. If approved, the Incentive Plan will become effective at the effective time of the Merger, and the combined company may grant additional equity awards pursuant to the Incentive Plan following the effective time of the Merger.

Nukkleus’s Board believes that the combined company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the combined company. Nukkleus’s board of directors expects that the Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the combined company’s success and in providing incentive to these individuals to promote the success of the combined company. If the Incentive Plan is not approved by Nukkleus shareholders, the combined company will be unable to make equity grants to its employees, consultants and directors, and will therefore be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who will contribute to its success.

As of the date of the adoption of the Incentive Plan, the Incentive Plan provides for 1,000,000 shares of Nukkleus Common Stock remain available for issuance under the Incentive Plan.

A summary of the principal features of the Incentive Plan is provided below. This summary is qualified by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus/information statement as Annex D. All shareholders are encouraged to read the Incentive Plan in its entirety for a more complete description of its terms.

All awards under the Incentive Plan may be granted to individuals who are then Nukkleus’s officers, directors, employees or consultants.

Best Practices

The Incentive Plan includes a number of features that will reinforce the alignment between the interests of participants in the Incentive Plan and those of the combined company’s stockholders. These provisions include, but are not limited to, the following:

•        No Discounted Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•        No Evergreen Provision. The Incentive Plan does not contain an “evergreen” feature that automatically increases the number of shares available for issuance pursuant to awards. Therefore, Nukkleus must obtain stockholder approval each time it desires to authorize additional shares for awards.

•        No Transferability. No award may be transferred, assigned, pledged or encumbered by a participant except pursuant to the laws of descent and distribution or as approved by the Compensation Committee for estate planning or charitable purposes.

•        No Automatic Grants. The Incentive Plan does not provide for “reload” or other automatic grants to participants.

•        No Tax Gross-Ups. The Incentive Plan does not provide for any tax gross-ups to participants.

General

Under the Incentive Plan, Nukkleus may grant awards with respect to its Common Stock to employees and consultants of the combined company and its subsidiaries, as well as non-employee members of any board of directors or board of managers of the combined company or of its subsidiaries. Awards may consist of restricted stock, restricted stock units, stock options, stock appreciation rights and other stock-based awards. Each award will be governed by the provisions of the Incentive Plan and the applicable award agreement. The Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended. The Incentive Plan will become effective upon the closing of the Merger, subject to its approval by Nukkleus’s stockholders.

Purpose

The purpose of the Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of Nukkleus and its subsidiaries by providing them the opportunity to acquire a proprietary interest in Nukkleus and to align their interests and efforts to the long-term interests of Nukkleus’s stockholders.

Administration

The Incentive Plan is administered by Nukkleus’s Board, which has the power, subject to the terms of the Incentive Plan and applicable law, to: (i) select the employees, consultants and non-employee directors who will receive awards pursuant to the Incentive Plan; (ii) determine the type or types of awards to be granted to each participant; (iii) determine the number of shares of Common Stock to which an award will relate, (iv) determine the terms and conditions of any award granted under the Incentive Plan; (v) approve the forms of notice or agreement for use under the Incentive Plan; (vi) determine whether, to what extent and under what circumstances awards may be settled in cash, shares of Nukkleus Common Stock or other property or canceled or suspended; (vii) interpret and administer the Incentive Plan and any instrument evidencing an award, notice or agreement executed or entered into under the Incentive Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Incentive Plan; (ix) delegate ministerial duties to such of Nukkleus’s employees as it so determines; and (viii) make all other determinations and take other actions as it may deem necessary or advisable for the administration of the Incentive Plan.

Eligibility

All of Nukkleus’s employees and consultants, all employees and consultants of Nukkleus’s subsidiaries, and all non-employee members of Nukkleus’s board of directors and those of Nukkleus’s subsidiaries are eligible to receive awards under the Incentive Plan.

Shares Available Under the Incentive Plan

If this Incentive Plan Proposal is approved by Nukkleus’s stockholders, 1,000,000 shares of Nukkleus Common Stock will be available for grant pursuant to awards under the Incentive Plan.

Awards — Generally

Awards may be granted on the terms and conditions described below. In addition, the Board may impose on any award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Incentive Plan, as the Board may determine, including without limitation terms requiring forfeiture of awards in the event of the termination of service of the participant. Each award will be evidenced by an award agreement that will include additional terms and conditions that may be applicable to such Award.

Awards — Types of Awards

Stock Options. Stock options granted under the Incentive Plan may be either ISOs or non-qualified options. The exercise price of an option shall be determined by the Board, but must be at least 100% of the fair market value of Nukkleus’s Common Stock on the date of the grant; provided that the Board may grant non-qualified options with an exercise price per share of less than the fair market value of Nukkleus’s Common Stock if the option (i) is not “deferred compensation” within the meaning of Section 409A of the Code, or (ii) meets all the requirements for awards that are considered “deferred compensation” under Section 409A of the Code. If the participant owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of Nukkleus’s stock or the stock of any subsidiary, the exercise price of an incentive stock option must be at least 110% of the fair market value of a share of Common Stock on the date the incentive stock option is granted. Each award of an option shall specify the time or times at which the option may be exercised and any terms and conditions applicable to the option, including (i) a vesting schedule which may be based upon the passage of time, attainment of performance goals, or a combination thereof, (ii) whether the exercise price for an option shall be paid in cash, with shares of Common Stock, with a combination of cash and shares of Common Stock, or with other legal consideration, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, and/or the time at which, shares of Common Stock will be delivered or deemed to be delivered to a participant upon exercise of an option. The term of an option may not exceed ten years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a participant who owns, directly or indirectly, shares constituting more than 10% of the total combined voting power of all classes of Nukkleus’s stock or the stock of any subsidiary).

Stock Appreciation Rights. A grant of a SAR entitles the holder to receive, upon exercise of the SAR, the excess of the fair market value of one share of Nukkleus’s Common Stock on the date of exercise over the grant price of the SAR as determined by the Compensation Committee. SARs will be settled either in cash, shares of Common Stock, or a combination of the foregoing. The grant price of a SAR may never be less than 100% of the fair market value of a share of Common Stock on the date of grant. The term of an SAR shall be no greater than ten years from the date of grant.

Stock Awards, Restricted Stock and Restricted Stock Units. With a restricted stock or restricted stock unit award, a participant receives a grant of shares of Common Stock or, in the case of restricted stock units, cash (if set forth in the award instrument), that are subject to certain restrictions, including forfeiture of such stock or cash upon certain events. Unless otherwise provided in an award agreement, during the restriction period, holders of restricted stock will have all the rights of a stockholder with respect to the restricted stock, including, without limitation, the right to receive dividends (whether in cash or additional shares of Common Stock) and to vote shares of restricted stock, provided that any dividends declared on restricted stock shall be subject to the same restrictions as the underlying restricted stock and any cash dividends shall be held by Nukkleus and released to the participant upon the vesting of the underlying restricted stock.

Other Stock-Based Awards. The Board is authorized, subject to the terms of the Incentive Plan and limitations under applicable law, to grant participants other incentives payable in cash or in shares of Nukkleus Common Stock under the Incentive Plan.

Change in Control and other Corporate Transactions

Unless the Board determines otherwise in the applicable instrument evidencing the award or in a written employment, services or other agreement between the participant and Nukkleus or its applicable subsidiary, in the event of a change of control of Nukkleus, if and to the extent the award is not converted, assumed, substituted for or replaced by the successor company, then such award shall terminate upon effectiveness of the change of control. If and to the extent the successor company converts, assumes, substitutes for or replaces an outstanding award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such award or any shares of the successor company or other consideration that may be received with respect to such Awards. The Board may instead provide in the event of a change of control that a participant’s outstanding awards shall terminate upon or immediately prior to such change of control and that each such participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the acquisition price applicable to the transaction giving rise to the change of control multiplied by the number of shares of Nukkleus Common Stock subject to such outstanding awards (either to the extent then vested and exercisable, or subject to restrictions and/or forfeiture provisions, or whether or not then vested and exercisable, or subject to restrictions and/or forfeiture provisions, as the Board determines) exceeds (B) if applicable, the respective aggregate exercise, grant or purchase price payable with respect to shares of Nukkleus Common Stock subject to such awards.

Termination of Employment or Other Service

Unless otherwise provided in an award agreement, upon a participant’s termination of employment or other service with Nukkleus or its subsidiaries, the unvested portion of such participant’s awards shall cease to vest and shall be forfeited and the vested portion of such participant’s options and SARs shall remain exercisable by the participant or the participant’s beneficiary or legal representative, as the case may be, for a period of (i) three months in the event of a termination by Nukkleus or a subsidiary without cause or in the event of the participant’s disability, or (ii) 12 months in the event of a termination due to death, but in all cases, not beyond the normal expiration date of the option or SAR. All of a participant’s options and SARs, whether or not vested, shall be forfeited immediately upon such participant’s termination by Nukkleus or a subsidiary for cause.

Amendment and Termination

The Incentive Plan has no fixed expiration date. Nukkleus’s Board may amend, alter, suspend, or terminate the Incentive Plan without the consent of stockholders, except that to the extent required by applicable law, regulation or stock exchange rule, the approval of Nukkleus’s stockholders shall be required for any amendment of the Incentive Plan.

Non-US Participants

Without amending the Incentive Plan, awards may be granted to participants who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Incentive Plan as may, in the judgment of the Board, be necessary or desirable to foster and promote achievement of the purposes of the Incentive Plan. The Board may approve such supplements to, or amendments, restatements or alternative versions of, the Incentive Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Incentive Plan as in effect for any other purpose.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations that may be relevant to participants in the Incentive Plan. This discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that might apply to a participant based on his or her particular circumstances, nor does it address state, local or foreign income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THEM AS A RESULT OF PARTICIPATING IN THE INCENTIVE PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE, LOCAL OR FOREIGN INCOME TAX OR OTHER TAX CONSIDERATIONS.

Incentive Stock Options. Upon the grant of an ISO, the option holder will not recognize any income. In addition, no income for federal income tax purposes will be recognized by an option holder upon the exercise of an ISO if the requirements of the Incentive Plan and the Code are satisfied, including, without limitation, the requirement that the option holder remain employed by the combined company or a subsidiary during the period beginning on the date of grant and ending on the day three months (or, in the case of the option holder’s disability, one year) before the date the option is exercised. If an option holder has not remained an employee of the combined company or a subsidiary during the period beginning on the date of grant of an ISO and ending on the day three months (or one year in the case of the option holder’s disability) before the date the option is exercised, the exercise of such option will be treated as the exercise of a non-qualified option and will have the tax consequences described below in the section entitled “Non-Qualified Options.”

The federal income tax consequences upon a disposition of the shares acquired pursuant to the exercise of an ISO depends upon when the disposition of the shares occurs and the type of such disposition.

•        If the disposition of such shares occurs more than two years after the date of grant of the ISO and more than one year after the date of exercise, any gain or loss recognized upon such disposition will be long-term capital gain or loss and the combined company or a subsidiary, as applicable, will not be entitled to any income tax deduction with respect to such ISO.

•        If the disposition of such shares occurs within two years after the date of grant of the incentive stock option or within one year after the date of exercise, or a disqualifying disposition, the excess, if any, of the amount recognized over the option price will be treated as taxable income to the participant and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder. The amount of ordinary income recognized by the option holder in a disqualifying disposition (and the corresponding deduction to the combined company or a subsidiary, as applicable) is limited to the lesser of the gain on such sale and the difference between the fair market value of the shares on the date of exercise and the option price. Any gain recognized in excess of this amount will be treated as short-term or long-term capital gain (depending upon whether the shares have been held for more than one year). If the option price exceeds the amount recognized upon such a disposition, the difference will be short-term or long-term capital loss (depending upon whether the shares have been held for more than one year).

If a participant is subject to the Alternative Minimum Tax, or the AMT, the tax consequences to the participant may differ from those described above. Under the AMT, a taxpayer will be required to pay an alternative minimum tax if the taxpayer’s “tentative minimum tax” (as defined in Section 55 of the Code) exceeds his or her regular tax for the year in question. For purposes of calculating the AMT, upon the exercise of an ISO, a taxpayer is required to include in his “alternative minimum taxable income” (as defined in Section 55 of the Code) for the taxable year in which such exercise occurs an amount equal to the amount of income the taxpayer would have recognized if the option had not been an ISO (i.e., the difference between the fair market value of the shares on the date of exercise and the option’s exercise price). As a result, unless the shares acquired upon the exercise of the ISO are disposed of in a taxable transaction in the same year in which such option is exercised, the option holder may incur AMT as a result of the exercise of an ISO.

Except as provided in the paragraph immediately below, if an option holder elects to tender shares in partial or full payment of the option price for shares to be acquired upon the exercise of an ISO, the option holder will not recognize any gain or loss on such tendered shares. No income will be recognized by the option holder with respect to the shares received by the option holder upon the exercise of the ISO if the requirements of the Restated Plan and the Code described above are met. The number of shares received equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. Shares received in excess of the number of shares surrendered will have a tax basis of zero. The holding period of the shares received equal to the number of shares tendered will be the same as such tendered shares’ holding period, and the holding period for the excess shares received will begin on the date of exercise. Solely for purposes of determining whether a disqualifying disposition has occurred with respect to shares received upon exercise of the ISO, all shares are deemed to have a holding period beginning on the date of exercise.

If an option holder tenders shares that were previously acquired upon the exercise of an ISO in partial or full payment of the option price for shares to be acquired upon the exercise of another ISO, and each such exercise occurs within two years after the date of grant of such ISO or within one year after such shares were transferred to the option holder, the tender of such shares will be a disqualifying disposition with the tax consequences described above regarding disqualifying dispositions. The shares acquired upon such exercise will be treated as shares acquired upon the exercise of an ISO.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an ISO will be characterized as ordinary income, and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount recognized is less than the value at exercise. Any excess of the amount recognized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Non-Qualified Options. An option holder will not recognize taxable income, and the combined company or a subsidiary, as applicable, is not entitled to a deduction, when a non-qualified option is granted. Upon the exercise of a non-qualified option, an option holder will recognize compensation taxable as ordinary income equal to the excess of the fair market value of the shares received over the option price of the non-qualified option and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. An option holder’s tax basis in the shares received upon the exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon the subsequent sale of the shares received in exercise of a non-qualified option, the option holder will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the option holder’s tax basis in such shares.

If a non-qualified option is exercised in whole or in part with shares held by the option holder, the option holder will not recognize any gain or loss on such tendered shares. The number of shares received by the option holder upon such an exchange that are equal in number to the number of tendered shares will retain the tax basis and the holding period of the tendered shares for capital gain purposes. The shares received by the option holder in excess of the number of shares used to pay the exercise price of the option will have a basis equal to the fair market value on the date of exercise and their holding period will begin on such date.

Restricted Stock. Upon the grant of an award of restricted stock, the shares are considered to be subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives restricted stock does not make the election described below, the participant does not recognize any taxable income upon the receipt of restricted stock and the combined company or a subsidiary, as applicable, is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will recognize compensation taxable as ordinary income equal to the fair market value of the shares at that time, less any amount paid for the shares and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to the fair market value of such restricted stock when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin on such date. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving restricted stock may make an election under Section 83(b) of the Code to recognize compensation taxable as ordinary income with respect to the shares when such shares are received rather than at the time the forfeiture restrictions lapse. If the participant makes such an election, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction in the year of grant. The amount of such compensation income (and the corresponding deduction) will be equal to the fair market value of the shares when the participant receives them (valued without taking into account restrictions other than restrictions that by their terms will never lapse), less any amount paid for the shares. By making a Section 83(b) election, the participant will recognize no additional ordinary compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize short-term or long-term capital gain or loss with respect to the shares when they are sold, depending upon whether the shares have been held for more than one year at the time of sale. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares will begin at that time. If the shares are subsequently forfeited, the participant will not be entitled to a deduction as a result of such forfeiture, but will be entitled to claim a short-term or long-term capital loss (depending upon whether the shares have been held for more than one year at the time of forfeiture) with respect to the shares to the extent of the consideration paid by the participant for such shares.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation taxable as ordinary income (not dividend income) received by the participant, and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries, as applicable, will receive a corresponding deduction. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made or which are paid after the restriction period lapses generally will be treated and taxed as dividend income.

Stock Appreciation Rights. A participant will not recognize taxable income, and the combined company or a subsidiary, as applicable, is not entitled to a deduction, upon the grant of a SAR. Upon exercise or settlement of a SAR, a participant will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the shares received and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in shares received upon the exercise of a SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon the sale of shares received from the exercise of a SAR, the participant will recognize short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount recognized in connection with the sale of the shares and the participant’s tax basis in the shares.

Restricted Stock Units. A participant will not recognize taxable income upon the grant of RSUs, and the combined company or a subsidiary, as applicable, is not entitled to a deduction upon such grant. When the award is settled and the participant receives cash or shares, the participant will recognize compensation taxable as ordinary income equal to the amount of cash received or the fair market value of the shares at that time (as applicable) and, subject to Section 162(m) of the Code, the combined company or one of its subsidiaries will be entitled to a corresponding deduction. A participant’s tax basis in shares received at the end of a restriction period will be equal to the fair market value of the shares when the participant receives them, and the participant’s holding period will begin on such date. Upon the sale of the shares received upon the settlement of restricted stock, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount recognized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation, and accordingly, the participant will recognize ordinary income (not dividend income) in such amount and, subject to Section 162(m) of the Code, the combined company or a subsidiary, as applicable, will receive a corresponding deduction. In addition, as discussed below, RSUs may be considered deferred compensation that must comply with the requirements of Section 409A of the Code in order to avoid early income inclusion and tax penalties.

Withholding. Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, including taxes relating to the vesting, exercise and transfer of shares pursuant to the Incentive Plan. The combined company or a subsidiary is authorized to withhold from any payment relating to an Award under the Incentive Plan, including from a distribution of Common Stock or any payroll or other payment due to a participant, withholding and other taxes due in connection with any transaction involving an award.

Nonqualified Deferred Compensation. Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. Any award that provides for the deferral of compensation must comply with Section 409A of the Code or else be subject to further adverse tax consequences. If the requirements of Section 409A of the Code are not met with respect to an award, all amounts deferred under the Incentive Plan during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received by the participant. In addition, the violation of Section 409A of the Code will result in an additional tax to the participant of 20% of the deferred amount plus applicable interest computed from the date the award was earned, or if later, the date on which it vested.

Excess Parachute Payments. If the vesting or payment of an award made to a “disqualified individual” (as defined in Section 280G of the Code) occurs in connection with a change in control of the combined company, such vesting or payment, either alone or when combined with other compensation payments which such disqualified individual is entitled to receive, may result in an “excess parachute payment” (as defined in Section 280G of the Code). Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such “excess parachute payment” received by such “disqualified individual” and Section 280G of the Code would prevent the combined company or a subsidiary or affiliate, as applicable, from deducting such “excess parachute payment.”

Vote Required

The approval of the Incentive Plan Proposal requires the affirmative vote “FOR” of a majority of the votes cast in person or by proxy and entitled to vote thereon at the special meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

The Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and completion of the Merger.

Recommendation of the Nukkleus Board

THE NUKKLEUS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

NUKKLEUS PROPOSAL 4 — THE NUKKLEUS ADJOURNMENT PROPOSAL

Overview

The Nukkleus Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Nukkleus special meeting to a later date to permit further solicitation of proxies. The Nukkleus Adjournment Proposal will only be presented to Nukkleus stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Nukkleus special meeting to approve the Nukkleus Business Combination Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Nukkleus Adjournment Proposal is not approved by Nukkleus shareholders, the chairman will not adjourn the Nukkleus special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Nukkleus special meeting to approve the Nukkleus Business Combination Proposal or the Nukkleus Stock Split Proposal.

Required Vote

The Nukkleus Adjournment Proposal will be approved and adopted only if a majority of votes cast at the Nukkleus special meeting vote “FOR” the Nukkleus Adjournment Proposal. The Nukkleus Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE NUKKLEUS ADJOURNMENT PROPOSAL.

THE BRILLIANT MEETING

General

Brilliant is furnishing this joint proxy statement/prospectus to the Brilliant shareholders as part of the solicitation of proxies by Brilliant’s board of directors for use at the Brilliant Meeting to be held on [•], 2022 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to Brilliant shareholders on or about [•], 2022 in connection with the vote on the Brilliant Proposals. This joint proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Brilliant Meeting.

Date, Time and Place

The Brilliant Meeting will be held at [•] [•].m., Eastern Time, on [•] and conducted at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Brilliant Meeting Registration

To register for the meeting, please follow these instructions as applicable to the nature of your ownership of Brilliant Ordinary Shares.

If your shares are registered in your name with Continental and you wish to attend the meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the Brilliant Meeting.

Beneficial shareholders who wish to participate in the meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the Brilliant Meeting. Beneficial shareholders should contact Continental at least five business days prior to the meeting date.

Accessing the Brilliant Meeting

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Brilliant has fixed the close of business on [•], 2022, as the record date for determining those Brilliant shareholders entitled to notice of and to vote at the Brilliant Meeting. As of the close of business on [•], 2022, there were [•] Brilliant Ordinary Shares issued and outstanding and entitled to vote, of which [•] are public Brilliant Ordinary Shares, [•] are founder shares held by the Initial Shareholders, [•] are shares underlying Brilliant Private Units held by the Sponsor, officers and directors of Brilliant, and [•] are representative shares held by the Representative. Each holder of Brilliant Ordinary Shares is entitled to one vote per share on each Brilliant Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with Brilliant’s IPO, Brilliant entered into certain letter agreements pursuant to which the Initial Shareholders agreed to vote any Ordinary Shares owned by them in favor of Brilliant’s initial business combination. As of the date of this joint proxy statement/prospectus, the Initial Stockholder hold approximately [•]% of the outstanding Brilliant Ordinary Shares.

Quorum and Required Vote for Shareholder Proposals

A quorum of Brilliant shareholders is necessary to hold a valid meeting. A quorum will be present at the Brilliant Meeting if, at the commencement of the meeting, there are present in person or by proxy Brilliant shareholders representing not less than 30% of the votes of the Brilliant Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Abstentions and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Brilliant Business Combination Proposal and the Adjournment Proposal will each require the affirmative vote of a majority of the votes cast on each proposal.

The approval of the Brilliant Business Combination Proposal is a condition to the consummation of the Business Combination. If the Brilliant Business Combination Proposal is not approved, the Business Combination will not take place.

Voting Your Shares

Each Brilliant Ordinary Shares that you own in your name entitles you to one vote on each Proposal for the Brilliant Meeting. Your proxy card shows the number of Brilliant Ordinary Shares that you own.

There are two ways to ensure that your Brilliant Ordinary Shares are voted at the Brilliant Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Brilliant’s board of directors recommends voting “FOR” each of the Proposals. If you hold your Brilliant Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Brilliant Meeting.

•        You can participate in the Brilliant Meeting and vote during the Brilliant Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Brilliant can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BRILLIANT BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSAL).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, [PROXY SOLICITOR], in writing before the Brilliant Meeting that you have revoked your proxy; or

•        you may participate in the Brilliant Meeting, revoke your proxy, and vote during the Brilliant Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Brilliant Ordinary Shares, you may contact [PROXY SOLICITOR], Brilliant’s proxy solicitor as follows:

[PROXY SOLICITOR]

No Additional Matters May Be Presented at the Brilliant Meeting

The Brilliant Meeting has been called only to consider the approval of the Brilliant Business Combination Proposal and the Brilliant Adjournment Proposal. Under our memorandum and articles of association, other than procedural matters incident to the conduct of the Brilliant Meeting, no other matters may be considered at the Brilliant Meeting if they are not included in the notice of the Brilliant Meeting.

Approval of the Brilliant Business Combination Proposal and the Brilliant Adjournment Proposal each requires the affirmative vote of a majority of votes cast on the Proposal.

Redemption Rights

Pursuant to our memorandum and articles of association, a holder of Brilliant Ordinary Shares may demand that Brilliant redeem such Brilliant Ordinary Shares for cash in connection with a business combination. You may not elect to redeem your Brilliant Ordinary Shares prior to the completion of a business combination.

If you are a public Brilliant shareholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Brilliant Ordinary Shares for cash no later than [•] [•].m., Eastern Time on [•], 2022 (at least two business days before the Brilliant Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Brilliant Ordinary Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the Brilliant Ordinary Shares for which you are electing redemption at least two business days before the Brilliant Meeting by either:

•        Delivering an instrument of transfer in favor of Brilliant together with certificates representing the Brilliant Ordinary Shares to Continental, or

•        Delivering the Brilliant Ordinary Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Brilliant Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Brilliant Meeting.

Public shareholders may seek to have their Brilliant Ordinary Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Brilliant Ordinary Shares as of the record date for the Brilliant Meeting. Any public stockholder who holds Brilliant Ordinary Shares on or before [•], 2022 (at least two business days before the Brilliant Meeting) will have the right to demand that his, her or its Brilliant Ordinary Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender an instrument of transfer in favor of Brilliant together with your certificates to Continental or deliver your Brilliant Ordinary Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Brilliant Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Brilliant Ordinary Shares through the DWAC system. Delivering Brilliant Ordinary Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Brilliant’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. Brilliant does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Shareholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Brilliant Ordinary Shares before exercising their redemption rights and thus will be unable to redeem their shares.

In the event that a shareholder tenders its Brilliant Ordinary Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its Brilliant Ordinary Shares, the shareholder may withdraw the tender. In the event that a shareholder tenders Brilliant Ordinary Shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Brilliant anticipates that a stockholder who tenders Brilliant Ordinary Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares soon after the completion of the Business Combination.

If properly demanded by Brilliant’s public shareholders, Brilliant will redeem each Brilliant Ordinary Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2022, this would amount to approximately $[__] per share. If you exercise your redemption rights, you will be exchanging your Brilliant Ordinary Shares for cash and will no longer own the shares.

Notwithstanding the foregoing, a holder of the Brilliant Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are available to shareholders of Brilliant in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

Brilliant is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Brilliant and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written joint proxy statement/prospectus and proxy card. Brilliant will bear the cost of solicitation. [PROXY SOLICITOR], a proxy solicitation firm that Brilliant has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[•] and be reimbursed out-of-pocket expenses.

Brilliant will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Brilliant will reimburse them for their reasonable expenses.

BRILLIANT PROPOSAL 1 — THE BRILLIANT BUSINESS COMBINATION PROPOSAL

Brilliant is asking its shareholders to approve the Business Combination and the other transactions as set out in the Merger Agreement. Brilliant’s shareholders should read carefully this joint proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. Brilliant also urges shareholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

The Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Business Combination.

On February 22, 2022, Nukkleus, entered into the Merger Agreement with Brilliant. The Merger Agreement provides that, promptly following the signing of the Merger Agreement, Nukkleus will form Merger Sub, a British Virgin Islands company and wholly owned subsidiary of Nukkleus, and cause Merger Sub to join the Merger Agreement by executing a joinder to the Merger Agreement and to assume all of the rights and obligations of Merger Sub under the Merger Agreement. The Merger Agreement further provides that, subject to satisfaction of certain conditions discussed below, Merger Sub will merge with and into Brilliant (the “Merger”), and each ordinary share of Merger Sub will be converted into one share of the surviving corporation, and the shares of Brilliant issued and outstanding immediately prior to the effective time of the Business Combination will be converted into the right to receive the Applicable Per Share Merger Consideration (as defined below). Additionally, the Combined Company will register certain of its securities for public trading on the Nasdaq Stock Market.

On, September 21, 2022, Nukkleus and Brilliant amended the Merger Agreement to extend the Outside Closing Date (as defined in the Merger Agreement), to the later of (i) October 23, 2022, or, (ii) following the approval by Brilliant’s shareholders of the extension of the life of the SPAC pursuant to Brilliant’s organizational documents, to the date so approved, but not later than January 23, 2023.

On September 28, 2022, Nukkleus and Brilliant further amended the Merger Agreement to increase the amount of the “Backstop Pool” (as defined in the Merger Agreement) of shares to be issued to Brilliant Public Shareholders in the Business Combination from the lower of (1) 506,000, and (2) 20% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time (each as defined in the Merger Agreement) prior to the Amendment to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time pursuant to the Amendment.

Nukkleus Reverse Stock Split

The Merger Agreement also contemplates that, prior to the effective time of the Merger, the Nukkleus board of directors will submit for approval by the Nukkleus shareholders an amendment to Nukkleus’s certificate of incorporation to authorize the board of directors to effect a reverse stock split of all outstanding shares of Nukkleus at a reverse stock split ratio such that 14.0 million shares of Nukkleus Common Stock will be outstanding immediately prior to the effective time (currently anticipated to be 1:26.227) or such other ratio as may be agreed between Nukkleus and Brilliant.

Business Combination Consideration

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon consummation of the Business Combination, the shares of Nukkleus issued and outstanding as of immediately prior to the Business Combination are being valued based on a pre-Merger consolidated equity value of the Nukkleus of $140,000,000.

In accordance with the terms and subject to the conditions of the Merger Agreement,

•        each Ordinary Share of Brilliant issued and outstanding immediately prior to the time the Merger becomes effective (other than Dissenting Shares (as defined in the Merger Agreement) and shares owned by Brilliant or any of its controlled entities, which will be cancelled for no consideration) will be converted into the right to receive the Applicable Per Share Merger Consideration as further detailed below;

•        each share of ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock, par value $0.0001 per share, of the surviving corporation of the Merger; and

•        each Dissenting Share of Brilliant will be entitled to rely on such rights as are granted by the British Virgin Islands Business Companies Act, subject to certain conditions set forth in the Merger Agreement and in accordance with applicable law.

Treatment of Brilliant Securities

The “Applicable Per Share Merger Consideration” will be calculated as follows:

Treatment of Units.    Immediately prior to the effective time, by virtue of the Business Combination and without any action on the part of any holder thereof, units of Brilliant consisting of one Brilliant Ordinary Share, one right entitling the holder thereof to receive one-tenth (1/10) of one Brilliant Ordinary Share upon the consummation of an initial business combination, and one Brilliant warrant, entitling the holder thereof to purchase one Brilliant Ordinary Share at a price of $11.50 per Brilliant Ordinary Share, will automatically separate into one Brilliant Ordinary Share, one Brilliant right and one Brilliant warrant.

Treatment of Ordinary Shares.    At the effective time and following the Reverse Split, by virtue of the Business Combination and without any action on the part of any holder thereof, each Brilliant Ordinary Share that is issued and outstanding immediately prior to the effective time will thereupon be converted into the right to receive, and the holder of such Brilliant Ordinary Share will be entitled to receive, (a) with respect to each Brilliant Ordinary Share held by any SPAC Initial Shareholder, 1.0 shares of the Combined Company; and (b) with respect to each other Brilliant Ordinary Share, the sum of (x) 1.0 shares of the Combined Company, and (y) such number of shares of the Combined Company equal to the Pro Rata Share represented by such Brilliant Ordinary Share of the Backstop Pool (the “SPAC Public Share Exchange Ratio”), in each case, subject to rounding.

The “Backstop Pool” will equal a number of shares of the Combined Company equal to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of Brilliant Ordinary Shares and Brilliant rights issued and outstanding immediately prior to the effective time.

The “Pro Rata Share,” with respect to any Brilliant Ordinary Shares or Brilliant rights, shall equal such number of Brilliant Ordinary Shares and/or Brilliant rights divided by the aggregate number of Brilliant Ordinary Shares and Brilliant rights issued and outstanding immediately prior to the effective time.

Treatment of Rights.    At the effective time and following the Reverse Split, by virtue of the Business Combination and without any action on the part of any holder thereof, each Brilliant right that is issued and outstanding immediately prior to the effective time will thereupon be converted into the right to receive, and the holder of such Brilliant right shall be entitled to receive, (a) with respect to each Brilliant right held by any Initial Shareholder, 0.1 shares of the Combined Company; and (b) with respect to each other Brilliant right, the sum of (x) 0.1 shares of the Combined Company, and (y) such number of shares of the Combined Company equal to the Pro Rata Share represented by such Brilliant right of the Backstop Pool, in each case, subject to rounding.

Treatment of Warrants.    At the effective time and following the Reverse Split, by virtue of the Business Combination and without any action on the part of any holder thereof, each Brilliant warrant that is issued and outstanding immediately prior to the effective time, will convert into and become (a) with respect to each Brilliant warrant held by any SPAC Initial Shareholder, 1.0 warrant exercisable to receive one share of the Combined Company; and (b) with respect to each other Brilliant warrant, a number of warrants equal to the SPAC Public Share Exchange Ratio, exercisable to receive one share of the Combined Company per warrant, subject to rounding, and the Combined Company will assume each Brilliant warrant in accordance with its terms. All other rights with respect to Brilliant Ordinary Shares under Brilliant warrants assumed by the Combined Company will thereupon be converted into rights with respect to shares of the Combined Company. Accordingly, from and after the effective time: (A) each Brilliant warrant assumed by the Combined Company may be exercised solely for shares of the Combined Company; (B) the number of shares of the Combined Company subject to such number of Brilliant warrants set forth in the previous sentence assumed by the Combined Company is one share of the Combined Company; (C) the per-share exercise price for shares of the Combined Company issuable upon exercise of set forth in the previous sentence assumed by the Combined Company will be an amount equal to the quotient of (i) $11.50, divided by (ii) the SPAC

Public Share Exchange Ratio; and (D) any restriction on any Brilliant warrant assumed by the Combined Company will continue in full force and effect and the terms and other provisions of such Brilliant warrant will otherwise remain unchanged.

Representations and Warranties

The Merger Agreement contains representations and warranties by Nukkleus and Brilliant that are customary for transactions similar to the Business Combination.

Nukkleus made representations and warranties relating to, among other things, (a) corporate existence and power, (b) authorization, (c) governmental authorization, (d) non-contravention, (e) capital structure, (f) issuance of shares, (g) charter documents, (h) corporate records, (i) assumed names, (j) subsidiaries, (k) consents, (l) financial statements, (m) books and records, (n) absence of certain changes, (o) properties and title to assets, (p) litigation, (q) contracts, (r) licenses and permits, (s) compliance with laws, (t) intellectual property, (u) customers and suppliers, (v) accounts receivable and payable and loans (w) pre-payments, (x) employees and employment matters, (y) withholding, (z) real property; (aa) accounts, (bb) tax matters, (cc) environmental laws, (dd) directors and officers, (ee) finders’ fees, (ff) powers of attorney and suretyships, (gg) information supplied, (hh) data protection, (ii) information technology, (jj) insurance, (kk) competition and trade regulation, (ll) affiliate agreements, (mm) certain business practices, (nn) money laundering laws, and (oo) status as an investment company.

Brilliant made representations and warranties relating to, among other things, (a) corporate existence and power, (b) authorization, (c) governmental authorization, (d) non-contravention, (e) finders’ fees, (f) capitalization, (g) information supplied, (h) data protection, (i) information technology, (j) insurance, (k) competition and trade regulation, (l) affiliate agreements, (m) certain business practices, (n) trust fund, (o) listing (p) board approvals, (q) SEC documents and financial statements, (r) litigation, (s) compliance with laws, (t) money laundering laws, (u) money laundering laws, (v) status as an investment company, (w) tax matters (x) contracts, and (y) alternative transactions.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of Nukkleus, Merger Sub and Brilliant to complete the Business Combination.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its reasonable best efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by Nukkleus and Brilliant during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including (a) the operation of their respective businesses in the ordinary course of business; (b) the provision of access to their offices, properties, books and records; (c) notifications of certain breaches, consent requirements, material adverse changes or other matters; (d) public filings; (e) provision of financial information by Nukkleus; (f) directors’ and officers’ indemnification insurance, (g) consummating a reverse stock split by Nukkleus; (h) efforts to consummate the Closing and obtain third party and regulatory approvals; (i) further assurances; (j) tax matters; (k) public announcements; (l) transaction expenses; and (m) PIPE investment.

Nukkleus agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with reasonable assistance from Brilliant, and file with the SEC this Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the Merger Consideration Shares to be issued to the Brilliant securityholders and containing a joint proxy statement/prospectus for the purpose of (i) Nukkleus and Brilliant soliciting proxies from their respective stockholders to approve the Business Combination Proposal and the other proposals at the Nukkleus Special Meeting and Brilliant special meeting, respectively, and (ii) providing such stockholders an opportunity in accordance with Brilliant’s organizational documents to have their Brilliant Ordinary Shares redeemed.

Nukkleus also agreed in the Merger Agreement to obtain the consent of third parties to the Business Combination as promptly as practicable after entering into the Merger Agreement.

Conditions to Closing

The obligations of Nukkleus and Brilliant to consummate the Business Combination is subject to the fulfillment or waiver of certain closing conditions, including, but not limited to, (i) the approval of Nukkleus’s stockholders, (ii) the approval of Brilliant’s shareholders, (iii) the approval of Nukkleus’s application for the listing on Nasdaq of Nukkleus Common Stock, and (iv) certain other closing conditions as set forth in the Merger Agreement.

In addition, the obligation of Nukkleus to consummate the Business Combination is subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Brilliant being true and correct to the standards applicable to such representations and warranties and each of the covenants of Brilliant having been performed or complied with in all material respects, (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred, (iii) Nukkleus having a gross amount of no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs), (iv) Brilliant remaining listed on Nasdaq, and (v) Brilliant’s unpaid debt, excluding certain transactions costs, not exceeding a threshold specified in the Merger Agreement.

The obligation of Brilliant to consummate the Business Combination is also subject to the fulfillment or waiver of other closing conditions, including, but not limited to, (i) the representations and warranties of Nukkleus being true and correct to the standards applicable to such representations and warranties and each of the covenants of Nukkleus having been performed or complied with in all material respects, (ii) no Material Adverse Effect (as defined in the Merger Agreement) having occurred, and (iii) transactions costs of the Business Combination not exceeding certain thresholds set forth in the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by either Nukkleus or Brilliant if the Business Combination is not consummated by the later of (a) October 23, 2022, or, (b) following the approval by the Brilliant shareholders of the extension of the life of the SPAC pursuant to Brilliant’s amended and restated articles of association, to the date so approved, but not later than January 23, 2023, in which case the Sponsor would deposit additional funds into the Trust Account, (ii) by Brilliant if there is a material breach of the representations and warranties of Nukkleus, subject to a fifteen (15) day cure period following notice of such breach, and (iii) by Nukkleus upon a material breach of the representations and warranties of Brilliant, subject to a fifteen (15) day cure period following notice of such breach.

Certain Related Agreements

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement, certain holders of Nukkleus Common Stock entered into a Support Agreement with Brilliant (each, a “Nukkleus Stockholder Support Agreement”), pursuant to which each such holder agreed, among other things, (a) to vote all of the shares of Nukkleus beneficially owned by such holder (which vote may be done by executing a written consent) in favor of the adoption of the Merger Agreement and the approval of the Business Combination, and (b) not to engage in any transactions involving the securities of Brilliant prior to the Closing.

Lock-Up Agreements

At the effective time of the Business Combination, Nukkleus and certain shareholders of Brilliant will enter into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, among other things, such shareholders will agree to be subject, for a one-year period, to restrictions on the transfer of the shares of Nukkleus Common Stock they receive in the Business Combination.

Registration Rights Agreement

At the effective time of the Business Combination, Nukkleus and certain shareholders of Brilliant will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Nukkleus will grant to such shareholders certain customary registration rights with respect to the shares of the Combined Company they receive in the Business Combination.

Background of the Business Combination

Brilliant was incorporated in British Virgin Islands as a blank check company in 2019 whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. Although the efforts of Brilliant to identify a prospective target have not been limited to any particular industry or geographic region, Brilliant initially intended to focus on operating entities in consumer products, technologies, and auto industries across Asia-pacific regions (“Asia”) and the United States.

On June 23, 2020, Brilliant sold 4,000,000 units at a price of $10.00 per public unit in the IPO, generating gross proceeds of $40,000,000 to Brilliant. Each unit consists of one ordinary share, one warrant and one right. On June 23, 2020, Nisun Investment Holding Ltd., Brilliant’s sponsor, purchased an aggregate of 240,000 Private Units at $10.00 per private unit. The private units are identical to the units sold in the IPO, except that the private warrants are not redeemable so long as they are held by the purchaser or its permitted transferees. Additionally, the holders of the private units have agreed (A) to vote the shares underlying their private units in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Brilliant’s Second Amended and Restated Memorandum and Articles of Association with respect to Brilliant’s activities prior to the consummation of a merger unless Brilliant provides dissenting public shareholders with the opportunity to convert their public shares in connection with any such vote, (C) not to convert any shares underlying the private units into the right to receive cash from the trust account in connection with a shareholder vote to approve an initial business combination or a vote to amend the provisions of Brilliant’s Second Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights or pre-business combination activity or sell their shares to Brilliant in connection with a tender offer Brilliant engages in and (D) that the shares underlying the private units shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have also agreed not to transfer, assign or sell any of the private units or underlying securities (except to transferees that agree to the same terms and restrictions) until the completion of an initial business combination.

The underwriters subsequently exercised the over-allotment option in full and the closing took place on June 30, 2020. The 600,000 over-allotment units were sold at a price of $10.00 per unit, generating gross proceeds to Brilliant of $6,000,000. The sale of the IPO units and over-allotment units generated aggregate gross proceeds of $46,000,000 to Brilliant. Simultaneously with the closing of the over-allotment units, Brilliant completed a private sale of 21,000 units (the private over-allotment units) to the sponsor, Nisun Investment Holding Ltd, at a purchase price of $10.00 per unit, generating gross proceeds of $210,000 to Brilliant.

Brilliant paid an up-front underwriting discount of $1,610,000 (3.5%) of the per unit offering price to the underwriter at the closing of the IPO and over-allotment, with an additional fee of $1,610,000 (the “Deferred Discount”) of 3.5% of the gross offering proceeds that was initially payable upon Brilliant’s completion of its initial business combination. Pursuant to the Business Combination and Marketing Agreement between Brilliant and EarlyBird Capital, the Deferred Discount was to become payable to the underwriter from the amounts held in the trust account solely in the event Brilliant completes its initial business combination. In the event that Brilliant did not close its initial business combination, the underwriter waived its right to receive the Deferred Discount. The underwriter was not entitled to any interest accrued on the Deferred Discount. EarlyBird Capital acted as the underwriter of the IPO. On June 17, 2022 Brilliant and EarlyBird Capital agreed to terminate, pursuant to a termination agreement, the Business Combination Marketing Agreement, and accordingly, the $1,610,000 Deferred Discount is no longer payable to EarlyBird Capital.

A total of $46,000,000, was placed in a US-based trust account at J.P. Morgan Chase Bank, NA., maintained by Continental Stock Transfer & Trust Company, acting as trustee, as of June 30, 2020.

Immediately after the closing of the IPO and over-allotment on June 30, 2020, the officers and directors of Brilliant began to contact potential targets for a business combination. In addition, Brilliant was contacted by a number of individuals and entities with respect to business combination opportunities, including stockholders and executives of potential target businesses and five investment banks that wished to show potential targets to Brilliant. The transactional criteria for the Brilliant management team included: (1) target is focusing on leading-edge technologies and applications; (2) target has prototypes, gone through the piloting process and is ready for massive production or market application; (3) target has landmark customers and revenue is growing rapidly; and (4) the market for the sector and subsector itself is immense.

Between June 30, 2020, and November 16, 2021, Brilliant reviewed approximately 59 potential merger targets and submitted four preliminary proposals to certain of these potential targets, including Nukkleus. Brilliant did not provide formal proposals to the other 55 potential targets primarily due to the lack of innovative technologies, unresponsiveness, early-stage technological development, or a management team that was insufficiently experienced with the US capital market. The Brilliant team held frequent discussions regarding various targets during this period both internally and externally with potential target management teams, and held meetings with sector professionals and experts. No discussions regarding a potential merger target were held prior to Brilliant’s IPO.

With regard to the three targets with which Brilliant submitted proposals and did not pursue a business combination:

Target One:    Target One was introduced to Brilliant by an acquaintance of the Sponsor who was also the chairperson in a local chamber of commerce. Target One was headquartered in China, and it was known to the principals of Brilliant as a leading private company focusing on internet technology applications in the tourism industry. On July 7, 2020, Brilliant held a conference call with Target One’s management team to discuss a potential transaction. Brilliant had a follow-up call with Target One’s CEO on July 9, 2020. The proposal included a pre-transaction valuation of US$250 million and a proposed a structure that would have issued 25 million new shares to the shareholders of Target One, resulting in Target One’s shareholders owning 80.3% of the outstanding shares in the combined company post — merger, assuming no redemptions by Brilliant’s shareholders. Brilliant presented this first proposal on July 15, 2020; however, Brilliant did not receive any substantive response as the target was pursuing an IPO in China.

Target Two:    Target Two was introduced to Brilliant by an advisor of Target Two on November 20, 2020. This advisor reached out to Brilliant upon learning that Brilliant had completed its IPO and was seeking a target business Target Two was known to the principals of Brilliant as a leading private company focusing on EV battery manufacturing in China. On December 3, 2020, Brilliant held a conference call with Target Two’s management team to discuss a potential transaction. Brilliant had a follow-up call with Target Two’s CEO and his financial advisor on December 17, 2020. The proposal included a pre-transaction valuation of US$500 million and a proposed structure that would have issued 50 million new shares to the shareholders of Target Two, resulting in Target Two’s shareholders owning 89.1% of the outstanding shares in the post-merger company, assuming no redemptions by Brilliant’s shareholders. Brilliant presented a second proposal on December 22, 2020, with a higher valuation at US$550 million; however, no counter offer was received from Target Two. On December 29, 2020, Target Two’s financial advisor informed Brilliant that Target Two would pursue its own IPO, and discussions with Target Two came to an end.

Target Three:    Target Three was introduced to Brilliant by an investment bank that had been retained by the target on March 10, 2021. This target was a leading brand in consumer products based in China, and was referred to Brilliant by an investment bank on March 10, 2021. The Brilliant team had a few conference calls with the investment bank discussing Target Three, and signed a letter of intent on April 23, 2021, in which Brilliant proposed a total consideration of US$110 million, consisting of the issuance of 10 million shares of the combined company and the assumption of $10 million in debt in order to acquire its 100% equity interest. The target started to prepare a US GAAP audit; however, the audit was still not completed after six months. The target management decided to pursue other alternative financing, and discussions with Target Three came to an end.

The Background of Brilliant’s Interaction with Nukkleus

On September 20, 2021, Nukkleus entered into a letter agreement with PK Asset Management, pursuant to which PK Asset Management provided transactional and financial advisory support, including preparation of financial statements, advisory services with respect to potential mergers and acquisition transactions, equity and debt capital raising and Nasdaq listing, in exchange for a monthly fee of GBP 5,000 from December 30, 2021, and options to acquire 1,000,000 shares of Nukkleus Common Stock. Pursuant to the letter agreement, Tony Percheron, chief executive officer and chief investment officer of PK Asset Management, acted as interim chief financial officer of Nukkleus from September 20, 2021, to August 1, 2022, at which time Mr. Percheron, a UK resident, was hired by Digital RFQ as chief financial officer. It is the intent of Nukkleus that Mr. Percheron take on the additional role as chief financial officer of Nukkleus following the closing of the business combination. Mr. Percheron was selected for his role as interim chief financial officer, and later as chief financial officer, due to his financial background and experience in public markets (for more information on Mr. Percheron’s background and qualifications, see page [__]). Nukkleus initially entered into the arrangement with PK Asset Management as Mr. Percheron was at the time resident in Ireland and the arrangement whereby Nukkleus paid a foreign corporation for consulting services allowed Nukkleus to take on a non-US resident in the position. In his capacity as an employee of PK Asset Management, Mr. Porcheron did not provide a report, opinion or appraisal to Nukkleus regarding the business combination. For further information on Nukkleus’s agreement with PK Asset Management, including potential conflicts of interest with respect thereto, please refer to the section titled “Letter Agreement with PK Asset Management” on page 217.

In late October 2021, Jay Linde of Axiom Capital spoke with Craig Marshak, a member of the Nukkleus Board (see the section captioned “Director Compensation” on page 186 below for further information on Mr. Marshak’s arrangement with Nukkleus, and to the description of Mr. Marshak’s arrangement with FXDIRECTDEALER on page 217), to discuss a potential business combination between Nukkleus and Brilliant. Mr. Linde and Mr. Marshak were previously acquainted, having worked together over the prior 20 years. Mr. Linde was also acquainted with Emil Assentato, Nukkleus’s chief executive officer and board member, and believed Nukkleus’s business and global scale made it a potential candidate for a potential business combination with Brilliant.

On November 16, 2021, Brilliant signed engagement letters with RedEight Capital Limited (“RedEight”) and Axiom Capital Management Inc. (“Axiom”) as M&A advisors. On November 16, 2021, RedEight and Axiom introduced Nukkleus to Brilliant’s board of directors. Shortly after the introduction, between November 16 and November 19, 2021, Mr. Chen from RedEight had several conference calls with Nukkleus’s management team, including CEO Emil Assentato, COO Jamie Khurshid, and director Mr. Marshak.

On November 19, 2021, members of the Brilliant team including Dr. Jiang, Mr. Chen and Mr. Linde, had a group call with Nukkleus’s management team including Mr. Assentato, Mr. Khurshid, Mr. Marshak, and legal counsel to further discuss its operations and strategic growth in other fintech businesses, crypto-based payments, and digital assets. Both parties agreed to proceed to discuss a Letter of Intent (the “LOI”).

On November 20, 2021, Brilliant had an internal meeting to discuss the LOI. Brilliant decided that it would propose an equity valuation based on the market capitalization of Nukkleus over the preceding month of approximately $140 million, with consideration consisting of all stock. Brilliant had also consulted with Loeb & Loeb LLP, counsel to Brilliant (“Loeb & Loeb”), about the structure of the transaction given that Brilliant was going to merge with a publicly traded company.

On November 22, 2021, Nukkleus engaged ClearThink, a transaction advisor of which Mr. Marshak was and is a managing director, as financial advisor in connection with a potential business combination. In connection with Nukkleus’s engagement of ClearThink, ClearThink also proposed that Nukkleus engage First Sovereign, a registered broker-dealer affiliated with ClearThink, in the event that Nukkleus explored PIPE financing in connection with the potential business combination. Nukkleus determined that there was no immediate need to engage First Sovereign.

Between November 20 and 23, 2021, Brilliant and Nukkleus had a few discussions on the key terms of the LOI including transaction structure, a possible PIPE offering in connection with the closing of the Business Combination (although no PIPE was ultimately entered into in connection with the signing of the Merger Agreement), minimum cash at closing, and lock-ups. Negotiations were led by Mr. Marshak and Mr. Assentato representing Nukkleus, with its counsel ArentFox Schiff, as well as the Brilliant team consisting of Mr. Chen, Mr. Linde, Loeb & Loeb and Dr. Jiang. On November 24, 2021, Brilliant and Nukkleus signed the LOI, in which Brilliant proposed a total consideration of $140 million at a deemed price of $10.00 per share. This proposed valuation was based on Nukkleus’s market capitalization, which averaged approximately $140 million during the month leading up to the signing of the LOI. The valuation was further supported by Nukkleus’s internally budgeted EBITDA, which included $20 million of EBITDA from the Digital RFQ business after a full year of operations following the proposed merger.

Given Nukkleus’s limited trading volume, Brilliant did not believe that stock price was reflective of the Nukkleus valuation and therefore should not determine Nukkleus’s value. Given that Nukkleus was quoted on the OTC Markets, the proposed transaction structure had Brilliant merging with and into a subsidiary of Nukkleus and Brilliant’s Ordinary Shareholders being issued one share of Nukkleus common stock for each ordinary share of Brilliant owned by them. The fact that Brilliant was traded on Nasdaq was also a consideration, as Mr. Assentato believed that it would provide a benefit to Nukkleus shareholders if Nukkleus was able to leverage Brilliant’s listing status in support of Nukkleus’s planned application to list its Common Stock on Nasdaq, in providing increased liquidity of their shares of Nukkleus

Common Stock (though it was decided that, since Nukkleus was a listed company with a diverse shareholder base, the preferred transaction structure would have Brilliant merge with and into a subsidiary of Nukkleus, and becoming a wholly owned subsidiary of Nukkleus following the Merger).

After the LOI was signed, Brilliant formed a working group including its management team, its counsel Loeb & Loeb and financial advisors RedEight and Axiom. Nukkleus, ClearThink and ArentFox Schiff, counsel for Nukkleus, made up Nukkleus’s working group. Nukkleus began to prepare a data room for legal, financial, and operational due diligence.

On November 29, 2021, Mr. Linde, Stacey Sun of Axiom, Mr. Khurshid, Tony Porcheron of PK Asset Management, and Mr. Marshak held a conference call to go through Nukkleus’s financial model. The focus of the discussions were the key assumptions, understanding the driving force of sector growth, and the methodology of estimating customer pipeline and pipeline revenue. The financial model, projection assumptions, business sectors, customer pipeline and capex requirements were further discussed during calls on December 15, 2021, December 18, 2021, and January 31, 2022, including how certain business metrics, including payments and volumes and processing fees received by Nukkleus’s payment processing business, would be incorporated into the financial model, whether and how to incorporate industry trends in payment processing volumes in such model, the expected impact of Nukkleus’s increased marketing spend as a result of the Business Combination, and Nukkleus’s management’s expectation that payment networks using blockchain technology would ultimately replace the SWIFT payment processing network. The primary area of focus in these discussions was the rapid growth forecast in the payments business and corresponding growth in profits. As noted below, Nukkleus’s management forecasted a growth in revenue from approximately $22 million in FYE2021 to $291 million for FYE 2024, $182 million of which would be contributed from the payments and related services business. Nukkleus’s management provided a detailed analysis by current and prospective clients to support its revenue forecast which included 31 existing customers, 25 customers in the onboarding process and 16 prospective clients. Nukkleus’s management further explained that the forecasted expanded profit margins were a function of significant economies of scale for this business once the platform investment was completed. In addition, management emphasized the importance of marketing to support the forecasted plan. The total marketing and development investment was forecasted at $10 million over the subsequent 24 months. No other material discussions, negotiations, or terms were reached as a result of such discussions and negotiations (for a discussion of key assumptions of Nukkleus management model please refers to the section titled “Summary of Brilliant Financial Analysis” on page 123).

On November 30, 2021, Mr. Linde met with Dr. Jiang and Mr. Chen to review timeline and due diligence plan. The planned due diligence included obtaining information on Nukkleus’s background, industry, ownership, real property and intellectual property, personnel, operations, financial statements and regulatory requirements. Brilliant would prepare a detailed due diligence and Nukkleus agreed to prepare and upload responses to a virtual dataroom.

On December 2, 2021, Brilliant sent a due diligence list to Nukkleus. On the same day, Mr. Chen, Mr. Linde, ArentFox Schiff, Loeb & Loeb and Nukkleus’s management team including Mr. Assentato, Mr. Khurshid and Mr. Marshak had a group call to discuss the due diligence list. The purpose of the call was to align the relevant groups on the information requested and to discuss logistics relating to the organization and population of the virtual data room.

On December 6, 2021, Ms. Sun of Axiom followed up with Mr. Khurshid of Nukkleus on due diligence requests.

On December 7, 2021, Loeb & Loeb circulated a draft definitive merger agreement to all parties.

On December 8, 2021, RedEight and Axiom received due diligence documents from Nukkleus.

On December 14, 2021, Brilliant and Nukkleus teams including Dr. Jiang, Mr. Chen, Mr. Linde, Mr. Assentato, Mr. Khurshid, Mr. Marshak, and Robert Brown of ClearThink had a group call to discuss the merger agreement. Shortly after the group call, ArentFox Schiff circulated a revised draft of the merger agreement, and Nukkleus sent additional due diligence documents. The revised draft of the merger agreement (i) included materiality and other qualifiers on certain of the proposed representations and warranties of Nukkleus in the agreement, (ii) included an express acknowledgement of Brilliant that no representations and warranties of Nukkleus were made in connection with the Business Combination other than those set forth in the agreement; and (iii) included various clean-up drafting revisions to the agreement.

On December 15, 2021, Mr. Linde and Ms. Sun from Axiom reviewed comparable companies with Mr. Khurshid from Nukkleus and the latest Nukkleus financial forecast. The comparable companies included CMC Markets plc, Lion Group Holding Ltd., Plus500 Ltd., StoneX Group Inc., 9F Inc., Banxa Holdings Inc.,

Cantaloupe, Inc., Eqonex Limited, Future FinTech Group Inc., Galaxy Digital Holdings Ltd. and GreenBox POS. These companies were included because they were publicly traded, and active in either the fintech, digital or blockchain payment or foreign exchange trading industry sectors. Certain metrics of the comparable companies, including revenue, EBTIDA and net income were compared against the same metrics for Nukkleus as provided by Nukkleus’s management and reviewed against the previously discussed $140 million equity valuation based on the market capitalization of Nukkleus. The primary metrics utilized for the valuation analysis was the revenue multiples of [the most comparable companies] which yielded a 5x – 6x EV/Revenue multiple for FYE2021 and 3x – 4x EV/Revenue multiple for FYE2022. Other metrics were considered including EV/EBITDA and EV/Net income, as outlined in the table below and as outlined in the two tables on page [122] below.

To arrive at these multiples ranges Axiom focused on the most comparable companies, which included Cantaloupe, Greenbox and Eqonex. Axiom focused on the group of most comparable companies because their businesses focus on digital payments, which Nukkleus anticipates to be the most significant driver of future revenue and profit growth. CMC Markets plc, Lion Group Holding Ltd., Plus500 Ltd., StoneX Group Inc., 9F Inc., Banxa Holdings Inc., Future FinTech Group Inc., and Galaxy Digital Holdings Ltd. were also used in the comparable companies analysis, but were considered less comparable to Nukkleus for the following reasons:

•        The businesses of CMC Markets plc, Lion Group Holding Ltd., Plus500 Ltd., and StoneX Group Inc. focus on providing services for forex trading. While Nukkleus expects to provide forex trading technology, its main growth driver and business focus is digital payments. Similarly, 9F Inc. provides payment facilitation services but also has significant online lending and wealth management businesses. Therefore, 9F Inc. is considered less comparable than companies like Cantaloupe, Greenbox and Eqonex.

•        Banxa offers global and local payment options, but also focuses on Web3 projects and on-and-off-ramp solutions, and is thus considered less comparable than companies like Cantaloupe, Greenbox and Eqonex.

•        Future FinTech Group Inc. engages in the development of block chain-based technology, however, it’s main business focus is building and operating e-commerce platforms.

Galaxy Digital Holdings Ltd. operates in the digital asset, cryptocurrency, and blockchain technology industry. However, it considered less comparable to Nukkleus because Galaxy Digital Holdings Ltd is an asset management firm, which, unlike Nukkleus, offers trading, asset management, principal investments, investment banking, and mining services.

The primary assumptions underlying the projections are as follows:

	FY2022 E	FY2023 E	FY2024 E
COGS Estimate	62%	51%	48%

	Projected customer acceptance	Expected trading volumes FY2022	Expected Revenue FY2022
Live customers and qualifying customers	100%	$3,414,240,000	$23,820,000
Onboarding	80%	$3,528,000,000	$21,427,200
Prospective customers	20%	$2,820,000,000	$4,314,000
Total		$9,762,240,000	$49,561,200

The financial forecast summary received on December 15, 2021, from Nukkleus is as follows. Nukkleus decided to provide projections from the approximate expected date of the closing of the Business Combination to 2024 as Nukkleus’s existing internal management reports and analyses, including its budgets and sales projections, covered a three-year period. Nukkleus’s projections were calculated based on its analysis of existing customer history, its sales pipeline and historical sales conversion rates, with additional market penetration and sector and geographic growth rates based on its marketing budget and planning.

($ in millions)	FY2021E	FY2022E	FY2023E	FY2024E
Revenue	$22.0	$71.0	$162.0	$291.4
EBITDA	$1.0	$27.0	$80.0	$152.4
Net Income	$(0.4)	$12.5	$47.9	$91.0

On December 16, 2021, ArentFox Schiff provided a draft copy of the disclosure schedules to the merger agreement to Loeb & Loeb.

On December 17, 2021, Ms. Sun of Axiom and Mr. Porcheron of PK Asset Management reviewed the latest Nukkleus management presentation. Among the items discussed were the slides relating to financial statements and projections, specifically relating to the presentation on the information in the management presentation. Loeb & Loeb provided an updated draft merger agreement to ArentFox Schiff, which draft included (i) the deletion of a provision that stated that Nukkleus had made no representations and warranties in connection with the transactions contemplated by the Merger Agreement other than those set forth therein, and (ii) an additional condition to the closing of the Business Combination that Nukkleus’s transaction expenses would not exceed $1,750,000 in advisory fees, $1,200,000 in legal fees and $500,000 in expenses related to a fairness opinion.

On December 18, 2021, Mr. Chen, Mr. Linde, Ms. Sun, Mr. Porcheron, Craig Vallis of Nukkleus, Jack Emidy of Nukkleus, Mr. Khurshid, and Mr. Marshak reviewed Nukkleus’s financial due diligence documents. Among the items discussed were the projections and the related key assumptions, growth rate, and customer pipeline with the primary objective being to gain an understanding of the basis for the Nukkleus management assumptions. Nukkleus’s management provided a detailed discussion on the basis for their assumptions.

On December 19, 2021, the Brilliant board provided follow-up comments to the due diligence documents and requested additional information, including regional and business line break downs, related party transactions, business licenses of Digital RFQ, and an update on Nukkleus litigation.

On December 20, 2021, ArentFox Schiff sent an updated draft of the merger agreement to Loeb & Loeb, which draft (i) included representations that the SPAC and Nukkleus had not and did not intend to take any action that would reasonably be expected to prevent the Business Combination from qualifying as a tax-free “reorganization” under Section 368 of the Code, (ii) removed a covenant requiring the Combined Company to file its tax returns following the consummation of the Business Combination in accordance with certain procedures set forth therein, and (iii) included a draft of Nukkleus’s Equity Incentive Plan to be adopted in connection with the consummation of the Business Combination.

On December 21, 2021, Brilliant received additional due diligence documents from Nukkleus. Axiom and RedEight provided their preliminary valuation analysis to Brilliant based on financial forecast provided by Nukkleus management on December 15, 2021, the analysis yielded a valuation range of $110 million-$132 million based on the fiscal year 2021 Nukkleus estimates, and a range of $213 million-$284 million based on the Nukkleus management forecast for fiscal year 2022. An overall period average range of $162 million-$208 million was provided. For each of these ranges, Axiom and RedEight were in agreement to rely on forecasts provided by Nukkleus’s management for the relevant period and compared against the same metrics for the comparable companies for those periods. As previously noted, the summary valuation reviewed with Brilliant’s board of directors utilized Nukkleus’s management forecast as compared against a group of comparable companies. The primary metrics considered were multiples of revenue and EBITDA over the subsequent two periods. Axiom and RedEight focused their analysis on two of the most comparable companies which yielded multiples of revenue in the range of 3.2-20.8x revenue (after elimination of an excessively high outlier) and a range of 2.5-5.9x for the one year forward revenue multiples. Based on these ranges Axiom and RedEight applied a multiple of 5-6x for 2021 and 3-4x for 2022 which yielded the valuation ranges noted. In addition, Brilliant management received follow-up questions from the Brilliant board regarding the status of Nukkleus’s 2021 annual results, legal due diligence work and compliance status. In addition, representatives of Brilliant asked representatives of Nukkleus for information about pending litigation to which Nukkleus was a party, an Adversary Proceeding filed in the United States Bankruptcy Court for the District of Massachusetts (Case No. 15-10745-FJB; Adversary Proceeding No. 16-01178) titled In re: BT Prime Ltd (the “BT Prime Litigation”), including the status of settlement negotiations and Nukkleus’s expectations with respect to liabilities in connection with the settlement. Representatives of Nukkleus informed representatives of Brilliant that they believed a settlement was imminent and that there would be no material liability to Nukkleus in the settlement.

On December 22, 2021, the Brilliant board asked for more information about the BT Prime Litigation and any related potential liability to Nukkleus. RedEight and Axiom communicated with Nukkleus regarding the follow-up information request from the Brilliant board regarding the BT Prime Litigation and business licenses. In response, Nukkleus provided a copy of the business license and advised that Nukkleus did not anticipate material liability to Nukkleus as a result of the litigation, the litigation would be settled in the near future prior to consummation of the Business Combination, and Mr. Assentato would indemnify Nukkleus against losses through the cancellation of Nukkleus Common Stock owned by him, up to an amount equal to the maximum liability Nukkleus would bear in any settlement related to the

BT Prime Litigation (for further information on the indemnification agreement entered into between Mr. Assentato and Nukkleus please see the description of the indemnification agreement on page 217). Nukkleus also arranged for Loeb & Loeb and ArentFox Schiff to discuss the litigation with Nukkleus’s litigation counsel to confirm Nukkleus’s representations.

On December 22, 2021, ArentFox Schiff sent a revised draft of the merger agreement to Loeb & Loeb, which draft (i) removed Merger Sub as a party to the Merger Agreement (as the parties had determined it would not be practicable to form the entity in the British Virgin Islands in time for the anticipated signing date), and provided for Merger Sub’s formation promptly following the signing of the Merger Agreement, and (ii) provided for the planned reverse stock split of Nukkleus Common Stock in connection with the closing of the Business Combination.

On December 23, 2021, Mr. Assentato, Schiff and Nukkleus’s litigation counsel spoke with Mr. Linde, Mr Chen and Loeb & Loeb to discuss the status of the BT Prime Litigation and the related settlement negotiations. Nukkleus’s litigation counsel informed Mr. Linde, Mr. Chen and Loeb & Loeb that they believed the settlement negotiations were at an advanced stage and they expected the litigation to be settled with no material liability to Nukkleus.

On December 24, 2021, Brilliant received additional responses related to near-to-middle-term customer revenue pipeline from Nukkleus; Mr. Linde and Ms. Sun of Axiom further discussed the customer pipeline with Mr. Vallis, Mr. Khurshid, Amber Hales of Nukkleus and Mr. Assentato; and additional updates on pending litigation from Mr. Assentato.

On December 24, 2021, representatives of Brilliant proposed that, as a condition to the entry into the Merger Agreement, Mr. Assentato personally indemnify Nukkleus for any liability Nukkleus was subject to in connection with the BT Prime Litigation or the proposed settlement of the BT Prime Litigation. On December 24, 2021, Mr. Assentato agreed to provide such indemnification in connection with Nukkleus’s entry into the Merger Agreement. Given the indemnification and the discussions with counsel for Nukkleus, the Brilliant board did not feel that an adjustment to valuation was warranted.

On December 27, 2021, representatives of Early Bird Capital including Steven Levine, David Nussbaum, and Mike Powell had a conference call with Mr. Assentato, Mr. Khurshid, and Mr. Marshak to discuss Nukkleus’s business.

On December 29, 2021, Loeb & Loeb received a revised draft of the merger agreement from ArentFox Schiff, which draft included a covenant that, in the event the closing of the Business Combination did not occur prior to March 23, 2022, Brilliant would use its best efforts to extend its life past such date. Later that day, Loeb & Loeb provided a draft of the proposed support agreement, and sent to ArentFox Schiff a revised draft of the merger agreement proposing a “commercially reasonable efforts” standard applicable to Brilliant’s obligation to seek an extension to its life in the event that the Business Combination did not close by March 23, 2022.

On December 30, 2021, the Brilliant team including Dr. Jiang and board secretary Wan Zhu had a group follow-up conference call with EarlyBirdCapital, RedEight, Axiom, Nukkleus, to review status of open items and confirm responses to Brilliant board’s follow-up questions.

On January 4, 2022, Brilliant conducted a board meeting to review responses to the follow-up questions from Nukkleus, and the proposed indemnity from Nukkleus relating to the ongoing litigation. The members of the Brilliant board of directors requested from Nukkleus clarification of certain due diligence matters regarding Nukkleus and the potential business combination, including whether Nukkleus and its subsidiaries were subject to financial industry or market regulation in Malta and other jurisdictions, and Nukkleus and its subsidiaries’ standing with any such regulators. On January 13, 2022, Nukkleus provided representatives of Brilliant with letters from counsel to Nukkleus addressing those matters, and stating that, to the best of Nukkleus’s counsel’s knowledge, there were no outstanding regulatory inquiries or issues with any regulatory agencies in connection with Nukkleus’s operations.

On January 6, 2022, ArentFox Schiff provided Loeb & Loeb with revised drafts of the merger agreement and disclosure schedules, which draft included adjustments to disclosures of Nukkleus’s capitalization and the resulting exchange ratios and exercise price applicable to Brilliant Ordinary Shares, rights and warrants as a resuilt of recalculations that were performed with Nukkleus’s latest stockholder report.

On January 7, 2022, Mr. Linde, Mr. Chen, Mr. Assentato and Mr. Marshak held conference call to review status and open items.

On January 10, 2022, the Brilliant board had further questions regarding the going-concern opinion in Nukkleus’s 2020 annual report on Form 10-K, and China regulations relating to cryptocurrency-related businesses.

On January 11, 2022, RedEight, Axiom, and Loeb & Loeb held a conference call to review the Brilliant board’s comments. All parties reviewed Nukkleus’s 2020 and 2021 annual reports on Form 10-K, and additional provisions in the merger agreement in response to board questions.

On January 12, 2022, RedEight, Axiom, and Loeb & Loeb had a conference call to review the Brilliant board’s questions regarding China regulations and compliance with licenses. Brilliant engaged China Tianyuan Law Firm to issue a legal opinion on compliance with China law by Nukkleus.

On January 15, 2022, China Tianyuan Law Firm issued a legal opinion to Brilliant relating to Nukkleus’s compliance with Chinese law.

On January 22-23, 2022, Mr. Marshak, Mr. Assentato and Mr. Linde and Mr. Chen discussed by telephone the status of the transaction. On January 26, 2021, Mr. Assentato delivered a letter to the Brilliant board, noting Nukkleus’s responses to the questions Brilliant’s board of directors had raised in its due diligence review of Nukkleus and the proposed business combination concerning the BT Prime Litigation and Nukkleus’s conduct of business. Mr. Assentato explained the reasons he believed Nukkleus should be an attractive merger candidate for Brilliant. Mr. Assentato asked that Brilliant’s board of directors give good-faith consideration to, and allow Brilliant’s shareholders to consider and vote upon, the proposed business combination, and reserved Nukkleus’s right to further recourse.

On February 7, 2022, a near-final merger agreement was distributed to the Brilliant board for its review, which draft included an additional condition on Nukkleus’s obligation to close the Business Combination that Brilliant deliver a fairness opinion in respect of the Business Combination. Also on February 7, 2022, Mr. Assentato sent a letter to the Brilliant board of directors urging the Brilliant board to authorize Brilliant’s entry into the Merger Agreement, and requesting a financial commitment from Brilliant to compensate it for the expenses Nukkleus had incurred in reviewing and negotiating the proposed business combination if the merger agreement were not entered into.

On February 15, 2022, Mitchell Cariaga, a member of the Brilliant board of directors, resigned from his position on Brilliant’s board.

On February 18, 2022, Xiaoying Sun, a member of the Brilliant board of directors, resigned from her position on Brilliant’s board. On February 22, 2022, Brilliant filed with the SEC a Current Report on Form 8-K announcing the resignations of Mr. Cariaga and Ms. Sun. Following Ms. Sun’s resignation, the remaining board members consisted of Brilliant’s Chairman, Dr. Peng Jiang, and Brilliant’s Audit Committee Chair Mr. Zan Wu. Because Brilliant was so close to the end of its life (March 23, 2022, if Brilliant’s memorandum and articles of association were not amended) the remaining directors realized that it would be almost impossible to recruit two new board members and for the new members review the applicable materials and approve an extension and the transaction prior to March 23, 2022. Given the time constraints the two remaining board members believed that approving the transaction and giving the Brilliant shareholders the opportunity to vote on it would be preferable to dissolving and therefore in the best interests of the shareholders. Furthermore, the Brilliant board considered that at the time of the closing of the Business Combination, shareholders would have the opportunity to vote on the transaction and/or redeem their Brilliant Ordinary Shares.

On February 18, 2022, the board of Brilliant (consisting of the two remaining members) held an extraordinary meeting to discuss the business combination with Nukkleus, at which time the merger agreement was approved.

On February 19, 2022, ArentFox Schiff sent to Loeb & Loeb an updated draft of the merger agreement (i) proposing June 23, 2022, as the outside date by which the closing of the Business Combination would be required to occur, or the parties would be entitled to terminate the merger agreement.

On February 21, 2022, a group conference call was held with all parties (Nukkleus, Brilliant, ArentFox Schiff, Loeb & Loeb, Axiom, RedEight, and Clear Think) to review final points on the merger agreement and related schedules. ArentFox Schiff delivered to Loeb & Loeb a revised draft of the merger agreement in which Nukkleus proposed (i) an outside date of March 23, 2022, or, in the event of an extension of the life of Brilliant past such date, September 23, 2022, and (ii) the establishment of the Backstop Pool, pursuant to which any public Brilliant shareholder not redeeming its shares prior to the closing of the Business Combination would be entitled to receive its pro rata share of a pool of shares of Nukkleus Common Stock equal to 10% of the shares otherwise proposed to be issued to Brilliant shareholders in the Business Combination (for further information on the Backstop Pool, please refer to the cover page).

On February 22, 2022 Brilliant and Nukkleus entered into the merger agreement.

On February 23, 2022, Brilliant and Nukkleus each issued a press release and filed a Current Report on Form 8-K to announce the merger.

On March 18, 2022, Axiom and RedEight received an updated forecast from Nukkleus management for use by Axiom and RedEight and by The Benchmark Company, LLC (“Benchmark”) in connection with the preparation of Benchmark’s fairness opinion attached hereto as Annex B, and as further discussed below, and further discussed the forecast with Mr. Khurshid and Mr. Porcheron. The modifications made by Nukkleus management from prior forecast was a change in the revenue expected from clients of the rapidly expanding payments business. Specifically, the confidence levels (revenue probabilities) were adjusted as follows:

•        Live customers and qualifying customers to 60% from 100%

•        Qualifying customers to 30% from 80%

•        Prospective customers to 10% from 20%.

The major rationale cited by Nukkleus management for reducing probabilities or confidence levels was a function of a more conservative approach to estimate customer transaction volumes, based on Nukkleus’s determination that customer onboarding, in particular its AML process, was expected to take longer than they had factored into the projections previously provided to Brilliant. In addition, Nukkleus’s management stated that the updated forecast reflected their current view on timing for completion of the merger and availability of funds to support marketing expenses. Nukkleus’s management emphasized the need for marketing investment to support assumed growth. Brilliant’s board of directors reviewed this updated forecast and discussed with RedEight and Axiom. It was determined that the valuation of $140.0 million was still supported by the revised forecast, which continued to show significant growth over the next few years. Nukkleus’s forecast reflected projected revenue of $44.4 million, $67.5 million and $155.2 million, and projected EBITDA of $17.2 million, $29.5 million and $102.4 million for FYE2022, FYE2023 and FYE2024, respectively (for a summary of the material financial analyses performed by Benchmark in connection with the preparation of its fairness opinion please refers to the section titled “Opinion of Brilliant’s Financial Advisor — Summary of Financial Analyses” on page 127). Nukkleus expected little variation from its previous forecasts as the initial forecasts were based on their existing customer base expanding its relationship with Nukkleus and gradually integrating their treasury and international payment processing functions with Nukkleus’s services. Declines in the projected revenues and EBITDA as compared with the prior forecasts were principally the result of a revised timeline to closing the Business Combination and its effect on timing of investment into marketing and technology, with the result that anticipating increases in revenues resulting from such investment were delayed. For these reasons, the Brilliant Board continued to recommend the Business Combination after reviewing Nukkleus’s updated forecasts.

The financial forecast summary received on March 18, 2022, from Nukkleus is as follows. Net income was excluded from the updated financials because Nukkleus believed that EBITDA was a metric better suited to the valuation analysis for which the projections were prepared.

($ in millions)	FY2022E	FY2023E	FY2024E
Revenue	$44.4	$67.5	$155.2
EBITDA	$17.2	$29.5	$102.4
[Net Income]	[ ]	[ ]	[ ]

On August 18, 2022, Nukkleus entered into a letter agreement (the “First Sovereign Agreement”) with First Sovereign. Under the terms of the First Sovereign Agreement, Nukkleus agreed to engage First Sovereign as its exclusive agent in the private placement of one or more classes or series of Nukkleus securities in connection with the anticipated PIPE financing being offered in connection with the anticipated closing of the business combination. In exchange for such private placement services, Nukkleus agreed to pay to First Sovereign (a) upon the closing of any such transaction, a cash fee equal to (i) 7.5% of the aggregate gross proceeds raised in such transaction through the sale of equity or equity-linked securities, or (ii) 5.0% of the aggregate gross proceeds raised through the sale of securities without any equity or equity-linked component, and (b) warrants to purchase 7.5% of the amount of equity or equity-linked securities issued in such transaction. Such warrants are exercisable at the effective price per share in such transaction, have an expiration date of five years from the closing of the business combination and include both cash and net issuance (cashless) exercise provisions. Pursuant to their respective engagements, ClearThink and First Sovereign have been engaged in searching for a potential PIPE financing transaction in connection with the closing of the business combination, but no agreement or arrangement has been entered into.

On September 21, 2022, the parties to the Merger Agreement entered into an Amendment No. 1 to the Merger Agreement (“Amendment No 1”) solely to extend the Outside Closing Date (as defined in the Merger Agreement), to the later of (i) October 23, 2022, or, (ii) following the approval by Brilliant’s shareholders of the extension of the life of the SPAC pursuant to Brilliant’s organizational documents, to the date so approved, but not later than January 23, 2023. The foregoing description of Amendment No 1 is not complete and is qualified in its entirety by the full text of Amendment No 1, which is filed herewith as Exhibit 2.2, and incorporated herein by reference.

On September 27, 2022, representatives of Nukkleus, including Mr. Assentato and Mr. Porcheron, representatives of Brilliant, including Mr. Chen, discussed increasing the size of the Backstop Pool in order to provide an additional incentive for Brilliant Public Shareholders not to redeem their Brilliant Ordinary Shares and to participate in the Merger. Nukkleus proposed, and the parties agreed to, a doubling of the amount of the Backstop Pool to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time. On September 28, 2022, the parties to the Merger Agreement entered into an Amendment No. 2 to the Merger Agreement (“Amendment No 2”), pursuant to which the amount of the Backstop Pool was increased from the lower of (1) 506,000, and (2) 20% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time.

Background of Brilliant’s advisors

RedEight is a boutique advisory firm focusing on capital markets and cross-border equity transactions. The firm was founded in 2021 by seasoned professionals in global capital markets, M&A, and equity transactions. RedEight provides value-added services to investors across the globe and facilitates transactions including SPAC mergers. RedEight’s partners have advised parties involved in a number of SPAC transactions. One of RedEight’s partners, Mr. Chen, was acquainted with the Brilliant management team for a number of years, but RedEight was not engaged by Brilliant until November 16, 2021, when communications with Target Three came to an end. At that time, Brilliant decided to try to pursue a US target. Brilliant reached out to RedEight to act as its M&A advisor, because Mr. Chen was familiar with SPAC merger transactions in the US market and was well connected in US capital markets. Mr. Chen was also familiar with Jay Linde from Axiom as well, and both were finally engaged to work together to facilitate the merger process for Brilliant. RedEight’s role focused on internal preparation and communication relating to the transaction, while Axiom’s role focused on target communications. RedEight will be paid $1.60 million upon merger closing and Axiom will be paid $1.68 million upon merger closing.

Axiom is an independent asset management, investment bank and capital markets group servicing middle market companies, family offices and individual investors. Founded in 1984 by professionals with decades of global financial services experience, Axiom has provided full service securities, trading and asset management services for over 25 years.

Axiom’s Investment Banking group specializes in transaction-related and strategic advice. On average each member of its team has over 20 years of experience in banking, providing the firm with significant corporate finance experience and contacts, as well as lengthy sell-side and buy-side M&A experience. By pairing its bulge-bracket quality expertise with an intimate, personalized boutique environment, the firm can provide quality capital raising and advisory services to suit its clients’ needs. Over the years, Axiom’s Investment Banking group has completed numerous M&A and capital raising assignments for its clients, as well as related strategic advisory and valuation analyses.

The Reasons for Brilliant Board’s Approval of the Merger

Brilliant’s board reviewed various industry and financial data, materials presented by Nukkleus, public data disclosed by Reuters and other providers. The following were the highlights for board review:

•        Established position in rapidly growing digital payments sector

•        Global digital payment market estimated to equal $180 billion by 2026, CAGR of 15.4%%

•        Expanding customer base

•        Currently 17 active customers on the Nukkleus digital payment platform

•        Additional 15 customers in process of on boarding

•        Global platform

•        International client base

•        EU is largest market followed by USA, Middle East, Asia and Africa

•        experienced management team

•        Senior management has held leadership positions at major banking and trading firms such as Goldman Sachs, RBS, and Tradition

•        Valuable experience managing a public company

•        Opportunity for substantial revenue and earnings growth

•        Projected to increase revenue from $44mm to $155mm in next three years (see further detail below)

•        Attractive valuation compared to publicly traded companies in the digital payment and forex sectors. At a valuation of $140 million, Nukkleus is being valued at less than 1x forecasted FY2023 revenue. This represents a discount to the peer group below which trades at a median EV/revenue multiple of 1.6x, providing Nukkleus shareholders with a meaningful value creation opportunity.

EV/Revenue for FYE2021, and EV/Revenue for FYE2022 were the metrics used in the valuation of Nukkleus’s business. From the group of comparable companies reviewed, it was determined that Cantaloupe, Inc., Eqonex Limited, and GreenBox POS had the most similar businesses and were defined as the most comparable companies for the valuation analysis.

Below is a summary of the business of each of the companies considered as most comparable:

Cantaloupe, Inc., a digital payment and software services company, provides technology solutions for the unattended retail market. The company offers integrated solutions for payments processing, logistics, and back-office management. Similarly, Nukkleus is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. Both Cantaloupe and Nukkleus are digital payment and software services company, and provide technology solutions and offers integrated solutions for payments processing. Cantaloupe’s service has some similarities to Nukkleus’s Digital RFQ service, which provides software, technology, customer sales and marketing and risk management technology hardware and software solutions package.

GreenBox POS, a technology company, engages in the development, marketing, and sale of blockchain-based payment solutions. It serves customers in various industries, including foreign exchange, retail, and e-commerce sectors. Nukkleus builds financial services for the digital world, developing blockchain and digital asset innovation for banking and payment services. GreenBox POS and Nukkelus both adopt blockchain technology and provide service to payments processing. Both GreenBox POS and Nukkelus serve in foreign exchange industry and retail market.

Equonex Limited, a digital asset financial services and advisory company, provides products, architecture, and infrastructure for the financial markets in the areas of digital asset ecosystem in Singapore and internationally. The company operates EQONEX, a cryptocurrency exchange that offers the trading of virtual currencies; an over-the-counter trading platform; Digivault, a warm and cold custodian platform for the custody of digital assets for institutional investors; and Access Trading, a digital asset trading tool and front-to-back integrated trading platform, as well as a risk management desk. It also provides asset management services; and EQONEX Capital that assists issuers seeking to access global capital markets through the issuance of either paper securities or digital securities. Similar to Equonex, Nukkelus is developing and adopting blockchain and digital asset innovation for banking and payment services. In addition, Nukkelus plans to expand its business in building trading platforms, infrastructure, and digital asset exchange for financial markets. The valuation analysis eliminated certain company metrics considered outliers as the relevant metric was well outside the peer group range. Specifics of each outlier are provided below.

•        We focused on the three most comparable companies in the valuation analysis because these companies have the most similar business to Nukkleus’s business, in particular the digital payment business which Nukkleus anticipates will be the most significant driver of future revenue and profit growth. Further, the data used for the valuation analysis focused on EV/revenue multiples because the EV/EBITDA and P/E multiples for most comparable were either negative or considered to be outliers (see the chart for the Nukkleus-Comparable Public Company Analysis on page 122). For example, 2021LTM and 2022 projected EBITDA for Eqonex Limited and GreenBox POS were negative, therefore were not used as valuation metrics.

•        Cantaloupe, Inc.’s EV/EBITDA 2021LTM period was 900.8x, which was considered as an outlier given that it was significantly higher than that of the other companies evaluated. Cantaloupe, Inc.’s EV/ EBITDA (2022E) multiple was 59.6x, which was considered as an outlier as it was much higher than EV/EBITDA 2022E multiples for the other comparable companies in the forex and digital/blockchain payment sectors.

As stated above, Eqonex Limited’s EV/Revenue (LTM) and EV/Revenue (Latest Annual) multiples, and Future FinTech Group Inc.’s EV/Revenue (Latest Annual) multiple were outliers and were not included in the analysis. When preparing the comparable analysis on Dec 15, 2021, Eqonex Limited’s LTM/ Latest annual are same period, both ended on Mar 31, 2021. For the period ended 3/31/21, Eqonex has an EV/Revenue multiple of 145.7x, and Future FinTech Group Inc.’s EV/Revenue (Latest Annual) multiple was 60x.

The multiple range of other comparable companies was 0.2x-20.8x. Thus, the corresponding metric for Eqonex Limited’s EV/Revenue (LTM), EV/Revenue (Latest annual), and Future FinTech Group Inc.’s EV/Revenue (Latest Annual) multiple, weremuch higher than other comparable companies, thus considered as outliers and excluded in analysis.

EBITDA and EV/Net income were considered as part of the valuation analysis but are not used as main metrics in valuation as, reflected below, most of the digital payment related comparable companies did not have a valid EV/EBITDA and P/E multiple.

The Brilliant board also considered a variety of uncertainties and risks and other potentially negative factors concerning this merger, including but not limited to the following:

•        Closing conditions — To successfully close the merger is hinging on conditions that are not under the control of Brilliant.

•        Benefits not realized — There are potential risks that the benefits of this merger may not be realized within the timeframe as expected.

•        Shareholder vote — There is a risk that current Brilliant shareholders may not provide votes which are necessary to effect this merger.

•        Liquidation of Brilliant — The risks and costs to Brilliant if the merger is not completed by later July 2022 after filing extension proxy, may cause Brilliant to be liquidated and the warrants to expire worthless.

•        Other risk factors — Other risks associated with this merger, and the business of Nukkleus itself as described in the section “Risk Factors.”

In addition to considering the factors described above, the board of Brilliant also considered that some shareholders of Brilliant may have different interests in this merger from those of officers and directors. Our independent director (Mr. Zan Wu) reviewed and considered these interests during decision making process, and finally unanimously approved the Merger Agreement.

The Brilliant board (consisting of Mr. Zan Wu and Dr. Peng Jiang) considered the financial projections described below and the consideration to be paid in connection with the business combination with Nukkleus and determined that they were reasonable and fair (the Benchmark fairness opinion was not available until after the board voted). Brilliant’s board of directors considered Nukkleus’s forecast reasonable not only based on the detailed assumptions and discussions conducted with Nukkleus’s management, as further detailed below, but also based on the board’s belief in its business model and competitiveness since it believe that the demand for Digital RFQ and other Nukkleus fintech offerings had significant future potential. Even when Nukkleus adjusted its forecast on March 18, 2022, to reduce revenues and EBITDA as shown below, the Brilliant board still considered the forecast to have been reasonable when made, because the board understood that the expected delay in the closing of the Business Combination and related financings would cause reduced expenditures in marketing and staffing than would have taken place if the Business Combination had closed more quickly. The consideration to be paid to Nukkleus, or the valuation of $140 million, was considered reasonable by Brilliant’s board of directors in light of the valuations of comparable companies and the significant growth forecasted for Nukkleus provided by Nukkleus’s management. In addition, the Brilliant board concluded that the potential benefits that it expected Brilliant and its shareholders to achieve as a result of the merger with Nukkleus outweighed the potential risks associated with the merger. Accordingly, the board (consisting of Mr. Wu and Dr. Jiang) unanimously determined that the Merger Agreement and the merger were advisable, fair to, and in the best interest of Brilliant and its shareholders. Later, on April 11, 2022, after the two new board directors (Brian Ferrier and Yebo Shen) joined, the board of directors, including its new members, had a meeting to review the Benchmark fairness opinion, and the board determined that the fairness opinion validated the Company’s final decision. Therefore, Brilliant’s board continued to recommend the business combination with Nukkleus.

The Brilliant board recommends a vote FOR the merger, and each of other proposals — the board have interests that may be different from, or in addition to your interests as a shareholder.

Summary of Brilliant Financial Analysis

Basis for Valuation

After careful consideration, the board of Brilliant recommends that its shareholders vote “FOR” the approval of the Business Combination.

The key elements of the Brilliant financial analysis included:

•        Compelling opportunity for revenue and earnings growth driven by Nukkleus’s digital payments business per the financial forecast received by Nukkleus’s management on December 15, 2021.

($ in millions)	FY2021E	FY2022E	FY2023E	FY2024E
Revenue	$22.0	$71.0	$162.0	$291.4
EBITDA	$1.0	$27.0	$80.0	$152.4

Based on the public market comparables analysis, a valuation range of $110MM-$132MM based on the FY2021 Nukkleus estimates, and a range of $213MM-$284MM based on the Nukkleus management forecast for FY2022. This resulted in an overall period average range of $162MM-$208MM.

•        Profitable business model with significant operating leverage.

•        EBITDA margin projected at 23% by 2023 driven by Nukkleus’s shared platform model which produces enhanced profitability.

•        Strong and established customer pipeline provides revenue visibility.

•        Driven by high growth digital payments business.

•        17 active clients.

•        15 clients in onboarding process.

•        23 prospects in qualifying stage.

•        Early market entrant in fast growing sector with unique technology offering.

•        Attractive value proposition to institutional clients.

•        Lower cost of global cross border transfers.

•        Single platform to allow the secure and compliant purchase, transfer and custody of digital assets.

•        Attractive valuation

•        The Brilliant board looked at valuation based on the forecast provided by Nukkleus management for FY2022-2024. The board considered a number of key factors including level of customer acceptance, regulatory requirements, size of addressable market and experience of management. The board compared the scale of Nukkleus and growth outlook to valuation multiples of relevant publicly traded payments and FX trading sectors. This analysis resulted in a favorable comparison of Nukkleus at $140 million enterprise value relative to the comparable group of companies. While the Brilliant board did review the shortfall in Nukkleus’s 2021 actual results as compared to its projections, the net loss from operations was in line with estimates. In addition, the Brilliant board believes that the main driver of revenue going forward will be Nukkleus’s digital payments business. Much of the forecasted growth was projected to come from that business. Therefore, the Brilliant board determined that the shortfall in 2021 should not impact Nukkleus’s valuation.

The Brilliant board also considered certain risks related to the Nukkleus transaction, including:

•        Scale up risks related to the Nukkleus digital payments business

•        Settlement of pending litigation

•        Lack of historical profitability

•        Volatility of Nukkleus stock price and lack of significant trading volume

•        Potential regulatory risks associated with digital payment businesses

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Nukkleus, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Nukkleus periodically updates its internally developed forecasts as new information is obtained.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of Nukkleus’s management. The financial information below was provided on March 10, 2022 by Nukkleus’s management.

Nukkleus’s management provided to Brilliant additional financial information on March 18, 2022, which is summarized below and was used for purposes of Benchmark’s fairness opinion.

($ in millions)	FY2022E	FY2023E	FY2024E
Revenue	$44.4	$67.5	$155.2
% Growth	131%	52%	130%
EBITDA	$17.2	$29.5	$102.4
% EBITDA margin	3%	23%	56%

Key assumptions of Nukkleus management model include the following (for a discussion of Nukkleus’s management’s assumptions in its financial projections please refer to the section titled “The Background of Brilliant’s Interaction with Nukkleus” on page 112).

•        projected customer acceptance;

•        expected trading volumes;

•        required capex;

•        staffing/overhead costs.

The projected revenue is based on the assumptions of projected trading volume and customer acceptance rate, as reflected in the information below provided by Nukkleus management.

Customers	Trading Volume
Existing and On Boarding	$2,060,543,995
Qualifying	$1,972,800,000
Prospect	$1,620,000,000
Total	$5,653,343,995

The CapEx below for FY2022 and FY2023 are required to support the forecasted business growth

($ in millions)

CapEx Investment	FY 2022	FY 2023
Overhead Expenses	$5	$9
Staffing	$3	$4
Office Expenses	$1	$2
Executive Compensation	$1	$3
Growth plan (Sales and marketing)	$7	$8
Tech development and licensing	$8	$6
Acquisition Software Build	$1
Total CapEx	$21	$23

Brilliant and its advisors conducted numerous due diligence discussions with the Nukkleus management regarding the Nukkleus forecast and underlying assumptions focusing on status of customer transactions, competitive position, margin assumptions and review of customer level activity detail.

The analysis was prepared by Brilliant management based on its judgment. The analysis above should not be deemed determinative of fact or future results. This analysis reflects the best estimates and presents to the best of management’s knowledge and belief at the time they were made, the expected course of action and the expected future financial performance of Nukkleus.

Opinion of Brilliant’s Financial Advisor

Brilliant’s board of directors retained Benchmark to act as a financial advisor to the board in connection with the Business Combination to render to the board an opinion as to the fairness to Brilliant’s shareholders, from a financial point of view, of the consideration to be paid by in the Business Combination. On April 6, 2022, Benchmark delivered a written opinion and final supporting analysis presentation to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Business Combination pursuant to the Merger Agreement is fair to Brilliant’s shareholders from a financial point of view.

The full text of the written opinion of Benchmark, dated April 6, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. The following summary of Benchmark’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Benchmark provided its opinion for the information and assistance of Brilliant’s board of directors in connection with its consideration of the Business Combination. Benchmark’s opinion was not intended to and does not constitute a recommendation as to how any of Brilliant’s shareholders should vote or take any action with respect to the Business Combination or any other matter.

In connection with rendering its opinion, Benchmark reviewed and considered such financial and other matters as deemed relevant thereby, including, among other things:

•        a copy of the Merger Agreement;

•        certain information relating to the historical, current and future operations, financial condition and prospects of Nukkleus, made available to Benchmark by Brilliant, including historical financial statements filed with the Securities and Exchange Commission, including the Form 10-K for the fiscal year ended September 30, 2021, and the Form 10-Q for the quarterly period ended December 31, 2021, and a financial model with projected financials for the calendar years 2022-2026;

•        discussions with certain members of the management of Brilliant and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of Nukkleus, the Business Combination and related matters;

•        a certificate addressed to Benchmark from senior management of Brilliant which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on Nukkleus provided to, or discussed with, Benchmark by or on behalf of Brilliant;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed to be relevant;

•        the publicly available financial terms of certain transactions that Benchmark deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

In addition, Benchmark conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Benchmark deemed necessary and appropriate in arriving at its opinion.

In arriving at its opinion, Benchmark relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Benchmark, discussed with or reviewed by Benchmark, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Benchmark relied upon and assumed no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Nukkleus since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Benchmark that would be material to its analyses or opinion and is no information or facts that would make any of the information reviewed by Benchmark incomplete or misleading. In addition, Benchmark relied upon and assumed that the final form of the Merger Agreement did not differ in any material respect from the latest draft of the Merger Agreement provided to Benchmark as identified above. Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of Brilliant or Nukkleus nor was Benchmark furnished with any such independent evaluations or appraisals. Benchmark’s opinion was based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of such opinion.

Benchmark has assumed that the Business Combination will be consummated on terms substantially similar to those set forth in the Merger Agreement provided to it by Brilliant. Benchmark was not requested to, and did not (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of Brilliant or Nukkleus or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Business Combination or (c) advise Brilliant’s board of directors or any other party with respect to alternatives to the Transaction.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Benchmark in connection with the preparation of its fairness opinion. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Benchmark or of its presentation provided to Brilliant’s board of directors on April 6, 2022.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Benchmark, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Benchmark. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Benchmark. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Benchmark or Brilliant’s board of directors. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before April 6, 2022, and is not necessarily indicative of current market conditions. Financial information of Nukkleus is valued as of March 18, 2022, as provided by Nukkleus’s management, which includes the changes in the revenue (and as a result EBITDA) expected from clients of the rapidly expanding payments business and the confidence levels (revenue probabilities) — See “The Background of Brilliant’s Interaction with Nukkleus” on page 112 for further information on the updated forecasts provided by Nukkleus’s management and the rationale. All analyses conducted by Benchmark were going-concern analyses and Benchmark expressed no opinion regarding the liquidation value of any entity.

Benchmark completed a series of financial analyses to derive a range of potential equity values for Nukkleus and calculated the value of the implied post-merger stake of the Company’s non-redeeming shareholders (excluding the Initial Shareholders). Benchmark’s financial analysis employed three methodologies, with no particular weight given to any:

•        selected public company analysis;

•        precedent transaction analysis; and

•        discounted cash flow analysis.

Valuation Summary

Based on its analysis of the Business Combination and the equity value of Nukkleus, the equity value attributable to Brilliant’s public shareholders (excluding the Initial Shareholders) following the Business Combination was estimated to be between approximately $9.83 and $19.36 per share assuming no redemptions, and between $10.11 and

$21.56 per share assuming maximum redemption (75.9% for a minimum of $10 million in trust before expenses). This compares to non-redeeming shareholders’ implied cost basis of $8.15 per share assuming no redemptions and $6.67 per share assuming maximum redemption, and a redemption value of $10.46.

Equity Value Attributable to BRLI Shareholders (excl. Sponsor)

Non-redeeming Shareholders Cost Basis	No Redemption	Maximum Redemption (75.9%)
Nukkleus Shares (prior to Effective Time/Closing)	14,000,000	14,000,000
Nukkleus Shares Issued to BRLI Sponsor/Initial Shareholders (incl. Bonus Shares)	1,662,100	1,662,100
Nukkleus Shares Issued to Non-redeeming BRLI Shareholders (incl. Bonus Shares)	4,868,829	1,432,956
Pro-forma Nukkleus Shares Outstanding at Closing	20,530,929	17,095,056

Pro-forma Equity Stake of Non-redeeming BRLI Shareholders	23.7%	8.4%
Total Cost of Non-redeeming Shares	$39,662,080	$9,553,041
Cost per Share of Non-redeeming Shares	$8.15	$6.67
Non-redeeming Shareholders Pro-forma Equity Value	Range		Range
Nukkleus Contributed Equity Value	$168,883,947	$364,617,678	$168,883,947	$364,617,678
Brilliant Cash in Trust	$41,494,055	$41,494,055	$12,453,480	$12,453,480
Transaction-related Fees and Expenses	$(8,550,000)	$(8,550,000)	$(8,550,000)	$(8,550,000)
Nukkleus Pro-forma Equity Value	$201,828,002	$397,561,733	$172,787,427	$368,521,158

Pro-forma % Equity Stake of Non-redeeming BRLI Shareholders	23.7%	23.7%	8.4%	8.4%
Total Value of Non-redeeming Shares	$47,862,715	$94,280,197	$14,483,533	$30,890,490
Value per Share of Non-redeeming Shares	$9.83	$19.36	$10.11	$21.56

Based on its analysis, the equity value of Nukkleus was estimated to be between $168.8 million and $364.6 million on average. This range is based on the following, among other factors:

•        The comparative values of financial technology companies involved in providing software and technology solutions for foreign exchange trading, crypto currencies and digital payment

•        The comparative values of recent M&A transactions involving similar companies

•        Nukkleus’s financial forecast for 2022-2025

•        The results of the Selected Public Company Analysis, Precedent Transaction Analysis, and Discounted Cash Flow Analysis

Estimated Equity Value of Nukkleus

Valuation Methodology	Range
Selected Public Company Analysis	$78,546,795	$356,628,453
Precedent Transaction Analysis	$154,620,109	$382,047,903
DCF Analysis	$273,484,937	$355,176,678
Average	$168,883,947	$364,617,678

Selected Publicly Traded Companies Analysis

Benchmark reviewed publicly available financial and stock market information for nine publicly traded financial technology companies involved in providing software and technology solutions for foreign exchange trading, crypto currencies and digital payment, including: Banxa, Holdings Cantaloupe, CMC Markets, EQONEX LIMITED, Galaxy Digital Holdings, GreenBox POS, Marqeta, Inc., Plus500 Ltd., and Shift4 Payments. Benchmark reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on April 4, 2022, plus net debt and other adjustments, as well as enterprise value as a multiple of estimated calendar year 2021 and estimated calendar years 2022 and 2023 revenue and earnings before interest, taxes, depreciations and amortization, which is referred to herein as EBITDA. The selected publicly traded companies average enterprise value to revenue and EBITDA multiples and related projected equity values are as follows ($ in millions):

	2021	2022	2023
Selected Public Companies’Average EV/Revenue	3.78x	3.66x	2.72x
Selected Public Companies’Average EV/EBITDA	14.71x	17.52x	11.95x

Nukkleus Revenue	$19.6	$44.4	$67.5
Nukkleus EBITDA	$(1.4)	$17.2	$29.5
Enterprise Value (based on Average EV/Revenue)	$74.2	$162.5	$183.3
Enterprise Value (based on Average EV/EBITDA)		$301.0	$352.3

Plus
Net Cash/(Debt) and Other Adjustments	$4.3	$4.3	$4.3
Equity Value (based on EV/Revenue)	$78.5	$166.8	$187.6
Equity Value (based on EV/EBITDA)		$305.4	$356.6

Source: FactSet; CapitalIQ; the Company

No company used in this analysis is identical or directly comparable to Nukkleus. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Nukkleus is compared.

Selected Precedent Transactions Analysis

Benchmark reviewed, to the extent publicly available, financial information relating to eight selected transactions completed over the last three years involving financial technology companies providing software and technology solutions for foreign exchange trading, cryptocurrencies and digital payments. Benchmark’s analysis included the following eight precedent transactions, which Benchmark deemed comparable to the Business Combination, including:

•        Azerion Holding (acquisition by European FinTech IPO Co.)

•        Eone (two transactions — acquisitions by Speqta AB and Sambla AB)

•        Finxera (acquisition by Priority Technology Holdings,

•        GAIN Capital Holdings (acquisition by INTL FCStone

•        Mogo Finance Technology (acquisition by Difference Capital Financial)

•        Shandong China Soft Fintech Information Technology (acquisition by Beijing Interact Technology Co., Ltd.)

•        TradeStation Group (acquisition by Quantum Fintech Acquisition Corp.)

The multiples and related projected values based on the precedent transactions are as follows ($ in millions):

	2021	2022	2023
Precedent Transactions’ Average EV/Revenue	7.66x	6.29x	5.17x
Precedent Transactions’ Average EV/EBITDA	20.94x	16.38x	12.82x

Nukkleus Revenue	$19.6	$44.4	$67.5
Nukkleus EBITDA	$(1.4)	$17.2	$29.5
Enterprise Value (based on EV/Revenue)	$150.3	$279.1	$348.5
Enterprise Value (based on EV/EBITDA)		$281.5	$377.7

Plus
Net Cash/(Debt) and Other Adjustments	$4.3	$4.3	$4.3
Equity Value (based on EV/Revenue)	$154.6	$283.5	$352.9
Equity Value (based on EV/EBITDA)		$285.8	$382.0

Source: FactSet; CapitalIQ; the Company

Generally, the enterprise value is calculated based on the value as of a specified date of the relevant company’s outstanding equity securities, plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

No company, business or transaction used in Benchmark’s analysis is identical or directly comparable to Nukkleus or the Business Combination. Accordingly, an evaluation of the results of such analysis is not entirely mathematical. Rather, the analysis involves considerations and judgements concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Nukkleus and the Business Combination were compared.

Discounted Cash Flow Analysis

Benchmark performed a discounted cash flow analysis of Nukkleus to estimate a range of equity values forecasted to be generated during calendar years 2022 through 2025 based on the following key assumptions:

•        Total revenue increasing from $19.6 million in 2021 to $44.4 million in 2022 and up to $221.4 million in 2025;

•        Net income increasing from ($2.8) million in 2021 to $16.1 million in 2022 and up to $16.3 million in 2025; and

•        Discount rates (WACC or Weighted Average Cost of Capital) ranging from 19.8% to 23.8%.

Net Present Value Analysis — Terminal Value EV/Revenue 1.9x

Discount Rate	Enterprise Value	Cash	Debt	WC Defecit	Investment	Equity Value
19.8%	$303.5	$0.05	$0.0	$(2.30)	$6.60	$307.9
20.8%	$294.4	$0.05	$0.0	$(2.30)	$6.60	$298.8
21.8%	$285.7	$0.05	$0.0	$(2.30)	$6.60	$290.0
22.8%	$277.3	$0.05	$0.0	$(2.30)	$6.60	$281.6
23.8%	$269.1	$0.05	$0.0	$(2.30)	$6.60	$273.5

Net Present Value Analysis — Terminal Growth 2%

Discount Rate	Enterprise Value	Cash	Debt	WC Defecit	Investment	Equity Value
19.8%	$350.8	$0.05	$0.0	$(2.30)	$6.60	$355.2
20.8%	$340.3	$0.05	$0.0	$(2.30)	$6.60	$344.6
21.8%	$330.1	$0.05	$0.0	$(2.30)	$6.60	$334.5
22.8%	$320.3	$0.05	$0.0	$(2.30)	$6.60	$324.7
23.8%	$310.9	$0.05	$0.0	$(2.30)	$6.60	$315.3

($ in millions)

Miscellaneous

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Benchmark considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Brilliant and Nukkleus. The estimates of the future performance of Nukkleus in or underlying Benchmark’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Benchmark’s analyses. These analyses were prepared solely as part of Benchmark’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Brilliant’s board of directors in connection with the delivery of Benchmark’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Benchmark’s view of the actual value of Nukkleus.

Brilliant has agreed to pay Benchmark for their services in connection with the Business Combination an aggregate fee of up to $400,000, of which (a) $50,000 being paid to Benchmark upon the execution of the engagement letter among the parties, and (b) an additional $350,000 being paid to Benchmark upon the earlier of (i) the closing of the Business Combination and (ii) August 15, 2022. Brilliant has also agreed to reimburse Benchmark up to $25,000, for expenses incurred in connection with the engagement and to indemnify Benchmark and its affiliates, and the respective controlling persons, directors, officers, partners and employees of each of the foregoing against any actions taken or omitted to be taken in connection with Brilliant’s engagement of Benchmark or otherwise relate to or arise out of Benchmark’s activities on Brilliant’s behalf under Benchmark engagement.

Benchmark comprises a research, sales and trading, and investment banking firm engaged in securities, commodities and derivatives trading and other broker activities, as well as providing financing and financial advisory services and other commercial services to a wide range of companies and individuals. In the ordinary course of its business, Benchmark may have actively traded the equity securities of Brilliant and may continue to actively trade such equity securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of Brilliant.

In addition, Benchmark in the future may provide financial advisory or investment banking services to Nukkleus or its affiliates and may receive compensation for the rendering of these services.

Benchmark was selected as a financial advisor to Brilliant’s board of directors in connection with the Business Combination because, among other things, Benchmark is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with Brilliant’s and Nukkleus’s businesses and industry. Benchmark is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Brilliant’s board of directors met following the receipt of Benchmark’s fairness opinion on April 11, 2022 to review the fairness opinion. Based on their review, Brilliant’s board of directors agreed that the fairness opinion was a good reference for Brilliant’s determination and valuation, and therefore continued to recommend the Business Combination.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Brilliant’s board of directors in favor of adoption of the Brilliant Business Combination Proposal, you should keep in mind that Brilliant’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        If an initial business combination, such as the Business Combination, is not completed by November 23, 2022 (or up to not later than January 23, 2023 if the life of the SPAC is further extended), Brilliant will, as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Fund, including a pro rata portion of any interest earned, but excluding all expenses paid and reserves for expenses and taxes payable, and Brilliant’s existence will be terminated. In such event, the 1,150,000 founder shares currently held by the Initial Shareholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. This waiver was made at the time that the founder shares were purchased for no additional consideration. The founder shares were purchased for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, holders of Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if public stockholders experience a negative rate of return in the Combined Company. The founder shares had an aggregate market value of approximately $[•] based on the closing price of Brilliant Ordinary Shares on the Nasdaq Stock Market as of [•], 2022.

•        Of the 1,150,000 founder shares, the Sponsor holds 986,001 founder shares and Brilliant’s directors hold an aggregate of 20,000 founder shares. Dr. Peng Jiang, Chief Executive Officer and Chief Financial Officer of Brilliant, is also the Chief Executive Officer of the Sponsor. Based on the closing prices on Nasdaq as of [__], 2022, the market value of the Sponsor’s Brilliant Ordinary Shares was $[__] and the market value of the directors’ Brilliant Ordinary Shares was $[__]. As noted above, the Sponsor and the directors, along with the other initial shareholders of Brilliant, have agreed to waive their rights to redeem their Brilliant Ordinary Shares in connection with Brilliant’s initial business combination or to receive distributions with respect to any Brilliant Ordinary Shares upon the liquidation of the Trust Account if Brilliant is unable to consummate a business combination. Accordingly, if Brilliant does not consummate an initial business combination, and is forced to liquidate, the Sponsor and the directors will lose their entire investment.

•        If an initial business combination, such as the Business Combination, is not completed by November 23, 2022 (or up to not later than January 23, 2023 if the life of the SPAC is further extended), assuming Brilliant’s amended and restated articles of association are not further amended to extend Brilliant’s deadline to complete a business combination, the 261,000 Brilliant Private Units purchased by the Sponsor for a total purchase price of $2,610,000 will be worthless. The Brilliant Private Units were purchased at a price of $10.00 per Brilliant Unit, the same price paid by public shareholders in the IPO of $10.00 per Public Brilliant Unit. The Brilliant Units had an aggregate market value of approximately $[•] based on the closing price of Brilliant Units on the Nasdaq Stock Market as of [•], 2022.

•        The Sponsor has loaned Brilliant an aggregate amount of $2,367,594 in connection with five extensions of the time Brilliant has before it is required to liquidate. Pursuant to the related promissory notes, the Sponsor will only be repaid from the proceeds of Brilliant’s initial business combination, or if no business combination is consummated, from funds held outside the trust account. As a result, if Brilliant does not consummate an initial business combination, the Sponsor is at risk of losing the entire amount. None of the Sponsor or its affiliates, or the officers and directors of Brilliant are owed out-of-pocket expenses for which they are awaiting reimbursement.

•        The Sponsor is anticipated to hold [_]% of the Combined Company. Based on the closing price of Nukkleus’s Common Stock on [_], 2022, and taking into account an anticipated reverse stock split with a ratio of 26.227 to one, the market value of the Sponsor’s interest in the Combined Company is $[_].

•        If the Trust Account is liquidated, including in the event Brilliant is unable to consummate the Business Combination or an initial business combination within the required time period, the Sponsor has agreed to indemnify Brilliant to ensure that the proceeds in the Trust Account are not reduced below $10.[    ] per Public Brilliant Ordinary Share, or such lesser amount per Public Brilliant Ordinary Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account.

•        The exercise of Brilliant’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        If the Business Combination is completed, Brian Ferrier will continue as a member of the Combined Company’s board of directors and will be entitled to receive compensation for serving on the Combined Company’s board of directors.

In light of the foregoing, the Sponsor and Brilliant’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Nukkleus rather than liquidate even if (i) Nukkleus is a less favorable target company or (ii) the terms of the Business Combination are less favorable to shareholders. As a result, the Sponsor and Brilliant’s directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders.

Brilliant’s Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Brilliant’s shareholders that they approve the Business Combination. Except as disclosed above, there are no material interests in the Business Combination held by the Sponsor or Brilliant’s officers and directors, including fiduciary or contractual obligations to other entities as well as any interest in, or affiliation with, Nukkleus.

Total Shares of Nukkleus Common Stock Outstanding Upon Consummation of the Business Combination

It is anticipated that, upon the Closing of the Business Combination, Nukkleus’s stockholders will retain an ownership interest of approximately [83]% of the outstanding common stock of the Combined Company, Brilliant’s public shareholders will retain an ownership interest of approximately [8]% in the Combined Company, and the Sponsor, officers and directors of Brilliant will retain an ownership interest of approximately [9]% in the Combined Company.

The following summarizes the pro forma ownership of Nukkleus Common Stock following the Business Combination under the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Nukkleus Stockholders	14,000,000	82.5%	14,000,000	86.5%
Brilliant Public Shareholders(1)	1,024,936	6.0%	460,000	2.9%
Backstop Pool to Brilliant Public Shareholders	409,974	2.4%	184,000	1.1%
Brilliant Initial Shareholders(2)	1,537,100	9.1%	1,537,100	9.5%
Total common stock outstanding	16,972,010	100.0%	16,181,100	100.0%

____________

(1)      Scenario 2 assumes redemptions of 564,936 Brilliant Ordinary Shares for aggregate redemption payments of $10.0 million using a per-share redemption price of $10.48. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Information” for more information. Includes 460,000 Brilliant Rights to be converted into an equal number of PubCo Common Stock upon consummation of the Business Combination.

(2)      In Scenarios 1 and 2, the [•] Brilliant founder shares included in this number are subject to certain share-performance-based vesting provisions pursuant to which 50% of the founder shares will vest one year after the closing of the Business Combination, and the remaining 50% will vest on the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the Combined Company represent the continuation of the financial statements of Nukkleus, with the Business Combination treated as the equivalent of Nukkleus issuing stock for the net assets of Brilliant, accompanied by a recapitalization.

Under this method of accounting, Brilliant will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Nukkleus will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Brilliant (i.e. a capital transaction involving the issuance of stock by Nukkleus for the stock of Brilliant). Accordingly, the consolidated assets, liabilities and results of operations of Brilliant will become the historical financial statements of the Combined Company, and Nukkleus’s assets, liabilities and results of operations will be consolidated with Brilliant’s beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Nukkleus in future reports. The net assets of Brilliant will be recognized at carrying value, with no goodwill or other intangible assets recorded.

Appraisal Rights and Dissenter Rights

Holders of Brilliant Ordinary Shares are entitled to dissent rights under the BVI Business Companies Act in connection with the Business Combination. In accordance with Section 179 of the BVI Business Companies Act, a holder of Brilliant Ordinary Shares is entitled to payment of the fair value of all of its shares upon validly dissenting from the Business Combination. Holders of Brilliant Ordinary Shares may only dissent in respect of all shares that they hold in Brilliant.

Upon a holder of Brilliant Ordinary Shares validly exercising its entitlement under Section 179 of the BVI Business Companies Act (a “Dissenting Shareholder”), such Dissenting Shareholder ceases to have any rights (including the redemption rights) of a shareholder of Brilliant except the right to be paid the fair value of its Brilliant Ordinary Shares.

A holder of Brilliant Ordinary Shares who desires to exercise its entitlement to payment of the fair value of all of its Brilliant Ordinary Shares is required to give to Brilliant written objection to the Business Combination before the Brilliant Meeting or before the vote on the Business Combination Proposal at the Brilliant Meeting.

On the effective date, a Dissenting Shareholder shall have its Brilliant Ordinary Shares automatically cancelled in exchange for the right to receive payment resulting from the procedure in Section 179 of the BVI Business Companies Act and such Dissenting Shareholder shall (i) not be entitled to receive Nukkleus Common Stock pursuant to the Business Combination, or (ii) to have its Brilliant Ordinary Shares redeemed.

Within 20 days immediately following the date on which the approval of Brilliant shareholders is obtained at the Brilliant Meeting (or any adjourned meeting), Brilliant shall give written notice of the approval to each Brilliant shareholder who gave a valid written objection to the Business Combination, except for those Brilliant shareholders who after giving the written objection, subsequently voted to approve the Business Combination Proposal at the Brilliant Meeting (or any adjourned meeting).

Any such holder of Brilliant Ordinary Shares who elects to dissent is required, within 20 days immediately following the date on which the notice of approval by Brilliant referred to above is given, to give Brilliant a written notice of its decision to elect to dissent, stating: (a) its name and address; (b) the number of Brilliant Ordinary Shares in respect of which it dissents; and (c) a demand for payment of the fair value of its shares.

Brilliant, as the surviving company of the merger, is required to make a written offer to each Dissenting Shareholder to purchase its Brilliant Ordinary Shares at a specified price that Brilliant determines to be their fair value. If, within 30 days of the making of such written offer, Brilliant and the Dissenting Shareholder fail to agree on the price to be paid for the Brilliant Ordinary Shares, then the fair value shall be fixed by appraisers appointed in accordance with the BVI Business Companies Act.

A Brilliant shareholder who elects to dissent under Section 179 of the BVI Business Companies Act and validly exercises its entitlement to payment of the fair value of the Brilliant Ordinary Shares it holds following the procedures set forth above will not be entitled to have its Brilliant Ordinary Shares redeemed. If a Brilliant shareholder has elected to have its Brilliant Ordinary Shares redeemed but later elects to dissent, upon receipt of the written notice of such a Brilliant shareholder’s decision to elect to dissent, Brilliant shall instruct its transfer agent to return the Brilliant Ordinary Shares (physically or electronically) delivered to the transfer agent in connection with such Brilliant shareholder’s demand for redemption to the Brilliant shareholder.

Redemption Rights

Pursuant to Brilliant’s memorandum and articles of association, holders of public Brilliant Ordinary Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public Brilliant Ordinary Shares. As of [•], 2022, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public Brilliant Ordinary Shares to be redeemed only if you:

(i)     (a)     hold public Brilliant Ordinary Shares, or

(b)    hold public Brilliant Ordinary Shares through public Brilliant Units and you elect to separate your public Brilliant Units into the underlying public Brilliant Ordinary Shares prior to exercising your redemption rights with respect to the shares; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2022, (a) submit a written request to Continental that Brilliant redeem your public Brilliant Ordinary Shares for cash and (b) deliver your public Brilliant Ordinary Shares to Continental, physically or electronically through DTC.

Holders of outstanding Brilliant Units must separate the underlying public Brilliant Ordinary Shares prior to exercising redemption rights with respect to the shares. If the Brilliant Units are registered in a holder’s own name, the holder must deliver the certificate for its Brilliant Units to Continental, with written instructions to separate the Brilliant Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public Brilliant Ordinary Shares from the Brilliant Units.

If a holder exercises its redemption rights, then such holder will be exchanging its public Brilliant Ordinary Shares for cash and will no longer own securities of the Combined Company. Such a holder will be entitled to receive cash for its public Brilliant Ordinary Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Brilliant Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public Brilliant Ordinary Shares for cash.

Vote Required for Approval

Approval of this Brilliant Business Combination Proposal is a condition to the consummation of the Business Combination. If this Business Combination Proposal is not approved, the Business Combination will not take place. This Brilliant Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the shares voted are voted “FOR” the Brilliant Business Combination Proposal.

Pursuant to the Letter Agreement, the Initial Shareholders holding an aggregate of [•] Brilliant Ordinary Shares (or [•]% of the outstanding shares) have agreed to vote their respective shares (including Brilliant Ordinary Shares included in the Brilliant Private Units) in favor of each of the Proposals. As a result, only [•] Brilliant Ordinary Shares held by the public shareholders will need to be present in person or by proxy to satisfy the quorum requirement for the Brilliant Meeting. In addition, as the vote to approve the Brilliant Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present[, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] Brilliant Ordinary Shares, or approximately [•]% of the outstanding Brilliant Ordinary Shares held by the public stockholders must vote in favor of the Brilliant Business Combination Proposal for it to be approved].

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BRILLIANT BUSINESS COMBINATION PROPOSAL 1.

BRILLIANT PROPOSAL 2 — THE BRILLIANT ADJOURNMENT PROPOSAL

The Brilliant Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Brilliant Meeting to a later date to permit further solicitation of proxies. The Brilliant Adjournment Proposal will only be presented to Brilliant shareholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Brilliant Meeting to approve the Brilliant Business Combination Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Brilliant Adjournment Proposal is not approved by Brilliant’s shareholders, the chairman will not adjourn the Brilliant Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Brilliant Meeting to approve the Brilliant Business Combination Proposal.

Required Vote

This Brilliant Adjournment Proposal will be approved and adopted only if a majority of votes cast at the Brilliant Meeting vote “FOR” the Brilliant Adjournment Proposal. The Brilliant Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE BRILLIANT ADJOURNMENT PROPOSAL UNDER BRILLIANT PROPOSAL 2.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders (as defined below) of Brilliant Ordinary Shares, Brilliant Rights and Brilliant Warrants (collectively “Brilliant securities”), (ii) of the exercise of redemption rights by U.S. Holders of Brilliant Ordinary Shares, and(iii) of the ownership and disposition of Nukkleus Common Stock and warrants to acquire shares of Nukkleus Common Stock (collectively “Nukkleus securities”) following the Merger.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of Nukkleus securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This discussion is limited to the consequences relevant to holders that hold Brilliant securities or Nukkleus securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including holders subject to special treatment under the U.S. tax laws, including, for example:

•        banks, insurance companies, underwriters, or certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities, commodities or currencies;

•        traders in securities that elect to apply a mark-to-market method of accounting;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•        expatriates and former citizens or long-term residents of the United States;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        persons holding Brilliant securities or Nukkleus securities, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Brilliant securities or Nukkleus securities, as the case may be, being taken into account in an applicable financial statement;

•        persons who (directly or through attribution) own 5% or more (by vote or value) of the outstanding Brilliant Ordinary Shares or, after the Merger, the issued shares of Nukkleus Common Stock;

•        founders, sponsors, officers, directors, or affiliates of Brilliant;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        Subchapter S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes, or investors in such entities;

•        U.S. Holders having a functional currency other than the U.S. dollar; and

•        persons who hold or received Brilliant securities or Nukkleus securities, as the case may be, through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation.

In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Nukkleus prior to the Business Combination, including holders of Brilliant securities that also hold, directly or indirectly, equity interests in Nukkleus. With respect to the consequences of holding shares of Nukkleus Common Stock, this discussion is limited to holders who acquire such shares in connection with the Business Combination or as a result of the exercise of a warrant to acquire Nukkleus Common Stock acquired in connection with the Business Combination, and with respect to the consequences of holding Brilliant Warrants, this discussion is limited to holders who held Brilliant Warrants prior to and through the Business Combination.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Brilliant securities or Nukkleus securities, the U.S. federal income tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Business Combination and the subsequent ownership and disposition of Nukkleus securities received in the Business Combination.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Brilliant securities or Nukkleus securities, as the case may be, that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF BRILLIANT SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER IS INHERENTLY UNCLEAR. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO BRILLIANT ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF NUKKLEUS SECURITIES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO BRILLIANT ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF NUKKLEUS SECURITIES.

U.S. Holders

U.S. Federal Income Tax Considerations for the Merger

The following discussion, “— U.S. Federal Income Tax Considerations for the Merger”, constitutes the opinion of Loeb & Loeb, counsel to Brilliant, as to the material U.S. federal income tax consequences of the Merger to U.S. Holders of Brilliant securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

The U.S. federal income tax consequences of the Merger to U.S. Holders of Brilliant securities will depend, in part, on whether the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (a “reorganization”). To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Merger, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as Brilliant, the qualification of the Merger as a reorganization is not free from doubt. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Brilliant or Nukkleus. For example, the requirements for reorganization treatment could be affected by the magnitude of Brilliant Ordinary Shares redemptions that occur in connection with the Merger. Moreover, the Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither Brilliant nor Nukkleus intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Neither Brilliant nor Nukkleus makes any representations or provides any assurances regarding the tax treatment of the Merger, including whether the Merger qualifies as a reorganization, or any related transactions. Furthermore, because of the legal and factual uncertainties described above, the Merger will more likely than not fail to qualify as a reorganization for U.S. federal income tax purposes, in which case the Merger will likely be a fully taxable transaction. However, it is possible that a tax return preparer could reach the position that there is reasonable basis or a higher level of comfort that the Merger may qualify as a reorganization, and it is our intent to take such position. U.S. Holders of Brilliant securities are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a reorganization.

Subject, in all instances, to the PFIC rules described below under the heading “— Passive Foreign Investment Company Status”:

•        If the Merger qualifies as a reorganization, a U.S. Holder that exchanges its Brilliant securities pursuant to the Merger would not recognize gain or loss on the exchange of Brilliant securities for Nukkleus securities. The aggregate adjusted tax basis of a U.S. Holder in the Nukkleus Common Stock received as a result of the Merger would equal the aggregate adjusted tax basis of the Brilliant Ordinary Shares and Brilliant Rights surrendered in the exchange, and the aggregate adjusted tax basis in the warrants to acquire Nukkleus Common Stock received as a result of such exchange should equal the aggregate adjusted tax basis of the Brilliant Warrants surrendered in the exchange. A U.S. Holder’s holding period for the Nukkleus securities received in the exchange should include the holding period for the Brilliant securities surrendered in the exchange.

•        If the Merger does not qualify as a reorganization, a U.S. Holder of Brilliant securities generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Nukkleus securities received by such holder over such U.S. Holder’s adjusted tax basis in the Brilliant securities surrendered pursuant to the Merger. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder held the Brilliant securities for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, it is unclear whether the redemption rights with respect to the Brilliant Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Nukkleus securities received in the Merger will equal the fair market value of such securities.

A U.S. Holder’s holding period in the Nukkleus securities received in the Merger would begin on the day following the closing date of the Merger and would not include the holding period for the Brilliant securities surrendered in exchange therefor.

U.S. Holders Exercising Redemption Rights with Respect to Brilliant Ordinary Shares

In the event that a U.S. Holder elects to redeem its Brilliant Ordinary Shares for cash pursuant to the redemption provisions described in this proxy statement/prospectus, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code and whether Brilliant would be characterized as a PFIC. If the redemption qualifies as a sale or exchange of the Brilliant Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Brilliant Ordinary Shares surrendered in such redemption. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Brilliant Ordinary Shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Brilliant Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

If the redemption does not qualify as a sale or exchange of Brilliant Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Brilliant’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Brilliant Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Brilliant Ordinary Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, and that Brilliant is not a PFIC, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at preferential tax rates afforded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Brilliant Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of Brilliant Ordinary Shares treated as held by the U.S. Holder (including Brilliant Ordinary Shares constructively owned by the U.S. Holder as a result of owning Brilliant Warrants or Brilliant Rights) relative to all of the Brilliant Ordinary Shares outstanding both before and after the redemption. The redemption of Brilliant Ordinary Shares generally will be treated as a sale of stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in Brilliant, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only Brilliant Ordinary Shares actually owned by such U.S. Holder, but also Brilliant Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Brilliant Ordinary Shares which could be acquired pursuant to the exercise of the Brilliant Warrants or Brilliant Rights.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Brilliant Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Brilliant Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the substantially disproportionate test, (i) the percentage of Brilliant’s outstanding voting stock actually or constructively owned by the U.S. Holder immediately following the redemption of Brilliant Ordinary Shares must be less than 80% of the percentage of Brilliant’s outstanding voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption; (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of Brilliant’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of Brilliant’s shares entitled to vote. The redemption of Brilliant Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Brilliant. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Brilliant will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Brilliant Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Brilliant Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Brilliant Warrants or Brilliant Rights or possibly in other Brilliant Ordinary Shares constructively owned by it.

Passive Foreign Investment Company Status

Whether or not the Merger qualifies as a reorganization, U.S. Holders who exchange Brilliant securities for Nukkleus securities pursuant to the Merger may be subject to adverse U.S. federal income tax consequences under the passive foreign investment company, or “PFIC,” provisions of the Code. In addition, a U.S. Holder who elects to have its Brilliant Ordinary Shares redeemed for cash pursuant to the redemption provisions may be subject to the PFIC rules. Because Brilliant is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a review of its financial statements, Brilliant believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year.

A non-U.S. (foreign) corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.

If Brilliant is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Brilliant securities and, in the case of Brilliant Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund, or “QEF,” election under Section 1295 of the Code for Brilliant’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Brilliant Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” election with respect to the Brilliant Ordinary Shares (hereinafter, each a “ PFIC Election”), such holder generally will be subject to special rules with respect to “excess distributions,” generally including:

•        any gain realized by the U.S. Holder on the sale or other disposition of its Brilliant securities; and

•        any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Brilliant Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Brilliant Ordinary Shares.

Under these rules,

•        the U.S. Holder’s excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Brilliant securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Brilliant’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Brilliant. Brilliant has not determined whether it will endeavor to provide such information to U.S. holders and there can otherwise be no assurance that Brilliant will timely provide it. In addition, U.S. Holders of Brilliant Warrants are not be able to make a QEF election with respect to their warrants.

Even if the Merger qualifies as a reorganization, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations,” were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, the Proposed Regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Brilliant securities for Nukkleus securities in the Merger if Brilliant were classified as a PFIC at any time during such U.S. Holder’s holding period in Brilliant securities. Any such gain would be treated as an “excess distribution” made in the year of the Merger and subject to the special tax and interest charge rules discussed above. The foregoing would not apply to a U.S. Holder’s exchange of Brilliant Ordinary Shares pursuant to the Merger to the extent that such holder has made a timely PFIC Election with respect to said shares, as described above.

Furthermore, in the event that a U.S. Holder’s Brilliant Ordinary Shares are redeemed for cash pursuant to the redemption provisions described in this proxy statement/prospectus, whether said redemption is treated as a sale or exchange of Brilliant Ordinary Shares or as a distribution on the Brilliant Ordinary Shares, such deemed sale or exchange or distribution, as applicable, would be treated as a sale or disposition or distribution, as applicable, for purposes of the PFIC rules described above.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Brilliant securities should consult its own tax advisor concerning PFIC elections and the application of the PFIC rules to such securities under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of the Ownership of Nukkleus Common Stock and Warrants to acquire Nukkleus Common Stock to U.S. Holders

Taxation of Dividends

If distributions are made in cash or other property (other than certain distributions of Nukkleus Common Stock or rights to acquire Nukkleus Common Stock) to U.S. Holders of Nukkleus Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of Nukkleus’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of such earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in Nukkleus Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Nukkleus Common Stock and will be treated as described under “— U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of Nukkleus Common Stock and warrants to acquire Nukkleus Common Stock to U.S. Holders” below.

Dividends paid to a U.S. Holder that is taxable as a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends such holder elected to treat as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that may be eligible for reduced rates of taxation.

Possible Constructive Distributions

The terms of the warrants to acquire shares of Nukkleus Common Stock may provide for an adjustment to the number of shares of Nukkleus Common Stock for which the warrants may be exercised or to the exercise price of the warrants in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of such warrants would, however, be treated as receiving a constructive distribution from Nukkleus if, for example, the adjustment increases the warrant holders’ proportionate interest in Nukkleus’s assets or earnings and profits (e.g., through an increase in the number of shares of Nukkleus Common Stock that would be obtained upon exercise or through a decrease to the exercise price of such warrant) as a result of a distribution of cash to the holders of Nukkleus Common Stock which is taxable to the U.S. Holders of such Nukkleus Common Stock (as described immediately above under “— Taxation of Dividends”). Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from Nukkleus equal to the fair market value of the increase in the warrant holder’s interest.

U.S. Holders of Nukkleus Common Stock should consult their tax advisors regarding the possibility of constructive distributions on their Nukkleus Common Stock.

U.S. Federal Income Tax Consequences of the Disposition of Nukkleus Common Stock and Warrants to Acquire Nukkleus Common Stock to U.S. Holders

A U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Nukkleus Common Stock or warrants to acquire shares of Nukkleus Common Stock in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Nukkleus Common Stock or warrants to acquire shares of Nukkleus Common Stock generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Nukkleus Common Stock and/or warrants to acquire shares of Nukkleus Common Stock for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Nukkleus Common Stock on the exercise of a warrant to acquire Nukkleus Common Stock for cash. A U.S. Holder’s tax basis in any Nukkleus Common Stock received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Nukkleus Common Stock received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant to acquire Nukkleus Common Stock is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant to acquire Nukkleus Common Stock are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Nukkleus Common Stock received generally would equal the U.S. Holder’s basis in the warrants to acquire shares of Nukkleus Common Stock exercised therefor. If the cashless exercise is not treated as a gain realization event, a U.S. Holder’s holding period in the Nukkleus Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants to acquire shares of Nukkleus Common Stock and will not include the period during which the U.S. Holder held the warrants to acquire shares of Nukkleus Common Stock. If the cashless exercise were treated as a recapitalization, the holding period of the Nukkleus Common Stock would include the holding period of the warrants to acquire Nukkleus Common Stock exercised therefor.

It is also possible that a cashless exercise of a warrant to acquire shares of Nukkleus Common Stock could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of Nukkleus Common Stock having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss with respect to the warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Nukkleus Common Stock that would have been received in a regular exercise of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Nukkleus Common Stock received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the aggregate exercise price of such warrants. A U.S. Holder’s holding period for the Nukkleus Common Stock received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants to acquire shares of Nukkleus Common Stock, including when a U.S. Holder’s holding period would commence with respect to the Nukkleus Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants to acquire shares of Nukkleus Common Stock.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Nukkleus Common Stock and warrants to acquire shares of Nukkleus Common Stock. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Nukkleus Common Stock or warrants to acquire shares of Nukkleus Common Stock that is for U.S. federal income tax purposes not a U.S. Holder but generally does not include a beneficial owner who has been or is engaged in the conduct of a trade or business within the U.S. or an individual who is present in the United States for 183 days or more in the taxable year (except to the extent discussed below). If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of exercising redemption rights with respect to Brilliant Ordinary Shares or the ownership and disposition of Nukkleus Common Stock or warrants to acquire shares of Nukkleus Common Stock.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Nukkleus Common Stock and Warrants to Acquire Nukkleus Common Stock to Non-U.S. Holders

In the event of a distribution of cash or other property (other than certain pro rata distributions of Nukkleus Common Stock) in respect of Nukkleus Common Stock (including constructive distributions treated as dividends as further described under the heading “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of Nukkleus Common Stock and Warrants to Acquire Nukkleus Common Stock to U.S. Holders — Possible Constructive Distributions”), the distribution generally will be treated in the same manner as described above under “U.S. Holders — U.S. Federal Income Tax Consequences of the Ownership of Nukkleus Common Stock and Warrants to Acquire Nukkleus Common Stock to U.S. Holders”.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such Non-U.S. Holder is not a United States person as defined under the Code and is eligible for treaty benefits or

(b) if Nukkleus Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below concerning backup withholding, any gain realized upon the sale or other taxable disposition of Nukkleus Common Stock and/or warrants to acquire shares of Nukkleus Common Stock by a Non-U.S. Holder generally will not be subject to U.S. federal income taxation or withholding tax unless

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or a “fixed base” in the United States to which such gain is attributable); or

•        in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant to acquire Nukkleus Common Stock, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of Nukkleus Common Stock and warrants to acquire Nukkleus Common Stock to U.S. Holders” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Nukkleus Common Stock and warrants to acquire shares of Nukkleus Common Stock.

The characterization for United States federal income tax purposes of the redemption of the Non-U.S. Holder’s warrants to acquire Nukkleus Common Stock generally will correspond to the United States federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders — U.S. Federal Income Tax Consequences of the Disposition of Nukkleus Common Stock and warrants to acquire Nukkleus Common Stock to U.S. Holders” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “— U.S. Federal Income Tax Consequences of the Ownership and Disposition of Nukkleus Common Stock and warrants to acquire Nukkleus Common Stock to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Brilliant Ordinary Shares, dividends received by U.S. Holders of Nukkleus Common Stock, and the proceeds received on the disposition of Nukkleus Common Stock effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Brilliant Ordinary Shares or Nukkleus Common Stock and proceeds from the sale, exchange, redemption or other disposition of Nukkleus Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be required to be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of Brilliant securities or their Nukkleus Common Stock, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Nukkleus Common Stock and proceeds from the sale of other disposition of Nukkleus Common Stock received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Nukkleus securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Nukkleus securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Nukkleus Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Nukkleus securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Nukkleus securities.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO BRILLIANT ORDINARY SHARES, AND OF THE OWNERSHIP AND DISPOSITION OF NUKKLEUS COMMON STOCK AND WARRANTS TO ACQUIRE NUKKLEUS COMMON STOCK, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

INFORMATION ABOUT NUKKLEUS

Unless otherwise indicated or the context otherwise requires, references in this section to “Nukkleus,” “we,” “us,” “our” and other similar terms refer to Nukkleus and its subsidiaries prior to the Business Combination, which will be the business of Nukkleus and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

We are a financial technology company with the aim of providing blockchain-enabled technology solutions.

Nukkleus Technology

Our Nukkleus Technology business unit offers a full-service transactions technology and advisory business providing end-to-end transactions technology solutions. We offer an advanced transactions platform for dealing and risk management with global liquidity and customizable leverage, where users have control over quote and liquidity strategies. Such technology and advisory services are currently offered through our GSA with FXDD (for more information see the section captioned “FXDD Agreements” below).

Digital RFQ

Through our Digital RFQ subsidiary, we aim to provide cross-border payment and transactions solutions to institutional investors, and offer blockchain-enabled financial services solutions to institutional investors in a secure, compliant and globally accessible manner. The blockchain-enabled payment gateway we have developed has the capability to deliver global cross-border transfers of fiat currencies using blockchain rails. Digital RFQ currently offers payment and settlement services, including those utilizing blockchain networks, but does not provide custody or wallet services with respect to digital assets, and does not hold digital assets, reducing the risks and regulatory burden on its business. In future, Digital RFQ plans to offer a white-labelled digital bank with end-to-end digital banking solutions for international business. We expect to offer these products in the second or third calendar quarter of 2023. Our competitors in this product category are banks and other financial institutions, and we intend to compete by offering faster and more reliable products using more advanced technology. Products and services offered by Digital RFQ are distributed through our website.

Digital RFQ is regulated in the United Kingdom by the Financial Conduct Authority and is in good standing and is and has been in the past in material compliance with the applicable laws, rules and regulations promulgated thereby. Digital RFQ is subject to Anti Money Laundering (“AML”) and Counter Terrorist Finance (“CTF”) regulations consistent with our authorization by the Financial Conduct Authority as an Electronic Money Directive Agent, among others. For a discussion of the various laws and regulations Digital RFQ is subject, please refer to the discussion of our risk management framework on page 42.

The “blockchain technology” used by Digital RFQ in its payment processing business includes only advanced-stage and fully tested, well-established and fully collateralized stablecoins operated on the Bitcoin, Ethereum and Tron networks. However, in future, we will be free to use other blockchain networks if we determine that they offer more sophisticated or secure technology. Based on our risk assessments, we determine the appropriate network to use for a particular transaction or customer. We do not use stablecoins of an algorithmic nature, and in the event that we determine any particular stablecoin presents a threat or risk to the security of our business, customers or the transactions we process, we promptly move to another stablecoin network. We do not accept payment in digital assets and do not hold digital assets for investment or offer digital wallet services. For a description of the risks associated with the use of blockchain technology in financial services generally, and payment processing specifically, please refer to the section titled “We rely on connectivity with blockchain networks…” on page 46.

DigiClear

Through DigiClear, we plan to develop technology that offers a custody and settlement utility operating system aiming to deliver value and a high-functioning automated post-trade solution. DigiClear aims to provide clients with the means to transfer underlying assets to alternative custodians at any time. We intend for DigiClear to use hardware security modules to offer technology that can secure client assets to block any unwanted modification of client settlement instructions or transfers. We expect that the transfer process that DigiClear’s technology will offer will be fully automated, monitored and can be processed within milliseconds. We expect to offer these products in the second or third calendar quarter of 2023. Our competitors in this product category are banks and other financial institutions and smaller financial technology companies, and we intend to compete by offering faster and more reliable products using more advanced technology. Products and services offered by DigiClear are distributed through our website.

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(1)      Emil Assentato owns 100% of DMA.

(2)      Emil Assentato directly owns approximately 85% of Max Q, and indirectly owns an additional 1%. The remainder of Max Q is owned by various individuals and entities unaffiliated with Nukkleus’s officers and directors.

(3)      Emil Assentato owns 1% of Currency Mountain Malta LLC, and the remainder of Currency Mountain Malta LLC is owned by Rubens Investment Services, Inc., a wholly owned subsidiary of Compagnie Financière Tradition, a public company based in Switzerland, both of which are unaffiliated with Nukkleus’s officers and directors.

(4)      See section entitled “Security Ownership of Certain Beneficial Owners and Management” for director and officer beneficial ownership of Nukkleus shares. As Nukkleus’s common stock is quoted for trading on the OTC Pink Sheets, information on its other owners is not readily available.

(5)      Jamal Khurshid and Nicholas Gregory own, directly and indirectly, approximately 40% and 10% of Jacobi, respectively. The remainder of Jacobi is owned by various individuals and entities unaffiliated with Nukkleus’s officers and directors.

(6)      Navarock, Ltd., an entity unaffiliated with Nukkleus’s officers and directors, owns the remaining 50% of Digiclear.

(7)      Angel Holdings LLC, an entity unaffiliated with Nukkleus’s officers and directors, owns the remaining 49% of DRFQ Emerging Markets.

FXDD Agreements

On May 24, 2016, Nukkleus Limited entered into a General Service Agreement to provide its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to FML Malta Ltd. In December 2017, Nukkleus Limited, FML Malta Ltd. and TCM entered into a letter agreement providing that there was an error in drafting the General Service Agreement and acknowledging that the correct counter-party to Nukkleus Limited in the General Service Agreement is TCM. Accordingly, all references to FML Malta Ltd. have been replaced with TCM. TCM is a private limited liability company formed under the laws of Malta. The General Service Agreement entered with TCM provides that TCM will pay Nukkleus Limited at minimum $2,000,000 per month. On October 17, 2017, Nukkleus Limited entered into an amendment of the General Service Agreement with TCM. In accordance with the amendment, which was effective as of October 1, 2017, the minimum amount payable by TCM to Nukkleus Limited for services was reduced from $2,000,000 per month to $1,600,000 per month. Emil Assentato is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM.

In addition, on May 24, 2016, in order to appropriately service TCM, Nukkleus Limited entered into a General Service Agreement with FXDIRECT, which provides that Nukkleus Limited will pay FXDIRECT a minimum of $1,975,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support. FXDIRECT may terminate this agreement upon providing 90 days’ written notice. On October 17, 2017, Nukkleus Limited entered into an amendment of the General Service Agreement with FXDIRECT. Pursuant to the amendment, which was effective as of October 1, 2017, the minimum amount payable by Nukkleus Limited to FXDIRECT for services was reduced from $1,975,000 per month to $1,575,000 per month. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC.

The foregoing descriptions of the terms and conditions of the General Services Agreement with FML Malta Ltd, the amendment to such General Services Agreement, and the General Services Agreement with FXDIRECT are not complete and are qualified in their entirety by the full text of the applicable agreement, which are filed herewith as Exhibit 10.5, Exhibit 10.6 and Exhibit 10.7, respectively, and incorporated herein by reference.

The Market Opportunity

The FX market is a global, decentralized market for the trading of currencies. Nukkleus’s management believes that FX trading involves the simultaneous buying and selling of a currency pair for the purposes of hedging currency risk or to generate a profit. Nukkleus’s management believes that the FX market, once limited to large financial institutions, has expanded and matured over the past decade, and now captures a wide range of participants, including central banks, commercial banks, non-bank corporations, hedge funds, brokers and individual investors and traders. The market’s expansion has helped lead to a significant increase in trading activity. In addition to the increase in the breadth of market participants, management believes the key factors driving higher transaction volumes include the adoption of electronic and high frequency trading, tighter trading spreads, rising volatility among currencies and enhanced access to FX trading markets — primarily through online brokers, such as FXDD — for retail investors.

Management believes that FX trading, initially utilized primarily for hedging purposes, has evolved as investor sophistication levels have risen, trading costs have fallen, and as currencies have become increasingly viewed as a viable investment asset class. FX’s low, (or even negative) correlation among certain other portfolio assets, namely equities and fixed income, may help investors reduce overall portfolio volatility. As such, we believe that currencies are often viewed as an important portfolio diversification tool.

Fueled by the growing adoption of the internet, the retail segment of the FX market began to emerge in the late 1990s. Developing online brokerage firms provided individual investors with direct access to the global FX markets. Prior to the development of these trading platforms, we believe that individual retail investors were effectively locked out of the FX market as minimum trade sizes were typically too high for individual retail investors. Online FX brokers lowered the minimum volume barriers and transactions costs for retail trading, allowing individuals to establish trading accounts with much lower initial deposits. We believe the retail FX segment now represents the fastest growing portion of the overall FX market. We believe this growth will be driven by a handful of key market trends, including:

•        Increased investor demand for exposure to currencies;

•        Increasing internet adoption across the globe;

•        Growing engagement of the “offline” market;

•        Development of emerging markets and the emergence of an affluent middle class; and

•        Increasing regulation resulting in greater confidence.

Participants in the retail FX market are geographically dispersed. Retail FX brokers, such as FXDD are seeking to expand their presence in projected high growth regional areas, such as Asia and the Middle East.

Systems and Services

Nukkleus provides its services in the following service categories, including pursuant to its General Services Agreement with TCM. Under the General Services Agreement, Nukkleus provides software technology and technical support to TCM in each of these service categories.

•        Category One: Introducing Broker Dealer Network and the Introducing Broker Interface

•        Category Two: Chinese and Middle East customer desk support

•        Category Three: Bridging software to the XWare (MT4 and MT5) platforms

•        Category Four: Forex Market Liquidity Access

•        Category Five: Turnkey risk management support software and Risk Management Team

•        Category Six: Front End Software Retail Trading Platforms and Customer Application Systems

•        Category Seven: Back Office Systems management

Category One: Introducing Broker Dealer Network

Nukkleus, by arrangement pursuant to our services agreement with TCM and FXDIRECT, provides to TCM clients an introducing broker (IB) network spread across China, Japan and the Middle East. Our approach to the retail FX market is to focus on the development of relationships with independent local referring brokers who provide a recurring source of new customers. These referring brokers do not have an exclusive relationship with us, but are offered a competitive commission structure to deliver new customers to us. Our account managers primarily focus on building relationships with referring brokers, and master referring brokers (who refer other referring brokers to us), as well as with customers referred to us by referring brokers and acquired by us directly. We believe this approach, in contrast to retail FX brokers that focus solely or primarily on acquiring accounts through online marketing campaigns, has allowed us to provide services to TCM, which allows entities to achieve strong levels of net trading income, and accounts, as well as lower up front customer acquisition costs and greater customer satisfaction. Referring brokers are typically either individuals who are current or former FX traders or individuals or companies active in the area of FX trading and education and investment services advisory business.

The Introducing Broker Interface:    The Introducing Broker (“IB”) interface empowers our partners to view real time account data such as payouts, customer activity and reports.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Two: Asia, including Chinese and Middle East Customer Desk Support

Nukkleus, by arrangement pursuant to our services agreement, provides to TCM customer desk support in multiple languages. A key element of the business strategy is the large, multi-lingual and multi-ethnic team of account managers at the headquarters in Jersey City, New Jersey, as well as in certain other locations such as Malta, Jakarta, Indonesia and Tokyo, Japan. We obtained the services of account managers by virtue of our services agreement with FXDIRECT. Account managers are compensated to a significant degree based on their performance, measured by net deposits inflows, new accounts funded and transaction volume generated by customers. We believe that this compensation structure motivates our account managers and leads to more active communication with our referring brokers and customers, an improved customer trading experience, improved referring broker and customer retention and increased deposits.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Three: Bridging Software to the XWare (MT4 and MT5) platforms

XWare 4 Bridge:    The MT4 Bridge is a middleware product that connects the XWare server with the XW Trading System. The Bridge passes both market data (i.e. quotes) and trading data (i.e. trade executions) between MT4 and the XW servers. By seamlessly integrating the two, the Bridge allows for real time trade execution, reduced slippage, and access to liquidity through the XW Liquidity Matrix.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Four: Forex Market Liquidity Access

XWare Liquidity Matrix:    Dealers need access to as much liquidity as possible. Forexware’s liquidity aggregation technology supports API from most of the world’s largest liquidity providers, including banks, hedge funds and electronic communication networks (ECN). Our aggregation technology integrates seamlessly with customers’ existing infrastructure, providing the power to optimize trading processes, manage accounts and revealing the most relevant information to make effective trading decisions.

The XWare Liquidity Bridge:    With the XWare liquidity bridge, brokers can automatically submit trade requests to the liquidity provider of choice and receive confirmation prior to sending an “accept” or “reject” message to the broker’s client. The XWare Liquidity Bridge was developed to improve liquidity processes, risk and availability by providing a direct line of communication to vital backend processes. Brokers can create unique price streams from aggregated liquidity with sophisticated control over liquidity sources, pricing models, execution models and risk management.

XWare Live Rate Feed:    The XWare Live Rate Feed provides customers with streaming liquidity and prices in real time that integrate seamlessly with existing trading platforms. The Quote Aggregator identifies outliers and bad ticks to ensure our clients capture accurate and reliable pricing to protect them from price fluctuations and anomalies that frequently occur with Liquidity Providers.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Five: Turnkey Risk Management Support Software, and Risk Management Team

Nukkleus, by arrangement pursuant to our services agreement with FXDIRECT, fields a risk management team of seasoned professionals who constantly monitor liquidity flows and manage the hedging of transactions on a 24 / 7 basis, with three eight-hour shifts. This service is provided both to the TCM clients, as well as to third-party clients who request this service.

XWare Risk Monitor:    The XWare Risk Manager is an essential component of the Forexware’s turnkey Xware suite, offered to new brokers entering the market, or existing brokers looking to replace their existing systems. Our management is of the belief that the Risk Manager software suite is the most vigorous and advanced risk management system available in the market today providing customers the power to customize risk management settings at their fingertips.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Six: Front End Software Retail Trading Platforms and Customer Application Systems

XWare Trader:    is a proprietary platform for retail and institutional traders. It offers fully customizable layouts including colors, layout manager and undocking of windows. Advanced charting, one-click trading, and automated execution for algo traders are all embedded in a modern interface.

Swordfish Trader:    Swordfish Trader is a proprietary platform for retail and institutional traders. It offers fully customizable layouts including colors, layout manager, and undocking of windows. Advanced charting, one-click trading, and automated execution for algo traders are all embedded in a modern interface. Swordfish further offers risk management monitors unique from other trading platforms. Nukkleus has also acquired the right to apply for a US federal copyright in relation to Swordfish Trader.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

Category Seven: Back Office Systems Management:

XWare Apptracker:    Xware Apptracker is a data workflow system designed to automate and manage new customer applications and account information in a centralized location. Xware App Tracker provides customers easy to use tools that save time, organize and track customer application information and manage new customer contract details for fast and efficient review and approval.

Reporting System:    This complex and proprietary application generates customized reports, with numerous data queries pre-loaded to run in addition to those a client to choose to customize. It is designed to pull any number of named, defined data fields from both local databases and those from third party-run databases, such as Oracle Financials.

Nukkleus delivers the software product in this category to TCM pursuant to the GSA with TCM and does not monitor or measure the number of end users of the software.

In regard to its Digital RFQ business, Nukkleus plans to, by the end of the 2022 fiscal year, quantify and monitor certain metrics and indicators on a weekly, monthly, quarterly, semi-annual, and annual basis, including the following. For a discussion of the KPIs Nukkleus currently tracks, please refer to the section titled “Management Discussion of Financial Condition and Results of Operations — Key Performance Indicators” on page 154.

•        New Clients,

•        Total Trade Volume,

•        Total Trade Profit,

•        Total Trade Margin,

•        Total Trading Clients,

•        Average Trade Volume,

•        Average Trade Profit,

•        Average Trade Margin,

•        Top 10 Trading Clients,

•        Top 10 Trading Volume,

•        Top 10 Trade Profit,

•        Top 10 Trade Margin,

•        Transaction time with intercompany transfers, and

•        Transaction time with international payments.

Intellectual Property

We have several registered trademarks and service marks (US and foreign) and software assets. We also intend to pursue additional foreign trademark registrations. Nukkleus has been assigned various registrations and trademarks relating to:

•        Forexware

•        MTXTREME

•        Total Broker Solution

•        Extreme Spreads

•        When the News Breaks, Be there to Trade it

•        Swordfish

Nukkleus has further acquired Patent Number 8799142 in relation to Forexware Patent. This relates to a method of displaying information associated with currency exchange transactions in real time.

In addition to the revenues from our General Services Agreement with TCM, Nukkleus received revenue from financial services through Digital RFQ. For more information please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nukkleus” on page 154.

Corporate Office

Nukkleus’s principal executive office is 525 Washington Blvd, 14th Floor, Jersey City, New Jersey 07310. Our main telephone number is 212- 791-4663.

Employees

We have the equivalent to approximately 12 employees, of which 11 employees work for Digital RFQ and one employee works for Nukkleus. Through our relationship with FXDIRECT, we have access to approximately 30 account managers who speak over 10 different languages, and FXDIRECT has contractual relationships with hundreds of referring brokers in at least twenty different countries. It also has contracts with various independent contractors and consultants to fulfill additional needs, including investor relations, exploration, development, permitting, and other administrative functions, and may staff further with employees as it expands activities and brings new projects online.

Legal Proceedings

On April 16, 2020, the Company was named as a defendant in the BT Prime Litigation. The BT Prime Litigation was brought by BT Prime against Boston Technologies Powered by Forexware LLC f/k/a Forexware LLC (“Forexware”), Currency Mountain Holdings LLC, Currency Mountain Holdings Limited f/k/a Forexware Malta Holdings Ltd., FXDirectDealer, LLC, FXDD Malta Ltd., Nukkleus, Nukkleus Bermuda Limited and Global Elite Holdings Ltd. f/k/a Currency Mountain Holdings Bermuda, Ltd. BT Prime sought, amongst other relief, a determination that the defendants were liable for all of the debts of BT Prime stemming from its bankruptcy proceedings, and sought to recover certain amounts transferred to Forexware and FXDD Malta prior to the initiation of the bankruptcy case. In the sole claim asserted against Nukkleus, BT Prime alleged that Nukkleus acquired certain technology assets from Forexware and is a continuation of the business of Forexware and a successor-in-interest to Forexware. Based on this theory, BT Prime alleged that Nukkleus should be jointly and severally liable for any liability attributable to Forexware or the other defendants, should the court eventually find any such liability. Although Nukkleus acquired licenses from Forexware, Forexware retained other assets and continued to operate a separate business, which Nukkleus believes is the business that is pertinent to BT Prime’s allegations. Nukkleus believes that the similarity in Forexware and Nukkleus’s business, including the shared use of software, caused BT Prime to conflate the two businesses, but Nukkleus was not connected to the events that caused the initiation of BT Prime’s liquidation and bankruptcy proceedings.

Nukkleus has issued a limited guarantee of the obligations under a settlement agreement among BT Prime and the defendants other than Nukkleus, limited to an amount equal to $2,050,000, which guarantee is subject to release following payment by the defendants other than Nukkleus of their obligations under the settlement agreement. Nukkleus management believes that the term of the limited guarantee will expire without any payment obligation or other cost to Nukkleus. On May 31, 2022, the BT Prime Litigation was dismissed with prejudice by the bankruptcy court as to Nukkleus and FXDD Malta Ltd., following which none of Nukkleus or any of its direct or indirect subsidiaries were party to the BT Prime Litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF NUKKLEUS

The following discussion and analysis of our financial condition and results of operations for the years ended September 30, 2021 and 2020, should be read in conjunction with Nukkleus’s consolidated financial statements and related notes to those consolidated financial statements that are included elsewhere in this report.

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained herein involve risks and uncertainties, including statements as to:

•        our future operating results;

•        our business prospects;

•        any contractual arrangements and relationships with third parties;

•        the dependence of our future success on the general economy;

•        any possible financings; and

•        the adequacy of our cash resources and working capital.

Impact of COVID-19 on Our Operations

The ramifications of the outbreak of COVID-19, reported to have started in December 2019 and spread globally, are filled with uncertainty and changing quickly. Nukkleus’s operations have continued during the COVID-19 pandemic and we have not had significant disruption. Due to the nature of Nukkleus’s business, the technology we use and offer to our customers, and our employees’ ability to work remotely, there was no material impact of COVID-19 on our business, operations and financial results.

Nukkleus is operating in a rapidly changing environment so the extent to which COVID-19 impacts its business, operations and financial results from this point forward will depend on numerous evolving factors that we cannot accurately predict. Those factors include the following: the duration and scope of the pandemic, and governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic.

Key Performance Indicators (KPI)

The Key Performance Indicators outlined below are the metrics that provide management with the most immediate understanding of the drivers of business performance and tracking of financial targets.

Performance Indicator	From May 28, 2021 To September 30, 2021
Trading volume	7,299,147
Trading revenue	$86,964
Trading loss	$(675,333)
Average cost per trade	$25,410
Average trade	243,305
Number of trades	30
Clients active	18
Gross trading margin	1.2%
Gross margin	(776.6)%

On May 28, 2021, the Company acquired a controlling interest in Match. There was no comparable information prior to the date the Company acquired a controlling interest in Match.

Trading volume is measured by number of trades.

Trading revenue represents the top-line revenue generated from trades, before considering the costs associated with the generation of trading revenue.

Trading loss is measured as trading revenue less the costs of carrying out those trades. During the period from May 28, 2021 (the date the Company acquired a controlling interest in Match) through September 30, 2021, we engaged with introducing brokers in an effort to expand trading volume/revenue. The costs associated with introducing brokers increased the average cost per trade however we expect to gain economies of scale on these fees as the trading volume and average trade value increases.

Average cost per trade is driven by bank, front office employee and introducing broker costs. As previously mentioned, we expect to gain economies of scale for these costs as we will see increased trading volume and average trade value.

Active clients for the period from May 28, 2021 to September 30, 2021 were eighteen. We continue to bring on introducing brokers as well as increases in marketing spend from which we continue to add new clients.

Gross trading margin is a metric that measures gross revenue to gross trading volume.

Performance Indicator	Three Months Ended June 30 2022	Three Months Ended June 30 2021	Nine Months Ended June 30 2022	Nine Months Ended June 30 2021
Trading volume	49,413,367	2,575,246	108,718,193	2,575,246
Trading revenue	$352,192	$41,602	$970,224	$41,602
Trading loss	$(348,513)	$(103,179)	$(1,428,096)	$(103,179)
Average cost per trade	$2,375	$12,065	$4,038	$12,065
Average trade	167,503	214,604	183,027	214,604
Number of trades	295	12	594	12
Clients active	39	5	52	5
Gross trading margin	0.7%	1.6%	0.9%	1.6%
Gross margin	(99.0)%	(248.0)%	(147.2)%	(248.0)%

Trading volume is measured by number of trades.

Trading revenue represents the top-line revenue generated from trades, before considering the costs associated with the generation of trading revenue.

Trading loss is measured as trading revenue, less the costs of carrying out those trades. During the period from May 28, 2021 through June 30, 2021, we engaged with introducing brokers in an effort to expand trading volume/revenue. The costs associated with introducing brokers increased the average cost per trade however we expect to gain economies of scale on these fees as the trading volume and average trade value increases.

Average cost per trade is driven by bank, front office employee and introducing broker costs. As previously mentioned, we expect to gain economies of scale for these costs as we will see increased trading volume and average trade value.

Active clients for the three months ended June 30, 2022 and 2021 was 39 and 5, respectively. Active clients for the nine months ended June 30, 2022 and 2021 was 52 and 5, respectively. We continue to bring on introducing brokers as well as increases in marketing spend from which we continue to add new clients.

Gross trading margin is a metric that measures gross revenue to gross trading volume.

Critical Accounting Policies

Use of Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expense, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, Nukkleus considers its historical experience, its knowledge of economic and market factors and various other factors that Nukkleus believes to be reasonable under the circumstances. Actual results could differ from these estimates. Significant estimates during the years ended September 30, 2021 and 2020, include the initial valuation and useful life of intangible assets, assumptions used in assessing impairment of long-term assets, valuation of deferred tax assets and the associated valuation allowances, and valuation of stock-based compensation.

Intangible Assets

Intangible assets consist of license and banking infrastructure, which are being amortized on a straight-line method over the estimated useful life of 10 years.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, Nukkleus reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. Nukkleus recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. There were no triggering events requiring assessment of impairment as of September 30, 2021. For the years ended September 30, 2021 and 2020, no impairment of long-lived assets was recognized.

Revenue Recognition

Nukkleus accounts for revenue under the provisions of ASC Topic 606. Nukkleus’s revenues are derived from providing:

•        General support services under a GSA to a related party. The transaction price is determined in accordance with the terms of the GSA and payments are due on a monthly basis. There are multiple services provided under the GSA and these performance obligations are combined into a single unit of accounting. Fees are recognized as revenue over time as the services are rendered under the terms of the GSA. Revenue is recorded at gross as Nukkleus is deemed to be a principal in the transactions.

•        Financial services to its customers. Revenue related to its financial services offerings are recognized at a point in time when service is rendered.

Stock-based Compensation

Nukkleus accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values. Nukkleus estimates the grant date fair value of each option award using the Black-Scholes option-pricing model.

Results of Operations

Summary of key results for the year ended September 30, 2021, versus the year ended September 30, 2020

Revenues

For both of the years ended September 30, 2021 and 2020, Nukkleus had revenue from general support services rendered to TCM under a GSA of $19,200,000.

Nukkleus had revenue from financial services commencing in May 2021. For the year ended September 30, 2021, we had revenue from financial services of $86,964, which represented revenue from May 28, 2021 (the date Nukkleus acquired a controlling interest in Match), to December 31, 2021. Nukkleus expects that its revenue from financial services will increase in the near future, since we are making efforts on expanding our financial services.

Costs of Revenues

For both of the years ended September 30, 2021 and 2020, Nukkleus’s cost of general support services was $18,900,000, which represented amount incurred for services rendered by FXDIRECT under a GSA.

Cost of financial services includes amortization of intangible assets, which consists of license and banking infrastructure acquired in the acquisition of Match, consulting costs, banking fees and trading fees incurred in delivering our services.

Cost of financial services was $762,297 for the year ended September 30, 2021, which represented costs from May 28, 2021 (the date Nukkleus acquired a controlling interest in Match), to September 30, 2021. There was no comparable revenue nor cost of revenue from our financial services operations prior to the date Nukkleus acquired a controlling interest in Match.

Gross Profit (Loss)

For both of the years ended September 30, 2021 and 2020, Nukkleus’s gross profit (revenues net of costs of revenues) from general support services was $300,000, representing gross margin of 1.6%.

For the year ended September 30, 2021, Nukkleus’s gross loss from financial services was $675,333, representing gross margin of (776.6)%, which was primarily attributable to a large portion of our cost of financial services being fixed and not changing with the increase or decrease in our revenue from financial services. We expect that we can improve our gross margin from financial services segment in the near future since we anticipate we will generate more revenue from financial services.

Operating Expenses

Operating expenses consisted of professional fees, and other general and administrative expenses.

Professional fees

Professional fees primarily consisted of accounting fees, audit fees, legal service fees, advisory fees and consulting fees. Professional fees for the year ended September 30, 2021, versus the year ended September 30, 2020, were $396,277 and $188,000, respectively. The increase was primarily attributable to an increase in consulting fees of approximately $126,000 as a result of the increase in use of consulting service providers, an increase in advisory service fees of approximately $42,000 due to options granted to an advisor in fiscal 2021, and an increase in other miscellaneous items of approximately $40,000. We expect that our professional fees will increase in the near future since we are seeking for business merger and acquisition opportunities.

Other general and administrative expenses

Other general and administrative expenses primarily consisted of compensation and related benefits and other miscellaneous items.

Total other general and administrative expenses for the year ended September 30, 2021 versus the year ended September 30, 2020, were $160,794 versus $225,115, respectively. The decrease was mainly due to a decrease in compensation and related benefits of approximately $114,000 resulting from the resignation of the director of crypto management on December 15, 2019, offset by an increase in other miscellaneous items of approximately $50,000, resulting from our business expansion.

Other (Expense) Income

Other (expense) income mainly included interest expense on redeemable preferred stock, amortization of debt discount, and gain recognized from investment — digital currency.

Other expense, net, totaled $4,442 for the year ended September 30, 2021, as compared to other income, net, of $12,553 for the year ended September 30, 2020, a change of $16,995. The change was primarily due to a decrease in gain recognized from change in fair value of digital currency asset as we transferred all of our investment in digital currency to our affiliates in October 2020 and we are no longer engaged in the digital currency business since October 2020.

Net Loss

As a result of the factors described above, Nukkleus’s net loss was $936,846, or $0.00 per share (basic and diluted), for the year ended September 30, 2021, as compared with a net loss of $100,562, or $0.00 per share (basic and diluted), for the year ended December 31, 2020, a change of $836,284, or 831.6%.

Foreign Currency Translation Adjustment

The reporting currency of Nukkleus is U.S. Dollars. The functional currency of the parent company, Nukkleus Inc., Nukkleus Limited, Nukkleus Malta Holding Ltd. and its subsidiaries, is the U.S. dollar and the functional currency of Match Financial Limited and its subsidiaries is the British Pound (“GBP”). The financial statements of our subsidiaries whose functional currency is the GBP are translated to U.S. dollars using period end rates of exchange for assets and liabilities, average rate of exchange for revenues, costs, and expenses and cash flows, and at historical exchange rates for equity. Net gains and losses resulting from foreign exchange transactions are included in the results of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $8,440 and $0 for the years ended September 30, 2021 and 2020, respectively. This non-cash gain had the effect of decreasing our reported comprehensive loss.

Comprehensive Loss

As a result of our foreign currency translation adjustment, we had comprehensive loss of $928,406 and $100,562 for the years ended September 30, 2021 and 2020, respectively.

Summary of key results for the three and nine months ended June 30, 2022, versus the three and nine months ended June 30, 2021

Revenues

For both of the three months ended June 30, 2022 and 2021, Nukkleus had revenue from general support services rendered to TCM under a GSA of $4,800,000. For both of the nine months ended June 30, 2022 and 2021, we had revenue from general support services rendered to TCM under a GSA of $14,400,000.

Nukkleus had revenue from financial services commencing in May 2021. For the three and nine months ended June 30, 2022, Nukkleus had revenue from financial services of $970,224 and $41,602, respectively. We expect that our revenue from financial services will increase in the near future since we are making efforts on expanding our financial services.

Costs of Revenues

For both of the three months ended June 30, 2022 and 2021, Nukkleus’s cost of general support services was $4,725,000, which represented amount incurred for services rendered by FXDIRECT under a GSA. For both of the nine months ended June 30, 2022 and 2021, our cost of general support services was $14,175,000, which represented amount incurred for services rendered by FXDIRECT under a GSA.

Cost of financial services include amortization of intangible assets which consist of license and banking infrastructure acquired on Match acquisition, consulting costs, banking fees and trading fees incurred in delivering our services.

For the three months ended June 30, 2022, cost of financial services amounted to $700,705, as compared to $144,781 for the three months ended June 30, 2021, an increase of $555,924, or 384.0%. For the nine months ended June 30, 2022, cost of financial services amounted to $2,398,320, as compared to $144,781 for the nine months ended June 30, 2021, an increase of $2,253,539, or 1,556.5%. The significant increase was primarily attributable to the increase in amortization costs of intangible assets which consist of license and banking infrastructure acquired on Match acquisition.

Gross Profit (Loss)

For both of the three months ended June 30, 2022 and 2021, Nukkleus’s gross profit (revenues net of costs of revenues) from general support services was $75,000, representing gross margin of 1.6%. For both of the nine months ended June 30, 2022 and 2021, Nukkleus’s gross profit from general support services was $225,000, representing gross margin of 1.6%.

Gross loss from financial services for the three months ended June 30, 2022 was $348,513, as compared to $103,179 for the three months ended June 30, 2021, an increase of $245,334, or 237.8%. Gross margin increased to (99.0)% for the three months ended June 30, 2022 from gross margin of (248.0)% for the three months ended June 30, 2021. Gross loss from financial services for the nine months ended June 30, 2022 was $1,428,096, as compared to $103,179 for the nine months ended June 30, 2021, an increase of $1,324,917, or 1,284.1%. Gross margin increased to (147.2)% for the nine months ended June 30, 2022 from gross margin of (248.0)% for the nine months ended June 30, 2021. The gross losses were primarily attributable to a large portion of our cost of financial services are fixed and do not change along with the increase/decrease in our revenue from financial services. The significant increase in our gross margin for the financial services segment for the three and nine months ended June 30, 2022 as compared to the corresponding periods in fiscal 2021 was primarily attributed to the increased scale of operations resulting from larger revenue, which is reflected in the allocation of fixed costs, mainly consisting of amortization costs of intangible assets and consulting costs, to cost of revenue. We expect that our gross margin for the financial services segment will continue to increase since we anticipate we will generate more revenue from financial services and we can improve our gross margin from financial services segment to the extent that we can become more efficient by increasing our revenue.

Operating Expenses

Operating expenses consisted of advertising and marketing, professional fees, amortization of intangible assets, and other general and administrative expenses.

Advertising and marketing

For the three and nine months ended June 30, 2022, advertising and marketing expense amounted to $147,177 and $345,826, respectively. In the first half of fiscal year 2022, Nukkleus incurred advertising and marketing activities to enhance the visibility and marketability of our services and to improve brand recognition and awareness. Nukkleus did not have any advertising and marketing costs during the three and nine months ended June 30, 2021. Nukkleus expects that its advertising and marketing expense will remain in its current quarterly level with minimal increase in the near future.

Professional fees

Professional fees primarily consisted of accounting fees, audit fees, legal service fees, advisory fees and consulting fees. For the three months ended June 30, 2022, professional fees increased by $860,356, or 1,670.6%, as compared to the three months ended June 30, 2021. The significant increase was primarily attributable to an increase in consulting fees of approximately $811,000, which was mainly due to the increase in options granted to consultants of approximately $526,000 and the increase of approximately $285,000 mainly related to merger and acquisition consulting services, and an increase in other miscellaneous items of approximately $49,000 resulting from our business expansion. For the nine months ended June 30, 2022, professional fees increased by $2,710,632, or 1,428.4%. The significant increase was primarily attributable to an increase in advisory service fees of $300,000 mainly due to increased advisory service related to our merger and acquisition, an increase in legal service fees of approximately $224,000 due to increased legal service related to our merger and acquisition, an increase in consulting fees of approximately $2,100,000, which was due to the increase in options granted to consultants of approximately $1,430,000 and the increase of approximately $670,000 mainly related to merger and acquisition consulting services, and an increase in other miscellaneous items of approximately $87,000 resulting from our business expansion. We expect that our professional fees will remain in its current quarterly level with minimal increase in the near future.

Compensation and related benefits

For the three months ended June 30, 2022, our compensation and related benefits increased by $90,115, or 901.2%, as compared to the three months ended June 30, 2021. For the nine months ended June 30, 2022, our compensation and related benefits increased by $325,359, or 1,084.5%, as compared to the nine months ended June 30, 2021. The increase was mainly attributable to increased management in our financial services segment. We expect that our compensation and related benefits will remain in its current quarterly level with minimal increase in the near future.

Amortization of intangible assets

For the three months ended June 30, 2022, our amortization of intangible assets increased by $66,291, or 100.0%, as compared to the three months ended June 30, 2021. For the nine months ended June 30, 2022, our amortization of intangible assets increased by $197,935, or 100.0%, as compared to the nine months ended June 30, 2021. The increase was primarily attributable to increased intangible assets in fiscal 2022 periods. We expect that our amortization of intangible assets will remain in its current quarterly level in the near future.

Other general and administrative expenses

Other general and administrative expenses primarily consisted of rent, filing fee, miscellaneous taxes, and other miscellaneous items.

For the three months ended June 30, 2022, total other general and administrative expenses increased by $145,470, or 1,444.7%, as compared to the three months ended June 30, 2021. The increase was mainly due to an increase in rent expense of approximately $55,000 resulting from our business expansion, an increase in filing fee of approximately $50,000, and an increase in miscellaneous taxes of approximately $41,000.

For the nine months ended June 30, 2022, total other general and administrative expenses increased by $396,893, or 758.5%, as compared to the nine months ended June 30, 2021. The increase was mainly due to an increase in rent expense of approximately $133,000 resulting from our business expansion, an increase in filing fee of approximately $51,000, an increase in platform fee of approximately $21,000, an increase in miscellaneous taxes of approximately $41,000, and an increase in other miscellaneous items of approximately $151,000 resulting from our business expansion. We expect that other general and administrative expenses will remain in its current quarterly level with minimal increase in the near future.

Other Expense

Other expense includes loss from equity method investment and other miscellaneous expense.

Other expense totaled $331,796 for the three months ended June 30, 2022, as compared to $790 for the three months ended June 30, 2021, an increase of $331,006, which was primarily attributable to an increase in loss from equity method investment of approximately $331,000.

Other expense totaled $405,904 for the nine months ended June 30, 2022, as compared to $3,810 for the nine months ended June 30, 2021, an increase of $402,094, which was primarily attributable to an increase in loss from equity method investment of approximately $401,000.

Net Loss

As a result of the factors described above, our net loss was $1,986,287 for the three months ended June 30, 2022, as compared to $100,538 for the three months ended June 30, 2021, an increase of $1,885,749 or 1,875.7%.

As a result of the factors described above, our net loss was $5,857,740 for the nine months ended June 30, 2022, as compared to $154,084 for the nine months ended June 30, 2021, an increase of $5,703,656 or 3,701.7%.

Net Loss Attributable to Nukkleus Inc. Common Stockholders

The net loss attributable to Nukkleus Inc. common stockholders was $1,986,287 or $0.01 per share (basic and diluted) for the three months ended June 30, 2022, as compared with $103,804 or $0.00 per share (basic and diluted) for the three months ended June 30, 2021, an increase of $1,882,483 or 1,813.5%.

The net loss attributable to Nukkleus Inc. common stockholders was $5,857,740 or $0.02 per share (basic and diluted) for the nine months ended June 30, 2022, as compared with $157,350 or $0.00 per share (basic and diluted) for the nine months ended June 30, 2021, an increase of $5,700,390 or 3,622.7%.

Foreign Currency Translation Adjustment

The reporting currency of the Company is U.S. Dollars. The functional currency of the parent company, Nukkleus Inc., Nukkleus Limited, Nukkleus Malta Holding Ltd. and its subsidiaries, is the U.S. dollar and the functional currency of Match Financial Limited and its subsidiaries is the British Pound (“GBP”). The financial statements of our subsidiaries whose functional currency is the GBP are translated to U.S. dollars using period end rates of exchange for assets and liabilities, average rate of exchange for revenues, costs, and expenses and cash flows, and at historical exchange rates for equity. Net gains and losses resulting from foreign exchange transactions are included in the results of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $27,644 and $121 for the three months ended June 30, 2022 and 2021, respectively. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $38,631 and $121 for the nine months ended June 30, 2022 and 2021, respectively. This non-cash gain had the effect of decreasing our reported comprehensive loss.

Comprehensive Loss

As a result of our foreign currency translation adjustment, we had comprehensive loss of $1,958,643 and $100,417 for the three months ended June 30, 2022 and 2021, respectively.

As a result of our foreign currency translation adjustment, we had comprehensive loss of $5,819,109 and $153,963 for the nine months ended June 30, 2022 and 2021, respectively.

Liquidity and Capital Resources (year ended September 30, 2021 and 2020)

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At September 30, 2021 and 2020, we had cash balances of $355,673 and $82,849, respectively. Nukkleus had a working capital deficit of $1,594,793, as of September 30, 2021.

Nukkleus’s ability to continue as a going concern is dependent upon the management of expenses and our ability to obtain the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due, and upon profitable operations.

Nukkleus needs to either borrow funds or raise additional capital through equity or debt financings. However, Nukkleus cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing is likely to be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business.

Liquidity and Capital Resources (June 30, 2022)

On June 30, 2022 and September 30, 2021, we had cash balances of $23,142 and $355,673, respectively. We had working capital deficit of $3,484,888 as of June 30, 2022.

Nukkleus’s ability to continue as a going concern is dependent upon the management of expenses and our ability to obtain the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due, and upon profitable operations.

Nukkleus needs to either borrow funds or raise additional capital through equity or debt financings. However, Nukkleus cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business. In the event that there are any unforeseen delays or obstacles in obtaining funds through the aforementioned sources, CMH has committed to inject capital into the Company in order to maintain the ongoing operations of the business.

The following table sets forth a summary of changes in our working capital from September 30, 2021 to June 30, 2022:

	June 30, 2022	September 30, 2021	Changes in
			Amount	Percentage
Working capital deficit:
Total current assets	$972,195	$3,043,720	$(2,071,525)	(68.1)%
Total current liabilities	4,457,083	4,638,513	(181,430)	(3.9)%
Working capital deficit	$(3,484,888)	$(1,594,793)	$(1,890,095)	118.5%

Nukkleus’s working capital deficit increased by $1,890,095 to $3,484,888 at June 30, 2022 from $1,594,793 at September 30, 2021. The increase in working capital deficit was primarily attributable to a decrease in cash of approximately $333,000, a decrease in due from affiliates of approximately $1,747,000 resulting from the payments received from our affiliates in the nine months ended June 30, 2022, and an increase in accounts payable and accrued liabilities of approximately $163,000, which mainly attributable to the increase in accrued professional fees of approximately $113,000 resulting from the increase in professional service providers and the increase in accrued directors’ compensation of approximately $37,000, offset by a decrease in due to affiliates of approximately $344,000 due to the payments made to our affiliates in the nine months ended June 30, 2022.

Because the exchange rate conversion is different for the condensed consolidated balance sheets and the condensed consolidated statements of cash flows, the changes in assets and liabilities reflected on the condensed consolidated statements of cash flows are not necessarily identical with the comparable changes reflected on the condensed consolidated balance sheets.

Cash Flow for the Year Ended September 30, 2021, Compared to the Year Ended September 30, 2020

Net cash flow provided by operating activities was $295,887 for the year ended September 30, 2021, which primarily reflected the changes in operating assets and liabilities, net of assets acquired and liabilities assumed in acquisition, mainly consisting of a decrease in due from affiliates of approximately $1,092,000 resulting from the payments received from our affiliates in fiscal 2021, and an increase in accounts payable and accrued liabilities of approximately $114,000, which primarily attributable to the increase in Match’s accounts payable of approximately $55,000 and the increase in accrued directors’ compensation of approximately $40,000, and the non-cash items mainly consisting of amortization of intangible assets representing license and banking infrastructure acquired on Match acquisition of approximately $469,000 and stock-based compensation of approximately $42,000 due to options granted for professional services, offset by consolidated net loss of approximately $937,000, and the changes in operating assets and liabilities, net of assets acquired and liabilities assumed in acquisition, mainly consisting of a decrease in due to affiliates of approximately $467,000 due to the payments made to our affiliates in fiscal 2021.

Net cash flow provided by operating activities was $59,335 for the year ended September 30, 2020, which primarily reflected the changes in operating assets and liabilities, mainly consisting of an increase in due to affiliates of approximately $3,673,000 resulting from the payments received from our affiliates and expenses paid by our affiliates on behalf of us in fiscal 2020, offset by an increase in due from affiliates of approximately $3,501,000 due to the payments made to our affiliates and monies that we paid on behalf of our affiliates in fiscal 2020, and consolidated net loss of approximately $101,000, and the non-cash item mainly consisting of a gain on digital currency of approximately $19,000 resulting from the change in fair market value of digital currency in fiscal 2020.

Net cash flow used in investing activities was $(23,302) for the year ended September 30, 2021. During the year ended September 30, 2021, we made payments for acquisition of $44,673, offset by cash acquired on acquisition of $21,371.

There was no investing activity during the year ended September 30, 2020.

Nukkleus’s operations will require additional funding for the foreseeable future. Unless and until we are able to generate a sufficient amount of revenue and reduce our costs, we expect to finance future cash needs through public and/or private offerings of equity securities and/or debt financings. Nukkleus does not currently have any committed future funding. To the extent Nukkleus raises additional capital by issuing equity securities, Nukkleus’s stockholders could at that time experience substantial dilution. Any debt financing we are able to obtain may involve operating covenants that restrict our business. Nukkleus’s capital requirements for the next twelve months primarily relate to mergers, acquisitions and the development of business opportunities. In addition, Nukkleus expects to use cash to pay fees related to professional services. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

•        The working capital requirements to finance our current business;

•        The use of capital for mergers, acquisitions and the development of business opportunities;

•        Addition of personnel as the business grows; and

•        The cost of being a public company.

Nukkleus needs to either borrow funds or raise additional capital through equity or debt financings. However, Nukkleus cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business. If we are unable to raise sufficient additional capital on acceptable terms, we will have insufficient funds to operate our business or pursue our planned growth.

Consistent with Section 144 of the DGCL, it is our current policy that all transactions between us and our officers, directors and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, are approved by vote of the stockholders, or are fair to us as a corporation as of the time it is authorized, approved or ratified by the board. We will conduct an appropriate review of all related party transactions on an ongoing basis.

Cash Flow for the Nine Months Ended June 30, 2022 Compared to the Nine Months Ended June 30, 2021

Net cash flow used in operating activities for the nine months ended June 30, 2022 was $328,926, which primarily reflected our consolidated net loss of approximately $5,858,000, and the changes in operating assets and liabilities, primarily consisting of a decrease in due to affiliates of approximately $316,000 due to the payments made to our affiliates in the nine months ended June 30, 2022, offset by a decrease in due from affiliates of approximately $1,747,000 resulting from the payments received from our affiliates in the nine months ended June 30, 2022, and an increase in accounts payable and accrued liabilities of approximately $183,000 which was mainly due to the increase in accrued professional fees of approximately $113,000 resulting from the increase in professional service providers, and the non-cash items adjustment primarily consisting of amortization of intangible assets of approximately $2,098,000, stock-based compensation and service expense of approximately $1,430,000, and loss on equity method investment of approximately $401,000.

Net cash flow provided by operating activities was $291,404 for the nine months ended June 30, 2021, which primarily reflected the non-cash items mainly consisting of amortization of intangible assets of approximately $117,000, and the changes in operating assets and liabilities, primarily consisting of a decrease in due from affiliates of approximately $1,092,000 resulting from the payments received from our affiliates in the nine months ended June 30, 2021, offset by a decrease in due to affiliates of approximately $771,000 due to the payments made to our affiliates in the nine months ended June 30, 2021, and our consolidated net loss of approximately $154,000.

There was no investing activity during the nine months ended June 30, 2022.

Net cash flow used in investing activities was $9,302 for the nine months ended June 30, 2021. During the nine months ended June 30, 2021, we made payments for acquisition of approximately $31,000, offset by cash acquired on acquisition of approximately $21,000.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

As of September 30, 2021, Nukkleus had no material contractual obligations other than: FXDirectDealer LLC receives a minimum of $1,575,000 per month and such obligation may be terminated by Nukkleus upon 90 days’ notice.

As of June 30, 2022, we had no material contractual obligations other than: FXDirectDealer LLC receives a minimum of $1,575,000 per month and such obligation may be terminated by the Company upon providing 90 days’ notice.

Off-Balance Sheet Arrangements

Nukkleus had no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Nukkleus does not engage in trading activities involving non-exchange traded contracts.

BRILLIANT’S BUSINESS

Overview

Brilliant is a blank check company incorporated in the British Virgin Islands on May 24, 2019. Brilliant was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. Brilliant has until November 23, 2022 (or up to not later than January 23, 2023, if the life of the SPAC is further extended) to consummate a business combination. If Brilliant is unable to complete a business combination by that time, Brilliant will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding public Brilliant Ordinary Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding public Brilliant Ordinary Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and Brilliant’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of Brilliant, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

Trust Account

Following the closing of the Initial Public Offering on June 26, 2020, an amount of $40,000,000 ($10.00 per Brilliant Unit) from the net proceeds of the sale of the Brilliant Units in the Initial Public Offering and the sale of the Private Brilliant Units was placed in the Trust Account located in the United States and initially invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by Brilliant, but since July 8, 2022 has been held entirely in cash, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the funds in the Trust Account to Brilliant’s shareholders. On June 29, 2020, the underwriters notified Brilliant of their intention to exercise their over-allotment option in full. As such, on June 30, 2020, Brilliant consummated the sale of an additional 600,000 Brilliant Units to the public, at $10.00 per Brilliant Unit, and the sale of an additional 21,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $6,210,000. A total of $6,000,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $46,000,000.

Pursuant to Brilliant’s amended and restated memorandum and articles of association, Brilliant had 12 months from the closing of its initial public offering (or up to 21 months following three three-month extensions of the period of time to consummate a business combination) to consummate its initial business combination. On June 22, 2021, the Sponsor timely deposited $460,000 in the Trust Account, pursuant to the terms of the amended and restated memorandum and articles of association, and the trust agreement Brilliant entered into with Continental Stock Transfer & Trust Company, for Brilliant to extend the period of time to consummate its initial business combination by three months from June 23, 2021, until September 23, 2021. On September 20, 2021, the Sponsor timely deposited $460,000 in the Trust Account for it to extend the period of time to consummate its initial business combination by three months from September 23, 2021, until December 23, 2021. On December 20, 2021, the Sponsor timely deposited $460,000 in the Trust account for Brilliant to extend the period of time to consummate its initial business combination by a further three months from December 23, 2021, until March 23, 2022. On March 18, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further four months, or until July 23, 2022. In connection with the extension, the Sponsor, deposited $634,594 into the trust account, representing $0.16 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On July 13, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by a further three months, or until October 23, 2022. In connection with the extension, the Sponsor, deposited $353,000 into the trust account, representing $0.12 per public Brilliant Ordinary Share that was not redeemed in connection with the shareholder vote to approve the extension. On October 17, 2022, Brilliant’s shareholders approved an extension of the period of time Brilliant can consummate its initial business combination by up to a further three months, or until up to January 23, 2023, upon payment of $0.04 per public Brilliant Ordinary Share outstanding, or $22,600, in the Trust Account for each one month extension. In connection with the first monthly extension to November 23, 2022, Nukkleus deposited $26,000 into the Trust Account. The amended and restated articles of association provide that Brilliant must cease business operations and liquidate if an initial business combination is not consummated by November 23, 2022 (or up to January 23, 2023, if further extended pursuant to the terms of the Amended and Restated Articles of Association).

As stated above, Brilliant has six times extended the period of time it will have to consummate its initial business combination by an aggregate period of 17 months to November 23, 2022, pursuant to its memorandum and articles of association. In connection with these extensions, Brilliant has placed an additional aggregate amount of $2,390,194 into the Trust Account, representing $[__] per Brilliant Unit as additional interest on the proceeds in the Trust Account. Accordingly, as of the date hereof, an aggregate amount of $[__] was held in the Trust Account.

Business Combination Activities

On February 22, 2022, Brilliant entered into the Merger Agreement. As a result of the transaction, Brilliant will become a wholly owned subsidiary of Nukkleus. In the event that the Business Combination is not consummated by November 23, 2022 (or up to not later than January 23, 2023, if the life of the SPAC is further extended), and Brilliant does not obtain an extension to the life of Brilliant, Brilliant’s corporate existence will cease and Brilliant will distribute the proceeds held in the Trust Account to its public shareholders.

Redemption Rights

Brilliant’s shareholders (except the Initial Shareholders) will be entitled to redeem their public Brilliant Ordinary Shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.[__] per Brilliant Unit) net of taxes payable. The Initial Shareholders do not have redemption rights with respect to any Brilliant Ordinary Shares owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If Brilliant does not complete a business combination by November 23, 2022 (or up to not later than January 23, 2023 if the life of the SPAC is further extended by Brilliant), it will trigger the automatic redemption, winding up, dissolution and liquidation pursuant to the terms of Brilliant’s memorandum and articles of association. Brilliant would, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable, and less up to $50,000 of interest to pay liquidation expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of Brilliant’s affairs. This redemption of public shareholders from the Trust Account would be effected as required by function of Brilliant’s memorandum and articles of association and prior to any voluntary winding up, although at all times subject to the Companies Act.

Following the redemption of public shares, Brilliant will enter into a “voluntary liquidation” which is the statutory process for formally closing and dissolving a company under the laws of the British Virgin Islands. Given that Brilliant intends to enter voluntary liquidation following the redemption of public shareholders from the Trust Account, Brilliant does not expect that the voluntary liquidation process will cause any delay to the payment of redemption proceeds from the Trust Account. In connection with such a voluntary liquidation, the liquidator would give notice to creditors inviting them to submit their claims for payment, by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in at least one newspaper published in the British Virgin Islands newspaper and in at least one newspaper circulating in the location where the company has its principal place of business, and taking any other steps he considers appropriate to identify the company’s creditors, after which Brilliant’s remaining assets would be distributed. As soon as the affairs of the company are fully wound-up, the liquidator must complete his statement of account and make a notificational filing with the Registrar. Brilliant would be dissolved once the Registrar issues a Certificate of Dissolution.

Brilliant will pay the costs of its liquidation from our remaining assets outside of the Trust Account or up to $50,000 of interest earned on the funds held in the Trust Account. However, the liquidator may determine that he or she requires additional time to evaluate creditors’ claims (particularly if there is uncertainty over the validity or extent of the claims of any creditors). Also, a creditor or shareholder may file a petition with the BVI court which, if successful, may result in our liquidation being subject to the supervision of that court. Such events might delay distribution of some or all of our remaining assets.

Additionally, in any liquidation proceedings of Brilliant under British Virgin Islands law, the funds held in the Trust Account may be included in our estate and subject to the claims of third parties with priority over the claims of Brilliant’s shareholders. To the extent any such claims deplete the Trust Account Brilliant may not be able to return to the public shareholders the liquidation amounts payable to them.

Although Brilliant has and will continue seek to have all vendors, service providers, prospective target businesses or other entities with which Brilliant does business execute agreements, to waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Brilliant’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Brilliant’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to Brilliant, if and to the extent any claims by a vendor for services rendered or products sold to Brilliant, or a prospective target business with which Brilliant has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.[__] per share if the underwriters’ over-allotment option is exercised, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of our other officers or directors will indemnify Brilliant for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Facilities

Brilliant maintains its principal executive offices at 99 Dan Ba Road, C-9, Putuo District, Shanghai, People’s Republic of China. An affiliate of the Sponsor has agreed to provide Brilliant with this office space, utilities and secretarial and administrative services at no cost to Brilliant. Brilliant considers the current office space adequate for its current operations.

Employees

Brilliant has one executive officer, Dr. Peng Jiang, who is Brilliant’s Chief Executive Officer, Chief Financial Officer, Secretary and the Chairman of the board of directors. Mr. Jiang is not obligated to devote any specific number of hours to Brilliant’s matters but he intends to devote as much of his time as necessary to Brilliant’s affairs until it has completed its initial business combination. The amount of time he does and will devote in any time period may vary based on whether a target business has been selected for Brilliant’s initial business combination and the stage of the business combination process Brilliant is in. Brilliant does not intend to have any full time employees prior to the consummation of its initial business combination.

Legal Proceedings

To the knowledge of Brilliant’s management, there is no litigation currently pending against Brilliant, any of its officers or directors in their capacity as such or against any of Brilliant’s property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BRILLIANT

This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been updated to give effect to the restatement and revision of our financial statements as of December 31, 2021, for the 6 months ending June 30, 2021, the nine months ending September 30, 2021. We are restating our historical financial results to reclassify our temporary equity and permanent equity. The impact of the restatement is reflected in the Management’s Discussion and Analysis of Financial Condition below. The impact of the restatement is more fully described in Note 2 to our financial statements included in F-63 and F-83 of this Amendment.

The following discussion and analysis of the Brilliant’s financial condition and results of operations should be read in conjunction with Brilliant’s audited financial statements and the notes related thereto which are included elsewhere in this joint proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Brilliant’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Brilliant is a blank-check company incorporated in the British Virgin Islands on May 24, 2019, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses. Brilliant intends to effectuate its initial business combination using cash derived from the proceeds of the Initial Public Offering, and the private placement of the Private Units, Brilliant’s shares, debt or a combination of cash, shares and debt.

The issuance of additional Brilliant Ordinary Shares in a business combination:

•        may significantly dilute the equity interest of investors in Brilliant’s initial public offering who would not have pre-emption rights in respect of any such issue;

•        may subordinate the rights of holders of Brilliant Ordinary Shares if the rights, preferences, designations and limitations attaching to the preferred shares are created by amendment of our memorandum and articles of association by resolution of the board of directors and preferred shares are issued with rights senior to those afforded Brilliant Ordinary Shares;

•        could cause a change in control if a substantial number of Brilliant Ordinary Shares is issued, which may affect, among other things, Brilliant’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Brilliant’s present officers and directors;

•        may have the effect of delaying or preventing a change of control of Brilliant by diluting the share ownership or voting rights of a person seeking to obtain control of the company; and

•        may adversely affect prevailing market prices for Brilliant Ordinary Shares.

Similarly, if Brilliant issues debt securities or otherwise incurs significant indebtedness, it could result in:

•        default and foreclosure on Brilliant’s assets if its operating revenues after the initial business combination are insufficient to repay its debt obligations;

•        acceleration of Brilliant’s obligations to repay the indebtedness even if we make all principal and interest payments when due if Brilliant breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        Brilliant’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        Brilliant’s inability to obtain necessary additional financing if any document governing such debt contains covenants restricting Brilliant’s ability to obtain such financing while the debt security is outstanding;

•        Brilliant’s inability to pay dividends on Brilliant Ordinary Shares;

•        using a substantial portion of Brilliant’s flow to pay principal and interest on its debt, which will reduce the funds available for dividends on Brilliant Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on Brilliant’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on Brilliant’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to Brilliant’s competitors who have less debt.

Brilliant expects to continue to incur significant costs in the pursuit of its acquisition plans. Brilliant cannot assure you that its plans to complete a business combination will be successful.

Results of Operations

Brilliant has neither engaged in any operations nor generated any revenues to date. Brilliant’s only activities from May 24, 2019 (inception), through June 30, 2022, were organizational activities, those necessary to prepare for the Initial Public Offering, and Brilliant’s search for a target business with which to complete a business combination. Brilliant does not expect to generate any operating revenues until after the completion of the initial business combination. Brilliant generates non-operating income in the form of interest income on marketable securities. Brilliant is incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the period ended June 30, 2022, Brilliant had a net loss of $35,544, which consisted of operating costs of $144,590, and a decrease in fair value of derivative warrant liabilities of $56,342 and interest income on marketable securities held in the Trust Account of $52,704.

For the three months ended June 30, 2021, Brilliant had net income of $21,345, which consisted of interest income on marketable securities held in the Trust Account of $1,155, and a decrease in fair value of derivative warrant liabilities of $56,901, offset by interest income on marketable securities held in the Trust Account of $6,067, offset by operating costs of $28,567.

For the six months ended June 30, 2022, we had a net loss of $495,827, which consisted of operating costs of $613,861, and a decrease in fair value of derivative warrant liabilities of $61,383 and interest income on marketable securities held in the Trust Account of $56,651.

For the six months ended June 30, 2021, we had net loss of $41,718, which consisted of operating costs of $106,978 and a decrease in fair value of derivative warrant liabilities of $62,968, offset by interest income on marketable securities held in the Trust Account of $2,292.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, Brilliant’s only source of liquidity was an initial purchase of Brilliant Ordinary Shares by the Sponsor and loans from the Sponsor.

On June 26, 2020, Brilliant consummated the Initial Public Offering of 4,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $40,000,000. Simultaneously with the closing of the Initial Public Offering, Brilliant consummated the sale of 240,000 Private Units to the Sponsor at a price of $10.00 per unit, generating gross proceeds of $2,400,000.

On June 30, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, Brilliant consummated the sale of an additional 600,000 Units, at $10.00 per Unit, and the sale of an additional 21,000 Private Units, at a price of $10.00 per Private Unit, generating total gross proceeds of $6,210,000.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Private Units, a total of $46,000,000 was placed in the Trust Account. Brilliant incurred $2,069,154 in transaction costs, including $1,610,000 of underwriting fees and $459,154 of other costs.

For the six months ended June 30, 2022, cash used in operating activities was $913,768. Net loss of $495,827 was impacted by interest earned on marketable securities held in the Trust Account of $56,651, a decrease in fair value of derivative warrant liabilities of $61,383 and changes in operating assets and liabilities, which used $299,907 of cash.

For the six months ended June 30, 2022, cash provided by investing activities was $5,894,665, due to the $5,894,665 of proceeds from sale of investment in trust account.

For the six months ended June 30, 2022, cash used in financing activities was $5,224,565, primarily due to the $6,529,259 of cash used for the repayment in redemption of 633,792 shares, against $634,594 of cash from promissory note to the Sponsor and $670,100 of cash advanced from the Sponsor.

For the six months ended June 30, 2021, cash used by operating activities was $85,875. Net loss of $41,718 was impacted by interest earned on marketable securities held in the Trust Account of $2,292, a decrease in fair value of derivative warrant liabilities of $62,968 and changes in operating assets and liabilities, which provided $21,103 of cash.

As of June 30, 2022, Brilliant had cash and marketable securities held in the Trust Account of $41,549,673. On July 8, 2022, Brilliant moved all of the assets held in the Trust Account from money market funds to cash. Brilliant may withdraw interest to pay its income taxes, if any. Brilliant intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable) to complete Brilliant’s business combination. To the extent that Brilliant’s share capital is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Brilliant’s growth strategies.

As of June 30, 2022, Brilliant had $39,734 of cash held in its operating bank account. Brilliant intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Brilliant’s officers and directors may, but are not obligated to, loan Brilliant funds as may be required. If Brilliant completes a business combination, Brilliant would repay such loaned amounts. In the event that a business combination does not close, Brilliant may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into additional Private Units, at a price of $10.00 per unit at the option of the lender.

Brilliant does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if Brilliant’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, Brilliant may have insufficient funds available to operate its business prior to our initial business combination. Moreover, Brilliant may need to obtain additional financing either to complete the initial business combination or because Brilliant becomes obligated to redeem a significant number of its public shares upon completion of the initial business combination, in which case Brilliant may issue additional securities or incur debt in connection with such business combination.

Going Concern

As of June 30, 2022, Brilliant had $39,734 of cash in is operating bank account, a working capital deficit balance (excluding marketable securities held in Trust Account) of $640,555, and less than twelve months to complete a business combination. No assurances can be given that Brilliant will complete a business combination before November 23, 2022, Brilliant’s liquidation date (if not further extended), or through twelve months following the date hereof.

In connection with Brilliant’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” Brilliant’s management has determined that if Brilliant is unable to raise additional funds to alleviate liquidity needs, obtain approval for an additional extension of the deadline or complete a business combination by November 23, 2022 (or up to not later than January 23, 2022), then Brilliant will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Brilliant be required to liquidate after November 23, 2022. Brilliant intends to complete a business combination before the mandatory liquidation date or obtain approval for an extension.

Off-Balance Sheet Financing Arrangements

Brilliant has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022. Brilliant does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Brilliant has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Brilliant does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than describe below.

Brilliant initially engaged, pursuant to a Business Combination and Marketing Agreement, EarlyBird Capital as an advisor in connection with a business combination to assist the company in holding meetings with its shareholders to discuss the potential business combination and the target business’ attributes, introduce Brilliant to potential investors that are interested purchasing Brilliant securities in connection with a business combination, assist Brilliant in obtaining shareholder approval for its business combination and assist Brilliant with its press releases and public filings in connection with the Business Combination. Brilliant would have paid EarlyBird Capital a cash fee for such services upon the consummation of a business combination in an amount equal to 3.5% of the gross proceeds of Brilliant’s Initial Public Offering, or $1,610,000, provided, however, that the this fee would have been reduced by an aggregate amount equal to 1.5% of the dollar amount of our securities purchased prior to the closing of the business combination by investors that: (i) were introduced to EarlyBird Capital by Brilliant (or any of its direct or indirect affiliates); (ii) had not been previously introduced to a SPAC initial public offering by EarlyBird Capital; (iii) continued to hold Brilliant Ordinary Shares through the closing of a business combination, and (iv) did not exercise redemption rights with respect thereto in connection with such business combination.

In addition, Brilliant would have paid EarlyBird Capital a cash fee equal to 1.0% of the total consideration payable in a business combination if EarlyBird Capital introduced Brilliant to the target business with which Brilliant completed a business combination; provided that the foregoing fee would not be paid prior to the date that was 90 days from the effective date of Brilliant’s Initial Public Offering, unless FINRA determined that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110(c)(3)(B)(ii).

On June 17, 2022 Brilliant and EarlyBird Capital agreed to terminate, pursuant to a termination agreement, the Business Combination Marketing Agreement. Pursuant to the termination agreement, EarlyBird Capital acknowledged that no amounts are due to it by Brilliant pursuant to the terms of the Business Combination Marketing Agreement, and Brilliant acknowledged that it has no claim against EarlyBird Capital in connection with the termination of the Business Combination Marketing Agreement. In addition, EarlyBird Capital agreed to return to Brilliant for cancelation the 100,000 Brilliant Ordinary Shares held by EarlyBird Capital that it received as representative shares in connection with Brilliant’s initial public offering.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary Shares Subject to Redemption

Brilliant accounts for Brilliant Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Brilliant Ordinary Shares feature certain redemption rights that are considered to be outside of Brilliant’s control and subject to occurrence of uncertain future events. Accordingly, Brilliant Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of Brilliant’s unaudited condensed balance sheets.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net loss by the weighted average number of Brilliant Ordinary Shares outstanding during the period, excluding Brilliant Ordinary Shares subject to forfeiture.

The redeemable Brilliant Ordinary Shares are included in the denominator of the EPS calculation reflecting a single class of common shares. This is because the redemption feature for all of the Brilliant Ordinary Shares is at fair value, and therefore it does not create a different class of shares or other EPS adjustment (i.e. no adjustment to the numerator). The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other shareholders, because the shares could be sold on the open market.

Derivative Warrant Liabilities

Brilliant’s management evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

Brilliant accounts for the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, Brilliant recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Brilliant’s statement of operations. The fair value of the Private Placement Warrants has been estimated using a Binominal simulation model each measurement date. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Recent Accounting Standards

Brilliant’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Brilliant’s financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus, unless defined below. As used in this unaudited pro forma condensed combined financial information, “Nukkleus” refers to Nukkleus, Inc. and “Brilliant” refers to Brilliant Acquisition Corporation prior to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Brilliant and Nukkleus, adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Nukkleus and its consolidated subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, combines the historical balance sheet of Brilliant as of June 30, 2022, and the historical balance sheet of Nukkleus as of June 30, 2022, on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021, combines the historical statements of operations of Brilliant for the year ended December 31, 2021, and the historical statements of operations of Nukkleus for the year ended September 30, 2021, on a pro forma basis as if the Business Combination, and the other events contemplated by the Merger Agreement had been consummated on October 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2022, combines the historical statements of operations of Brilliant for the nine months ended June 30, 2022, and the historical statements of operations of Nukkleus for the nine months ended June 30, 2022, on a pro forma basis as if the Business Combination, the other events contemplated by the Merger Agreement had been consummated on October 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Brilliant as of December 31, 2021, and for the year ended December 31, 2021, and the related notes, which are included in Brilliant’s Annual Report on Form 10-K filed with the SEC on March 31, 2022 (the “Brilliant 2021 10-K”);

•        the historical unaudited financial statements of Brilliant as of and for the nine months ended September 30, 2021, and the related notes, which are included in Brilliant’s Quarterly Report on Form 10-Q filed with the SEC on November 19, 2021 (the “Brilliant September 2021 10-Q”), the six months ended June 30, 2022, and the related notes, which are included in Brilliant’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2022 (the “Brilliant June 2022 10-Q”), and the historical audited financial statements of Brilliant as of and for the year ended December 31, 2021, and the related notes, which are included in Brilliant’s Brilliant 2021 10-K;

•        the historical audited financial statements of Nukkleus as of and for the year ended September 30, 2021, and the related notes, which are included in Nukkleus’ Annual Report on Form 10-K filed with the SEC on December 29, 2021 (the “Nukkleus 2021 10-K”);

•        the historical unaudited financial statements of Nukkleus as of June 30, 2022, and for the nine months ended June 30, 2022, and the related notes, which are included in the Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022 (the “Nukkleus June2022 10-Q”); and

•        other information relating to Brilliant and Nukkleus contained in this Prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Brilliant 2021 10-K, the Brilliant September 2021 10-Q, the Brilliant June 2022 10-Q, the Nukkleus 2021 10-K, and the Nukkleus June 2022 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this joint proxy statement/prospectus.

(a)    Description of the Business Combination

On February 22, 2022, Nukkleus and Brilliant entered into the Merger Agreement, pursuant to which they agreed to combine their respective businesses. Pursuant to the terms of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Nukkleus, will merge with and into Brilliant, with Brilliant surviving such merger as the surviving entity, a wholly-owned subsidiary of Nukkleus. Following the Business Combination, Nukkleus and Brilliant will operate as a combined company, under the name Nukkleus.

Consideration

As a result of and upon the Closing, pursuant to the terms of the Merger Agreement, all of the outstanding stock of Brilliant will be cancelled in exchange for the right to receive: (1) in the case of holders of Brilliant Ordinary Shares, (a) with respect to each Brilliant Ordinary Share held by the SPAC’s sponsor and its affiliates, one newly issued share of Nukkleus Common Stock; and (b) with respect to each other Brilliant Ordinary Share, the sum of (x) one newly issued share of Nukkleus Common Stock, and (y) such number of newly issued shares of Nukkleus Common Stock equal to a pro rata share of a pool of additional shares of Nukkleus Common Stock reserved for issuance to Brilliant shareholders; and (2) in the case of holders of Brilliant Rights, (a) with respect to each Brilliant Right held by the SPAC’s sponsor or any of its affiliates, 0.1 newly issued shares of Nukkleus Common Stock; and (b) with respect to each other Brilliant Right, the sum of (x) 0.1 shares of newly issued shares of Nukkleus Common Stock, and (y) such number of shares of Nukkleus Common Stock equal to a pro rata share of the Backstop Pool, in each case subject to rounding in accordance with the Merger Agreement. Outstanding Brilliant warrants will be assumed by Nukkleus and converted, subject to adjustment pursuant to the terms of the Merger Agreement, into warrants exercisable for newly-issued shares of Nukkleus Common Stock, (a) with respect to each such warrant held by any SPAC Initial Shareholder, one warrant exercisable to receive one share of Nukkleus Common Stock; and (b) with respect to each other such warrant, a number of warrants equal to the SPAC Public Share Exchange Ratio, exercisable to receive one share of Nukkleus Common Stock per warrant. The “Backstop Pool” shall mean a pool of shares of Nukkleus Common Stock equal to the lower of (1) 506,000 and (2) 20% of the aggregate number of Brilliant Ordinary Shares and Brilliant Rights to review one-tenth of one Brilliant Ordinary Share, subject to rounding in accordance with the Merger Agreement.

Nukkleus Reverse Stock Split

The Merger Agreement contemplates that prior to the effective time of the acquisition, Nukkleus will effect a reverse stock split with a ratio of 26.227 to one, such that 14 million shares of Nukkleus Common Stock will be issued and outstanding immediately prior to the effective time of the Merger.

(b)    Accounting for the Business Combination

The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Brilliant is treated as the acquired company and Nukkleus is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company represent a continuation of the financial statements of Nukkleus, with the Business Combination treated as the equivalent of Nukkleus issuing stock for the net assets of Brilliant, accompanied by a recapitalization. The net assets of Brilliant are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Nukkleus. Nukkleus has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Nukkleus’s existing stockholders have a majority of the voting power;

•        the Nukkleus Board is expected to consist of seven directors, six of whom will be designated by Nukkleus and one of whom will be designated by Brilliant;

•        Nukkleus’s existing senior management team will comprise the senior management of the Combined Company; and

•        Nukkleus’s operations prior to the Business Combination comprise the ongoing operations.

(c)     Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination, the other events contemplated by the Business Combination Agreement in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Brilliant and Nukkleus have not had any historical relationship prior to the transactions discussed in this Prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Brilliant shareholders approve the Business Combination. Pursuant to Brilliant’s articles of incorporation, the Brilliant public shareholders may elect to redeem their Ordinary Shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Brilliant trust account. Brilliant cannot predict how many of its public shareholders will exercise their right to redeem their Ordinary Shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

•        Assuming No Further Redemption — this scenario assumes that other than the 633,792 Public Shares already redeemed for approximately $6.3 million in March 2022 and the actual 3,401,272 Public Shares already redeemed for approximately $35.6 million subsequent to June 2022, no public shareholders of Brilliant exercise redemption rights with respect to their Public Shares; and

•        Assuming Maximum Redemption — this scenario assumes the maximum amount of Brilliant’s Ordinary Shares is redeemed leaving $10.0 million in cash in Brilliant’s trust account in accordance with the Merger Agreement. For more information, see the section entitled “The Merger Agreement — Conditions to Closing”. For the June 30, 2022, pro forma, 564,936 Brilliant Ordinary Shares are assumed redeemed at an assumed redemption price of approximately $10.48 per share based on the funds held in the Brilliant trust account as of June 30, 2022 for an aggregate payment of $5.9 million.

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations do not include adjustments for the outstanding warrants issued in connection with Brilliant’s initial public offering, as such securities are not exercisable until 30 days after the Closing.

The following summarizes the pro forma Common Stock issued and outstanding immediately after the Business Combination:

	Pro Forma Condensed Combined (Assuming No Further Redemption)		Pro Forma Condensed Combined (Assuming Maximum Redemption)
	Pro Forma Condensed Combined		Pro Forma Condensed Combined
	Number of Shares	% Ownership	Number of Shares	% Ownership
Brilliant Public Shareholders	564,936	3.3%	—	0.0%
Brilliant Rights	460,000	2.7%	460,000	2.9%
Brilliant Founders	1,150,000	6.8%	1,150,000	7.1%
Brilliant Backstop Pool	409,974	2.4%	184,000	1.1%
Sponsor and Others (Includes Rights)	287,100	1.7%	287,100	1.8%
Representative	100,000	0.6%	100,000	0.6%
Nukkleus Equityholders	14,000,000	82.5%	14,000,000	86.5%
Shares outstanding	16,972,010	100.0%	18,431,100	100.0%

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022

			Assuming No Further Redemption Scenario			Assuming Maximum Redemption Scenario
	Nukkleus (Historical)	Brilliant (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
ASSETS
Cash	$23,142	$39,734	$41,549,673	(1)	$23,142	$5,918,224	(8a)	$23,142
			(7,796,280)	(3)		(5,918,224)	(9)
			(2,259,427)	(4)
			(35,631,449)	(7)
			4,097,749	(8)
Accounts receivable	68,459	—	—		68,459	—		68,459
Due from affiliates	871,344	—	—		871,344	—		871,344
Prepaid expenses and other assets	9,250	103,213	—		112,463	—		112,463
Marketable securities held in Trust Account	—	41,549,673	(41,549,673)	(1)	—	—		—
Investment, at cost	6,602,000	—	—		6,602,000	—		6,602,000
Equity method investment	4,598,701	—	—		4,598,701	—		4,598,701
Intangible assets, net	8,667,996	—	—		8,667,996	—		8,667,996
Total assets	$20,840,892	$41,692,620	$(41,589,407)		$20,944,105	$—		$20,944,105

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to affiliates and related parties	$3,913,816	$670,600	$—		$4,584,416	$—		$4,584,416
Accounts payable and accrued expenses	543,267	112,902	—		656,169	—		656,169
Bank overdraft	—	—	4,097,749	(8)	4,097,749	5,918,224	(8a)	10,015,973
Promissory note – related party	—	2,259,427	(2,259,427)	(4)	—	—		—
Derivative warrant liabilities	—	119,096	—		119,096	—		119,096
Total liabilities	4,457,083	3,162,025	1,838,322		9,457,430	5,918,224		15,375,654

Commitments and contingencies

Common stock subject to possible redemption	—	41,549,673	(41,549,673)	(2)	—	—		—

Stockholders’ equity
Common stock, $0.0001 par value	36,718	—	(34,681)	(6)	1,697	(79)	(9)	1,618
			(340)	(7)
Ordinary shares, no par value	—	3,880,288	41,549,673	(2)	—	—		—
			(41,549,673)	(6)
			(3,880,288)	(6)
Additional paid-in capital	24,652,919	—	(2,071,280)	(3)	19,790,806	(5,918,145)	(9)	13,872,661
			(12,624,366)	(5)
			45,464,642	(6)
			(35,631,109)	(7)
Accumulated other comprehensive loss	47,071	—	—		47,071	—		47,071
Accumulated deficit	(8,352,899)	(6,899,366)	(5,725,000)	(3)	(8,352,899)	—		(8,352,899)
			12,624,366	(5)
Total stockholders equity	16,383,809	(3,019,078)	(1,878,056)		11,486,675	(5,918,224)		5,568,451
Total liabilities and stockholders’ equity	$20,840,892	$41,692,620	$(41,589,407)		$20,944,105	$—		$20,944,105

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2021

			Assuming No Further Redemption Scenario			Assuming Maximum Redemption Scenario
	Nukkleus (Historical)	Brilliant (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
General support services – related party	$19,200,000	$—	$—		$19,200,000	$—		$19,200,000
Financial services	86,964	—	—		86,964	—		86,964
Total revenues	19,286,964	—	—		19,286,964	—		19,286,964

Expenses
Cost of revenue – general support services – related party	18,900,000	—	—		18,900,000	—		18,900,000
Cost of revenue – financial services	293,011	—	—		293,011	—		293,011
Professional fees	396,277	—	—		396,277	—		396,277
Amortization of intangible assets	469,286	—	—		469,286	—		469,286
General and administrative	160,794	670,916	5,870,000	(1)	6,701,710	—		6,701,710
Total expenses	20,219,368	670,916	5,870,000		26,760,284	—		26,760,284

Operating loss	(932,404)	(670,916)	(5,870,000)		(7,473,320)	—		(7,473,320)

Other income (expense)
Change in fair value of warrant liabilities	—	67,155	—		67,155	—		67,155
Interest expenses on redeemable preferred stock	(2,625)	—	—		(2,625)	—		(2,625)
Amortization of debt discount	(1,545)	—	—		(1,545)	—		(1,545)
Other expense	(272)	—	—		(272)	—		(272)
Interest income	—	4,634	(4,634)	(2)	—	—		—
Total other income (expense)	(4,442)	71,789	(4,634)		62,713	—		62,713

Loss before income taxes	(936,846)	(599,127)	(5,874,634)		(7,410,607)	—		(7,410,607)
Provision for income taxes	—	—	—		—			—
Net loss	$(936,846)	$(599,127)	$(5,874,634)		$(7,410,607)	$—		$(7,410,607)

Net loss per share, basic and diluted	$(0.00)	$(0.10)
Weighted average shares outstanding, basic and diluted	257,771,553	6,111,000

Net loss per share, basic and diluted					$(0.44)			$(0.46)
Weighted average shares outstanding, basic and diluted			16,972,010	(3)	16,972,010	(790,910)	(3)	16,181,100

Note: Nukkleus (Historical) represents the year ended September 30, 2021, and Brilliant (Historical) represents the year ended December 31, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 30, 2022

			Assuming No Further Redemption Scenario			Assuming Maximum Redemption Scenario
	Nukkleus (Historical)	Brilliant (As Derived)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue
General support services – related party	$14,400,000	$—	$—		$14,400,000	$—		$14,400,000
Financial services	970,224	—	—		970,224	—		970,224
Total revenues	15,370,224	—	—		15,370,224	—		15,370,224

Costs of Revenues
Cost of revenue – general support services – related party	14,175,000	—	—		14,175,000	—		14,175,000
Cost of revenue – financial services	2,398,320	—	—		2,398,320	—		2,398,320
Total cost of revenues	16,573,320	—	—		16,573,320	—		16,573,320

Gross Profit (Loss)
Cost of revenue – general support services – related party	225,000	—	—		225,000	—		225,000
Cost of revenue – financial services	(1,428,096)	—	—		(1,428,096)	—		(1,428,096)
Total gross profit (loss)	(1,203,096)	—	—		(1,203,096)	—		(1,203,096)

Operating Expenses
Advertising and marketing	345,826	—	—		345,826	—		345,826
Professional fees	2,900,404	—	—		2,900,404	—		2,900,404
Compensation and related benefits	355,359	—	—		355,359	—		355,359
Occupancy, equipment, office and other	197,935	—	—		197,935	—		197,935
General and administrative	449,216	1,024,462	—		1,473,678	—		1,473,678
Total expenses	4,248,740	1,024,462	—		36,013,650	—		36,013,650

Operating loss	(5,451,836)	(1,024,462)	—		(20,643,426)	—		(20,643,426)

Other income (expense)
Loss from equity method investment	(401,299)	—	—		(401,299)	—		(401,299)
Change in fair value of warrant liabilities	—	38,021	—		38,021	—		38,021
Other expense	(4,605)	—	—		(4,605)	—		(4,605)
Interest income	—	57,816	(57,816)	(2)	—	—		—
Total other income (expense)	(405,904)	95,837	(57,816)		(367,883)	—		(367,883)

Loss before income taxes	(5,857,740)	(928,625)	(57,816)		(21,011,309)	—		(21,011,309)
Provision for income taxes	—	—	—		—			—
Net loss	$(5,857,740)	$(928,625)	$(57,816)		$(21,011,309)	$—		$(21,011,309)

Net loss per share, basic and diluted	$(0.02)	$(0.16)
Weighted average shares outstanding, basic and diluted	352,412,872	5,873,915

Net loss per share, basic and diluted					$(1.24)			$(1.30)
Weighted average shares outstanding, basic and diluted			16,972,010	(3)	16,972,010	(790,910)	(3)	16,181,100

Note: Brilliant (As Derived) represents the derivation of Brilliant’s nine months ended June 30, 2022.

See Note 1 in Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(a)    Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(b)    1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Brilliant was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company represent a continuation of the financial statements of Nukkleus, and the Business Combination was treated as the equivalent of Nukkleus issuing stock for the net assets of Brilliant, accompanied by a recapitalization. The net assets of Brilliant are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Nukkleus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021, and the nine months ended June 30, 2022, gives pro forma effect to the Business Combination, the other events contemplated by the Business Combination Agreement if it had been consummated on October 1, 2020.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical audited financial statements of Brilliant as of December 31, 2021, and for the year ended December 31, 2021, and the related notes, which are included in Brilliant’s Annual Report on Form 10-K filed with the SEC on March 31, 2022 (the “Brilliant 2021 10-K”);

•        the historical unaudited financial statements of Brilliant as of and for the nine months ended September 30, 2021, and the related notes, which are included in Brilliant’s Quarterly Report on Form 10-Q filed with the SEC on November 19, 2021 (the “Brilliant September 2021 10-Q”), and the six months ended June 30, 2022, and the related notes, which are included in Brilliant’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2022 (the “Brilliant June 2022 10-Q”), and the historical audited financial statements of Brilliant as of and for the year ended December 31, 2021, and the related notes, which are included in the Brilliant 2021 10-K;

	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Three Months Ended December 31, 2021	Six Months Ended June 30, 2022	Nine Months Ended June 30, 2022
Operating expenses	670,916	260,315	410,601	613,861	1,024,462
Loss from operations	(670,916)	(260,315)	(410,601)	(613,861)	(1,024,462)

Other Income/(Expense)
Change in fair value of warrant liabilities	67,155	90,517	(23,362)	61,383	38,021
Interest income	4,634	3,469	1,165	56,651	57,816
Total other income/(expense)	71,789	93,986	(22,197)	118,034	95,837

Net loss	(599,127)	(166,329)	(432,798)	(495,827)	(928,625)

Weighted average shares outstanding, basic and diluted	6,111,000	6,111,000	6,111,000	5,755,372	5,873,915
Basic and diluted net loss per share	(0.10)	(0.03)	(0.07)	(0.09)	(0.16)

•        the historical audited financial statements of Nukkleus as of and for the year ended September 30, 2021, and the related notes, which are included in Nukkleus’ Annual Report on Form 10-K filed with the SEC on December 29, 2021 (the “Nukkleus 2021 10-K”);

•        the historical unaudited financial statements of Nukkleus as of June 30, 2022, and for the nine months ended June 30, 2022, and the related notes, which are included in the Quarterly Report on Form 10-Q filed with the SEC on August 18, 2022 (the “Nukkleus June 2022 10-Q”); and

•        other information relating to Brilliant and Nukkleus contained in this Prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the Brilliant 2021 10-K, the Brilliant September 2021 10-Q, the Brilliant June 2022 10-Q, the Nukkleus 2021 10-K, and the Nukkleus June 2022 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this joint proxy statement/prospectus.

Nukkleus management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. Nukkleus management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Nukkleus’ additional paid-in capital and are assumed to be cash settled.

(c)     2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022, are as follows:

(1)    Reflects the liquidation and reclassification of cash and investments held in the Brilliant trust account that became available for general use by the Combined Company following the Business Combination.

(2)    Reflects the transfer of Brilliant’s Ordinary Shares subject to possible redemptions as of June 30, 2022, to permanent equity.

(3)    Represents preliminary estimated transaction costs to be incurred by Nukkleus and Brilliant of $2.7 million and $5.9 million, respectively, for legal, financial advisory and other professional fees. Amounts already paid as of June 30, 2022, by Nukkleus and Brilliant were approximately $0.6 million and $0.2 million, respectively.

For the Nukkleus transaction costs:

•        $2.1 million was reflected as a reduction of cash and additional paid in capital. Approximately $0.6 million was already paid as of June 30, 2022.

For the Brilliant transaction costs:

•        $5.7 million was reflected as a reduction of cash and an increase in accumulated deficit. Approximately $0.2 million was already paid as of June 30, 2022.

•        The costs expensed through accumulated earnings are included in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021.

(4)    Reflects the payoff of Brilliant’s Promissory Note — related party.

(5)    Reflects the elimination of Brilliant’s accumulated deficit of $12.6 million to additional paid-in capital.

(6)    Reflects the Nukkleus reverse stock split, the exercise of rights and the recapitalization of equity as a result of the exchange of Nukkleus common stock for Common Stock at the Exchange Ratio.

(7)    Reflects the actual 3,401,272 Public Shares already redeemed for approximately $35.6 million subsequent to June 2022.

(8)    Reflects the reclassification of Brilliant’s $4.1 million bank overdraft to a liability.

(8a)   Reflects the reclassification of Brilliant’s additional $5.9 million bank overdraft to a liability.

(9)    Reflects the maximum redemption of 564,936 Brilliant Ordinary Shares at a redemption price of approximately $10.48 per share, totaling approximately $5.9 million.

(d)    Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2021, and the nine months ended June 30, 2022, are as follows:

(1)    Reflects an adjustment for the transaction costs as if the Business Combination had been consummated on October 1, 2020.

(2)    Reflects an adjustment to eliminate interest income related to the Brilliant trust account.

(3)    Reflects the increase in the weighted average shares of Common Stock outstanding due to the issuance of Common Stock in connection with the Business Combination, which is described further in Note 3.

(e)     3. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of Nukkleus common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since October 1, 2020. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

	Nine Months Ended June 30, 2022
	Pro Forma Combined
	Assuming No Further Redemption	Assuming Maximum Redemption
Pro forma loss	$(21,011,309)	$(21,011,309)
Weighted average shares outstanding – basic and diluted	16,972,010	16,181,100
Net income per share – basic and diluted	$(1.24)	$(1.30)

	Year Ended September 30, 2021
	Pro Forma Combined
	Assuming No Further Redemption	Assuming Maximum Redemption
Pro forma loss	$(7,410,607)	$(7,410,607)
Weighted average shares outstanding – basic and diluted	16,972,100	16,181,100
Net income per share – basic and diluted	$(0.44)	$(0.46)

Weighted Average Shares Outstanding
Brilliant Public Shareholders	564,936	—
Brilliant Rights	460,000	460,000
Brilliant Founders	1,150,000	1,150,000
Brilliant Backstop Pool	409,974	184,000
Sponsor and Others (Includes Rights)	287,100	287,100
Representative	100,000	100,000
Nukkleus Equityholders	14,000,000	14,000,000
Total Pro Forma Shares	16,972,100	16,181,100
Pro forma loss	$(7,410,607)	$(7,410,607)

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have an anti-dilutive effect.

Public warrants	4,600,000
Backstop pool for public warrants	460,000
Private warrants	261,000
Stock options	212,769
Total	5,533,769

COMPARATIVE SHARE INFORMATION

Comparative Per-Share Data of Nukkleus

The following table sets forth the closing market price per share of Nukkleus Common Stock on the OTC Pink Sheets on February 22, 2022, the last trading day before the Business Combination was publicly announced, and on [_______], 2022, the last practicable trading day before the date of this proxy statement/prospectus.

Trading Date	Nukkleus Common Stock (NUKK)
February 22, 2022		$0.21
[_______], 2022	$	[__]

The market price of Nukkleus Common Stock could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of Nukkleus Common Stock, the value of the consideration that Brilliant shareholders would receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Nukkleus Common Stock on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which Nukkleus stockholders vote on the approval of the Nukkleus Share Issuance Proposal and the other matters set forth in this joint proxy statement/prospectus and on which Brilliant shareholders vote on the approval of the Brilliant Business Combination Proposal and the other matters set forth in this joint proxy statement/prospectus. Nukkleus stockholders are urged to obtain current market quotations for Nukkleus Common Stock before making their decision with respect to the Nukkleus Share Issuance Proposal and the other matters set forth in this joint proxy statement/prospectus.

DIRECTORS AND EXECUTIVE OFFICERS OF NUKKLEUS

Current Directors and Executive Officers

Nukkleus’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Emil Assentato	72	Chief Executive Officer, Chief Financial Officer and Chairman
Craig Marshak	62	Director
Jamal “Jamie” Khurshid	46	Chief Operating Officer and Director
Nicholas Gregory	47	Director
Brian Schwieger	54	Director
Daniel Marcus	48	Director

Set forth below is a brief description of the background and business experience of our current executive officers or directors.

Emil Assentato was previously the Chief Executive Officer of Tradition North America, one of the leading inter-dealer brokers in the world, and a subsidiary of Compagnie Financiere Tradition, a leading global brand in inter-dealer broking listed on the Swiss Stock Exchange. He continues today as Chairman of Tradition North America. His career spans over 30 years of Wall Street leadership in Institutional Sales, Marketing and Senior Management. Mr. Assentato and his team were the founding shareholders of FXDD in 2002, and pioneered the brand in the early days of the retail forex industry. Having lead a management buyout of the brand from Tradition, and whilst keeping Tradition as a minority equity partner, Mr. Assentato in recent years, re-focused the brand strategy on Asian markets.

Craig Marshak has over twenty years of experience in financial services. From 2010 to 2014, he was a founding partner of Israel Venture Partners, and a Managing Director at Cross Point Capital Advisors. From 2007 to 2010, Mr. Marshak headed the London office of Trafalgar Capital, a $200 million mezzanine capital fund headquartered in Luxemburg. Prior to that, he was a managing director and co-head of Nomura merchant banking technology growth fund. Prior to that, he was a managing director at Robertson Stephens. Prior to that, he was an executive at Wertheim Schroder and its affiliates in New York and London. He commenced his Wall Street career at Morgan Stanley. He received his bachelor’s degree from Duke University, and a JD from Harvard Law School.

Jamal “Jamie” Khurshid was appointed Chief Operating Officer of Nukkleus on August 2, 2021. An investment banker for over 20 years at Goldman Sachs, Credit Suisse and Royal Bank of Scotland before joining Cinnober Financial Technology, the world’s leading independent exchange and clearing house technology provider, as a senior partner where Mr. Khurshid served from 2013 to 2018. In 2018, Mr. Khurshid co-founded Digital RFQ, a leading digital payments service. From 2020 through 2021, Mr. Khurshid served as the COO of Droit Financial Technology, an enterprise technology firm. Since 2021, Mr. Khurshid has served as CEO of Jacobi Asset Management, Europe’s first Bitcoin ETF founded by Mr. Khurshid. In 1997, Mr. Khurshid graduated from the University of Reading with a Bachelor of Science in Environmental Science. Mr. Khurshid was voted by financial news as one of the top 40 under 40 in European trading and technology (2014) and ranked in the ‘Exchange invest’ Top 1000 most influential people in global financial markets in 2017.

Nicholas Gregory is a cryptocurrencies entrepreneur, software engineer and has been involved with Bitcoin since 2012. Providing start-up support, Nicholas co-authored BIP175 of the bitcoin specification and has been instrumental in designing bitcoin protocols such as MainStay and Lawyer 2 Solutions. He has had leadership positions, building talented teams, in multiple Wall Street Investment banks. Nicholas developed many systems and programmes for a variety of companies and industries throughout his career, including Verizon, Capgemini, Merrill Lynch and JP Morgan. He delivered the first Swiss-regulated gold-back token for DGLD and has provided enterprise bitcoin integration on cloud storage systems such as Google Drive and Dropbox. Nicholas is CEO of CommerceBlock and has been quoted in many major publications regarding cryptocurrencies and advisory work for government trade bodies.

Brian Schwieger holds a number of non-executive director and consulting roles after 30 years in commodity and financial markets, including to Redburn Europe Ltd and as senior advisor to McKinsey & Company. In his eight years at London Stock Exchange Group, Brian was responsible for the Equity markets in London and Milan as well as co-head of ETF and Fixed Income markets in London. He was also a non-executive director of MTS, a leading European fixed income trading platform. Brian was previously a Managing Director at Bank of America Merrill Lynch

where he helped to build and market their European electronic trading platform. Earlier he held positions at Morgan Stanley (UK Market Maker, European Portfolio Trader, Electronic Trading Business Development) and as a trader of propane and butane cargoes for BP and Continental Grain. Pre-university education was in the US, Germany, Australia and UK. Brian has a BSc (Econ) from the London School of Economics and a Master’s degree in Finance from London Business School.

Dan Marcus is CEO of MarcX Limited, an advisory company specializing in financial market infrastructure and associated products and services. Dan advises on business strategy, corporate structure, regulatory policy and legal issues. Previously Dan was Co-Head of Tradition UK Managed Business, CEO, ParFX and Trad-X and Global Head of Strategy and Business Development, Tradition. Dan was responsible for the development and implementation of strategic initiatives on a global basis, including planning for global regulatory change. He is a qualified lawyer and joined Tradition in 2007 as General Counsel and has a wealth of experience in both business and legal roles within the financial markets, including with the London Stock Exchange. Dan was Tradition’s primary external representative and still sits on multiple advisory boards and committees. He was instrumental in the creation of the ICE Swap Rate and the successor for LIBOR — Term SONIA in partnership with the industry. Dan has written Tradition’s submissions to industry wide consultations as well various publication and books and has appeared as a subject matter expert on television multiple times.

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation earned by or paid to our Chief Executive Officer and to other persons who served as executive officers as at and/or during the fiscal year ended September 30, 2021, or who earned compensation exceeding $100,000 during fiscal year 2021 (the “named executive officers”), for services as executive officers for the last two fiscal years.

Summary Compensation Table

Name and principal position	Fiscal year	Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		$	$	$	$	$	$	$	$
Emil Assentato	2021	20,000	—	—	—	—	—	—	20,000
CEO	2020	20,000	—	—	—	—	—	—	20,000

Jamal “Jamie”	2021	43,498	—	—	—	—	—	—	43,498
Khurshid	2020	—	—	—	—	—	—	—	—
COO*

____________

(*)      Mr. Khurshid was appointed as our Chief Operating Officer on August 2, 2021

Employment Agreements

On September 23, 2021, Nukkleus entered into a Consultancy Agreement with Jamal “Jamie” Khurshid, Nukkleus’s COO. Pursuant to the agreement, Mr. Khurshid is retained as Chief Operating Officer of Nukkleus unless terminated pursuant to the terms of the agreement. During the term of the agreement, Mr. Khurshid is entitled to two hundred and fifteen thousand euros (€215,000) annually.

Grants of Plan Based Awards

Nukkleus did not grant any option to its executive officers in the fiscal year ended September 30, 2021.

Option Exercises and Stock Vested

There were no options exercised by our executive officers or stock vested to our executive officers during the year ended September 30, 2021.

OUTSTANDING EQUITY AWARDS

The following equity awards were outstanding as of [________], 2022:

Recipient	Date	Number of shares of Nukkleus Common Stock
PK Asset Management	9/20/2021	1,000,000
Jamal Khurshid	1/2/2022	3,000,000
Richard Clarke	1/2/2022	300,000
Richard Clarke	1/2/2022	50,000
Nicolas Jacobs*	1/2/2022	1,000,000
Total		5,350,000

Pursuant to his award agreement, Mr. Jacobs is also entitled to a grant of options to acquire 500,000 shares of Nukkleus Common Stock as soon as possible following the listing of Nukkleus Common Stock on Nasdaq.

DIRECTOR COMPENSATION

Director service fees earned by our current directors, both Mr. Assentato and Mr. Marshak, for the year ended September 30, 2021 amounted to $20,000, for a total of $40,000.

Agreement with Craig Marshak

On August 1, 2016, Craig Marshak entered into a letter agreement with us pursuant to which he was appointed as our director in consideration of an annual fee of $20,000. Such letter agreement is filed herewith as Exhibit 10.8 and is incorporated herein by reference.

BRILLIANT’S DIRECTORS AND EXECUTIVE OFFICERS

Current Directors and Executive Officers

Brilliant’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Dr. Peng Jiang	37	Chairman, Chief Executive Officer and Chief Financial Officer
Yebo Shen	54	Director
Zan Wu	43	Director
Brian Ferrier	73	Director

Dr.    Peng Jiang — Dr. Peng Jiang has been Brilliant’s Chief Executive Officer, Chief Financial Officer, Secretary and the Chairman of the board of directors since April 2020. Dr. Jiang is an experienced executive officer in the fin-tech industry and an academic research veteran. He has worked in various capacities in the investment banking industry, focusing on the development of fin-tech solutions, as well as online financial services relating to the financing of real estate development companies, consumer finance institutions, and investment banks, and is experienced in developing fin-tech solutions for various types of structured financial products. Since August 2018, he has been the Vice President of Shanghai Ning Sheng Enterprise Management Group Co., Ltd., where he has led its fin-tech and investment banking business sectors. Since 2017, he has also held the position of Principal at the Greater Hangzhou Bay Fin-Tech Research Institute and a research scholar at Ant Financial Ying Fan Research Institute. Since April 2013, Dr. Jiang has also been an assistant dean of research with the Shanghai Modern Economy Research Institute. From July 2018 to March 2019, Dr. Jiang was the former head of the Yangtze River Delta Fin-Tech Investment Fund project and in 2013 participated in a crowdfunding financial evaluation and modeling program in connection with the Shanghai Lujiazui International Financial Asset Exchange Co., Ltd. (the “Lufax”). From June 2010 to March 2013, Dr. Jiang conducted research on the fin-tech industry concerning financial institutions, municipal financial regulatory offices and industry peer associations at the China Academy of Financial Research Institute, established by Shanghai Jiao Tong University.

Dr. Jiang is also a guest lecturer at the East China University of Science and Technology School of Business, MBA entrepreneur start-up program, a guest mentor at Tencent WeStart (Shanghai), and a Peer Review Committee Member at the China Finance Review International Journal. Dr. Jiang holds a Master of Science and a Ph.D. in in Economics from Shanghai Jiao Tong University. Brilliant believes Dr. Jiang is well qualified to serve on the board of directors because of his extensive knowledge and experience in finance and the global fin-tech industry.

Yebo Shen — Mr. Shen has been Brilliant’s director since February 2022. Currently, Mr. Shen is an independent advisor. He served as an accountant for PricewaterhouseCoopers LLP from February 2018 to August 2019, and accountant for Ernst & Young LLP from February 2011 to December 2017, focusing on U.S. individual income tax compliance and consulting. He holds an M.B.A. from Pace University with a focus on Public Accounting, and studied Health Physics at University of Cincinnati. The Company believes Mr. Shen is well qualified to serve on Brilliant’s Board because of his extensive financial and accounting experience and education.

Zan Wu — Mr. Wu has been Brilliant’s director since August 2019. In 2017, Mr. Wu founded Wingkim Finance &Tech Service (Beijing) Ltd, which provides one-stop financial service as well as SAAS (Software-As-A-Service) based on-line accounting services in China. He has also been a senior consultant in internal control of Gridsum Holding Inc. (Nasdaq: GSUM), which is a big data analysis and solution provider for multinational and domestic enterprises, since August 2018. Mr. Wu was the CFO at Yulong Eco-Materials Ltd. (Nasdaq: YECO) from 2014 to 2017. From 2010 to 2014, Mr. Wu was chief financial officer of SinoCoking Coal and Coke Chemical Industries, Inc. with its subsidiaries in the business of coal and coke sales in China. From 2006 to 2009, he was the chief representative of Global American, Inc. (China representative office). From 2004 to 2006, he was the assistant manager and the financial manager at Domino Scientific Equipment Ltd. From 2003 to 2004, he was a financial analyst at VIR Consultancy Ltd. Mr. Wu holds a Bachelor degree in accounting from the Capital University of Economics and Business and a Master degree in financial management and control from Aston Business School. Brilliant believes Mr. Wu is well qualified to serve on the board of directors because of his extensive experience with financial and accounting matters relating to U.S. public companies.

Brian Ferrier — Mr. Ferrier has been Brilliant’s director since February 2022. He has served as the President, Chief Executive Officer, and director of Howell Biopharma Ltd. since January 2017, and has more than 20 years of international business and marketing experience, and over 10 years of market research experience. He holds an M.B.A. and B.A. degrees from York University. The Company believes Mr. Ferrier is well qualified to serve on the Board because of his extensive knowledge and experience in international business and marketing.

Audit Committee

Brilliant’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Messrs. Zan Wu, Yebo Shen and Brian Ferrier, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Brilliant’s board of directors has determined that Mr. Zan Wu qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s duties, which are specified in Brilliant’s Audit Committee Charter, include, but are not limited to:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by the company;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the company, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with the company in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to the company entering into such transaction, and;

•        reviewing with management, the independent auditors, and the company’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Brilliant’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating Committee

Brilliant has established a nominating committee of the board of directors. Messrs. Zan Wu, Yebo Shen and Brian Ferrier serve as members of our nominating committee, each of whom is an independent director under Nasdaq’s listing standards. Mr. Brian Ferrier serves as chairman of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide those persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Brilliant’s board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Zan Wu and Brian Ferrier, will expire at the first annual meeting. The term of office of the second class of directors, consisting of Dr. Jiang and Mr. Shen, will expire at the second annual meeting.

Compensation Committee

Brilliant’s Compensation Committee consists of Messrs. Zan Wu, Yebo Shen and Brian Ferrier, each of whom is an independent director. Mr. Shen serves as chair of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Brilliant’s Chief Executive Officer’s compensation, evaluating Brilliant’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Brilliant’s Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of Brilliant’s other executive officers;

•        reviewing Brilliant’s executive compensation policies and plans;

•        implementing and administering Brilliant’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with Brilliant’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Brilliant’s executive officers and employees;

•        if required, producing a report on executive compensation to be included in Brilliant’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Employment Agreements

Brilliant has not entered into any employment agreements with its executive officer, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of Brilliant’s executive officers or directors received any cash compensation for services rendered. No compensation will be paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of the initial business combination. Additionally, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Brilliant’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Brilliant’s Audit Committee will review and approve all reimbursements and payments made to the Sponsor or member of the management team, or Brilliant’s or their respective affiliates, and any reimbursements and payments made to members of the Audit Committee will be reviewed and approved by Brilliant’s board of directors, with any interested director abstaining from such review and approval.

After the completion of the initial business combination, members of Brilliant’s management team who remain with the company, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to Brilliant’s shareholders in connection with a proposed business combination. However, the amount of such compensation may not be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, or a periodic report as required by the SEC. Any compensation to be paid to Brilliant’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on Brilliant’s board of directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination

Upon consummation of the Business Combination, the Combined Company’s Board of Directors will comprise seven members. The Sponsor has the right to appoint one director to the Combined Company’s Board of Directors pursuant to the terms of the Merger Agreement.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company following the Business Combination:

Name	Age	Position
Emil Assentato	72	Chairman and Chief Executive Officer
Craig Marshak	62	Director
Jamal “Jamie” Khurshid	46	Director and Chief Operating Officer
Nicholas Gregory	47	Director
Brian Schwieger	54	Director
Daniel Marcus	48	Director
Brian Ferrier	73	Director
Tony Porcheron	[__]	Chief Financial Officer

Emil Assentato was previously the Chief Executive Officer of Tradition North America, one of the leading inter-dealer brokers in the world, and a subsidiary of Compagnie Financiere Tradition, a leading global brand in inter-dealer broking listed on the Swiss Stock Exchange. He continues today as Chairman of Tradition North America. His career spans over 30 years of Wall Street leadership in Institutional Sales, Marketing and Senior Management. Mr. Assentato and his team were the founding shareholders of FXDD in 2002, and pioneered the brand in the early days of the retail forex industry. Having lead a management buyout of the brand from Tradition, and whilst keeping Tradition as a minority equity partner, Mr. Assentato in recent years, re-focused the brand strategy on Asian markets.

Craig Marshak has over twenty years of experience in financial services. From 2010 to 2014, he was a founding partner of Israel Venture Partners, and a Managing Director at Cross Point Capital Advisors. From 2007 to 2010, Mr. Marshak headed the London office of Trafalgar Capital, a $200 million mezzanine capital fund headquartered in Luxemburg. Prior to that, he was a managing director and co-head of Nomura merchant banking technology growth fund. Prior to that, he was a managing director at Robertson Stephens. Prior to that, he was an executive at Wertheim Schroder and its affiliates in New York and London. He commenced his Wall Street career at Morgan Stanley. He received his bachelor’s degree from Duke University, and a JD from Harvard Law School.

Jamal “Jamie” Khurshid was appointed as Chief Operating Officer of Nukkleus on August 2, 2021. An investment banker for over 20 years at Goldman Sachs, Credit Suisse and Royal Bank of Scotland before joining Cinnober Financial Technology, the world’s leading independent exchange and clearing house technology provider, as a senior partner where Mr. Khurshid served from 2013 to 2018. In 2018, Mr. Khurshid co-founded Digital RFQ, a leading digital payments service. From 2020 through 2021, Mr. Khurshid served as the COO of Droit Financial Technology, an enterprise technology firm. Since 2021, Mr. Khurshid has served as CEO of Jacobi Asset Management, Europe’s first Bitcoin ETF founded by Mr. Khurshid. In 1997, Mr. Khurshid graduated from the University of Reading with a Bachelor of Science in Environmental Science. Mr. Khurshid was voted by financial news as one of the top 40 under 40 in European trading and technology (2014) and ranked in the ‘Exchange invest’ Top 1000 most influential people in global financial markets in 2017.

Nicholas Gregory is a cryptocurrencies entrepreneur, software engineer and has been involved with Bitcoin since 2012. Providing start-up support, Nicholas co-authored BIP175 of the bitcoin specification and has been instrumental in designing bitcoin protocols such as MainStay and Lawyer 2 Solutions. He has had leadership positions, building talented teams, in multiple Wall Street Investment banks. Nicholas developed many systems and programmes for a variety of companies and industries throughout his career, including Verizon, Capgemini, Merrill Lynch and JP Morgan. He delivered the first Swiss-regulated gold-back token for DGLD and has provided enterprise bitcoin integration on cloud storage systems such as Google Drive and Dropbox. Nicholas is CEO of CommerceBlock and has been quoted in many major publications regarding cryptocurrencies and advisory work for government trade bodies.

Brian Schwieger holds a number of non-executive director and consulting roles after 30 years in commodity and financial markets, including to Redburn Europe Ltd and as senior advisor to McKinsey & Company. In his eight years at London Stock Exchange Group, Brian was responsible for the Equity markets in London and Milan as well as co-head of ETF and Fixed Income markets in London. He was also a non-executive director of MTS, a leading European fixed income trading platform. Brian was previously a Managing Director at Bank of America Merrill Lynch where he helped to build and market their European electronic trading platform. Earlier he held positions at Morgan Stanley (UK Market Maker, European Portfolio Trader, Electronic Trading Business Development) and as a trader of propane and butane cargoes for BP and Continental Grain. Pre-university education was in the US, Germany, Australia and UK. Brian has a BSc (Econ) from the London School of Economics and a Master’s degree in Finance from London Business School.

Dan Marcus is CEO of MarcX Limited, an advisory company specializing in financial market infrastructure and associated products and services. Dan advises on business strategy, corporate structure, regulatory policy and legal issues. Previously Dan was Co-Head of Tradition UK Managed Business, CEO, ParFX and Trad-X and Global Head of Strategy and Business Development, Tradition. Dan was responsible for the development and implementation of strategic initiatives on a global basis, including planning for global regulatory change. He is a qualified lawyer and joined Tradition in 2007 as General Counsel and has a wealth of experience in both business and legal roles within the financial markets, including with the London Stock Exchange. Dan was Tradition’s primary external representative and still sits on multiple advisory boards and committees. He was instrumental in the creation of the ICE Swap Rate and the successor for LIBOR — Term SONIA in partnership with the industry. Dan has written Tradition’s submissions to industry wide consultations as well various publication and books and has appeared as a subject matter expert on television multiple times.

Brian Ferrier has been a Brilliant director since February 2022. He has served as the President, Chief Executive Officer, and director of Howell Biopharma Ltd. since January 2017, and has more than 20 years of international business and marketing experience, and over 10 years of market research experience. He holds an M.B.A. and B.A. degrees from York University.

Anthony (Tony) Porcheron has been Managing Director of PK Asset Management, a business consulting and asset management company in Dublin, Ireland since May 2021. From May 2020 to May 2021, he was Managing Director of Oaza Capital, a leading investment bank in South East Europe in Zagreb, Croatia. From June 2018 to May 2020, he was Managing Director of Products and Strategy for OTP Bank Hrvatska, the Croatian subsidiary of OTP Bank, one of the largest banking conglomerates in Eastern Europe. From August 2014 to February 2018, he was Chief Financial Officer of Fuquan Capital, a leading conglomerate of China State Owned Companies, where he was responsible for all regulatory, financial and administrative functions, including preparing all regulatory and financial reporting for public listing. From June 1993 to August 2012, he managed a multi-family office for 20 wealthy North American families. Mr. Porcheron received a Hon Arts degree in economics from Laurentian University in 1991.

Family Relationships

There are no family relationships between the Combined Company’s board of directors and any of its executive officers.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s board of directors has determined that, upon the consummation of the Business Combination, each of Nicholas Gregory, Brian Schwieger, Dan Marcus and Brian Ferrier will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s board of directors considered the current and prior relationships that each non-employee director has with Nukkleus and will have with the combined company and all other facts and circumstances the Combined Company’s board of directors deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

The Combined Company’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

Committees of the Board of Directors

The standing committees of Combined Company’s board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

The Combined Company’s Audit Committee will be established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of Brian Schwieger, Nicholas Gregory and Daniel Marcus, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Brian Schwieger will serve as chairman of the Audit Committee. Nukkleus’s board of directors has determined that Brian Schwieger qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee’s duties are specified in the Audit Committee Charter.

Compensation Committee

Following the Business Combination, the Compensation Committee will consist of Brian Schwieger and Daniel Marcus, each of whom is an independent director. Brian Schwieger will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, the Nominating and Corporate Governance Committee will consist of Brian Schwieger, Nicholas Gregory and Daniel Marcus, each of whom is an independent director under Nasdaq’s listing standards. Brian Schwieger will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

Upon the consummation of the Business Combination, the Combined Company will adopt a new Code of Business Conduct and Ethics for the directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.nukk.com. The Combined Company will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: 525 Washington Blvd, 14th Floor, Jersey City, New Jersey 07310 Attention: Investor Relations.

If we amend or grant a waiver of one or more of the provisions of the Code of Business Conduct and Ethics, Nukkleus intends to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Combined Company’s website at www.nukk.com. The information on this website is not part of this joint proxy statement/prospectus.

Officer and Director Compensation Following the Business Combination

Currently, each director receives annual compensation of $20,000 for their services on our Board. The board of directors expects to adopt a nonemployee director compensation program (the “Director Compensation Policy”). The Director Compensation Policy will provide for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Nukkleus Common Stock as of [•], 2022 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Nukkleus to be the beneficial owner of more than 5% of shares of our Common Stock as of [•], 2022 (pre-Business Combination) or of shares of Nukkleus Common Stock upon the closing of the Business Combination;

•        each of Nukkleus’s executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•        all of Nukkleus’s current executive officers and directors as a group; and

•        all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, Nukkleus had 367,175,886 shares of Nukkleus Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Nukkleus believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Nukkleus Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Nukkleus Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•] shares of Nukkleus Common Stock to be outstanding upon consummation of the Business Combination, inclusive of the conversion of the Brilliant Rights at the closing of the Business Combination, but does not take into account any warrants, options or other convertible securities of Brilliant issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Nukkleus’s existing stockholders will be different.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public Brilliant Ordinary Shares having been redeemed.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] public Brilliant Ordinary Shares having been redeemed.

Name and Address of Beneficial Owner(1)	Pre-Business Combination		Post-Business Combination
	Number of Shares Beneficially Owned	% of Class	Assuming No Redemption		Assuming Maximum Redemption
			Number of Shares	% of Class	Number of Shares	% of Class
Emil Assentato	212,224,411	57.8%	8,091,829	39.5%	8,091,829	44.0%
Jamal Khurshid	45,932,826	12.5%	1,751,356	8.6%	1,751,356	9.5%
Craig Marshak	482,080	0.1%	18,381	0.1%	18,381	0.1%
All directors and executive officers prior to the Business Combination as a group (three individuals)	258,639,317	70.4%

Nicholas Gregory	2,551,560	0.7%	97,288	0.5%	97,288	0.5%

All directors and executive officers following the Business Combination as a group (four individuals)			9,958,855	48.7%	9,958,855	54.2%

Other individuals beneficially owning 5% or more of outstanding Common Stock (pre-Business Combination)
Oliver Worsley	23,523,992	6.4%	896,938	4.4%	896,938	4.9%
Craig Vallis	18,247,396	5.0%	695,749	3.4%	695,749	3.8%

____________

(1)      The business address of each of the individuals is c/o Nukkleus Inc., 525 Washington Blvd, Jersey City, New Jersey 07310.

DESCRIPTION OF BRILLIANT’S SECURITIES

General

Brilliant is a company incorporated in the British Virgin Islands as a business company (company number 2013875) and its affairs are governed by its memorandum and articles of association, the Companies Act and the common law of the British Virgin Islands. Brilliant is authorized to issue an unlimited number of shares with no par value, divided into two (2) classes of share being (i) Brilliant Ordinary Shares with no par value and (ii) preferred shares with no par value. The following description summarizes certain terms of (i) Brilliant’s shares as set out more particularly in the memorandum and articles of association (ii) Brilliant Units, (iii) Brilliant Rights, and (iv) Brilliant Warrants. Because the below is only a summary, it may not contain all the information that is important to you.

Units

Each Brilliant Unit consists of one Brilliant Ordinary Share, one Brilliant Right, and one Brilliant Warrant. Each Brilliant Right entities the holder thereof to receive one-tenth (1/10) of one Brilliant Ordinary Share on the consummation of an initial business combination. Each Brilliant Warrant entitles the holder to purchase one Brilliant Ordinary Share exercisable at $11.50 per share upon consummation of Brilliant’s initial business combination. Pursuant to Brilliant’s warrant agreement, a warrant holder may exercise its Brilliant Warrants only for a whole number of Brilliant Ordinary Shares. The Ordinary Shares, Rights, and Warrants commenced trading on the Nasdaq Stock Market separately on or about July 22, 2020.

Ordinary Shares

As of the date of this joint proxy statement/prospectus, there were [__] Brilliant Ordinary Shares issued and outstanding. Under the Companies Act, the Brilliant Ordinary Shares are deemed to be issued when the name of the shareholder is entered in the register of members. Brilliant’s register of members is maintained by Brilliant’s transfer agent, Continental Stock Transfer & Trust Company. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting every ordinary shareholder who is present in person or by proxy will have one vote for each Brilliant Ordinary Share held on all matters to be voted on by shareholders. The chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the general meeting and recorded in the minutes of the general meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any general meeting, the result shall be announced to the general meeting and recorded in the minutes of the general meeting. Prior to the consummation of our initial business combination, the rights attaching to ordinary shares (including those provisions designed to provide certain rights and protections to our ordinary shareholders) may only be amended by a resolution of persons holding 65% (or 50% if approved in connection with our initial business combination) of Brilliant’s outstanding ordinary shares attending and voting on such amendment. Other provisions of Brilliant’s memorandum and articles of association may be amended prior to the consummation of the initial business combination if approved by a majority of the votes of shareholders attending and voting on such amendment or by resolution of the directors. Following the consummation of, or in connection with, our initial business combination, the rights and obligations attaching to Brilliant Ordinary Shares and other provisions of the memorandum and articles of association may be amended if approved by a majority of the votes of shareholders attending and voting on such amendment or (subject to certain limitations) by resolution of the directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Brilliant does not currently intend to hold an annual meeting of shareholders until after the consummation the initial business combination. Therefore, if shareholders want the company to hold a meeting prior to such consummation, they may requisition the directors to hold one upon the written request of members entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, Brilliant may not increase the required percentage to call a meeting above such 30% level.

Brilliant’s memorandum and articles of association require us to provide shareholders with the opportunity to redeem their shares upon the consummation of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of a proposed business combination. The Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the consummation of the initial business combination. Brilliant intends to obtain shareholder approval in connection with the initial business combination. If Brilliant so decides, Brilliant will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If Brilliant seeks shareholder approval, Brilliant will consummate the initial business combination only if a majority of the votes of ordinary shareholders who being so entitled attend and vote at the general meeting are voted in favor of the business combination. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of the initial business combination even if a majority of the public shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of the outstanding Brilliant Ordinary Shares, broker non-votes will have no effect on the approval of the initial business combination once a quorum is obtained.

If Brilliant seeks shareholder approval in connection with the initial business combination, the initial shareholders have agreed to vote their founder shares and any public shares purchased during or after Brilliant’s Initial Public Offering in favor of the initial business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if a shareholder vote is not required for business or other legal reasons, we will, pursuant to our memorandum and articles of association, offer to redeem our public shares pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to consummating our initial business combination. Our memorandum and articles of association requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules.

Pursuant to the memorandum and articles of association, if Brilliant is unable to consummate its initial business combination within a 29-month period (or up to a 31-month period), as extended pursuant to the amended and restated articles of association from the closing of Brilliant’s initial public offering, or November 23, 2022 (or January 23, 2023, if the life of the SPAC is further extended), Brilliant will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable and less interest earned thereon that is released to us), pro rata to its public shareholders by way of redemption and cease all operations except for the purposes of winding up of Brilliant’s affairs. The redemption of public shareholders from the Trust Account will be effected as required by and by function of the memorandum and articles of association and prior to any formal voluntary liquidation of the company. The Sponsor has agreed to waive its right to receive liquidating distributions with respect to its founder shares if Brilliant fails to consummate the initial business combination by November 23, 2022 (or up to not later than January 23, 2023, if the life of the SPAC is further extended by Brilliant). However, if the Sponsor or any of Brilliant’s officers, directors or affiliates acquire public shares in or after the initial public offering, they will be entitled to receive liquidating distributions with respect to such public shares if Brilliant fails to consummate its initial business combination within the required time period.

Brilliant shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of legally available funds. In the event of a liquidation or winding up of the company after the initial business combination, shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Brilliant

Ordinary Shares. Brilliant shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Brilliant Ordinary Shares, except that we will provide shareholders with the redemption rights set forth above.

Founder Shares

The founder shares are identical to the other Brilliant Ordinary Shares included in the Brilliant Units sold in Brilliant’s initial public offering, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) Initial Shareholders agreed (A) to waive their rights to liquidating distribution with respect to their founder shares and public shares in connection with the consummation of Brilliant’s initial business combination and (B) to waive their redemption rights with respect to their founder shares if Brilliant fails to consummate the initial business combination within 29 months (or up to 31 months if further extended) from the closing of Brilliant’s initial public offering, or November 23, 2022 (or not later than January 23, 2023, if further extended), although they will be entitled to redemption rights with respect to any public shares they hold if Brilliant fails to consummate our initial business combination within such time period. The Initial Shareholders have agreed to vote their founder shares and any public shares purchased during or after the initial public offering in favor of Brilliant’s initial business combination and Brilliant’s officers and directors have also agreed to vote any public shares purchased during or after the initial public offering in favor of Brilliant’s initial business combination.

All of the founder shares have been placed in escrow with Continental Stock Transfer & Trust Company as escrow agent. The Initial Shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the closing price of Brilliant Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the six month anniversary of the consummation of a business combination, or earlier, in either case, if, subsequent to the initial business combination, Brilliant consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Preferred Shares

Brilliant’s memorandum and articles of association authorizes the creation and issuance without shareholder approval of an unlimited number of preferred shares divided into such classes or series, each with such designation, rights and preferences as may be determined by a resolution of Brilliant’s board of directors who will amend the memorandum and articles of association to create such designations, rights and preferences. Unlike Delaware law, all shares of a single class must be issued with the same rights and obligations. No preferred shares are currently issued or outstanding. Accordingly, Brilliant’s board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights, which could adversely affect the voting power or other rights of the holders of Brilliant Ordinary Shares. However, the underwriting agreement prohibits Brilliant, prior to the initial business combination, from issuing preferred shares which participate in any manner in the proceeds of the Trust Account, or which vote as a class with the Brilliant Ordinary Shares on Brilliant’s initial business combination. Brilliant may issue some or all of the preferred shares to effect the initial business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of the company. Although Brilliant does not currently intend to issue any preferred shares, Brilliant may do so in the future.

The rights of preferred shareholders, once the preferred shares are in issue, may only be amended by a resolution to amend Brilliant’s memorandum and articles of association provided such amendment is also approved by a separate resolution of a majority of the votes of preferred shareholders who being so entitled attend and vote at the class meeting of the relevant preferred class. If preferred shareholders want Brilliant to hold a meeting of preferred shareholders (or of a class of preferred shareholders), they may requisition the directors to hold one upon the written request of preferred shareholders entitled to exercise at least 30% of the voting rights in respect of the matter (or class) for which the meeting is requested. Under British Virgin Islands law, Brilliant may not increase the required percentage to call a meeting above 30%.

Under the Companies Act there are no provisions which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. Brilliant’s memorandum and articles of association also do not contain any express prohibitions on the issuance of any preferred shares. Therefore, the directors, without the approval of the holders of Brilliant Ordinary Shares, may issue preferred shares that have characteristics that may be deemed anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted above under the Companies Act, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Rights

As of the date of this joint proxy statement/prospectus, [__] Brilliant Rights are outstanding. Each holder of a Brilliant Right will receive one-tenth (1/10) of one Brilliant Ordinary Share upon consummation of the initial business combination, even if the holder of such Brilliant Right redeemed all Brilliant Ordinary Share held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of Brilliant Rights in order to receive its additional Brilliant Ordinary Shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in Brilliant’s initial public offering. If Brilliant enters into a definitive agreement for a business combination in which it will not be the surviving entity, such as the Merger Agreement, the definitive agreement will provide for the holders of Brilliant Rights to receive the same per share consideration the holders of the Brilliant Ordinary Shares will receive in the transaction on an as-converted into ordinary share basis, and each holder of a Brilliant Right will be required to affirmatively convert the Brilliant Right in order to receive the 1/10 of one Brilliant Ordinary Share underlying each Brilliant Right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the Brilliant Rights into underlying Brilliant Ordinary Shares as well as to return the original rights certificates to us.

If Brilliant is unable to complete an initial business combination within the required time period and Brilliant liquidates the funds held in the Trust Account, holders of Brilliant Rights will not receive any such funds with respect to their Brilliant Rights, nor will they receive any distribution from Brilliant’s assets held outside of the Trust Account with respect to their Brilliant Rights, and the Brilliant Rights will expire worthless.

As soon as practicable upon the consummation of Brilliant’s initial business combination, Brilliant will direct registered holders of the Brilliant Rights to return their Rights to Continental, Brilliant’s rights agent. Upon receipt of the Brilliant Rights, the rights agent will issue to the registered holder of such Brilliant Rights the number of full Brilliant Ordinary Shares to which it is entitled. Brilliant will notify registered holders of the Brilliant Rights to deliver their Rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their Brilliant Rights for Brilliant Ordinary Shares should take no more than a matter of days. The foregoing exchange of Brilliant Rights is solely ministerial in nature and is not intended to provide Brilliant with any means of avoiding its obligation to issue the Brilliant Ordinary Shares underlying the Brilliant Rights upon consummation of the initial business combination. Other than confirming that the Brilliant Rights delivered by a registered holder are valid, Brilliant will have no ability to avoid delivery of the Brilliant Ordinary Shares underlying the Brilliant Rights. Nevertheless, there are no contractual penalties for failure to deliver Brilliant Ordinary Shares to the holders of the Brilliant Rights upon consummation of an initial business combination. Additionally, in no event will Brilliant be required to net cash settle the Brilliant Rights. Accordingly, you might not receive the Brilliant Ordinary Shares underlying the Brilliant Rights.

The Brilliant Ordinary Shares issuable upon conversion of the Brilliant Rights will be freely tradable (except to the extent held by affiliates of the company). Brilliant will not issue fractional Brilliant Ordinary Shares upon conversion of the Brilliant Rights. If, upon conversion of the Brilliant Rights, a holder would be entitled to receive a fractional interest in a Brilliant Ordinary Share, Brilliant will, upon conversion, comply with the BVI Business Companies Act for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a Brilliant Ordinary Share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full Brilliant Ordinary Share upon the surrender of such scrip or warrants aggregating a full share). Brilliant will make the determination of how it treats fractional Brilliant Ordinary Shares at the time of the initial business combination and will include such determination in the proxy materials it will send to shareholders for their consideration of such initial business combination.

Warrants

As of the date of this joint proxy statement/prospectus, [__] Brilliant Warrants are outstanding. Each public Brilliant Warrant entitles the registered holder to purchase one Brilliant Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing after the completion of an initial business combination. Pursuant to the warrant agreement, a warrant-holder may exercise its Brilliant Warrants only for a whole number of Brilliant Ordinary Shares. However, no public warrants will be exercisable for cash unless Brilliant has an effective and current registration statement covering the Brilliant Ordinary Shares issuable upon exercise of the Brilliant Warrants and a current prospectus relating to such Brilliant Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the Brilliant Ordinary Shares issuable upon exercise of the public warrants is not effective within 90 days from the closing of Brilliant’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Brilliant shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Brilliant Warrants on a cashless basis. The Brilliant Warrants will expire five years from the closing of the initial business combination at 5:00 p.m., New York City time.

In addition, if (x) Brilliant issues additional Brilliant Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by Brilliant’s board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a business combination on the date of the consummation of a business combination (net of redemptions), and (z) the volume weighted average trading price of the Brilliant Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which Brilliant consummates a business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Brilliant Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described herein will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The private Brilliant Warrants are identical to the public Brilliant Warrants underlying the Brilliant Units except that the private Brilliant Warrants are exercisable for cash (even if a registration statement covering the Brilliant Ordinary Shares issuable upon exercise of such Brilliant Warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Brilliant, in each case so long as they are still held by the initial purchasers or their affiliates. Brilliant may call the Brilliant Warrants for redemption (excluding the private Brilliant Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time after the Brilliant Warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Brilliant Ordinary Shares equals or exceeds $16.50 per Brilliant Ordinary Share, for any 20 trading days within a 30 trading day period commencing after the Brilliant Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders, and;

•        if, and only if, there is a current registration statement in effect with respect to the Brilliant Ordinary Shares underlying such Brilliant Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Brilliant Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Brilliant Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such Brilliant Warrant.

The redemption criteria for Brilliant Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing Brilliant Ordinary Share price and the warrant exercise price so that if the Brilliant Ordinary Share price declines as a result of the redemption call, the redemption will not cause the Brilliant Ordinary Share price to drop below the exercise price of the Brilliant Warrants.

If and when the Brilliant Warrants become redeemable by Brilliant, Brilliant may not exercise its redemption right if the issuance of Brilliant Ordinary Shares upon exercise of the Brilliant Warrants is not exempt from registration or qualification under applicable state blue sky laws or Brilliant is unable to effect such registration or qualification. Brilliant will use its best efforts to register or qualify such Brilliant Ordinary Shares under the blue sky laws of the state of residence in those states in which the Brilliant Warrants were offered by the company in its initial public offering.

If Brilliant calls the Brilliant Warrants for redemption as described above, Brilliant’s management will have the option to require all holders that wish to exercise Brilliant Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Brilliant Warrants for that number of Brilliant Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Brilliant Ordinary Shares underlying the Brilliant Warrants, multiplied by the difference between the exercise price of the Brilliant Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Brilliant Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Brilliant Warrants. Whether Brilliant will exercise its option to require all holders to exercise their Brilliant Warrants on a “cashless basis” will depend on a variety of factors including the price of Brilliant Ordinary Shares at the time the Brilliant Warrants are called for redemption, Brilliant’s cash needs at such time and concerns regarding dilutive share issuances.

The Brilliant Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Brilliant. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Brilliant Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Brilliant Ordinary Shares issuable on exercise of the Brilliant Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Brilliant Warrants will not be adjusted for issuances of Brilliant Ordinary Shares at a price below their respective exercise prices.

The Brilliant Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Brilliant Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Brilliant Ordinary Shares and any voting rights until they exercise their Brilliant Warrants and receive Brilliant Ordinary Shares. After the issuance of Brilliant Ordinary Shares upon exercise of the Brilliant Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public Brilliant Warrants will be exercisable and Brilliant will not be obligated to issue Brilliant Ordinary Shares unless at the time a holder seeks to exercise such Brilliant Warrant, a prospectus relating to the Brilliant Ordinary Shares issuable upon exercise of the Brilliant Warrants is current and the Brilliant Ordinary Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Brilliant Warrants. Under the terms of the warrant agreement, Brilliant has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Brilliant Ordinary Shares issuable upon exercise of the Brilliant Warrants until the expiration of the Brilliant Warrants. However, Brilliant cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Brilliant Ordinary Shares issuable upon exercise of the Brilliant Warrants, holders will be unable to exercise their Brilliant Warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Brilliant Ordinary Shares issuable upon the exercise of the Brilliant Warrants is not current or if the Brilliant Ordinary Shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the Brilliant Warrants reside, Brilliant will not be required to net cash settle or cash settle the warrant exercise, the Brilliant Warrants may have no value, the market for the Brilliant Warrants may be limited and the Brilliant Warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their Brilliant Warrants such that an electing warrant holder would not be able to exercise their Brilliant Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Brilliant Ordinary Shares outstanding.

No fractional ordinary shares will be issued upon exercise of the Brilliant Warrants. If, upon exercise of the Brilliant Warrants, a holder would be entitled to receive a fractional interest in a Brilliant Ordinary Share, Brilliant will, upon exercise, round down to the nearest whole number the number of Brilliant Ordinary Shares to be issued to the warrant holder.

Dividends

Brilliant has not paid any cash dividends on Brilliant Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon Brilliant’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of Brilliant’s initial business combination. The payment of any dividends subsequent to the initial business combination will be within the discretion of Brilliant’s then board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, Brilliant’s board does not anticipate declaring any dividends in the foreseeable future.

Private Units

The Brilliant Private Units (including the Brilliant Rights and Brilliant Warrants or Brilliant Ordinary Shares issuable upon exercise of the Brilliant Rights or Brilliant Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial business combination and they will not be redeemable by the company so long as they are held by members of the Sponsor or their permitted transferees. Otherwise, the Brilliant Private Units have terms and provisions that are identical the public Brilliant Units sold in Brilliant’s initial public offering except the Brilliant Warrants included in the Brilliant Private Units will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees. If the Brilliant Warrants included in the Brilliant Private Units are held by holders other than the holders who purchased such Brilliant Units or their permitted transferees, the Brilliant Warrants will be redeemable by Brilliant and exercisable by the holders on the same basis as the Brilliant Warrants included in the Brilliant Units sold in Brilliant’s initial public offering.

Our Transfer Agent, Warrant Agent and Rights Agent

The transfer agent for the Brilliant Ordinary Shares, warrant agent for Brilliant Warrants and rights agent for Brilliant Rights is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of our Securities

The Units, Ordinary Shares, Rights, and Warrants are currently listed on the Nasdaq Stock Market, under the symbols “BRLU,” “BRLI,” “BRLIR” and “BRLW,” respectively. The Ordinary Shares, Rights, and Warrants commenced trading on the Nasdaq Stock Market separately on or about July 22, 2020.

Memorandum and Articles of Association

As set forth in the memorandum of association, the objects for which are established are unrestricted and Brilliant shall have full power and authority to carry out any object not prohibited by the Companies Act or as the same may be revised from time to time, or any other law of the British Virgin Islands.

Brilliant’s memorandum and articles of association contains provisions designed to provide certain rights and protections to Brilliant’s ordinary shareholders prior to the consummation of the initial business combination. These provisions cannot be amended without the approval of 65% (or 50% if approved in connection with the initial business combination) of the outstanding ordinary shares attending and voting on such amendment. The Initial Shareholders, who beneficially own approximately [__]% of the Brilliant Ordinary Shares, will participate in any vote to amend the memorandum and articles of association and will have the discretion to vote in any manner they choose. Prior to the initial business combination, if Brilliant seeks to amend any provisions of its memorandum and articles of association relating to shareholders’ rights or pre-business combination activity, Brilliant will provide dissenting public shareholders with the opportunity to redeem their public shares in connection with any such vote on any proposed amendments to the memorandum and articles of association. Brilliant and its directors and officers have agreed not to propose any amendment to the memorandum and articles of association that would affect the substance and timing of Brilliant’s obligation to redeem public shares if Brilliant is unable to consummate the initial business combination within 29 months (or up to 31 months if further extended) from the closing of Brilliant’s initial public offering, or November 23, 2022 (or not later than January 23, 2023, if further extended). However, Brilliant has filed an additional proxy statement to obtain shareholder approval to amend the amended and restated articles of association to further extend the time in which Brilliant may consummate its initial business combination to not later than January 23, 2023. The Initial Shareholders have agreed to waive any redemption rights with respect to any founder shares and any public shares they may hold in connection with any vote to amend Brilliant’s memorandum and articles of association prior to the initial business combination.

Specifically, the memorandum and articles of association provide, among other things, that:

•        If Brilliant is unable to consummate the initial business combination within 29 months (or up to 31 months if further extended) from the closing of the IPO after extending the period of time to consummate a business combination, Brilliant will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable and less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up of Brilliant’s affairs. This redemption of public shareholders from the Trust Account shall be done automatically by function of Brilliant’s memorandum and articles of association and prior to commencing any voluntary liquidation;

•        except in connection with the consummation of the initial business combination, prior to the initial business combination, Brilliant may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•        although Brilliant does not intend to enter into an initial business combination with a target business that is affiliated with the Sponsor, Brilliant’s directors or officers, Brilliant is not prohibited from doing so. In the event Brilliant enters into such a transaction, Brilliant, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the initial business combination is fair to the shareholders from a financial point of view; and

•        Brilliant will not effectuate the initial business combination with another blank check company or a similar company with nominal operations.

In addition, Brilliant’s memorandum and articles of association provide that under no circumstances will Brilliant redeem the public shares in an amount that would cause Brilliant’s net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of the initial business combination.

Changes in Authorized Shares

Brilliant is authorized to issue an unlimited number of shares, with no par value, divided into two (2) classes of shares being (i) Brilliant Ordinary Shares and (ii) preferred shares, which will have certain privileges, restrictions and conditions attaching to them as the shares in issue. Brilliant may by resolution of directors or shareholders:

•        consolidate and divide all or any of Brilliant’s unissued authorized shares into shares of larger or smaller amount than its existing shares;

•        cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person; or

•        create new classes of shares with preferences to be determined by resolution of the board of directors to amend the memorandum and articles of association to create new classes of shares with such preferences at the time of authorization, although any such new classes of shares, with the exception of the preferred shares, may only be created with prior shareholder approval.

Pre-emption Rights

There are no pre-emption rights applicable to the issuance of new shares under Brilliant’s memorandum and articles of association.

Variation of Rights of Shares

As permitted by the Companies Act and Brilliant’s memorandum of association, Brilliant may vary the rights attached to any class of shares only with: (i) in the case of the Brilliant Ordinary Shares prior to the initial business combination, the consent of not less than 65% (or 50% if for the purposes of approving, or in connection with, the consummation of Brilliant’s initial business combination) of the votes who are in attendance and vote at a meeting, or (ii) in the case of the preferred shares, 50% of the votes of shareholders who being so entitled attend and vote at a meeting of such shares, except, in each case where a greater majority is required under Brilliant’s memorandum and articles of association or the Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares is deemed not to be a variation of the rights of such existing class and may in accordance with Brilliant’s memorandum and articles of association be effected by resolution of directors without shareholder approval.

DESCRIPTION OF NUKKLEUS’S SECURITIES

General

Nukkleus is authorized to issue 900,000,000 shares of Common Stock, par value $0.0001, and 15,000,000 shares of preferred stock, par value $0.001.

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and our bylaws as currently in effect and the amended and restated certificate of incorporation that will be filed in Delaware in the event of a vote in favor of the Nukkleus Stock Split Proposal. Copies of the currently effective certificate of incorporation and bylaws were filed with the SEC as exhibits to our Annual Report on Form 10-K for the year ended September 30, 2021, filed on December 29, 2021.

As of [__], 2022, Nukkleus had 367,175,886 outstanding shares of Common Stock and 0 outstanding shares of Series A Preferred Stock (the “Series A Preferred”).

Common Stock

Holders of Common Stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive dividends, if declared by the Nukkleus Board, out of funds that Nukkleus may legally use to pay dividends. In the event of a liquidation or dissolution, holders of Common Stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Nukkleus’s current certificate of incorporation does not provide the Common Stock with any redemption, conversion or preemptive rights. All shares of Common Stock that are outstanding as of the date of this proxy statement/prospectus will be fully-paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 15,000,000 shares, $0.0001 par value per share, of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our Common Stock. The Board’s authority to issue preferred stock without stockholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt.

Series A Preferred Stock

The Series A preferred stock has the following key terms:

•        A stated value of $10 per share;

•        The holder is entitled to receive cumulative dividends at the annual rate of 1.5% of stated value payable semi-annually on June 30 and December 31;

•        The preferred stock must be redeemed at the stated value plus any unpaid dividends in 5 years (on or before June 7, 2021);

•        The Series A preferred stock is non-voting. However, without the affirmative vote of the holders of the shares of the Series A preferred stock then outstanding, Nukkleus may not alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation except to the extent that such vote relates to the amendment of the Certificate of Designation;

•        The holders of the Series A preferred stock are not entitled to receive any preference upon the liquidation, dissolution or winding up of the business of Nukkleus. Each holder of Series A preferred stock shall share ratably with the holders of Nukkleus’s Common Stock.

On June 7, 2016, Nukkleus sold to CMH 15,450,000 shares of Common Stock and 100,000 shares of Series A preferred stock for $1,000,000. On February 13, 2018, 75,000 of the preferred shares were redeemed and cancelled. The $1,000,000 of proceeds received was allocated to the Common Stock and Series A preferred stock according to their relative fair values determined at the time of issuance, and as a result, Nukkleus recorded a total discount of $45,793 on the Series A preferred stock, which is being amortized to interest expense to the date of redemption. For the years ended September 30, 2021 and 2020, amortization of debt discount amounted to $1,545 and $2,290, respectively.

The terms of the Series A preferred stock issued represent mandatory redeemable shares, with a fixed redemption date (in five years) and Nukkleus has a choice of redeeming the instrument either in cash or a variable number of shares of Common Stock based on a formula in the certificate of designation. The conversion price has a floor of $0.20 per share. As such, all dividends accrued and/or paid and any accretions are classified as part of interest expense. For the years ended September 30, 2021 and 2020, dividends on redeemable preferred stock amounted to $2,625 and $3,750, respectively.

On June 7, 2021, the outstanding redeemable preferred stock of $250,000 and related accrued dividend of $37,854 were exchanged for 1,439,271 shares of Nukkleus’s Common Stock.

Dividends

Nukkleus has not paid any cash dividends on shares of its Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of the Nukkleus Board. It is the present intention of the Board to retain all earnings, if any, for use in Nukkleus’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Anti-takeover provisions

Certificate of Incorporation and Bylaws

Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following.

•        Nukkleus’s Board has the right to elect directors to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the Board;

•        Nukkleus’s certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

•        Nukkleus’s Board is able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire Nukkleus.

Section 203 of the Delaware General Corporation Law

Nukkleus is subject to Section 203 of the Delaware General Corporation Law, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.

Nukkleus lists its Common Stock on OTC Pink Sheets under the trading symbol “NUKK”. Nukkleus intends to apply to list its Common Stock on Nasdaq.

Transfer Agent and Registrar

The transfer agent for Nukkleus Common Stock is Issuer Direct Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560, telephone: (919) 481-4000.]

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Brilliant shareholders will receive Nukkleus Common Stock. Nukkleus is a Delaware corporation subject to the DGCL. Brilliant is a British Virgin Islands business company subject to the Company Act. Upon completion of the Business Combination, the Brilliant shareholders immediately prior to the effective time of the Business Combination will become Nukkleus stockholders. The rights of the former Brilliant shareholders and the Nukkleus stockholders will thereafter be governed by the DGCL and by the Nukkleus charter and the Nukkleus bylaws.

The following description summarizes certain of the material terms and differences between the rights of Brilliant shareholders and the rights of Nukkleus stockholders. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the DGCL, the BVI Business Companies Act, the Nukkleus certificate of incorporation, and the Brilliant memorandum and articles of association. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 223.

Provision	Brilliant	Nukkleus
Authorized Capital	Unlimited number of shares with no par value, divided into two (2) classes of shares being (i) ordinary shares with no par value, and (ii) preferred shares with no par value.	900,000,000 shares of Common Stock, par value $0.0001, and 15,000,000 share of preferred stock, par value $0.0001.
Amendments to Organizational Documents (i.e., Brilliant Memorandum and Articles and Nukkleus certificate of incorporation and bylaws)

Amendments to the Brilliant Articles may be made by resolution of the shareholders or resolution of the directors (subject to the limitations set out in clause 13 of the memorandum, of association) and provided that the rights attached to the Brilliant Ordinary Shares may only be varied with the consent of more than 65% of the issued Brilliant Ordinary Shares (or 50% if approved in connection with a Business Combination).

Amendments to the Nukkleus certificate of incorporation may be made by resolution of the board of directors and of the shareholders.
Voting Rights	One vote for each ordinary share.	One vote for each share of Common Stock.
Redemption of Shares	The Company may, by resolution of the directors, redeem, purchase or otherwise acquire all or any of the Brilliant Ordinary Shares. There are no capital limitations in the BVI Companies Act.	Not applicable.
Treasury Shares	Brilliant may hold or sell treasury shares.	Nukkleus may hold or sell treasury shares.
Shareholder/Stockholder Written Consent

Pursuant to the Brilliant Articles, a resolution of members includes a resolution consented to in writing by at least 50% (or 65% if approval is in connection with an amendment to Regulation 18 of the Brilliant Articles) of the outstanding Brilliant Ordinary Shares voting in favor of the resolution.

A resolution of Nukkleus’s stockholders may be made by written consent of the holders of a majority of the issued and outstanding shares of Nukkleus Common Stock.

Provision	Brilliant	Nukkleus
Meeting of Shareholders/ Stockholders — Notice

At least ten (10) days’ written notice of a meeting of shareholders of Brilliant shall be given to (i) those shareholders whose names on the date the notice is given appear as members in the register of members and are entitled to vote at the meeting, and (ii) the director.

Note less than ten (10) nor more than sixty (60) days’ written notice of a meeting at which Nukkleus stockholders are required or permitted to take any action. Written notice of a special meeting shall be given to each stockholder entitled to vote at least 15 days prior to the meeting.

Meeting of Shareholders/ Stockholders — Call of Meeting

Meetings of shareholders may be called by any director. Upon the written request of the members entitled to exercise thirty per cent. (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of members. Pursuant to the Brilliant Articles, a meeting of the shareholders may be called by shorter notice if shareholders holding at least 90% of total voting rights on all matters to be considered at the meeting have waived notice of the meeting.

Special meetings may be called at any time by the president or by the Board, or by stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting.

Meeting of Shareholders/ Stockholders — Quorum

Under Brilliant’s Articles, a meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy members constituting not less than thirty per cent. (30%) of the votes of the shares entitled to vote on resolutions of members to be considered at the meeting.

One-third of the outstanding shares of the corporation entitled to vote, represented in person or by proxy.
Meeting of Shareholders/ Stockholders — Record Date	The record date for determining the shareholders entitled to vote at a meeting of shareholders is as fixed by the directors.	The record date for any action of stockholders shall be fixed by the Board, and shall not be more than 60 days prior to any other action.
Directors — Election/Appointment

Directors shall be elected by resolution of members or resolution of directors for such term as the members or directors shall determine. Directors may also appoint a director to fill vacancy or as an additional director.

Directors may be elected by action of the stockholders or of the directors.
Directors — Term	The term of Brilliant directors is fixed by resolution of shareholders or directors; if no term is fixed at appointment, the director serves until their death, resignation or removal.	Directors are elected for a term of one year and until his successor shall qualify or until his earlier resignation or removal.

Provision	Brilliant	Nukkleus
Directors — Removal

A director may be removed from office with or without cause by (i) a resolution of members passed by at least seventy five per cent. (75%) of the members of the company entitled to vote, provided that no director appointed from the closing of the IPO until consummation of the Business Combination may be removed by a resolution of members, or (ii) a resolution of directors.

Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors in accordance with Delaware law.
Directors — Vacancy	Vacancies and new directorships may be filled by a resolution of members or a resolution of directors.	Vacancies on the Board may be filled by a majority of the directors then in office, including those who have resigned.
Directors — Number	The Brilliant Articles provide that the minimum number of directors shall be one (1) and there shall be no maximum number of directors.	The Nukkleus bylaws provide that the Board shall initially consist of one member, which number may be increased from time to time by the Board.
Directors — Quorum and Vote Requirements

A quorum of directors under the Brilliant Articles requires at the commencement of the meeting there are present in person not less than pone-half of the total number of directors unless there are only two directors in which case the quorum is two.

A resolution of directors is either (i) a resolution approved at a duly convened and constituted meeting of directors by the affirmative vote of a majority of the directors present at the meeting who voted, or (ii) a resolution consented to in writing by all of the directors.

A majority of the total number of directors shall constitute a quorum of any regular or special meetings of the directors for the transaction of business.
Director — Alternates	No provisions in the Brilliant Articles for alternate directors.	Not applicable.
Directors and Officers — Fiduciary Duties

In summary, under British Virgin Islands law, directors and officers owe the following fiduciary duties:

•   Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

•   Duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Nukkleus’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Provision	Brilliant	Nukkleus

•   Directors should not improperly fetter the exercise of future discretion;

•   Duty to exercise powers fairly as between different groups of shareholders;

•   Duty not to put himself in a position of conflict between their duty to the company and their personal interests; and

•   Duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

•   the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and

•   the general knowledge, skill and experience that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of his position. However, in some instances, a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles or alternatively by shareholder approval at general meetings.

Director — Indemnification; Indemnification Insurance

A summary of indemnification of officers and directors under the BVI Companies Act and the Brilliant Articles is discussed below following this table of comparison.

A British Virgin Islands company may purchase insurance in relation to any person who is or was a director or officer of the company, including a liquidator of the company.

Nukkleus’s directors and officers are subject to indemnification by Nukkleus as required by and in accordance with Delaware law.

Provision	Brilliant	Nukkleus
Sale of Assets

Under the BVI Companies Act, the sale of more than 50% of the assets of the company not otherwise in the ordinary course of business requires approval by a majority of the ordinary shares at a meeting at which a quorum is present (a quorum being 50% of the votes of the outstanding voting shares), unless disapplied. The Brilliant Articles dissaply this requirement.

Under the DGCL, stockholder approval is required for a sale of all or substantially all of the assets of a corporation.
Compulsory Acquisition

Under the BVI Companies Act, subject to any limitations in a company’s memorandum and articles, shareholders of the company holding 90% of the votes of the outstanding shares entitled to vote, and shareholders of the company holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders.

Under the DGCL, stockholder approval is required for an acquisition of a merger or consolidation of a corporation. No vote of stockholders is required for a constituent corporation, such as Nukkleus, that survives a merger unless the agreement of merger requires the amendment of the certificate of incorporation of the corporation, each share of common stock issued and outstanding is to be identical to the shares of common stock of the surviving corporation following the merger or consolidation, and no shares (or shares, securities or obligations convertible into shares of common stock of the surviving corporation are to be issued or delivered in connection with the merger or consolidation.

Dissenters’/Appraisal Rights	A member of a company is entitled to payment of the fair value of his shares upon dissenting from, among other things, a merger.

Any stockholder of a corporation who holds shares of stock on the date of a demand, who continuously holds such shares through the effective date of the merger or consolidation and who has not voted in favor of the merger or consolidation or consented to it in writing, shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock; provided, however, that no appraisal rights are available for the shares of stock, that are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders.

Provision	Brilliant	Nukkleus
Shareholders’/Stockholders’ Derivative Actions

Generally speaking, the company is the proper plaintiff in any action. Derivative actions brought by one or more of the registered shareholders may only be brought with the leave of the Supreme Court where the following circumstances apply:

•    Those who control the company have refused a request by the shareholders to move the company to bring the action;

•    Those who control the company have refused to do so for improper reasons such that they are perpetrating a “fraud on the minority” (this is a legal concept and is different to “fraud” in the sense of dishonesty);

•    a company is acting or proposing to act illegally or beyond the scope of its authority;

•    the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or

•    the individual rights of the plaintiff shareholder have been infringed or are about to be infringed.

Once a shareholder has relinquished his, her or its shares (whether by redemption or otherwise), it is generally the case that they could no longer bring a derivative action as they would no longer be a registered shareholder.

No dissenting rights are held by Nukkleus stockholders in connection with the Merger.
Anti-Takeover Provisions	Not applicable.	See the section entitled “Description of Nukkleus Securities — Anti-Takeover Provisions” on page 207.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Nukkleus

Services provided by related parties

Nukkleus uses affiliate employees for various services such as the use of accountants to record the books and accounts of Nukkleus at no charge to Nukkleus, which are considered immaterial.

Office space from related parties

Nukkleus uses office space of affiliate companies, free of rent, which is considered immaterial.

Revenue from related party and cost of revenue from related party

Nukkleus’s general support services operate under a GSA with TCM providing personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount received is $1,600,000.

Nukkleus’s general support services operate under a GSA with FXDIRECT receiving personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount payable is $1,575,000.

Both of the above-named entities are affiliates through common ownership.

During the years ended September 30, 2021 and 2020, general support services provided to the related party, which was recorded as revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:

	Year Ended September 30, 2021	Year Ended September 30, 2020
Service provided to:
TCM	$19,200,000	$19,200,000
	$19,200,000	$19,200,000

During the three months ended June 30, 2022 and 2021, general support services provided to the related party, which was recorded as revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Service provided to:
TCM	$4,800,000	$4,800,000
	$4,800,000	$4,800,000

During the years ended September 30, 2021 and 2020, services received from the related party, which was recorded as cost of revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:

	Year Ended September 30, 2021	Year Ended September 30, 2020
Service received from:
FXDIRECT	$18,900,000	$18,900,000
	$18,900,000	$18,900,000

During the three months ended June 30, 2022 and 2021, services received from the related party, which was recorded as cost of revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021
Service received from:
FXDIRECT	$4,725,000	$4,725,000
	$4,725,000	$4,725,000

Due from affiliates

At June 30, 2022, and September 30, 2021 and 2020, due from related parties consisted of the following:

	June 30, 2022	September 30, 2021	September 30, 2020
NUKK Capital(*)	—	$144,696	$144,696
TCM	871,344	2,473,177	3,565,076
Total	871,344	$2,617,873	$3,709,772

____________

(*)      An entity controlled by Emil Assentato, Nukkleus’s chief executive officer, chief financial officer and chairman.

The balances of due from NUKK Capital represent Nukkleus’s prior investment in digital currency that was transferred to NUKK Capital in March 2019. The balance of due from TCM represent unsettled funds due related to the General Services Agreement and monies that Nukkleus paid on behalf of TCM.

Management believes that the related parties’ receivables are fully collectable. Therefore, no allowance for doubtful account is deemed to be required on its due from related parties at September 30, 2021 and 2020. Nukkleus historically has not experienced uncollectible receivable from the related parties.

Due to affiliates

At March 31, 2022, and September 30, 2021 and 2020, due to related parties consisted of the following:

	June 30, 2022	September 30, 2021	September 30, 2020
Forexware LLC(*)	$1,049,229	$579,229	$579,229
FXDIRECT	2,556,076	3,341,893	4,111,277
CMH	42,000	42,000	42,000
FXDD Trading(*)	266,511	294,670	471
Total	$3,913,816	$4,257,792	$4,732,977

____________

(*)      Forexware LLC and FXDD Trading are both controlled by Emil Assentato, Nukkleus’s chief executive officer, chief financial officer and chairman.

The balances of due to related parties represent expenses paid by Forexware LLC, FXDIRECT, and FXDD Trading on behalf of Nukkleus and advances from CMH. The balance due to FXDIRECT may also include unsettled funds due related to the General Service Agreement.

The related parties’ payables are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Jacobi Transaction

On October 20, 2021, the Company and the shareholders (the “Original Jacobi Shareholders”) of Jacobi Asset Management Holdings Limited (“Jacobi”), including entities of which Jamal Khurshid and Nicholas Gregory, respectively, are the beneficial owner, entered into a Purchase and Sale Agreement (the “Jacobi Agreement”), pursuant to which the Company agreed to acquire 5.0% of the issued and outstanding ordinary shares of Jacobi in consideration of 20,000,000 shares of common stock of the Company (the “Jacobi Transaction”). On December 15, 2021, the Company, the Original Jacobi Shareholders and shareholders of Jacobi that were assigned their interest in Jacobi by the Original Shareholders (the “New Jacobi Shareholders”), including entities of which Mr. Khurshid and Mr. Gregory, respectively, are the beneficial owners, entered into an Amendment to the Jacobi Agreement agreeing that the Jacobi Transaction would be entered between the Company and the New Jacobi Shareholders. The Jacobi Transaction closed on December 15, 2021. The 20,000,000 shares were valued at $6,602,000, the fair market value on the grant date using the reported closing share price of Nukkleus on the date of grant, and Nukkleus recorded cost method investment of $6,602,000. Jacobi is a company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF. The transactions contemplated by the Jacobi Agreement constituted a “related-party transaction” as defined in Item 404 of Regulation S-K because of Mr. Khurshid’s and Mr. Gregory’s position as beneficial owner of one or more Original Shareholders and New Jacobi Shareholders.

Letter Agreement with ClearThink

Nukkleus is party to a letter agreement with ClearThink dated as of November 22, 2021, pursuant to which ClearThink was engaged by Nukkleus in connection with the Business Combination.

Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director of ClearThink, a transaction advisory firm. ClearThink has been engaged by Nukkleus to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise Nukkleus with respect to the Business Combination. To date Nukkleus has paid ClearThink $140,000 and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to ClearThink to date.

Indemnification Agreement with Emil Assentato

Emil Assentato, Nukkleus’s chief executive officer and a director of Nukkleus, entered into a letter agreement, dated as of February 22, 2022, with Nukkleus pursuant to which Mr. Assentato agreed to indemnify and hold harmless Nukkleus for any liability incurred by Nukkleus in connection with the settlement of the BT Prime Litigation, up to an amount equal to 5,000,000 shares of Nukkleus Common Stock. Under the letter agreement, Mr. Assentato agreed to set aside such amount of shares in escrow until such time as payment was made by the defendants in the BT Prime Litigation as required by the settlement agreement entered into among BT Prime and the defendants.

Consulting Services Provided by Craig Marshak to FXDirectDealer LLC

Mr. Marshak provides consulting services to FXDIRECT and receives compensation for such services in the amount of $10,000 per month pursuant to an unwritten agreement between FXDIRECT and Mr. Marshak. Mr. Marshak received aggregate compensation of $120,000 from FXDIRECT for each of the fiscal years ending September 30, 2021 and 2020, and aggregate compensation of $60,000 for the six months ending March 31, 2022. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC.

Letter Agreement with PK Asset Management

Nukkleus entered into a letter agreement with PK Asset Management Inc. (“PK Asset Management”) on September 20, 2021, pursuant to which PK Asset Management provided transactional and financial advisory support, including preparation of financial statements, advisory services with respect to potential mergers and acquisition transactions, equity and debt capital raising and Nasdaq listing, in exchange for a monthly fee of GBP 5,000 from December 30, 2021, and options to acquire 1,000,000 shares of Nukkleus Common Stock. Jamie Khurshid is a managing director and chief operating officer of PK Asset Management and may have a financial interest in such arrangement. The letter agreement was terminated by mutual consent of the parties on August 1, 2022, whereupon Tony Porcheron, managing director and chief investment officer of PK Asset Management, was engaged as a consultant by Digital RFQ to serve as chief financial officer of Digital RFQ and Nukkleus. The foregoing description of the letter agreement with PK Asset Management is not complete and is qualified in its entirety by the full text of the letter agreement, which is filed herewith as Exhibit 10.11, and incorporated herein by reference.

Promissory Note with Brilliant

On October 18, 2022, Brilliant issued an unsecured promissory note to Nukkleus, pursuant to which Brilliant could borrow up to an aggregate principal amount of $22,600. The $22,600 amount was used to fund the amount paid into Brilliant’s trust account in connection with the extension of the time in which Brilliant has to complete its initial business combination to November 23, 2022. The amount was based on $0.04 per Brilliant Ordinary Share outstanding following redemptions to public shareholders in connection with the vote by Brilliant shareholders to approve the extension. The note is non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

Brilliant Related Person Transactions

Founder Shares

In May, August and September 2019, Brilliant issued an aggregate of 1,150,000 founder shares to the Initial Shareholders for an aggregate purchase price of $25,000 in cash. The founder shares included an aggregate of up to 150,000 shares subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of Brilliant’s issued and outstanding shares after the Initial Public Offering (assuming the Initial Shareholders did not purchase any public shares in the Initial Public Offering and excluding the Brilliant Private Units and underlying securities). As of June 30, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, 150,000 founder shares are no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of a business combination, or (ii) the date on which the closing price of Brilliant Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a business combination, with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of a business combination, or earlier, in each case, if, subsequent to a business combination, Brilliant consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Brilliant’s shareholders having the right to exchange their Brilliant Ordinary Shares for cash, securities or other property.

Private Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor, directors of Brilliant and Brilliant’s business advisors purchased an aggregate of 240,000 Brilliant Private Units at a price of $10.00 per Brilliant Unit, or $2,400,000, from Brilliant in a private placement. As a result of the underwriters’ election to fully exercise their over-allotment option on June 30, 2020, the Sponsor, directors of Brilliant and Brilliant’s business advisors purchased an additional 21,000 Brilliant Private Units, at a purchase price of $10.00 per Brilliant Unit, for an aggregate purchase price of $210,000. The proceeds from the sale of the Brilliant Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Brilliant Private Units are identical to the Brilliant Units sold in the Initial Public Offering, except for the private Brilliant Warrants. If Brilliant does not complete a business combination by November 23, 2022 (or up to not later than January 23, 2023, if the life of the SPAC is further extended), the proceeds from the sale of the Brilliant Private Units will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private Brilliant Warrants and private Brilliant Rights will expire worthless.

Promissory Notes

On August 21, 2019, as amended on December 31, 2019, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 or (ii) the consummation of the Initial Public Offering. Proceeds from the close of the Initial Public Offering cleared in the bank account of Brilliant on June 29, 2020. On August 13, 2020, the promissory note was amended such that it is due and payable on October 31, 2020 and effective as of the date of the consummation of the Initial Public Offering, June 26, 2020. On November 12, 2020 the promissory note was amended such that it is due and payable on May 31, 2021 and was made effective as of October 30, 2020. On June 18, 2021 the promissory note was amended such that it is due and payable on September 30, 2021 and was made effective as of May 31, 2021. On October 1, 2021, the promissory note was amended such that it is due and payable on the date on which Brilliant consummates its initial business combination and was made effective as of October 1, 2021.

On June 21, 2021, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $460,000. The note is non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of Brilliant’s initial business combination. On October 1, 2021, the promissory note was amended such that it is due and payable on the date on which Brilliant consummates its initial business combination and was made effective as of October 1, 2021.

On September 21, 2021, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $461,000. The note is non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

On December 23, 2021, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $460,000. The note was non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

On March 20, 2022, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $634,594. The note is non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

On July 13, 2022, Brilliant issued an unsecured promissory note to the Sponsor, pursuant to which Brilliant could borrow up to an aggregate principal amount of $353,000. The note is non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

On October 18, 2022, Brilliant issued an unsecured promissory note to Nukkleus, pursuant to which Brilliant could borrow up to an aggregate principal amount of $22,600. The note is non-interest bearing and payable on the date on which Brilliant consummates its initial business combination.

Related-Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or Brilliant’s officers and directors may, but are not obligated to, loan Brilliant funds as may be required. Such loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional Brilliant Private Units at a price of $10.00 per Unit. In the event that a business combination does not close, Brilliant may use a portion of proceeds held outside the Trust Account to repay these loans but no proceeds held in the Trust Account would be used to repay the loans.

Related-Party Policy

Brilliant’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed 120,000 in any calendar year, (2) Brilliant or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Brilliant Ordinary Shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Brilliant also requires each of its directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Brilliant’s Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Brilliant enters into such transactions. All ongoing and future transactions between Brilliant and any of its officers and directors or their respective affiliates will be on terms believed by Brilliant to be no less favorable to Brilliant than are available from unaffiliated third parties. Such transactions will require prior approval by the Audit Committee and a majority of Brilliant’s uninterested “independent” directors, or the members of Brilliant’s board of directors who do not have an interest in the transaction, in either case who had access, at Brilliant’s expense, to Brilliant’s attorneys or independent legal counsel. Brilliant will not enter into any such transaction unless the Audit Committee and a majority of its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Brilliant than those that would be available to it with respect to such a transaction from unaffiliated third parties. Additionally, Brilliant requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, Brilliant has agreed not to consummate a business combination with an entity which is affiliated with any of the Initial Shareholders unless Brilliant obtains an opinion from an independent investment banking firm that the business combination is fair to Brilliant’s unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of Brilliant’s existing officers, directors or Initial Shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

LEGAL MATTERS

The validity of the shares of Nukkleus Common Stock to be issued pursuant to the Merger Agreement will be passed upon by ArentFox Schiff LLP, counsel to Nukkleus.

EXPERTS

The financial statements of Nukkleus as of September 30, 2021 and 2020, and for the years then ended, appearing in this joint proxy statement/prospectus have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Brilliant as of December 31, 2021 and 2020 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Brilliant’s shareholders have appraisal rights in connection with the Business Combination under British Virgin Islands law. See “Brilliant Proposal 1 — The Business Combination Proposal — Appraisal Rights and Dissenter Rights” for additional information.

Holders of Nukkleus Common Stock do not have appraisal rights in connection with the Business Combination under the DGCL.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Nukkleus and Brilliant and servicers that they employ to deliver communications to their respective shareholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Nukkleus or Brilliant, as applicable, will deliver a separate copy of the joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the joint proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the joint proxy statement/prospectus may likewise request that we deliver single copies of the joint proxy statement/prospectus in the future. Shareholders may notify us of their requests by calling or writing to [PROXY SOLICITOR], our proxy solicitor at:

For Nukkleus stockholders:	For Brilliant shareholders:
[PROXY SOLICITOR INFORMATION]	[PROXY SOLICITOR INFORMATION]

TRANSFER AGENT AND REGISTRAR

The transfer agent for Nukkleus’s securities is Issuer Direct Corporation.

The transfer agent for Brilliant’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Nukkleus’s board of directors is aware of no other matter that may be brought before the Nukkleus Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Nukkleus Special Meeting.

Brilliant’s board of directors is aware of no other matter that may be brought before the Brilliant Meeting. Under British Virgin Islands law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Brilliant Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Company’s annual meetings of shareholders. If the Combined Company holds a 2022 annual meeting of stockholders, the Combined Company will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting of stockholder is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Combined Company’s 2022 annual meeting of stockholder in accordance with Rule 14a-8 under the Exchange Act.

You may contact Nukkleus’s Secretary at Nukkleus’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Nukkleus and Brilliant must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, Nukkleus and Brilliant file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Nukkleus’s and Brilliant’s SEC filings, including this joint proxy statement/prospectus over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the Business Combination, the Proposals to be presented at the Nukkleus Special Meeting and Brilliant Meeting, as applicable, you should contact the proxy solicitation agent at the following address and telephone number:

For Nukkleus stockholders:	For Brilliant shareholders:
[PROXY SOLICITOR INFORMATION]	[PROXY SOLICITOR INFORMATION]

If you are a stockholder of Nukkleus and would like to request documents, please do so by [•], 2022, in order to receive them before the Nukkleus Special Meeting. If you request any documents from Nukkleus, Nukkleus will mail them to you by first class mail, or another equally prompt means.

If you are a stockholder of Brilliant and would like to request documents, please do so by [•], 2022, in order to receive them before the Brilliant Meeting. If you request any documents from Brilliant, Brilliant will mail them to you by first class mail, or another equally prompt means.

All information contained in this joint proxy statement/prospectus relating to Nukkleus has been supplied by Nukkleus, and all such information relating to Brilliant has been supplied by Brilliant. Information provided by either the Nukkleus or Brilliant does not constitute any representation, estimate or projection of any other party.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF NUKKLEUS COMMON STOCK OR BRILLIANT ORDINARY SHARES, AS APPLICABLE, AT THE RESPECTIVE SPECIAL MEETING. NEITHER NUKKLEUS NOR BRILLIANT HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED [__], 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INDEX TO FINANCIAL STATEMENTS

NUKKLEUS INC.

Page
Report of Independent Registered Public Accounting Firm (PCAOB ID 361)	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets – As of September 30, 2021 and 2020	F-3
Consolidated Statements of Operations and Comprehensive Loss – For the Years Ended September 30, 2021 (as restated) and 2020	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) – For the Years Ended September 30, 2021 and 2020	F-5
Consolidated Statements of Cash Flows – For the Years Ended September 30, 2021 and 2020	F-6
Notes to Consolidated Financial Statements (as restated)	F-7

UNAUDITED CONDENSED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of June 30, 2022 (Unaudited) and September 30, 2021	F-28
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended June 30, 2022 and 2021 (as restated)	F-29
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Three and Nine Months Ended June 30, 2022 and 2021	F-30
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2022 and 2021	F-32
Notes to Unaudited Condensed Consolidated Financial Statements	F-33

BRILLIANT ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Nukkleus Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nukkleus Inc. and Subsidiaries (the “Company”) as of September 30, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Correction of a Material Misstatement in Previously Issued Financial Statements

As discussed in Note 2 to the financial statement, the September 30, 2021 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

We have served as the Company’s auditor since 2016.

Saddle Brook, New Jersey

December 29, 2021 except for Notes 1, 4, 5, 12, 13 and 14 as to which the date is June 10, 2022 and Note 2 as to which date is July 21, 2022.

NUKKLEUS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$355,673	$82,849
Accounts receivable	57,953	—
Due from affiliates	2,617,873	3,709,772
Prepaid expense and other current assets	12,221	7,010
TOTAL CURRENT ASSETS	3,043,720	3,799,631

NON-CURRENT ASSETS:
Intangible assets, net	13,616,116	—
TOTAL NON-CURRENT ASSETS	13,616,116	—
TOTAL ASSETS	$16,659,836	$3,799,631

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Due to affiliates	$4,257,792	$4,732,977
Accounts payable and accrued liabilities	380,721	212,406
Series A redeemable preferred stock liability at $10 stated value; 200,000 shares authorized; 25,000 shares issued and outstanding ($250,000 less discount of $1,545) at September 30, 2020	—	248,455
TOTAL CURRENT LIABILITIES	4,638,513	5,193,838
TOTAL LIABILITIES	4,638,513	5,193,838

CONTINGENCY – (Note 13)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock ($0.0001 par value; 14,800,000 shares authorized; 0 share issued and outstanding at September 30, 2021 and 2020)	—	—
Common stock ($0.0001 par value; 900,000,000 shares authorized; 332,024,371 and 230,485,100 shares issued and outstanding at September 30, 2021 and 2020, respectively)	33,203	23,049
Additional paid-in capital	14,474,839	141,057
Accumulated deficit	(2,495,159)	(1,558,313)
Accumulated other comprehensive income – foreign currency translation adjustment	8,440	—
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	12,021,323	(1,394,207)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$16,659,836	$3,799,631

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended September 30,
	2021	2020
	(as restated)
REVENUES
Revenue – general support services – related party	$19,200,000	$19,200,000
Revenue – financial services	86,964	—
Total revenues	19,286,964	19,200,000

COSTS OF REVENUES
Cost of revenue – general support services – related party	18,900,000	18,900,000
Cost of revenue – financial services	762,297	—
Total costs of revenues	19,662,297	18,900,000

GROSS PROFIT (LOSS)
Gross profit – general support services – related party	300,000	300,000
Gross loss – financial services	(675,333)	—
Total gross (loss) profit	(375,333)	300,000

OPERATING EXPENSES:
Professional fees	396,277	188,000
Other general and administrative	160,794	225,115
Total operating expenses	557,071	413,115
LOSS FROM OPERATIONS	(932,404)	(113,115)

OTHER (EXPENSE) INCOME:
Interest expense on redeemable preferred stock	(2,625)	(3,750)
Amortization of debt discount	(1,545)	(2,290)
Gain on digital currency	—	18,593
Other expense	(272)	—
Total other (expense) income, net	(4,442)	12,553

LOSS BEFORE INCOME TAXES	(936,846)	(100,562)
INCOME TAXES	—	—
NET LOSS	$(936,846)	$(100,562)

COMPREHENSIVE LOSS:
NET LOSS	$(936,846)	$(100,562)
OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation gain	8,440	—
COMPREHENSIVE LOSS	(928,406)	(100,562)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.00)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	257,771,553	230,485,100

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended September 30, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount
Balance as of October 1, 2019	—	$—	230,485,100	$23,049	$141,057	$(1,457,751)	$—	$(1,293,645)
Net loss for the year	—	—	—	—	—	(100,562)	—	(100,562)
Balance as of September 30, 2020	—	—	230,485,100	23,049	141,057	(1,558,313)	—	(1,394,207)
Common stock issued in connection with acquisition	—	—	100,100,000	10,010	14,003,990	—	—	14,014,000
Common stock issued for redeemable preferred stock conversion and related dividend	—	—	1,439,271	144	287,710	—	—	287,854
Stock-based compensation	—	—	—	—	42,082	—	—	42,082
Net loss for the year	—	—	—	—	—	(936,846)	—	(936,846)
Foreign currency translation adjustment	—	—	—	—	—	—	8,440	8,440
Balance as of September 30, 2021	—	$—	332,024,371	$33,203	$14,474,839	$(2,495,159)	$8,440	$12,021,323

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(936,846)	$(100,562)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt discount	1,545	2,290
Amortization of intangible assets	469,286	—
Stock-based compensation	42,082	—
Gain on digital currency	—	(18,593)
Provision for bad debt	12	—
Unrealized foreign currency exchange gain	(761)	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in acquisition:
Accounts receivable	(12,972)	—
Prepaid expense and other current assets	(5,110)	(334)
Due from affiliates	1,091,899	(3,501,171)
Due to affiliates	(466,959)	3,672,793
Accounts payable and accrued liabilities	113,711	14,912
Accrued liabilities – related party	—	(10,000)
Net cash provided by operating activities	295,887	59,335

CASH FLOW FROM INVESTING ACTIVITIES:
Cash acquired on acquisition	21,371	—
Payments for acquisition	(44,673)	—
Net cash used in investing activities	(23,302)	—
EFFECT OF EXCHANGE RATE ON CASH	239	—
NET INCREASE IN CASH	272,824	59,335
Cash – beginning of year	82,849	23,514
Cash – end of year	$355,673	$82,849

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in connection with acquisition	$14,014,000	$—
Common stock issued for redeemable preferred stock conversion and related dividend	$287,854	$—
Cost of acquisition in accrued liabilities	$16,098	$—
Investment – digital currency received from affiliates	$—	$17,197
Investment – digital currency transferred to affiliates	$—	$204,721

The accompanying notes to consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 1 — THE COMPANY HISTORY AND NATURE OF THE BUSINESS

Nukkleus Inc. (f/k/a Compliance & Risk Management Solutions Inc.) (“Nukkleus” or the “Company”) was formed on July 29, 2013 in the State of Delaware as a for-profit Company and established a fiscal year end of September 30.

The Company is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. The Company primarily provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to Triton Capital Markets Ltd. (“TCM”), formerly known as FXDD Malta Limited (“FXDD Malta”). The FXDD brand (e.g., see FXDD.com) is the brand utilized in the retail forex trading industry by TCM.

Nukkleus Limited, a wholly-owned subsidiary of the Company, provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a General Services Agreement (“GSA”) to TCM. TCM is a private limited liability company formed under the laws of Malta. The GSA provides that TCM will pay Nukkleus Limited at minimum $1,600,000 per month. Emil Assentato is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato, who is our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and chairman, is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM.

In addition, in order to appropriately service TCM, Nukkleus Limited entered into a GSA with FXDirectDealer LLC (“FXDIRECT”), which provides that Nukkleus Limited will pay FXDIRECT a minimum of $1,575,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support. FXDIRECT may terminate this agreement upon providing 90 days’ written notice. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC.

In July 2018, the Company incorporated Nukkleus Malta Holding Ltd., which is a wholly-owned subsidiary. In July 2018, Nukkleus Malta Holding Ltd. incorporated Markets Direct Technology Group Ltd (“MDTG”), formerly known as Nukkleus Exchange Malta Ltd. MDTG was exploring potentially obtaining a license to operate an electronic exchange whereby it would facilitate the buying and selling of various digital assets as well as traditional currency pairs used in FX Trading. During the fourth quarter of fiscal 2020, management made the decision to exit the exchange business and to no longer pursue the regulatory licensing necessary to operate an exchange in Malta.

On August 27, 2020, the Company renamed Nukkleus Exchange Malta Ltd. to Markets Direct Technology Group Ltd (“MDTG”). MDTG manages the technology and IP behind the Markets Direct brand (which is operated by TCM). MDTG holds all the IP addresses and all the software licenses in its name, and it holds all the IP rights to the brands such as Markets Direct and TCM. MDTG then leases out the rights to use these names/brands licenses to the appropriate entities.

On May 24, 2021, the Company and the shareholders of Match Financial Limited (the “Match Shareholders”), a private limited company formed in England and Wales (“Match”), entered into a Purchase and Sale Agreement (the “Match Agreement”), pursuant to which the Company, on May 28, 2021, acquired 1,152 ordinary shares of Match representing 70% of the issued and outstanding ordinary shares of Match in consideration of 70,000,000 shares of common stock of the Company (the “Initial Transaction”). On August 30, 2021, the Company exercised its option pursuant to which it acquired from the Match Shareholders the balance of 493 ordinary shares of Match representing 30% of the issued and outstanding ordinary shares of Match for an additional 30,000,000 shares of common stock of the Company. Match is engaged in providing payment services from one fiat currency to another.

On October 20, 2021, the Company and the shareholders (the “Original Shareholders”) of Jacobi Asset Management Holdings Limited (“Jacobi”) entered into a Purchase and Sale Agreement (the “Jacobi Agreement”) pursuant to which the Company agreed to acquire 5.0% of the issued and outstanding ordinary shares of Jacobi in consideration of 20,000,000 shares of common stock of the Company (the “Transaction”). On December 15, 2021, the Company, the Original Shareholders and the shareholders of Jacobi that were assigned their interest in Jacobi by the Original Shareholders (the “New Jacobi Shareholders”) entered into an Amendment to Stock Purchase Agreement

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 1 — THE COMPANY HISTORY AND NATURE OF THE BUSINESS (cont.)

agreeing that the Transaction will be entered between the Company and the New Jacobi Shareholders. The Transaction closed on December 15, 2021. Jacobi is a company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF.

The consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company incurred a net loss for the year ended September 30, 2021 of $936,846, and had a working capital deficit of $1,594,793 at September 30, 2021. The Company’s ability to continue as a going concern is dependent upon the management of expenses and ability to obtain necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due, and upon profitable operations.

We cannot be certain that such necessary capital through equity or debt financings will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business. In the event that there are any unforeseen delays or obstacles in obtaining funds through the aforementioned sources, Currency Mountain Holdings Bermuda, Limited (“CMH”), which is wholly-owned by an entity that is majority-owned by Mr. Assentato, has committed to inject capital into the Company in order to maintain the ongoing operations of the business.

The ramifications of the outbreak of the novel strain of COVID-19, reported to have started in December 2019 and spread globally, are filled with uncertainty and changing quickly. Our operations have continued during the COVID-19 pandemic and we have not had significant disruption.

The Company is operating in a rapidly changing environment so the extent to which COVID-19 impacts its business, operations and financial results from this point forward will depend on numerous evolving factors that the Company cannot accurately predict. Those factors include the following: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic.

NOTE 2 — RESTATEMENT OF PREVIOUSLY FILED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending its Annual Report on Form 10-K, filed with the SEC on December 29, 2021 and amended on June 10, 2022 and July 27, 2022 (the “10K Filing”), to record the classification of amortization of intangible assets representing licenses and banking infrastructure acquired on Match acquisition. The Company had previously recorded the amortization of intangible assets as operating expenses. In July 2022, the Company realized its financial services segment is unable to generate revenue without the licenses and bank infrastructure. As a result, the Company reclassified the amortization of intangible assets from operating expenses to cost of revenue — financial services.

The following table represents the impacts of the adjustment described above:
	As Reported	Adjustment	As Restated
Consolidated Statement of Operations and Comprehensive Loss for the Year Ended September 30, 2021
Cost of revenue – financial services	$293,011	$469,286	$762,297
Total costs of revenues	$19,193,011	$469,286	$19,662,297
Gross loss – financial services	$(206,047)	$(469,286)	$(675,333)
Total gross profit (loss)	$93,953	$(469,286)	$(375,333)
Amortization of intangible assets	$469,286	$(469,286)	$—
Total operating expenses	$1,026,357	$(469,286)	$557,071

The reclassifications did not have any impact on consolidated operating loss, net loss or earnings per share, cash flows or balance sheets.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 3 — BASIS OF PRESENTATION

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and with the rules and regulations of the U.S. Securities and Exchange Commission for financial information.

The Company’s consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. These accounts were prepared under the accrual basis of accounting. All intercompany accounts and transactions have been eliminated in consolidation.

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the years ended September 30, 2021 and 2020 include the initial valuation and useful life of intangible assets, assumptions used in assessing impairment of long-term assets, valuation of deferred tax assets and the associated valuation allowances, and valuation of stock-based compensation.

Cash and cash equivalents

At September 30, 2021 and 2020, the Company’s cash balances by geographic area were as follows:
Country:	September 30, 2021		September 30, 2020
United States	$327,443	92.1%	$82,675	99.8%
England	28,056	7.9%	—	—
Malta	174	0.0%	174	0.2%
Total cash	$355,673	100.0%	$82,849	100.0%

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less when purchased and money market accounts to be cash equivalents. The Company had no cash equivalents at September 30, 2021 and 2020.

Credit risk and uncertainties

The Company maintains a portion of its cash in bank and financial institution deposits within U.S. that at times may exceed federally-insured limits of $250,000. The Company manages this credit risk by concentrating its cash balances in high quality financial institutions and by periodically evaluating the credit quality of the primary financial institutions holding such deposits. The Company has not experienced any losses in such bank accounts and believes it is not exposed to any risks on its cash in bank accounts. At September 30, 2021, the Company’s cash balances in United States bank accounts had approximately $77,000 in excess of the federally-insured limits.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. A portion of the Company’s sales are credit sales which is to the customer whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to short-term payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable and allowance for doubtful accounts

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection.

Management believes that the accounts receivable are fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its accounts receivable at September 30, 2021. The Company historically has not experienced significant uncollectible accounts receivable.

Prepaid expense and other current assets

Prepaid expense and other current assets primarily consist of prepaid OTC Markets listing fees, which are recognized as expense over the related listing periods. As of September 30, 2021 and 2020, prepaid expense and other current assets amounted to $12,221 and $7,010, respectively.

Intangible assets

Intangible assets consist of license and banking infrastructure, which are being amortized on a straight-line method over the estimated useful life of 10 years.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. There were no triggering events requiring assessment of impairment as of September 30, 2021. For the years ended September 30, 2021 and 2020, no impairment of long-lived assets was recognized.

Revenue recognition

The Company accounts for revenue under the provisions of ASC Topic 606.

The Company’s revenues are derived from providing:

•        General support services under a GSA to a related party. The transaction price is determined in accordance with the terms of the GSA and payments are due on a monthly basis. There are multiple services provided under the GSA (including operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support) and these performance obligations are combined into a single unit of accounting. Fees are recognized as revenue over time as the services are rendered under the terms of the GSA. The Company recognizes the full contracted amount each period with no deferred revenue. The nature of the performance obligation is to provide the specified goods or services directly to the customer. The Company engages another party to satisfy the performance obligation on its behalf. The Company’s performance obligation is not to arrange for the provision of the specified good or service by another party. The Company is primarily responsible for fulfilling the promise to provide the specified good or service. Therefore, the Company is deemed to be a principal in the transaction and recognizes

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

revenue for that performance obligation. The Company is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. Under a General Services Agreement (“GSA”), the Company is contractually obligated to provide for the fulfillment software, technology, customer sales and marketing and risk management technology hardware and software solutions package to Triton Capital Markets Ltd. (“TCM”) The Company provides these services, obtained from affiliate service provider FXDirect Dealer, LLC which is under common ownership, and controls the services of its service provider necessary to legally transfer of the services to TCM. Consequently, the Company is defined as the principal in the transaction. The Company, as principal, satisfies its obligation by providing ongoing service support enabling TCM to conduct its retail FX business without interruption. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration it is entitled to receive. The monthly GSA price is calculated by applying the Company’s 1.6% mark-up to the costs of the services being provided by FXDirect Dealer, LLC.

•        Financial services to its customers. Revenue related to its financial services offerings are recognized at a point in time when service is rendered.

Disaggregation of revenues

The Company’s revenues stream detail are as follows:
Revenue Stream	Revenue Stream Detail
General support services	Providing software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a GSA to a related party
Financial services	Providing payment services from one fiat currency to another

In the following table, revenues are disaggregated by segment for the years ended September 30, 2021 and 2020:
	Years Ended September 30,
Revenue Stream	2021	2020
General support services	$19,200,000	$19,200,000
Financial services	86,964	—
Total revenues	$19,286,964	$19,200,000

Advertising costs

All costs related to advertising are expensed as incurred. For the years ended September 30, 2021 and 2020, advertising costs amounted to $17,874 and $0, respectively, which was included in other general and administrative expense on the accompanying consolidated statements of operations and comprehensive loss.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values. The Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company accounts for income taxes pursuant to Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal and foreign tax laws. Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

The Company follows the provisions of FASB ASC 740-10 Uncertainty in Income Taxes (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold.

Foreign currency translation

The reporting currency of the Company is U.S. Dollars. The functional currency of the parent company, Nukkleus Inc., Nukkleus Limited, Nukkleus Malta Holding Ltd. and its subsidiaries, is the U.S. dollar and the functional currency of Match Financial Limited and its subsidiaries is the British Pound (“GBP”). Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated using average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss.

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Most of the Company’s revenue transactions are transacted in the functional currency of the Company. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at September 30, 2021 were translated at 0.7426 GBP to $1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rates. The average translation rates applied to the statements of operations for the period from May 28, 2021 through September 30, 2021 was 0.7224 GBP to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive loss

Comprehensive loss is comprised of net loss and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the year ended September 30, 2021 consisted of net loss and unrealized gain from foreign currency translation adjustment.

Segment reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”), who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. The Company has determined that it has two reportable business segments: general support services segment, and financial services segment. These reportable segments offer different types of services and products, have different types of revenue, and are managed separately as each requires different operating strategies and management expertise.

Per share data

ASC Topic 260, Earnings per Share, requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net earnings per share are computed by dividing net earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per share is computed by dividing net earnings applicable to common stockholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of common stock options (using the treasury stock method) and the conversion of Series A preferred stock (using the if-converted method). Common stock equivalents are not included in the calculation of diluted net loss per share if their effect would be anti-dilutive. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact. The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive:
	Years Ended September 30,
	2021	2020
Stock options	1,000,000	—
Convertible preferred stock	1,250,000	1,250,000
Potentially dilutive securities	2,250,000	1,250,000

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 4 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”). The ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses at the time the financial asset is originated or acquired. ASU 2016-13 is effective for annual period beginning after December 15, 2022, including interim reporting periods within those annual reporting periods. The Company expects that the adoption will not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements (“ASU 2018-13”), which aims to improve the overall usefulness of disclosures to financial statement users and reduce unnecessary costs to companies when preparing fair value measurement disclosures. ASU 2018-13 is effective for annual and interim periods in the fiscal years beginning after December 15, 2019. Early adoption is permitted. Retrospective adoption is required, except for certain disclosures, which will be required to be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. The adoption of this guidance as of October 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in the existing guidance for income taxes and making other minor improvements. The amendments in the ASU are effective for the Company on October 1, 2021. The adoption of this guidance as of October 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 5 — ACQUISITION

On May 24, 2021, the Company and the shareholders of Match Financial Limited (the “Match Shareholders”), a private limited company formed in England and Wales (“Match”), entered into a Purchase and Sale Agreement (the “Match Agreement”), pursuant to which the Company, on May 28, 2021, acquired 1,152 ordinary shares of Match representing 70% of the issued and outstanding ordinary shares of Match in consideration of 70,000,000 shares of common stock of the Company (the “Initial Transaction”). On August 30, 2021, the Company exercised its option pursuant to which it acquired from the Match Shareholders the balance of 493 ordinary shares of Match representing 30% of the issued and outstanding ordinary shares of Match for an additional 30,000,000 shares of common stock of the Company. The shares of common stock issued to the Match stockholders have been valued at $0.14 per share which was the closing price of the Company’s common stock on May 28, 2021, the date the Initial Transaction closed.

As described in Note 1, in fiscal year 2021, the Company completed its acquisition of Match in accordance with the terms of the Match Agreement. To determine the accounting for this transaction under ASU 2017-01, an assessment was made as to whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If that screen is met, the set is not a business. In connection with the acquisition, substantially all of the fair value is concentrated in license and banking infrastructure. As such, the acquisition has been treated as an acquisition of Match assets and an assumption of Match liabilities.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 5 — ACQUISITION (cont.)

In connection with the acquisition, the Company incurred direct transaction costs of approximately $47,000 which have been classified as costs of acquisition. The costs of acquisition are allocated to the acquired assets and assumed liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to intangible assets (licenses and banking infrastructure). The costs of acquisition exceeded the fair value of net assets acquired by approximately $14 million. The Company allocated the $14 million excess to intangible assets (licenses and banking infrastructure). The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value the identifiable intangible assets at the acquisition date. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. The amortization costs of intangible assets (licenses and banking infrastructure) were included in cost of revenue — financial services.

The following summarizes total consideration transferred to the March Stockholders under the acquisition as well as the fair value of the assets acquired and liabilities assumed under the acquisition:
May 28, 2021
Assets acquired:
Cash	$21,370
Accounts receivable	46,602
Other current assets	142
Intangible assets	14,010,631
Total assets	14,078,745
Liabilities assumed:
Accounts payable and accrued liabilities	78,745
Total liabilities	78,745
Purchase price	$14,000,000

The fair values of the current assets acquired and the current liabilities assumed were estimated to be equal to the carrying value on the books of the acquired entity. The acquisition cost of all other assets and liabilities acquired were allocated to those individual assets acquired and liabilities assumed, based on their estimated relative fair values. Upon completion of a third party valuation report being prepared in connection with the acquisition, the Company may adjust the estimated allocation to reflect the results of that valuation if there are material differences between the third party valuation and the Company’s estimated allocation.

NOTE 6 — INTANGIBLE ASSETS

Intangible assets consist of the valuation of identifiable intangible assets acquired (See Note 5), representing license and banking infrastructure, was completed. The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value the identifiable intangible assets at the acquisition date. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. Furthermore, the Company is in the process of having a third-party valuation firm conduct a valuation of the acquisition. As such, the Company’s valuation is preliminary and subject to change pending the results of the third-party valuation report.

At September 30, 2021, intangible assets consisted of the following:
	Useful Life	September 30, 2021
License and banking infrastructure	10 Years	$14,085,402
Less: accumulated amortization		(469,286)
		$13,616,116

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 6 — INTANGIBLE ASSETS (cont.)

For the year ended September 30, 2021, amortization expense amounted to $469,286, which represented amortization from May 28, 2021 (the date of acquisition) to September 30, 2021. There was no comparable amortization prior to the date of acquisition.

Amortization of intangible assets attributable to future periods is as follows:
For the twelve-month period ending September 30:	Amortization amount
2022	$1,408,540
2023	1,408,540
2024	1,408,540
2025	1,408,540
2026 and thereafter	7,981,956
$13,616,116

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

At September 30, 2021 and 2020, accounts payable and accrued liabilities consisted of the following:
	September 30, 2021	September 30, 2020
Directors’ compensation	$170,538	$130,537
Professional fees	125,697	46,640
Accounts payable	54,831	—
Interest payable	—	35,229
Other	29,655	—
Total	$380,721	$212,406

NOTE 8 — SHARE CAPITAL

Preferred stock

The Company’s Board of Directors is authorized to issue, at any time, without further stockholder approval, up to 15,000,000 shares of preferred stock. The Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock.

Common stock and Series A preferred stock sold for cash

On June 7, 2016, the Company sold to CMH 15,450,000 shares of common stock and 100,000 shares of Series A preferred stock for $1,000,000. The common stock was recorded as equity and the Series A preferred stock was recorded as a liability. On February 13, 2018, 75,000 of the preferred shares were redeemed and cancelled.

The Series A preferred stock has the following key terms:

1)      A stated value of $10 per share;

2)      The holder is entitled to receive cumulative dividends at the annual rate of 1.5% of stated value payable semi-annually on June 30 and December 31;

3)      The preferred stock must be redeemed at the stated value plus any unpaid dividends in 5 years (on or before June 7, 2021);

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 8 — SHARE CAPITAL (cont.)

4)      The Series A preferred stock is non-voting. However, without the affirmative vote of the holders of the shares of the Series A preferred stock then outstanding, the Company may not alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation except to the extent that such vote relates to the amendment of the Certificate of Designation;

5)      The holders of the Series A preferred stock are not entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Company. Each holder of Series A preferred stock shall share ratably with the holders of the common stock of the Company.

The $1,000,000 of proceeds received was allocated to the common stock and Series A preferred stock according to their relative fair values determined at the time of issuance, and as a result, the Company recorded a total discount of $45,793 on the Series A preferred stock, which is being amortized to interest expense to the date of redemption. For the years ended September 30, 2021 and 2020, amortization of debt discount amounted to $1,545 and $2,290, respectively.

The terms of the Series A preferred stock issued represent mandatory redeemable shares, with a fixed redemption date (in 5 years) and the Company has a choice of redeeming the instrument either in cash or a variable number of shares of common stock based on a formula in the certificate of designation. The conversion price has a floor of $0.20 per share. As such, all dividends accrued and/or paid and any accretions are classified as part of interest expense. For the years ended September 30, 2021 and 2020, dividends on redeemable preferred stock amounted to $2,625 and $3,750, respectively.

On June 7, 2021, the outstanding redeemable preferred stock of $250,000 and related accrued dividend of $37,854 were exchanged for 1,439,271 shares of the Company’s common stock.

Common stock issued for acquisition

On May 28, 2021, the Company issued 70,000,000 shares of its common stock to Match Shareholders for acquisition of 70% equity interest of Match. These shares were valued at $9,800,000, the fair market value on the grant date using the reported closing share price on the date of grant.

On May 28, 2021, the Company issued 100,000 shares of its common stock to Match Shareholders as consideration of an option commencing any time after the closing of the Initial Transaction to acquire from the Match Shareholders the balance of 493 ordinary shares of Match representing 30% of the issued and outstanding ordinary shares of Match for an additional 30,000,000 shares of common stock of the Company. The 100,000 shares of the Company’s common stock were valued at $14,000, the fair market value on the grant date using the reported closing share price on the date of grant and were included in the costs of acquisition.

On August 30, 2021, the Company exercised its option, pursuant to which it acquired from the Match Shareholders the balance of 493 ordinary shares of Match representing 30% of the issued and outstanding ordinary shares of Match for an additional 30,000,000 shares of common stock of the Company. These shares were valued at $4,200,000, the fair market value on the grant date using the reported closing share price on the date of grant.

Options

The Company did not have any options activity during the year ended September 30, 2020.

During the year ended September 30, 2021, in connection with a service agreement, the Company granted 1,000,000 stock options at a fixed exercise price of $2.50 to a service provider. The fair value of options granted to the service provider were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: volatility of 202.82%, risk-free rate of 0.83%, annual dividend yield of 0%, and expected life of 5.00 years. The fair value of the options granted was $1,514,982.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 8 — SHARE CAPITAL (cont.)

Stock-based compensation expense associated with stock options granted amounted to $42,082, which was recorded as professional fees for the year ended September 30, 2021.

The following table summarizes the shares of the Company’s common stock issuable upon exercise of options outstanding at September 30, 2021:
Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at September 30, 2021	Remaining Contractual Life (Years)	Number Exercisable at September 30, 2021	Exercise Price
$2.50	1,000,000	4.97	—	$—

Stock option activities for the year ended September 30, 2021 were as follows:
	Number of Options	Exercise Price
Outstanding at October 1, 2020	—	$—
Granted	1,000,000	2.50
Terminated/Exercised/Expired	—	—
Outstanding at September 30, 2021	1,000,000	$2.50
Options exercisable at September 30, 2021	—	$—
Options expected to vest	1,000,000	$2.50

The aggregate intrinsic value of stock options outstanding at September 30, 2021 was $0.

A summary of the status of the Company’s nonvested stock options granted as of September 30, 2021 and changes during the year ended September 30, 2021 is presented below:
	Number of Options	Exercise Price
Nonvested at October 1, 2020	—	$—
Granted	1,000,000	2.50
Vested	—	—
Nonvested at September 30, 2021	1,000,000	$2.50

NOTE 9 — INCOME TAXES

The components for net income (loss) for the years ended September 30, 2021 and 2020 was as follows:
	Year Ended September 30, 2021	Year Ended September 30, 2020
United States	$(620,481)	$31,292
Bermuda	—	—
Malta	(26,102)	(131,854)
United Kingdom	(290,263)	—
Total	$(936,846)	$(100,562)

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 9 — INCOME TAXES (cont.)

The components of income taxes expense (benefit) for the years ended September 30, 2021 and 2020 consisted of the following:
	Year Ended September 30, 2021	Year Ended September 30, 2020
Current:
Federal	$—	$—
State	—	—
Malta	—	—
United Kingdom	—	—
Total current income taxes expense	$—	$—
Deferred:
Federal	$(201,703)	$7,643
State	(38,419)	1,456
Malta	(9,136)	(46,149)
United Kingdom	(55,150)	—
Total deferred income taxes (benefit)	$(304,408)	$(37,050)
Change in valuation allowance	304,408	37,050
Total income taxes expense	$—	$—

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate were as follows:
	Year Ended September 30, 2021	Year Ended September 30, 2020
Statutory federal income tax rate	21.0%	21.0%
State tax	2.6%	(1.5)%
Non-U.S. income taxed at different rates	(0.2)%	18.4%
Permanent differences	(0.1)%	(1.3)%
Valuation allowance	(23.3)%	(36.6)%
Effective tax rate	0.0%	0.0%

The components of the Company’s net deferred tax assets as of September 30, 2021 and 2020 were as follows:
	September 30, 2021	September 30, 2020
Deferred tax assets (liabilities):
Loss carry-forwards	$577,215	$293,328
Accrued directors’ compensation	42,635	32,635
Stock-based compensation	10,521	—
Valuation allowance	(630,371)	(325,963)
Total net deferred tax assets	$—	$—

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 9 — INCOME TAXES (cont.)

The Company provided a valuation allowance equal to the deferred income tax assets for years ended September 30, 2021 and 2020 because it is not presently known whether future taxable income will be sufficient to utilize the loss carry-forwards. The valuation allowance could be reduced or eliminated based on future earnings and future estimates of taxable income.

As of September 30, 2021, the Company had $1,373,304 in U.S. federal net operating loss carry-forwards that can be utilized in future periods to reduce taxable income. However, due to changes in stock ownership, the use of the U.S. federal net operating loss carry-forwards is limited under Section 382 of the Internal Revenue Code. The Company has not performed a study to determine if the loss carryforwards are subject to these Section 382 limitations. $337,605 of the net operating loss carry-forwards will expire in fiscal years 2035 through 2038. The remaining net operating loss carry-forwards do not expire. In addition, the Company has net operating losses in Malta totaling $503,647 with no expiration date.

As of September 30, 2021 and 2020, the Company did not identify any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements. The Company recognizes interest and penalties related to uncertain income tax positions in other expense. However, no such interest and penalties were recorded as of September 30, 2021 and 2020.

The Company has a December 31 tax year-end. The federal, state and foreign income tax returns of the Company are subject to examination by various tax authorities, generally for three years after they are filed. The Company is not subject to income taxes in Bermuda. The Company’s 2018 through 2021 tax years are subject to examination.

NOTE 10 — RELATED PARTY TRANSACTIONS

Services provided by related parties

The Company uses affiliate employees for various services such as the use of accountants to record the books and accounts of the Company at no charge to the Company, which are considered immaterial.

Office space from related parties

The Company uses office space of affiliate companies, free of rent, which is considered immaterial.

Revenue from related party and cost of revenue from related party

The Company’s general support services operate under a GSA with TCM providing personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount received is $1,600,000.

The Company’s general support services operate under a GSA with FXDIRECT receiving personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount payable is $1,575,000.

Both of the above entities are affiliates through common ownership.

During the years ended September 30, 2021 and 2020, general support services provided to the related party, which was recorded as revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:
	Year Ended September 30, 2021	Year Ended September 30, 2020
Service provided to:
TCM	$19,200,000	$19,200,000
	$19,200,000	$19,200,000

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 10 — RELATED PARTY TRANSACTIONS (cont.)

During the years ended September 30, 2021 and 2020, services received from the related party, which was recorded as cost of revenue — general support services — related party on the accompanying consolidated statements of operations and comprehensive loss were as follows:
	Year Ended September 30, 2021	Year Ended September 30, 2020
Service received from:
FXDIRECT	$18,900,000	$18,900,000
	$18,900,000	$18,900,000

Due from affiliates

At September 30, 2021 and 2020, due from related parties consisted of the following:
	September 30, 2021	September 30, 2020
NUKK Capital(*)	$144,696	$144,696
TCM	2,473,177	3,565,076
Total	$2,617,873	$3,709,772

____________

(*)      An entity controlled by Emil Assentato, the Company’s chief executive officer, chief financial officer and chairman.

The balances of due from NUKK Capital represent the Company’s prior investment in digital currency that was transferred to NUKK Capital in March 2019. The balance of due from TCM represent unsettled funds due related to the General Services Agreement and monies that the Company paid on behalf of TCM.

Management believes that the related parties’ receivables are fully collectable. Therefore, no allowance for doubtful account is deemed to be required on its due from related parties at September 30, 2021 and 2020. The Company historically has not experienced uncollectible receivable from the related parties.

Due to affiliates

At September 30, 2021 and 2020, due to related parties consisted of the following:
	September 30, 2021	September 30, 2020
Forexware LLC(*)	$579,229	$579,229
FXDIRECT	3,341,893	4,111,277
CMH	42,000	42,000
FXDD Trading(*)	294,670	471
Total	$4,257,792	$4,732,977

____________

(*)      Forexware LLC and FXDD Trading are both controlled by Emil Assentato, the Company’s chief executive officer, chief financial officer and chairman.

The balances of due to related parties represent expenses paid by Forexware LLC, FXDIRECT, and FXDD Trading on behalf of the Company and advances from CMH. The balance due to FXDIRECT may also include unsettled funds due related to the General Service Agreement.

The related parties’ payables are short-term in nature, non-interest bearing, unsecured and repayable on demand.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 11 — CONCENTRATIONS

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended September 30, 2021 and 2020.
	Years Ended September 30,
Customer	2021	2020
A – related party	99.5%	100%

One customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable, and accounts receivable — related party (which is included in due from affiliates on the accompanying consolidated balance sheets) at September 30, 2021, accounted for 97.8% of the Company’s total outstanding accounts receivable, and accounts receivable — related party at September 30, 2021.

One customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable — related party (which is included in due from affiliates on the accompanying consolidated balance sheets) at September 30, 2020, accounted for 100.0% of the Company’s total outstanding accounts receivable — related party at September 30, 2020.

Suppliers

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s costs of revenues for the years ended September 30, 2021 and 2020.
	Years Ended September 30,
Supplier	2021	2020
A – related party	98.5%	100%

One supplier, whose outstanding payable accounted for 10% or more of the Company’s total outstanding accounts payable, and accounts payable — related party (which is included in due to affiliates on the accompanying consolidated balance sheets) at September 30, 2021, accounted for 98.8% of the Company’s total outstanding accounts payable, and accounts payable — related party at September 30, 2021.

One supplier, whose outstanding payable accounted for 10% or more of the Company’s total outstanding accounts payable — related party (which is included in due to affiliates on the accompanying consolidated balance sheets) at September 30, 2020, accounted for 100.0% of the Company’s total outstanding accounts payable — related party at September 30, 2020.

NOTE 12 — SEGMENT INFORMATION

For the year ended September 30, 2021, the Company operated in two reportable business segments — (1) the general support services segment, in which we provide software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a GSA to a related party, and (2) the financial services segment, in which we provide payment services from one fiat currency to another. For the year ended September 30, 2020, the Company operated in one reportable business segment — the general support services segment. The Company’s reportable segments are strategic business units that offer different services and products. They are managed separately based on the fundamental differences in their operations.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 12 — SEGMENT INFORMATION (cont.)

Information with respect to these reportable business segments for the years ended September 30, 2021 and 2020 was as follows:
	Years Ended September 30,
	2021	2020
Revenues
General support services	$19,200,000	$19,200,000
Financial services	86,964	—
Total	19,286,964	19,200,000

Costs of revenues
General support services	18,900,000	18,900,000
Financial services	762,297	—
Total	19,662,297	18,900,000

Gross profit (loss)
General support services	300,000	300,000
Financial services	(675,333)	—
Total	(375,333)	300,000

Operating expenses
Financial services	83,944	—
Corporate/Other	473,127	413,115
Total	557,071	413,115

Other (expense) income
Financial services	(272)	—
Corporate/Other	(4,170)	12,553
Total	(4,442)	12,553

Net income (loss)
General support services	300,000	300,000
Financial services	(759,549)	—
Corporate/Other	(477,297)	(400,562)
Total	(936,846)	(100,562)

Amortization
Financial services	469,286	—
Total	$469,286	$—
Total assets at September 30, 2021 and 2020	September 30, 2021	September 30, 2020
Financial services	$13,703,140	$—
Corporate/Other	2,956,696	3,799,631
Total	$16,659,836	$3,799,631

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 13 — CONTINGENCY

On April 16, 2020, the Company was named as a defendant in the Adversary Proceeding filed in the United States Bankruptcy Court for the District of Massachusetts (Case No. 15-10745-FJB; Adversary Proceeding No. 16-01178) titled In re: BT Prime Ltd (“BT Prime”). The BT Prime Litigation was brought by BT Prime against Boston Technologies Powered by Forexware LLC f/k/a Forexware LLC (“Forexware”), Currency Mountain Holdings LLC, Currency Mountain Holdings Limited f/k/a Forexware Malta Holdings Ltd., FXDirectDealer, LLC, FXDD Malta Ltd., Nukkleus, Nukkleus Bermuda Limited and Currency Mountain Holdings Bermuda, Ltd. BT Prime sought, amongst other relief, a determination that the defendants were liable for all of the debts of BT Prime stemming from its bankruptcy proceedings, and sought to recover certain amounts transferred to Forexware and FXDD Malta prior to the initiation of the bankruptcy case. In the sole claim asserted against Nukkleus, BT Prime alleged that Nukkleus acquired certain technology assets from Forexware and is a continuation of the business of Forexware and a successor-in-interest to Forexware. Based on this theory, BT Prime alleged that Nukkleus should be jointly and severally liable for any liability attributable to Forexware or the other defendants, should the court eventually find any such liability. Although Nukkleus acquired licenses from Forexware, Forexware retained other assets and continued to operate a separate business, which Nukkleus believes is the business that is pertinent to BT Prime’s allegations. Nukkleus believes that the similarity in Forexware and Nukkleus’s business, including the shared use of software, caused BT Prime to conflate the two businesses, but Nukkleus was not connected to the events that caused the initiation of BT Prime’s liquidation and bankruptcy proceedings.

Nukkleus has issued a limited guarantee of the obligations under a settlement agreement among BT Prime and the defendants other than Nukkleus, limited to an amount equal to $2,050,000, which guarantee is subject to release following payment by the defendants other than Nukkleus of their obligations under the settlement agreement. Nukkleus management believes that the term of the limited guarantee will expire without any payment obligation or other cost to Nukkleus. On May 31, 2022, the BT Prime Litigation was dismissed with prejudice by the bankruptcy court as to Nukkleus and FXDD Malta Ltd.

NOTE 14 — SUBSEQUENT EVENTS

Jacobi transaction

On October 20, 2021, the Company and the shareholders (the “Original Jacobi Shareholders”) of Jacobi Asset Management Holdings Limited (“Jacobi”), including entities of which Jamal Khurshid and Nicholas Gregory, respectively, are the beneficial owner, entered into a Purchase and Sale Agreement (the “Jacobi Agreement”), pursuant to which the Company agreed to acquire 5.0% of the issued and outstanding ordinary shares of Jacobi in consideration of 20,000,000 shares of common stock of the Company (the “Jacobi Transaction”). On December 15, 2021, the Company, the Original Jacobi Shareholders and shareholders of Jacobi that were assigned their interest in Jacobi by the Original Shareholders (the “New Jacobi Shareholders”), including entities of which Mr. Khurshid and Mr. Gregory, respectively, are the beneficial owners, entered into an Amendment to the Jacobi Agreement agreeing that the Jacobi Transaction would be entered between the Company and the New Jacobi Shareholders. The Jacobi Transaction closed on December 15, 2021. Jacobi is a company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF. The transactions contemplated by the Jacobi Agreement constituted a “related-party transaction” as defined in Item 404 of Regulation S-K because of Mr. Khurshid’s and Mr. Gregory’s position as beneficial owner of one or more Original Shareholders and New Jacobi Shareholders.

Letter agreement with ClearThink

Nukkleus is party to a letter agreement with ClearThink dated as of November 22, 2021, pursuant to which ClearThink was engaged by Nukkleus in connection with the Business Combination (See Note 15 — White Lion Stock Purchase Agreement).

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 14 — SUBSEQUENT EVENTS (cont.)

Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director of ClearThink, a transaction advisory firm. ClearThink has been engaged by Nukkleus to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise Nukkleus with respect to the Business Combination. As of the date of this annual report re-issuance Nukkleus has paid ClearThink $140,000 and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to ClearThink as of the date of this annual report re-issuance.
NOTE 15 —	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS’ REPORT

Digiclear transaction

On December 30, 2021, the Company and the shareholder (the “Digiclear Shareholder”) of Digiclear Ltd. (“Digiclear”) entered into a Purchase and Sale Agreement (the “Digiclear Agreement) pursuant to which the Company agreed to acquire 5,400,000 of the issued and outstanding ordinary shares of Digiclear in consideration of 15,151,515 shares of common stock of the Company (the “Digiclear Transaction”). The Digiclear Transaction closed on March 17, 2022. Digiclear is a company developing a custody and settlement utility operating system.

Third party valuation report

In February 2022, a third party valuation report in connection with the acquisition of Match was completed. As a result, the Company adjusted the previous estimated allocation to reflect the results of the third party valuation. The Company decreased its cost of intangible assets of $2,861,631 and adjusted the estimated useful life of trade names and regulatory licenses from 10 years to 3 years and the estimated useful life of technology from 10 years to 5 years. This change in accounting estimate was effective in the first quarter of fiscal year 2022.

Merger

On February 22, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company and Brilliant Acquisition Corporation, a British Virgin Islands company (“Brilliant”). The Merger Agreement has been approved by the Company’s boards of directors. The transaction is expected to close in the third quarter of fiscal year 2022 provided however there is no guarantee that the transaction will close.

White Lion Stock Purchase Agreement

On May 17, 2022, the Company entered into a Stock Purchase Agreement (the “White Lion Agreement”) with White Lion Capital Partners, LLC a California-based investment fund (“White Lion”). Under the terms of the White Lion Agreement, the Company has the right, but not the obligation, to require White Lion to purchase shares of its common stock up to a maximum amount of $75,000,000 or such lower amount as may be required pursuant to the rules of the market on which shares of its common stock trades at such time. Pursuant to terms of the White Lion Agreement and the Registration Rights Agreement (as defined below), the Company is required to use its commercially reasonable efforts to file with the SEC a registration statement covering the shares to be acquired by White Lion within sixty days following the closing of the previously announced business combination with Brilliant Acquisition Corporation described in its Current Report on Form 8-K filed with the SEC on February 23, 2022 (the “Business Combination”).

The term of the White Lion Agreement commences on the effective date of the registration statement and shall end on December 31, 2024, or, if earlier, the date on which White Lion has purchased the maximum number of shares of the Company’s common stock provided under the White Lion Agreement, in each case on the terms and subject to the conditions set forth in the White Lion Agreement. White Lion’s purchase price will be 96% of the dollar-volume weighted average price of the Company’s common stock over the two consecutive trading days immediately following receipt of the Company’s notice of its intent to make a draw.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 15 —	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS’ REPORT (cont.)

During the term of the White Lion Agreement, on the terms and subject to the conditions set forth therein, the Company may draw up to the lesser of (i) the number of shares of the Company’s common stock which would result in beneficial ownership by White Lion of more than 4.99% of the outstanding shares of the Company’s common stock, (ii) the number of shares of the Company’s common stock equal to 30% of the average daily trading volume of the Company’s common stock over the five consecutive trading days immediately following the notice date, or (iii) the number of the Company’s common stock obtained by dividing $1,500,000 by the closing sale price of the Company’s common stock on the notice date.

The Company is not entitled to draw on the White Lion Agreement if the closing sale price of the Company’s common stock on the trading day immediately preceding the notice date is less than $1.00 (following the reverse stock split proposed in connection with the closing of the Business Combination and described in the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2022, but adjusted for any other reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). The Company is not entitled to draw on the White Lion Agreement unless each of the following additional conditions is satisfied: (i) each of the Company’s representations and warranties set forth in the White Lion Agreement is true and correct (subject to qualifications as to materiality set forth therein) in all respects as of such time; (ii) a registration statement is and remains effective for the resale of securities in connection with the White Lion Agreement; (iii) the trading of the Company’s common stock shall not have been suspended by the SEC, the applicable trading market or FINRA, or otherwise halted for any reason; (iv) the Company shall have complied with its obligations and shall not otherwise be in breach or default of any agreement set forth in the White Lion Agreement; (v) no statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the White Lion Agreement; (vi) all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act of 1934 (other than Forms 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings; (vii) to the extent the issuance of the put shares requires shareholder approval under the listing rules of the applicable national exchange or principal quotation system for the Company’s common stock, the Company has or will seek such approval; and (viii) certain other conditions as set forth in the White Lion Agreement.

In addition to the shares to be issued under the White Lion Agreement, the Company will include in its registration statement additional shares of the Company’s common stock in the amount of $750,000 being issued to White Lion in connection with the execution of the White Lion Agreement.

White Lion Registration Rights Agreement

In connection with the Company’s entry into the White Lion Agreement, the Company entered into a Registration Rights Agreement with White Lion (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act registering the resale of the shares sold under the White Lion Agreement within sixty days of the closing of the Business Combination. The Registration Rights Agreement also provides that the Company is required to use its commercially reasonable efforts to keep the registration effective and to prepare and file with the SEC such amendments and supplements if the foregoing registration statement is not then in effect, and the Company proposes to file certain types of registration statements under as may be necessary to keep the registration statement effective.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

NOTE 15 —	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS’ REPORT (cont.)

Appointment of directors

On May 31, 2022, the Board of Directors (the “Board”) increased the authorized number of directors of the Company and appointed Nicholas Gregory, Daniel Marcus and Brian Schwieger, each to serve as a member of the Board, with immediate effect, each until such time as he resigns or is removed and his successor appointed. There are no arrangements or understandings between any of Mr. Gregory, Mr. Marcus or Mr. Schwieger and the Company or any other person pursuant to which Mr. Gregory, Mr. Marcus or Mr. Schwieger, as applicable, was elected as a director. Mr. Marcus will serve on the Company’s audit committee, nomination committee and compensation committee. Mr. Gregory will serve on the Company’s audit committee and nomination committee. Mr. Schwieger will serve on the Company’s audit committee, nomination committee and compensation committee.

NUKKLEUS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2022	September 30, 2021
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$23,142	$355,673
Accounts receivable	68,459	57,953
Due from affiliates	871,344	2,617,873
Other current assets	9,250	12,221
TOTAL CURRENT ASSETS	972,195	3,043,720

NON-CURRENT ASSETS:
Cost method investment	6,602,000	—
Equity method investment	4,598,701	—
Intangible assets, net	8,667,996	13,616,116
TOTAL NON-CURRENT ASSETS	19,868,697	13,616,116
TOTAL ASSETS	$20,840,892	$16,659,836

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Due to affiliates	$3,913,816	$4,257,792
Accounts payable and accrued liabilities	543,267	380,721
TOTAL CURRENT LIABILITIES	4,457,083	4,638,513
TOTAL LIABILITIES	4,457,083	4,638,513

COMMITMENTS AND CONTINGENCIES – (Note 13)

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.0001 par value; 15,000,000 shares authorized; 0 share issued and outstanding at June 30, 2022 and September 30, 2021)	—	—
Common stock ($0.0001 par value; 900,000,000 shares authorized; 367,175,886 and 332,024,371 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively)	36,718	33,203
Additional paid-in capital	24,652,919	14,474,839
Accumulated deficit	(8,352,899)	(2,495,159)
Accumulated other comprehensive income	47,071	8,440
TOTAL STOCKHOLDERS’ EQUITY	16,383,809	12,021,323
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,840,892	$16,659,836

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021
		(as restated)		(as restated)
REVENUES
Revenue – general support services – related party	$4,800,000	$4,800,000	$14,400,000	$14,400,000
Revenue – financial services	352,192	41,602	970,224	41,602
Total revenues	5,152,192	4,841,602	15,370,224	14,441,602

COSTS OF REVENUES
Cost of revenue – general support services – related party	4,725,000	4,725,000	14,175,000	14,175,000
Cost of revenue – financial services	700,705	144,781	2,398,320	144,781
Total costs of revenues	5,425,705	4,869,781	16,573,320	14,319,781

GROSS PROFIT (LOSS)
Gross profit – general support services – related party	75,000	75,000	225,000	225,000
Gross loss – financial services	(348,513)	(103,179)	(1,428,096)	(103,179)
Total gross (loss) profit	(273,513)	(28,179)	(1,203,096)	121,821

OPERATING EXPENSES:
Advertising and marketing	147,177	—	345,826	—
Professional fees	911,856	51,500	2,900,404	189,772
Compensation and related benefits	100,115	10,000	355,359	30,000
Amortization of intangible assets	66,291	—	197,935	—
Other general and administrative	155,539	10,069	449,216	52,323
Total operating expenses	1,380,978	71,569	4,248,740	272,095
LOSS FROM OPERATIONS	(1,654,491)	(99,748)	(5,451,836)	(150,274)

OTHER EXPENSE:
Loss from equity method investment	(330,680)	—	(401,299)	—
Other expense	(1,116)	(790)	(4,605)	(3,810)
Total other expense	(331,796)	(790)	(405,904)	(3,810)
LOSS BEFORE INCOME TAXES	(1,986,287)	(100,538)	(5,857,740)	(154,084)
INCOME TAXES	—	—	—	—
NET LOSS	$(1,986,287)	$(100,538)	$(5,857,740)	$(154,084)
LESS: NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	3,266	—	3,266
NET LOSS ATTRIBUTABLE TO NUKKLEUS INC. COMMON STOCKHOLDERS	$(1,986,287)	$(103,804)	$(5,857,740)	$(157,350)

COMPREHENSIVE LOSS:
NET LOSS	$(1,986,287)	$(100,538)	$(5,857,740)	$(154,084)
OTHER COMPREHENSIVE INCOME
Unrealized foreign currency translation gain	27,644	121	38,631	121
COMPREHENSIVE LOSS	$(1,958,643)	$(100,417)	$(5,819,109)	$(153,963)
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	3,302		3,302
COMPREHENSIVE LOSS ATTRIBUTABLE TO NUKKLEUS INC. COMMON STOCKHOLDERS	$(1,958,643)	$(103,719)	$(5,819,109)	$(157,265)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	367,175,886	257,055,897	352,412,872	239,342,032

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three and Nine Months Ended June 30, 2022

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Number of Shares	Amount	Number of Shares	Amount
Balance as of October 1, 2021	—	$—	332,024,371	$33,203	$14,474,839	$(2,495,159)	$8,440	$12,021,323
Adjustment for asset acquisition	—	—	—	—	(2,861,631)	—	—	(2,861,631)
Common stock issued in connection with cost method investment	—	—	20,000,000	2,000	6,600,000	—	—	6,602,000
Stock-based compensation	—	—	—	—	378,746	—	—	378,746
Net loss for the three months ended December 31, 2021	—	—	—	—	—	(1,944,839)	—	(1,944,839)
Foreign currency translation adjustment	—	—	—	—	—	—	(2,227)	(2,227)
Balance as of December 31, 2021	—	—	352,024,371	35,203	18,591,954	(4,439,998)	6,213	14,193,372
Common stock issued in connection with equity method investment	—	—	15,151,515	1,515	4,998,485	—	—	5,000,000
Stock options issued for the purchase of an intangible asset	—	—	—	—	11,237	—	—	11,237
Stock-based compensation	—	—	—	—	525,622	—	—	525,622
Net loss for the three months ended March 31, 2022	—	—	—	—	—	(1,926,614)	—	(1,926,614)
Foreign currency translation adjustment	—	—	—	—	—	—	13,214	13,214
Balance as of March 31, 2022	—	—	367,175,886	36,718	24,127,298	(6,366,612)	19,427	17,816,831
Stock-based compensation	—	—	—	—	525,621	—	—	525,621
Net loss for the three months ended June 30, 2022	—	—	—	—	—	(1,986,287)	—	(1,986,287)
Foreign currency translation adjustment	—	—	—	—	—	—	27,644	27,644
Balance as of June 30, 2022	—	$—	367,175,886	$36,718	$24,652,919	$(8,352,899)	$47,071	$16,383,809

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) — (Continued)

For the Three and Nine Months Ended June 30, 2021

	NUKKLEUS INC. STOCKHOLDERS’ EQUITY (DEFICIT)							Non-controlling Interest	Total Equity (Deficit)
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income
	Number of Shares	Amount	Number of Shares	Amount
Balance as of October 1, 2020	—	$—	230,485,100	$23,049	$141,057	$(1,558,313)	$—	$—	$(1,394,207)
Net loss for the three months ended December 31, 2020	—	—	—	—	—	(53,595)	—	—	(53,595)
Balance as of December 31, 2020	—	—	230,485,100	23,049	141,057	(1,611,908)	—	—	(1,447,802)
Net income for the three months ended March 31, 2021	—	—	—	—	—	49	—	—	49
Balance as of March 31, 2021	—	—	230,485,100	23,049	141,057	(1,611,859)	—	—	(1,447,753)
Common stock issued in connection with acquisition	—	—	70,000,000	7,000	9,793,000	—	—	—	9,800,000
Common stock issued for transaction costs	—	—	100,000	10	13,990	—	—	—	14,000
Common stock issued for redeemable preferred stock conversion and related dividend	—	—	1,439,271	143	287,711	—	—	—	287,854
Non-controlling interest acquired on acquisition	—	—	—	—	—	—	—	4,200,000	4,200,000
Net (loss) income for the three months ended June 30, 2021	—	—	—	—	—	(103,804)	—	3,266	(100,538)
Foreign currency translation adjustment	—	—	—	—	—	—	85	36	121
Balance as of June 30, 2021	—	$—	302,024,371	$30,202	$10,235,758	$(1,715,663)	$85	$4,203,302	$12,753,684

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,857,740)	$(154,084)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount	—	1,545
Amortization of intangible assets	2,097,726	117,145
Stock-based compensation and service expense	1,429,989	—
Provision for bad debt	—	12
Loss on equity method investment	401,299	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in acquisition:
Accounts receivable	(17,311)	(12,054)
Other current assets	2,936	(12,581)
Due from affiliates	1,746,529	1,091,899
Due to affiliates	(315,817)	(770,730)
Accounts payable and accrued liabilities	183,463	30,252
Net cash (used in) provided by operating activities	(328,926)	291,404

CASH FLOW FROM INVESTING ACTIVITIES:
Cash acquired on asset acquisition	—	21,371
Transaction costs of asset acquisition	—	(30,673)
Net cash used in investing activities	—	(9,302)
EFFECT OF EXCHANGE RATE ON CASH	(3,605)	(174)
NET (DECREASE) INCREASE IN CASH	(332,531)	281,928
Cash – beginning of period	355,673	82,849
Cash – end of period	$23,142	$364,777

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued in connection with cost method investment	$6,602,000	$—
Common stock issued in connection with equity method investment	$5,000,000	$—
Stock options issued for the purchase of an intangible asset	$11,237	$—
Common stock issued in connection with acquisition	$—	$9,814,000
Common stock issued for redeemable preferred stock conversion and related dividend	$—	$287,854
Cost of asset acquisition in accrued liabilities	$—	$2,098
Adjustment for common stock issued in connection with asset acquisition	$2,861,631	$—

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these statements.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — THE COMPANY HISTORY AND NATURE OF THE BUSINESS

Nukkleus Inc. (f/k/a Compliance & Risk Management Solutions Inc.) (“Nukkleus” or the “Company”) was formed on July 29, 2013 in the State of Delaware as a for-profit Company and established a fiscal year end of September 30.

The Company is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. The Company primarily provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package to Triton Capital Markets Ltd. (“TCM”), formerly known as FXDD Malta Limited (“FXDD Malta”). The FXDD brand (e.g., see FXDD.com) is the brand utilized in the retail forex trading industry by TCM.

Nukkleus Limited, a wholly-owned subsidiary of the Company, provides its software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a General Services Agreement (“GSA”) to TCM. TCM is a private limited liability company formed under the laws of Malta. The GSA provides that TCM will pay Nukkleus Limited at minimum $1,600,000 per month. Emil Assentato is also the majority member of Max Q Investments LLC (“Max Q”), which is managed by Derivative Marketing Associates Inc. (“DMA”). Mr. Assentato, who is our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and chairman, is the sole owner and manager of DMA. Max Q owns 79% of Currency Mountain Malta LLC, which in turn is the sole shareholder of TCM.

In addition, in order to appropriately service TCM, Nukkleus Limited entered into a GSA with FXDirectDealer LLC (“FXDIRECT”), which provides that Nukkleus Limited will pay FXDIRECT a minimum of $1,575,000 per month in consideration of providing personnel engaged in operational and technical support, marketing, sales support, accounting, risk monitoring, documentation processing and customer care and support. FXDIRECT may terminate this agreement upon providing 90 days’ written notice. Currency Mountain Holdings LLC is the sole shareholder of FXDIRECT. Max Q is the majority shareholder of Currency Mountain Holdings LLC.

In July 2018, the Company incorporated Nukkleus Malta Holding Ltd., which is a wholly-owned subsidiary. In July 2018, Nukkleus Malta Holding Ltd. incorporated Markets Direct Technology Group Ltd (“MDTG”), formerly known as Nukkleus Exchange Malta Ltd. MDTG was exploring potentially obtaining a license to operate an electronic exchange whereby it would facilitate the buying and selling of various digital assets as well as traditional currency pairs used in FX Trading. During the fourth quarter of fiscal 2020, management made the decision to exit the exchange business and to no longer pursue the regulatory licensing necessary to operate an exchange in Malta.

On August 27, 2020, the Company renamed Nukkleus Exchange Malta Ltd. to Markets Direct Technology Group Ltd (“MDTG”). MDTG manages the technology and IP behind the Markets Direct brand (which is operated by TCM). MDTG holds all the IP addresses and all the software licenses in its name, and it holds all the IP rights to the brands such as Markets Direct and TCM. MDTG then leases out the rights to use these names/brands licenses to the appropriate entities.

On May 24, 2021, the Company and the shareholders of Match Financial Limited (the “Match Shareholders”), a private limited company formed in England and Wales (“Match”), entered into a Purchase and Sale Agreement (the “Match Agreement”), pursuant to which the Company, on May 28, 2021, acquired 1,152 ordinary shares of Match representing 70% of the issued and outstanding ordinary shares of Match in consideration of 70,000,000 shares of common stock of the Company (the “Initial Transaction”). On August 30, 2021, the Company exercised its option pursuant to which it acquired from the Match Shareholders the balance of 493 ordinary shares of Match representing 30% of the issued and outstanding ordinary shares of Match for an additional 30,000,000 shares of common stock of the Company. Match is engaged in providing payment services from one fiat currency to another.

On October 20, 2021, the Company and the shareholders (the “Original Shareholders”) of Jacobi Asset Management Holdings Limited (“Jacobi”) entered into a Purchase and Sale Agreement (the “Jacobi Agreement”) pursuant to which the Company agreed to acquire 5.0% of the issued and outstanding ordinary shares of Jacobi in consideration of 20,000,000 shares of common stock of the Company (the “Jacobi Transaction”). On December 15, 2021, the Company, the Original Shareholders and the shareholders of Jacobi that were assigned their interest in

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — THE COMPANY HISTORY AND NATURE OF THE BUSINESS (cont.)

Jacobi by the Original Shareholders (the “New Jacobi Shareholders”) entered into an Amendment to Stock Purchase Agreement agreeing that the Jacobi Transaction will be entered between the Company and the New Jacobi Shareholders. The Jacobi Transaction closed on December 15, 2021. Jacobi is a company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF. Jamal Khurshid and Nicholas Gregory own, directly and indirectly, approximately 40% and 10% of Jacobi, respectively. Jamal Khurshid is the Company’s chief operating officer and director and Nicholas Gregory is the Company’s director. The transactions contemplated by the Jacobi Agreement constituted a “related-party transaction” as defined in Item 404 of Regulation S-K because of Mr. Khurshid’s and Mr. Gregory’s position as beneficial owner of one or more Original Shareholders and New Jacobi Shareholders.

On December 30, 2021, the Company and the shareholder (the “Digiclear Shareholder”) of Digiclear Ltd. (“Digiclear”) entered into a Purchase and Sale Agreement (the “Digiclear Agreement) pursuant to which the Company agreed to acquire 5,400,000 of the issued and outstanding ordinary shares of Digiclear in consideration of 15,151,515 shares of common stock of the Company (the “Digiclear Transaction”). The Digiclear Transaction closed on March 17, 2022. Digiclear is a company developing a custody and settlement utility operating system.

The unaudited condensed consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America applicable for a going concern, which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. The Company incurred a net loss and generated negative cash flow from operating activities for the nine months ended June 30, 2022 of $5,857,740 and $328,926, respectively, and had a working capital deficit of $3,484,888 at June 30, 2022. The Company’s ability to continue as a going concern is dependent upon the management of expenses and ability to obtain necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they come due, and upon profitable operations.

The ramifications of the outbreak of the novel strain of COVID-19, reported to have started in December 2019 and spread globally, are filled with uncertainty and changing quickly. Our operations have continued during the COVID-19 pandemic and we have not had significant disruption.

The Company is operating in a rapidly changing environment so the extent to which COVID-19 impacts its business, operations and financial results from this point forward will depend on numerous evolving factors that the Company cannot accurately predict. Those factors include the following: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic.

Liquidity and capital resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At June 30, 2022 and September 30, 2021, we had cash balances of $23,142 and $355,673, respectively. We had working capital deficit of $3,484,888 as of June 30, 2022.

Our ability to continue as a going concern is dependent upon the management of expenses and our ability to obtain the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due, and upon profitable operations.

We need to either borrow funds or raise additional capital through equity or debt financings. However, we cannot be certain that such capital (from our stockholders or third parties) will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business. In the event that there are any unforeseen delays or obstacles in obtaining funds through the aforementioned sources, CMH has committed to inject capital into the Company in order to maintain the ongoing operations of the business.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — THE COMPANY HISTORY AND NATURE OF THE BUSINESS (cont.)

We cannot be certain that such necessary capital through equity or debt financings will be available to us or whether such capital will be available on terms that are acceptable to us. Any such financing likely would be dilutive to existing stockholders and could result in significant financial operating covenants that would negatively impact our business. In the event that there are any unforeseen delays or obstacles in obtaining funds through the aforementioned sources, Currency Mountain Holdings Bermuda, Limited (“CMH”), which is wholly-owned by an entity that is majority-owned by Mr. Assentato, has committed to inject capital into the Company in order to maintain the ongoing operations of the business.

NOTE 2 — BASIS OF PRESENTATION

These interim condensed consolidated financial statements of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the unaudited condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

The Company’s unaudited condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. These accounts were prepared under the accrual basis of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021 filed with the Securities and Exchange Commission on December 29, 2021 and Form 10-K/A for the year ended September 30, 2021 filed with the Securities and Exchange Commission on June 10, 2022 and July 27, 2022. The consolidated balance sheet as of September 30, 2021 contained herein has been derived from the audited consolidated financial statements as of September 30, 2021, but does not include all disclosures required by U.S. GAAP.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the three and nine months ended June 30, 2022 and 2021 include the useful life of intangible assets, assumptions used in assessing impairment of long-term assets, valuation of deferred tax assets and the associated valuation allowances, and valuation of stock-based compensation.

Cash and cash equivalents

At June 30, 2022 and September 30, 2021, the Company’s cash balances by geographic area were as follows:
Country:	June 30, 2022		September 30, 2021
United States	$11,812	51.0%	$327,443	92.1%
United Kingdom	11,156	48.2%	28,056	7.9%
Malta	174	0.8%	174	0.0%
Total cash	$23,142	100.0%	$355,673	100.0%

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For purposes of the condensed consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less when purchased and money market accounts to be cash equivalents. The Company had no cash equivalents at June 30, 2022 and September 30, 2021.

Fair value of financial instruments and fair value measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated financial statements, primarily due to their short-term nature.

Credit risk and uncertainties

The Company maintains a portion of its cash in bank and financial institution deposits within U.S. that at times may exceed federally-insured limits of $250,000. The Company manages this credit risk by concentrating its cash balances in high quality financial institutions and by periodically evaluating the credit quality of the primary financial institutions holding such deposits. The Company has not experienced any losses in such bank accounts and believes it is not exposed to any risks on its cash in bank accounts. At June 30, 2022, the Company’s cash balances in United States bank accounts were not in excess of the federally-insured limits.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. A portion of the Company’s sales are credit sales which is to the customer whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to short-term payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. Management believes that the accounts receivable are fully collectable. Therefore, no allowance for doubtful accounts is deemed to be required on its accounts receivable at June 30, 2022 and September 30, 2021. The Company historically has not experienced significant uncollectible accounts receivable.

Other current assets

Other current assets primarily consist of prepaid OTC Markets listing fees. As of June 30, 2022 and September 30, 2021, other current assets amounted to $9,250 and $12,221, respectively.

Investments

Investments in which the Company does not have the ability to exercise significant influence over operating and financial matters are accounted for using the cost method. Under the cost method, investment is recorded at cost, with gains and losses recognized as of the sale date, and income recorded when received. The Company periodically evaluates its cost method investment for impairment due to decline considered to be other than temporary. If the Company determines that a decline in fair value is other than temporary, then a charge to earnings is recorded in “Other income (expense), net” in the accompanying unaudited condensed consolidated statements of operations and comprehensive (loss) income, and a new basis in the investment is established.

The Company uses the equity method of accounting for its investments in, and earning or loss of, a company that it does not control but over which it does exert significant influence. The Company considers whether the fair value of its equity method investment has declined below its carrying value whenever adverse events or changes in

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

circumstances indicate that recorded value may not be recoverable. If the Company considers any decline to be other than temporary (based on various factors, including historical financial results and the overall health of the investee), then a write-down would be recorded to estimated fair value.

Intangible assets

Intangible assets consist of trade names, regulatory licenses, technology and software, which are being amortized on a straight-line method over the estimated useful life of 3 – 5 years.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. There were no triggering events requiring assessment of impairment as of June 30, 2022 and September 30, 2021. For the three and nine months ended June 30, 2022 and 2021, no impairment of long-lived assets was recognized.

Revenue recognition

The Company accounts for revenue under the provisions of ASC Topic 606. The Company’s revenues are derived from providing:

•        General support services under a GSA to a related party. The transaction price is determined in accordance with the terms of the GSA and payments are due on a monthly basis. There are multiple services provided under the GSA (including operational reporting and technical support infrastructure, website hosting and marketing solutions, accounting maintenance, risk monitoring services, new account processing and customer care and continued support) and these performance obligations are combined into a single unit of accounting. Fees are recognized as revenue over time as the services are rendered under the terms of the GSA. The Company recognizes the full contracted amount each period with no deferred revenue. The nature of the performance obligation is to provide the specified goods or services directly to the customer. The Company engages another party to satisfy the performance obligation on its behalf. The Company’s performance obligation is not to arrange for the provision of the specified good or service by another party. The Company is primarily responsible for fulfilling the promise to provide the specified good or service. Therefore, the Company is deemed to be a principal in the transaction and recognizes revenue for that performance obligation. The Company is a financial technology company which is focused on providing software and technology solutions for the worldwide retail foreign exchange (“FX”) trading industry. Under a General Services Agreement (“GSA”), the Company is contractually obligated to provide for the fulfillment software, technology, customer sales and marketing and risk management technology hardware and software solutions package to Triton Capital Markets Ltd. (“TCM”) The Company provides these services, obtained from affiliate service provider FXDirect Dealer, LLC which is under common ownership, and controls the services of its service provider necessary to legally transfer of the services to TCM. Consequently, the Company is defined as the principal in the transaction. The Company, as principal, satisfies its obligation by providing ongoing service support enabling TCM to conduct its retail FX business without interruption. Upon satisfaction of its obligation, the Company recognizes revenue in the gross amount of consideration it is entitled to receive. The monthly GSA price is calculated by applying the Company’s 1.6% mark-up to the costs of the services being provided by FXDirect Dealer, LLC.

•        Financial services to its customers. Revenue related to its financial services offerings are recognized at a point in time when service is rendered.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregation of revenues

The Company’s revenues stream detail are as follows:
Revenue Stream	Revenue Stream Detail
General support services	Providing software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a GSA to a related party
Financial services	Providing payment services from one fiat currency to another

In the following table, revenues are disaggregated by segment for the three and nine months ended June 30, 2022 and 2021:
	Three Months Ended June 30,		Nine Months Ended June 30,
Revenue Stream	2022	2021	2022	2021
General support services	$4,800,000	$4,800,000	$14,400,000	$14,400,000
Financial services	352,192	41,602	970,224	41,602
Total revenues	$5,152,192	$4,841,602	$15,370,224	$14,441,602

Advertising and marketing costs

All costs related to advertising and marketing are expensed as incurred. For the three and nine months ended June 30, 2022, advertising and marketing costs amounted to $147,177 and $345,826, respectively, which was included in operating expenses on the accompanying unaudited condensed consolidated statements of operations and comprehensive (loss) income. For the three and nine months ended June 30, 2021, the Company did not incur any advertising and marketing costs.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values. The Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model.

Income taxes

The Company accounts for income taxes pursuant to Financial Accounting Standards Board (“FASB”) ASC 740, Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal and foreign tax laws. Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the period of the change in estimate.

The Company follows the provisions of FASB ASC 740-10 Uncertainty in Income Taxes (ASC 740-10). Certain recognition thresholds must be met before a tax position is recognized in the financial statements. An entity may only recognize or continue to recognize tax positions that meet a “more-likely-than-not” threshold.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Per share data

ASC Topic 260, Earnings per Share, requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net earnings per share are computed by dividing net earnings available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net earnings per share is computed by dividing net earnings applicable to common stockholders by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the three and nine months ended June 30, 2022 and 2021, potentially dilutive common shares consist of the common shares issuable upon the exercise of common stock options (using the treasury stock method) and the conversion of Series A preferred stock (using the if-converted method). Common stock equivalents are not included in the calculation of diluted net loss per share if their effect would be anti-dilutive. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive:
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Stock options	5,850,000	—	5,850,000	—
Convertible preferred stock	—	1,250,000	—	1,250,000
Potentially dilutive securities	5,850,000	1,250,000	5,850,000	1,250,000

Foreign currency translation

The reporting currency of the Company is U.S. Dollars. The functional currency of the parent company, Nukkleus Inc., Nukkleus Limited, Nukkleus Malta Holding Ltd. and its subsidiaries, is the U.S. dollar and the functional currency of Match Financial Limited and its subsidiaries is the British Pound (“GBP”). Monetary assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange prevailing at the balance sheet date. Revenue and expenses are translated using average rates during each reporting period, and shareholders’ equity is translated at historical exchange rates. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss.

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Most of the Company’s revenue transactions are transacted in the functional currency of the Company. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at June 30, 2022 and September 30, 2021 were translated at 0.8212 GBP and 0.7426 GBP to $1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rates. The average translation rate applied to the statement of operations for the nine months ended

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

June 30, 2022 and for the period from May 28, 2021 through June 30, 2021 was 0.7615 GBP and 0.7133 GBP to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate.

Comprehensive loss

Comprehensive loss is comprised of net loss and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the three and nine months ended June 30, 2022 and 2021 consisted of net loss and unrealized gain from foreign currency translation adjustment.

Segment reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”), who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. The Company has determined that it has two reportable business segments: general support services segment and financial services segment. These reportable segments offer different types of services and products, have different types of revenue, and are managed separately as each requires different operating strategies and management expertise.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”). The ASU introduces a new accounting model, the Current Expected Credit Losses model (“CECL”), which requires earlier recognition of credit losses and additional disclosures related to credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses at the time the financial asset is originated or acquired. ASU 2016-13 is effective for annual period beginning after December 15, 2022, including interim reporting periods within those annual reporting periods. The Company expects that the adoption will not have a material impact on its unaudited condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements (“ASU 2018-13”), which aims to improve the overall usefulness of disclosures to financial statement users and reduce unnecessary costs to companies when preparing fair value measurement disclosures. ASU 2018-13 is effective for annual and interim periods in the fiscal years beginning after December 15, 2019. Early adoption is permitted. Retrospective adoption is required, except for certain disclosures, which will be required to be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. The adoption of this guidance as of October 1, 2020 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in the existing guidance for income taxes and making other minor improvements. The amendments in the ASU are effective for the Company on October 1, 2021. The adoption of this guidance as of October 1, 2021 did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its unaudited condensed consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 4 — COST METHOD INVESTMENT

At June 30, 2022, cost method investment amounted to $6,602,000. The investment represents the Company’s minority interest in Jacobi Asset Management Holdings Limited (“Jacobi”), a private company focused on digital asset management that has received regulatory approval to launch the world’s first tier one Bitcoin ETF.

On December 15, 2021, the Company issued 20,000,000 shares of its common stock to Jacobi’s shareholders for acquisition of 5.0% equity interest of Jacobi. These shares were valued at $6,602,000, the fair market value on the grant date using the reported closing share price of the Company on the date of grant.

In accordance with ASC Topic 321, the Company elected to use the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. The Company monitors its investment in the non-marketable security and will recognize, if ever existing, a loss in value which is deemed to be other than temporary. The Company determined that there was no impairment of this investment as of June 30, 2022.

NOTE 5 — EQUITY METHOD INVESTMENT

As of June 30, 2022, the equity method investment amounted to $4,598,701. The investment represents the Company’s interest in Digiclear Ltd. (“Digiclear”). Digiclear was incorporated on July 13, 2021 in United Kingdom. The company and the other unrelated party accounted for 50% and 50% of the total ownership, respectively. Digiclear is focused on digital asset custody and settlement.

The Company accounts for the investment in Digiclear under the equity method of accounting. Under the equity method, the investment is initially recorded at cost, adjusted for any excess of the Company’s share of the incorporated-date fair values of the investee’s identifiable net assets over the cost of the investment (if any). Thereafter, the investment is adjusted for the post incorporation change in the Company’s share of the investee’s net assets and any impairment loss relating to the investment.

For the three months ended June 30, 2022 and the period from March 17, 2022 (date of investment) through June 30, 2022, loss on investment in Digiclear amounted to $330,680 and $401,299, respectively, and the loss was composed of the Company’s share of Digiclear’s net loss of $88,887 and $119,207, and the adjustment for allocated amortization of intangible asset of $241,793 and $282,092, respectively, were included in loss from equity method investment in the accompanying condensed consolidated statements of operations and comprehensive loss.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — EQUITY METHOD INVESTMENT (cont.)

The tables below present the summarized unaudited financial information, as provided to the Company by the investee, for the unconsolidated company:
June 30, 2022
Current assets	$9,667
Noncurrent assets	456,631
Current liabilities	231,177
Noncurrent liabilities	—
Equity	235,121
	For the Three Months Ended June 30, 2022	For the Period from March 17, 2022 (Date of Investment) through June 30, 2022
Net revenue	$—	$—
Gross profit	—	—
Loss from operations	177,774	238,415
Net loss	177,774	238,415

NOTE 6 — INTANGIBLE ASSETS

Intangible assets primarily consist of the valuation of identifiable intangible assets acquired, representing trade names, regulatory licenses, and technology. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

At June 30, 2022 and September 30, 2021, intangible assets consisted of the following:
	Useful Life	June 30, 2022	September 30, 2021
Licenses and banking infrastructure(1)	10 Years	$—	$14,085,402
Trade names	3 Years	784,246	—
Regulatory licenses	3 Years	138,751	—
Technology	5 Years	10,300,774	—
Software	3 Years	11,237	—
		11,235,008	14,085,402
Less: accumulated amortization		(2,567,012)	(469,286)
		$8,667,996	$13,616,116

____________

(1)      In February 2022, a third party valuation report in connection with the acquisition of Match was completed. As a result, the Company adjusted the previous estimated allocation to reflect the results of the third party valuation. The Company decreased its cost of intangible assets of $2,861,631 and adjusted the estimated useful life of trade names and regulatory licenses from 10 years to 3 years and the estimated useful life of technology from 10 years to 5 years. This change in accounting estimate was effective in the first quarter of fiscal year 2022.

For the three months ended June 30, 2022 and 2021, amortization expense amounted to $592,892 and $117,145, respectively, of which, $526,601 and $117,145 was included in cost of revenue — financial services, and $66,291 and $0 was included in operating expenses, respectively.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — INTANGIBLE ASSETS (cont.)

For the nine months ended June 30, 2022 and 2021, amortization expense amounted to $2,097,726 and $117,145, respectively, of which, $1,899,791 and $117,145 was included in cost of revenue — financial services, and $197,935 and $0 was included in operating expenses, respectively.

Amortization of intangible assets attributable to future periods is as follows:
For the Twelve-month Period Ending June 30:	Amortization Amount
2023	$2,371,566
2024	2,345,927
2025	2,062,027
2026	1,888,476
2027 and thereafter	—
$8,667,996

NOTE 7 — ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

At June 30, 2022 and September 30, 2021, accounts payable and accrued liabilities consisted of the following:
	June 30, 2022	September 30, 2021
Directors’ compensation	$207,205	$170,538
Professional fees	238,755	125,697
Accounts payable	80,816	54,831
Others	16,491	29,655
Total	$543,267	$380,721

NOTE 8 — SHARE CAPITAL

Preferred stock

The Company’s Board of Directors is authorized to issue, at any time, without further stockholder approval, up to 15,000,000 shares of preferred stock. The Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock.

Common stock issued for cost method investment

On December 15, 2021, the Company issued 20,000,000 shares of its common stock to Jacobi Asset Management Holdings Limited’s shareholders as consideration of acquisition of 5.0% of the issued and outstanding ordinary shares of Jacobi. These shares were valued at $6,602,000, the fair market value on the grant date using the reported closing share price of the Company on the date of grant, and the Company recorded cost method investment of $6,602,000 (see Note 4).

Common stock issued for equity method investment

On March 17, 2022, the Company issued 15,151,515 shares of its common stock to Digiclear Shareholder for acquisition of 50% equity interest of Digiclear. These shares were valued at $5,000,000, the fair market value on the grant date using the reported closing share price on the date of grant.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHARE CAPITAL (cont.)

Options

The following table summarizes the shares of the Company’s common stock issuable upon exercise of options outstanding at June 30, 2022:
Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at June 30, 2022	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at June 30, 2022	Weighted Average Exercise Price
$0.09 – 1.00	4,850,000	3.27	$0.29	50,000	$0.40
2.50	1,000,000	4.22	2.50	—	—
$0.09 – 2.50	5,850,000	3.43	$0.67	50,000	$0.40

Stock option activities for the nine months ended June 30, 2022 were as follows:
	Number of Options	Weighted Average Exercise Price
Outstanding at October 1, 2021	1,000,000	$2.50
Granted	4,850,000	0.29
Terminated/Exercised/Expired	—	—
Outstanding at June 30, 2022	5,850,000	$0.67
Options exercisable at June 30, 2022	50,000	$0.40
Options expected to vest	5,800,000	$0.67

The aggregate intrinsic value of stock options outstanding and stock options exercisable at June 30, 2022 was $240,000 and $0, respectively.

The fair values of options granted during the nine months ended June 30, 2022 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: volatility of 188.87% – 317.02%, risk-free rate of 0.39% – 1.26%, annual dividend yield of 0% and expected life of 1.00 – 5.00 years. The aggregate fair value of the options granted during the nine months ended June 30, 2022 was $1,057,958 and the Company recorded stock-based compensation expense of $293,753 for the nine months ended June 30, 2022 and intangible asset cost of $11,237 and the remaining balance of $752,968 as of June 30, 2022 will be amortized over the rest of corresponding service periods.

For the three and nine months ended June 30, 2022, stock-based compensation expense associated with stock options granted amounted to $525,621 and $1,429,989, respectively, which was recorded as professional fees on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss. There was no comparable stock-based compensation expense associated with stock options for the three and nine months ended June 30, 2021.

In January 2022, the Company issued 50,000 stock options for software purchase. The fair value of 50,000 stock options granted was $11,237 which was recorded as the cost of software. For the three and nine months ended June 30, 2022, amortization in connection with the software amounted to $937 and $1,873, respectively, which was included in amortization of intangible assets on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — SHARE CAPITAL (cont.)

A summary of the status of the Company’s nonvested stock options granted as of June 30, 2022 and changes during the nine months ended June 30, 2022 is presented below:
	Number of Options	Weighted Average Exercise Price
Nonvested at October 1, 2021	1,000,000	$2.50
Granted	4,850,000	0.29
Vested	(50,000)	(0.40)
Nonvested at June 30, 2022	5,800,000	$0.67

NOTE 9 — RELATED PARTY TRANSACTIONS

Services provided by related parties

The Company uses affiliate employees for various services such as the use of accountants to record the books and accounts of the Company at no charge to the Company, which are considered immaterial.

Office space from related parties

The Company uses office space of affiliate companies, free of rent, which is considered immaterial.

Revenue from related party and cost of revenue from related party

The Company’s general support services operate under a GSA with TCM providing personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount received is $1,600,000.

The Company’s general support services operate under a GSA with FXDIRECT receiving personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount payable is $1,575,000.

Both of the above entities are affiliates through common ownership.

During the three and nine months ended June 30, 2022 and 2021, general support services provided to the related party, which was recorded as revenue — general support services — related party on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss were as follows:
	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Nine Months Ended June 30, 2022	Nine Months Ended June 30, 2021
Service provided to:
TCM	$4,800,000	$4,800,000	$14,400,000	$14,400,000
	$4,800,000	$4,800,000	$14,40,000	$14,400,000

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS (cont.)

During the three and nine months ended June 30, 2022 and 2021, services received from the related party, which was recorded as cost of revenue — general support services — related party on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss were as follows:
	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Nine Months Ended June 30, 2022	Nine Months Ended June 30, 2021
Service received from:
FXDIRECT	$4,725,000	$4,725,000	$14,175,000	$14,175,000
	$4,725,000	$4,725,000	$14,175,000	$14,175,000

Due from affiliates

At June 30, 2022 and September 30, 2021, due from related parties consisted of the following:
	June 30, 2022	September 30, 2021
NUKK Capital(*)	$—	$144,696
TCM	871,344	2,473,177
Total	$871,344	$2,617,873

____________

(*)      An entity controlled by Emil Assentato, the Company’s chief executive officer, chief financial officer and chairman.

The balance of due from NUKK Capital represent the Company’s prior investment in digital currency that was transferred to NUKK Capital in March 2019. The balance of due from TCM represent unsettled funds due related to the General Services Agreement and monies that the Company paid on behalf of TCM.

Management believes that the related parties’ receivables are fully collectable. Therefore, no allowance for doubtful account is deemed to be required on its due from related parties at June 30, 2022 and September 30, 2021. The Company historically has not experienced uncollectible receivable from the related parties.

Due to affiliates

At June 30, 2022 and September 30, 2021, due to related parties consisted of the following:
	June 30, 2022	September 30, 2021
Forexware LLC(*)	$1,049,229	$579,229
FXDIRECT	2,556,076	3,341,893
CMH	42,000	42,000
FXDD Trading(*)	266,511	294,670
Total	$3,913,816	$4,257,792

____________

(*)      Forexware LLC and FXDD Trading are both controlled by Emil Assentato, the Company’s chief executive officer, chief financial officer and chairman.

The balances of due to related parties represent expenses paid by Forexware LLC, FXDIRECT, and FXDD Trading on behalf of the Company and advances from CMH. The balance due to FXDIRECT may also include unsettled funds due related to the General Service Agreement.

The related parties’ payables are short-term in nature, non-interest bearing, unsecured and repayable on demand.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS (cont.)

Letter agreement with ClearThink

Nukkleus is party to a letter agreement with ClearThink dated as of November 22, 2021, pursuant to which ClearThink was engaged by Nukkleus in connection with the Business Combination (See Note 14 - White Lion Stock Purchase Agreement).

Craig Marshak, a member of the Board of Directors of Nukkleus, is a managing director of ClearThink, a transaction advisory firm. ClearThink has been engaged by Nukkleus to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise Nukkleus with respect to the Business Combination. As of June 30, 2022 Nukkleus has paid ClearThink $140,000, which have been included in professional fees on the accompanying unaudited condensed consolidated statements of operations and comprehensive loss, and upon closing of the Business Combination Nukkleus is obligated to pay ClearThink 1.2% of the total transaction value plus reimbursable expenses less the $140,000 paid to ClearThink as of June 30, 2022.

NOTE 10 — INCOME TAXES

The Company recorded no income tax expense for the three and nine months ended June 30, 2022 and 2021 because the estimated annual effective tax rate was zero. As of June 30, 2022, the Company continues to provide a valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that its deferred tax assets will not be realized.

NOTE 11 — CONCENTRATIONS

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the three and nine months ended June 30, 2022 and 2021.
	Three Months Ended June 30,		Nine Months Ended June 30,
Customer	2022	2021	2022	2021
A – related party	93.2%	99.1%	93.7%	99.7%

One related party customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable, and accounts receivable — related party (which is included in due from affiliates on the accompanying consolidated balance sheets) at June 30, 2022, accounted for 92.7% of the Company’s total outstanding accounts receivable, and accounts receivable — related party at June 30, 2022.

One related party customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable, and accounts receivable — related party (which is included in due from affiliates on the accompanying consolidated balance sheets) at September 30, 2021, accounted for 97.8% of the Company’s total outstanding accounts receivable, and accounts receivable — related party at September 30, 2021.

Suppliers

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s costs of revenues for the three and nine months ended June 30, 2022 and 2021.
	Three Months Ended June 30,		Nine Months Ended June 30,
Supplier	2022	2021	2022	2021
A – related party	87.1%	97.0%	85.5%	99.0%

Two related parties, whose outstanding payables accounted for 10% or more of the Company’s total outstanding accounts payable, and accounts payable — related party (which is included in due to affiliates on the accompanying consolidated balance sheets) at June 30, 2022, accounted for 80.9% of the Company’s total outstanding accounts payable, and accounts payable — related party at June 30, 2022.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — CONCENTRATIONS (cont.)

One related party supplier, whose outstanding payable accounted for 10% or more of the Company’s total outstanding accounts payable, and accounts payable — related party (which is included in due to affiliates on the accompanying consolidated balance sheets) at September 30, 2021, accounted for 98.8% of the Company’s total outstanding accounts payable, and accounts payable — related party at September 30, 2021.

NOTE 12 — SEGMENT INFORMATION

For the three and nine months ended June 30, 2022 and 2021, the Company operated in two reportable business segments — (1) the general support services segment, in which we provide software, technology, customer sales and marketing and risk management technology hardware and software solutions package under a GSA to a related party; and (2) the financial services segment, in which we provide payment services from one fiat currency to another. The Company’s reportable segments are strategic business units that offer different services and products. They are managed separately based on the fundamental differences in their operations. Information with respect to these reportable business segments for the three and nine months ended June 30, 2022 and 2021 was as follows:
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Revenues
General support services	$4,800,000	$4,800,000	$14,400,000	$14,400,000
Financial services	352,192	41,602	970,224	41,602
Total	5,152,192	4,841,602	15,370,224	14,441,602

Costs of revenues
General support services	4,725,000	4,725,000	14,175,000	14,175,000
Financial services	700,705	144,781	2,398,320	144,781
Total	5,425,705	4,869,781	16,573,320	14,319,781

Gross profit (loss)
General support services	75,000	75,000	225,000	225,000
Financial services	(348,513)	(103,179)	(1,428,096)	(103,179)
Total	(273,513)	(28,179)	(1,203,096)	121,821

Operating expenses
Financial services	255,453	3,439	936,740	3,439
Corporate/Other	1,125,525	68,130	3,312,000	268,656
Total	1,380,978	71,569	4,248,740	272,095

Other (expense) income
Financial services	(918)	360	(3,319)	360
Corporate/Other	(330,878)	(1,150)	(402,585)	(4,170)
Total	(331,796)	(790)	(405,904)	(3,810)

Net income (loss)
General support services	75,000	75,000	225,000	225,000
Financial services	(604,884)	(106,258)	(2,368,155)	(106,258)
Corporate/Other	(1,456,403)	(69,280)	(3,714,585)	(272,826)
Total	(1,986,287)	(100,538)	(5,857,740)	(154,084)

Amortization
Financial services	591,955	117,145	2,095,853	117,145
Corporate/Other	937	—	1,873	—
Total	$592,892	$117,145	$2,097,726	$117,145

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SEGMENT INFORMATION (cont.)

Total assets at June 30, 2022 and September 30, 2021	June 30, 2022	September 30, 2021
Financial services	$8,738,375	$13,703,140
Corporate/Other	12,102,517	2,956,696
Total	$20,840,892	$16,659,836

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is subject to ordinary routine litigation incidental to its normal business operations. The Company is not currently a party to, and its property is not subject to, any material legal proceedings, except as set forth below.

On April 16, 2020, the Company was named as a defendant in the Adversary Proceeding (the “BT Prime Litigation”) filed in the United States Bankruptcy Court for the District of Massachusetts (Case No. 15-10745-FJB; Adversary Proceeding No. 16-01178) titled In re: BT Prime Ltd (“BT Prime”). On May 31, 2022, the sole claim against Nukkleus was dismissed with prejudice by the bankruptcy court.

The BT Prime Litigation was brought by BT Prime against Boston Technologies Powered by Forexware LLC f/k/a Forexware LLC (“Forexware”), Currency Mountain Holdings LLC, Currency Mountain Holdings Limited f/k/a Forexware Malta Holdings Ltd., FXDirectDealer, LLC, FXDD Malta Ltd., Nukkleus, Nukkleus Bermuda Limited and Currency Mountain Holdings Bermuda, Ltd. BT Prime sought, amongst other relief, a determination that the defendants were liable for all of the debts of BT Prime stemming from its bankruptcy proceedings, and sought to recover certain amounts transferred to Forexware and FXDD Malta prior to the initiation of the bankruptcy case. In the sole claim asserted against Nukkleus, BT Prime alleged that Nukkleus acquired certain technology assets from Forexware and is a continuation of the business of Forexware and a successor-in-interest to Forexware. Based on this theory, BT Prime alleged that Nukkleus should be jointly and severally liable for any liability attributable to Forexware or the other defendants, should the court eventually find any such liability. Although Nukkleus acquired certain licenses from Forexware, Forexware maintained other assets and continued to operate as a separate business, which Nukkleus believes is the business relevant to BT Prime’s allegations. Nukkleus has issued a limited guarantee of the obligations under a settlement agreement among BT Prime and the defendants other than Nukkleus, limited to an amount equal to $2,050,000. This guarantee is subject to release following payment by the defendants other than Nukkleus of their obligations under the settlement agreement. Nukkleus management believes that the term of the limited guarantee will expire without any payment obligation or other cost to Nukkleus.

Merger

On February 22, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company and Brilliant Acquisition Corporation, a British Virgin Islands company (“Brilliant”). The Merger Agreement has been approved by the Company’s boards of directors. The transaction is expected to close in the fourth quarter of fiscal year 2022 provided however there is no guarantee that the transaction will close.

White Lion Stock Purchase Agreement

On May 17, 2022, the Company entered into a Stock Purchase Agreement (the “White Lion Agreement”) with White Lion Capital Partners, LLC a California-based investment fund (“White Lion”). Under the terms of the White Lion Agreement, the Company has the right, but not the obligation, to require White Lion to purchase shares of its common stock up to a maximum amount of $75,000,000 or such lower amount as may be required pursuant to the rules of the market on which shares of its common stock trades at such time. Pursuant to terms of the White Lion Agreement and the Registration Rights Agreement (as defined below), the Company is required to use its commercially reasonable

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — COMMITMENTS AND CONTINGENCIES (cont.)

efforts to file with the SEC a registration statement covering the shares to be acquired by White Lion within sixty days following the closing of the previously announced business combination with Brilliant Acquisition Corporation described in its Current Report on Form 8-K filed with the SEC on February 23, 2022 (the “Business Combination”).

The term of the White Lion Agreement commences on the effective date of the registration statement and shall end on December 31, 2024, or, if earlier, the date on which White Lion has purchased the maximum number of shares of the Company’s common stock provided under the White Lion Agreement, in each case on the terms and subject to the conditions set forth in the White Lion Agreement. White Lion’s purchase price will be 96% of the dollar- volume weighted average price of the Company’s common stock over the two consecutive trading days immediately following receipt of the Company’s notice of its intent to make a draw. As of June 30, 2022, the White Lion Agreement is not yet effective.

During the term of the White Lion Agreement, on the terms and subject to the conditions set forth therein, the Company may draw up to the lesser of (i) the number of shares of the Company’s common stock which would result in beneficial ownership by White Lion of more than 4.99% of the outstanding shares of the Company’s common stock, (ii) the number of shares of the Company’s common stock equal to 30% of the average daily trading volume of the Company’s common stock over the five consecutive trading days immediately following the notice date, or (iii) the number of the Company’s common stock obtained by dividing $1,500,000 by the closing sale price of the Company’s common stock on the notice date.

The Company is not entitled to draw on the White Lion Agreement if the closing sale price of the Company’s common stock on the trading day immediately preceding the notice date is less than $1.00 (following the reverse stock split proposed in connection with the closing of the Business Combination and described in the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2022, but adjusted for any other reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). The Company is not entitled to draw on the White Lion Agreement unless each of the following additional conditions is satisfied: (i) each of the Company’s representations and warranties set forth in the White Lion Agreement is true and correct (subject to qualifications as to materiality set forth therein) in all respects as of such time; (ii) a registration statement is and remains effective for the resale of securities in connection with the White Lion Agreement; (iii) the trading of the Company’s common stock shall not have been suspended by the SEC, the applicable trading market or FINRA, or otherwise halted for any reason; (iv) the Company shall have complied with its obligations and shall not otherwise be in breach or default of any agreement set forth in the White Lion Agreement; (v) no statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction, including, without limitation, the SEC, which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the White Lion Agreement; (vi) all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act of 1934 (other than Forms 8-K) shall have been filed with the SEC within the applicable time periods prescribed for such filings; (vii) to the extent the issuance of the put shares requires shareholder approval under the listing rules of the applicable national exchange or principal quotation system for the Company’s common stock, the Company has or will seek such approval; and (viii) certain other conditions as set forth in the White Lion Agreement.

In addition to the shares to be issued under the White Lion Agreement, the Company will include in its registration statement additional shares of the Company’s common stock in the amount of $750,000 being issued to White Lion in connection with the execution of the White Lion Agreement.

NUKKLEUS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — COMMITMENTS AND CONTINGENCIES (cont.)

White Lion Registration Rights Agreement

In connection with the Company’s entry into the White Lion Agreement, the Company entered into a Registration Rights Agreement with White Lion (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act registering the resale of the shares sold under the White Lion Agreement within sixty days of the closing of the Business Combination. The Registration Rights Agreement also provides that the Company is required to use its commercially reasonable efforts to keep the registration effective and to prepare and file with the SEC such amendments and supplements if the foregoing registration statement is not then in effect, and the Company proposes to file certain types of registration statements under as may be necessary to keep the registration statement effective.

NOTE 14 — MATCH ACQUISITION

During December 2021, the Company adjusted the valuation used to record the purchase price and the allocation of net assets acquired based on a third party valuation report. During the quarter ended December 31, 2021, the original estimated fair value of the net assets acquired and recorded by the Company decreased by $2,861,631 from the original estimated valuation with a corresponding decrease in additional paid-in capital. The adjusted fair values of the assets acquired and liabilities assumed, plus transaction costs were as follows:
	Estimated Fair Value as Originally Recorded	Transaction Costs	Valuation Adjustment	Adjusted Amount
Assets acquired:
Cash	$21,370			$21,370
Accounts receivable	46,602			46,602
Other current assets	142			142
Intangible assets	14,010,631	74,771	(2,861,631)	11,223,771
Total assets	14,078,745			11,291,885
Liabilities assumed:
Accounts payable and accrued liabilities	78,745			78,745
Total liabilities	78,745			78,745
Purchase price	$14,000,000	74,771	(2,861,631)	$11,213,140

NOTE 15 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of
Directors of Brilliant Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Brilliant Acquisition Corporation (the “Company”) as of December 31, 2021 and December 31, 2020, the related statements of operations, change in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the year ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the year ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 23, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of 2021 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2021 and for the period ending June 30, 2021, September 30, 2021, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

We have served as the Company’s auditor since 2021.

New York

March 31, 2022, except for the effects of the restatement discussed in Note 2 as to which the date is August 9, 2022

PCAOB ID. 5395

BRILLIANT ACQUISITION CORPORATION
BALANCE SHEETS (AS RESTATED — See Note 2)

	December 31, 2021	December 31, 2020
	(as restated)
ASSETS
Current assets – cash	$283,403	$712,817
Prepaid expenses and other current assets	—	14,600
Marketable securities held in Trust Account	47,387,687	46,003,053
Total Current Assets	47,671,090	46,730,470
Total Assets	$47,671,090	$46,730,470

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$309,597	$25,943
Accrued offering costs	—	58,252
Due to related party	500	—
Promissory note – related party	1,624,833	243,833
Total Current Liabilities	1,934,930	328,028
Derivative warrant liabilities	180,479	247,634
Total Liabilities	2,115,409	575,662

Commitments

Ordinary shares subject to possible redemption, 4,600,000 shares at redemption value of $10	47,387,687	46,000,000

Shareholders’ Equity (Deficit)
Preferred shares, no par value; unlimited shares authorized, no shares issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 1,511,000 and 1,511,000 shares issued and outstanding (excluding 4,600,000 shares subject to possible redemption) as of December 31, 2021 and 2020	3,880,288	3,880,288
Accumulated deficit	(5,712,294)	(3,725,480)
Total Shareholders’ Equity (Deficit)	(1,832,006)	154,808
Total Liabilities, and Shareholders’ Equity (Deficit)	$47,671,090	$46,730,470

The accompanying notes are an integral part of these financial statements.

BRILLIANT ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	Year ended December 31, 2021	Year ended December 31, 2020
Operating costs	$670,916	$148,010
Loss from operations	(670,916)	(148,010)
Other income (loss):
Changes in fair value of derivative warrant liabilities	67,155	(172,787)
Interest income	4,634	3,060
Total other income (loss)	71,789	(169,727)

Net loss	$(599,127)	$(317,737)

Weighted average shares outstanding, basic and diluted	6,111,000	3,697,454

Basic and diluted net loss per ordinary share	$(0.10)	$(0.09)

The accompanying notes are an integral part of these financial statements.

BRILLIANT ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (AS RESTATED — See Note 2)

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2020	1,150,000	$25,000	$(20,664)	$4,336
Sale of 4,600,000 Units, net of underwriting discounts and offering expenses	4,600,000	43,930,846	—	43,930,846
Sale of 261,000 Private Units	261,000	2,610,000	—	2,610,000
Issuance of Representative Shares	100,000	2,210	—	2,210
Ordinary shares subject to possible redemption	(4,600,000)	(42,612,921)	(3,387,079)	(46,000,000)
Excess of cash received over fair value of private warrants	—	(74,847)	—	(74,847)
Net loss	—	—	(317,737)	(317,737)
Balance – December 31, 2020	1,511,000	$3,880,288	$(3,725,480)	$154,808
Changes in value of ordinary shares subject to redemption			(7,687)	(7,687)
Net loss	—	—	(599,127)	(599,127)
Reclassification of temporary equity			(1,380,000)	(1,380,000)
Balance – December 31, 2021	1,511,000	$3,880,288	$(5,712,294)	$(1,832,006)

The accompanying notes are an integral part of these financial statements.

BRILLIANT ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(599,127)	$(317,737)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of derivative warrant liabilities	(67,155)	172,787
Interest earned on marketable securities held in Trust Account	(4,634)	(3,060)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(14,600)	(14,590)
Accounts payable and accrued expenses	225,402	25,523
Net cash used in operating activities	(430,914)	(137,077)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(1,380,000)	(46,000,000)
Net cash used in investing activities	(1,380,000)	(46,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of ordinary share, net of underwriting discounts paid	—	44,390,000
Proceeds from sale Private Units	—	2,610,000
Payment of offering costs	—	(239,805)
Advanced from related party	500	—
Proceeds from promissory note – related parties	1,381,000	62,000
Net cash provided by financing activities	1,381,500	46,822,195

Net Change in Cash	(429,414)	685,118
Cash – Beginning	712,817	27,699
Cash – Ending	$283,403	$712,817

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$58,252
Initial classification of ordinary shares subject to possible redemption	$—	$42,612,921
Change in value of ordinary shares subject to possible redemption	$7,687	$3,387,079
Issuance of Representative Shares	$—	$2,210

The accompanying notes are an integral part of these financial statements.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Brilliant Acquisition Corporation (the “Company”) is a blank check company incorporated in the British Virgin Islands on May 24, 2019. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that have their primary operations located in the Asia Pacific region. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At December 31, 2021, the Company had not yet commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income earned from investing the proceeds derived from the Initial Public Offering that have been placed in a trust account as described below.

The registration statement for the Company’s Initial Public Offering was declared effective on June 23, 2020. On June 26, 2020, the Company consummated the Initial Public Offering of 4,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $40,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 240,000 Units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to the Company’s sponsor, Nisun Investment Holding Limited (the “Sponsor”), directors and business advisors generating gross proceeds of $2,400,000, which is described in Note 5.

Following the closing of the Initial Public Offering on June 26, 2020, an amount of $40,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On June 29, 2020, the underwriters notified the Company of their intention to exercise their over-allotment option in full. As such, on June 30, 2020, the Company consummated the sale of an additional 600,000 Units, at $10.00 per Unit, and the sale of an additional 21,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $6,210,000. A total of $6,000,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $46,000,000.

Transaction costs amounted to $2,069,154 consisting of $1,610,000 of underwriting fees and $459,154 of other offering costs. In addition, at December 31, 2021, cash of $282,903 was held outside of the Trust Account (as defined above) and is available for the payment of offering costs and for working capital purposes.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.

The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, subject to increase of up to an additional $0.30 per Unit in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor, officers, directors and the Company’s business combination advisor, New Lighthouse Investment Limited, (the “initial shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 6), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

Founder Shares and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company had 12 months from the closing of its Initial Public Offering (or until June 25, 2021) to consummate a Business Combination. However, if the Company is not able to consummate a Business Combination by June 25, 2021, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $460,000 or $0.10 per Unit, up to an aggregate of $1,380,000, or $0.30 per Unit, on or prior to the date of the applicable deadline, for each three months extension. As of the date of this report, the Company was not able to consummate a Business Combination, and extended the period time to consummate a Business Combination four times. Accordingly, the Sponsor made the first deposit of $460,000 on June 22, 2021, the second deposit of $460,000 on September 20, 2021, the third deposit of $460,000 on December 23, 2021 to extend the period of time to consummate its initial business combination by total 13 months from June 25, 2021 until March 23, 2022. On March 18, 2022, the shareholders of the Company approved the extension of the period of time the Company has to consummate its initial business combination by a further four months, or until July 23, 2022. In connection with the extension, the Sponsor deposited a net amount of $634,594 into the trust account, representing $0.16 per public ordinary share that was not redeemed in connection with the shareholder vote to approve the extension. The sponsor initially deposited $736,000 and $101,406 was returned to the Sponsor on March 28, 2022 due to the fact that the shareholders elected to redeem an aggregate of 633,792 shares in connection with the Special Meeting.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

As of December 31, 2021, the Company had $282,903 cash held in its operating bank account, $47,387,687 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $1,651,528. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern” the Company does not currently have adequate liquidity to sustain operations, which consist solely of pursuing a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or July 23, 2022, the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by shareholders).

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company had previously not accounted for extension deposits as ordinary shares subject to possible redemption. On August 4, 2022, in connection with the preparation of the Company’s financial statements as of June 30, 2022, the Company’s management concluded that extension deposits should be reclassified from retained earnings (accumulated deficit) to ordinary shares subject to possible redemption.

The Company also concluded that it is appropriate to restate the Company’s previously issued audited balance sheet as of December 31, 2021, reported on Form 10-K and previously issued financial statements for the periods ending June 30, 2021, September 30, 2021, reported on Form 10-Q.

The following tables summarize the effect of the restatement on each balance sheet line item as of the dates, indicated:
	As Previously Reported	Adjustment	As Restated
Balance sheet at June 30, 2021
Ordinary shares subject to possible redemption	$46,000,000	$460,000	$46,460,000
Retained earnings (accumulated deficit)	$(3,767,198)	$(460,000)	$(4,227,198)
	As Previously Reported	Adjustment	As Restated
Balance sheet at September 30, 2021
Ordinary shares subject to possible redemption	$46,000,000	$920,000	$46,920,000
Retained earnings (accumulated deficit)	$(3,891,810)	$(920,000)	$(4,811,810)
	As Previously Reported	Adjustment	As Restated
Balance sheet at December 31, 2021
Ordinary shares subject to possible redemption	$46,007,687	$1,380,000	$47,387,687
Retained earnings (accumulated deficit)	$(4,332,294)	$(1,380,000)	$(5,712,294)

The restatements above are included in the financial statements herein.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $283,403 in cash and non-cash equivalents and $282,903 cash held in its operating bank account as of December 31, 2021. The Company had $712,817 in cash and non-cash equivalents and all held in its operating bank account as of December 31, 2020.

Marketable securities held in Trust Account

As of December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in money market funds, which primarily invest in U.S. Treasury Bills. The Company had $47,387,687 and 46,003,053 in Marketable securities held in the Trust Account as of December 31, 2021and 2020 respectively.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Conditionally redeemable ordinary share (including ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary share is classified as stockholders’ equity.

The Company’s Public Shares feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Public Shares subject to possible redemption are classified as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Accordingly, as of December 31, 2021 and 2020, 4,600,000 shares of Public Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Public Shares subject to possible redemption are subject to the subsequent measurement guidance in ASC Topic 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ordinary shares is less than $10.00 per share. In accordance with the guidance, the Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid in capital, or in the absence of additional capital, in accumulated deficit.

For the year ended December 31, 2021 and 2020, the ordinary shares reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$46,000,000
Less: proceeds allocated to public warrants	(1,380,000)
Less: ordinary share issuance costs	(2,007,079)
Add: Accretion of carrying value to redemption value	3,387,079
Ordinary shares subject to possible redemption as of December 31, 2020	$46,000,000

Add: Accretion of carrying value to redemption value	7,687
Add: Reclassification of temporary equity	1,380,000
Ordinary shares subject to possible redemption as of December 31, 2021	47,387,687

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2021 and 2020 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted British Virgin Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net Loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture.

The redeemable ordinary shares are included in the denominator of the EPS calculation reflecting a single class of common shares. This is because the redemption feature for all of the ordinary shares is at fair value, and therefore

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

it does not create a different class of shares or other EPS adjustment (i.e. no adjustment to the numerator). The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other shareholders, because the shares could be sold on the open market.
	Years Ended December 31,
	2021	2020
Net loss	$(599,127)	$(317,737)
Weighted average shares outstanding, basic and diluted	6,111,000	3,697,454
Basic and diluted net loss per ordinary share	$(0.10)	$(0.09)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under ASC Topic 480 “Distinguishing Liabilities from Equity” and ASC Topic 815 “Derivatives and Hedging”. Pursuant to its Initial Public Offering, the Company sold 4,600,000 Units (including underwriters’ full exercise over-allotment option 6,000,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one warrant (“Public Warrant”) (see Note 4). Simultaneously with the closing of the Initial Public Offering, the Company sold 261,000 Private Units (see Note 5), consisting with 261,000 ordinary shares, 261,000 warrants (“Private Warrant”) and 261,000 rights (“Private Right). The Company accounted for its Public Warrant, Public Right and Private Right as equity instruments. The Company accounted for Private Warrants as liability instruments.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

The Company sold 261,000 Private Warrants in connection to its Initial Public Offering (“Liability Warrant”) (see Note 5). All of the Company’s outstanding Liability Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder to 1/10 of an ordinary share upon consummation of a Business Combination (see Note 8). Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 8). On June 30, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 600,000 Units at $10.00 per Unit.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor, directors of the Company and the Company’s business advisors purchased an aggregate of 240,000 Private Units at a price of $10.00 per Private Unit, or $2,400,000, from the Company in a private placement. As a result of the underwriters’ election to fully exercise their over-allotment option on June 30, 2020, the Sponsor, directors of the Company and the Company’s business advisors purchased an additional 21,000 Private Units, at a purchase price of $10.00 per Private Unit, for an aggregate purchase price of $210,000. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except for the private warrants (“Private Warrants”), as described in Note 9. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants and private rights will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In May, August and September 2019, the Company issued an aggregate of 1,150,000 founder shares (the “Founder Shares”) to the initial shareholders for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate of up to 150,000 shares subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities). On June 30, 2020, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, 150,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) six months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, upon six months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party and Due to Related Party

On August 21, 2019, as amended on December 31, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000, of which $243,833 was outstanding under the Promissory Note as of June 26, 2020. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 or (ii) the consummation of the Initial Public Offering. Proceeds from the close of the Initial Public Offering cleared in the bank account of the Company on June 29, 2020. On August 13, 2020, the Promissory Note was amended such that it is due and payable on October 31, 2020 and effective as of the date of the consummation of the Initial Public Offering, June 26, 2020. On November 12, 2020 the Promissory Note was amended such that it is due and payable on May 31, 2021 and was made effective as of October 30, 2020. On June 18, 2021 the Promissory Note was amended such that it is due and payable on September 30, 2021 and was made effective as of May 31, 2021. On October 1, 2021, the Promissory Note was amended such that it is due and payable on the date on which we consummate our initial business combination and was made effective as of October 1, 2021.

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $460,000 ($0.10 per Unit), up to an aggregate of $1,380,000 or $0.30 per Unit, on or prior to the date of the applicable deadline, for each three months extension. Any such payments would be made in the form of a loan. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the initial shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

On June 21, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note II), pursuant to which we could borrow up to an aggregate principal amount of $460,000. The note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of our initial business combination. On October 1, 2021, the Promissory Note was amended such that it is due and payable on the date on which we consummate our initial business combination and was made effective as of October 1, 2021. The amount of $460,000 was outstanding under the Promissory Note II as of December 31, 2021

On September 21, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note III), pursuant to which we could borrow up to an aggregate principal amount of $461,000, of which $461,000 was outstanding under the Promissory Note III as of December 31, 2021. The $460,000 was borrowed for the three months extension deposit until December 23, 2021 and the other $1,000 was borrowed for the trust account management expense. The note was non-interest bearing and payable on the date on which we consummate our initial business combination.

On December 23, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note IV), pursuant to which we could borrow up to an aggregate principal amount of $460,000. We borrowed $460,500 in total, including the $460,000 under the Promissory Note IV for the three months extension deposit until March 23, 2022 and $500 due to related party for the trust account management expense. The amount of $460,000 was outstanding under the Promissory Note IV as of December 31, 2021. The note was non-interest bearing and payable on the date on which we consummate our initial business combination.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

On March 20, 2022, we issued an unsecured promissory note to our sponsor (the Promissory Note V), pursuant to which we could borrow up to an aggregate principal amount of $634,594. The sponsor initially deposited $736,000 on March 18, 2022, and $101,406 was returned to the sponsor on March 28, 2022 due to the fact that the Company’s shareholders elected to redeem an aggregate of 633,792 shares in connection with the Special Meeting. As of the date of the issuance of this report, $634,594 was outstanding under the Promissory Note V. The note is non-interest bearing and payable on the date on which we consummate our initial business combination.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on June 23, 2020, the holders of the Founder Shares, Representative Shares (as defined in Note 8), Private Units (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement. The holders of 25% of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, EarlyBirdCapital, Inc. (“EarlyBirdCapital”) may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 600,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 30, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 600,000 Units at $10.00 per Unit.

The underwriters were paid a cash underwriting discount of three and one half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $1,400,000. In connection with the underwriters’ exercise of their over-allotment option in full on June 30, 2020, the underwriters were paid an additional cash underwriting discount of $210,000.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $1,610,000, provided, however, that the this fee shall be reduced by an aggregate amount equal to 1.5% of the dollar amount of the Company’s securities purchased prior to the closing of the Business Combination by investors that: (i) are introduced to EarlyBirdCapital by the Company (or any of its direct or indirect affiliates); (ii) have not been previously introduced to a SPAC initial public offering by EarlyBirdCapital; (iii) continue to hold the Company’s ordinary shares through the closing of a Business Combination, and (iv) do not exercise redemption rights with respect thereto in connection with such Business Combination.

In addition, the Company will pay EarlyBirdCapital a cash fee equal to 1.0% of the total consideration payable in a Business Combination if EarlyBirdCapital introduces the Company to the target business with which the Company completes a Business Combination; provided that the foregoing fee will not be paid prior to the date that is 90 days from the effective date of the Initial Public Offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110(c)(3)(B)(ii).

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ EQUITY

Ordinary Shares — On June 26, 2020, the Company amended its Amended and Restated Memorandum and Articles of Association such that it is authorized to issue an unlimited number of ordinary shares, with no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 1,511,000 shares of ordinary shares issued and outstanding, excluding 4,600,000 ordinary shares subject to possible redemption.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of ordinary shares underlying the rights.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Public Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.50 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Representative Shares

EarlyBirdCapital and its designees purchased 100,000 ordinary shares (the “Representative Shares) for an aggregate price of $10.00. The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $2,200 based upon the price of the Founder Shares issued to the initial shareholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or rights to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 9. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2021 and 2020, the Company had 261,000 Private Warrants outstanding. The Private Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants will be identical to the Public Warrants (see Note 8) underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 9, the Company has concluded that its Private Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly, the fair value of the Private Warrants was classified from Level 1 measurement to Level 3 measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value of held to maturity securities as follows.

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 11. FAIR VALUE MEASUREMENTS

	Level	December 31, 2021	December 31, 2020
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$47,387,687	$46,003,053

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$180,479	$247,634

The fair value of the Private Warrants was estimated using Binomial model for the years ended December 31, 2021 and 2020. For the years ended December 31, 2021, and 2020, on the statements of operations, the Company recognized a decrease of $67,155 and an increase of $172,787 in the fair value of warrant liabilities presented respectively, as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:
	December 31, 2021	December 31, 2020
Volatility	10.50%	15.50%
Share price	10.20	10.14
Expected life of the warrants to convert	5.56	5.50
Risk free rate	1.37%	1.14%
Dividend yield	0.00%	0.00%

The change in the fair value of the derivative warrant liabilities for the years ended December 31, 2021 and 2020 was as below:
Derivative warrant liabilities as of December 31, 2019	$—
Issuance of Private Warrants	74,847
Change in fair value of derivative warrant liabilities	172,787
Derivative Warrant Liabilities as of December 31, 2020	$247,634

Derivative Warrant Liabilities as of December 31, 2020	$247,634
Change in fair value of derivative warrant liabilities	(67,155)
Derivative Warrant Liabilities as of December 31, 2021	$180,479

BRILLIANT ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 12. SUBSEQUENT EVENTS

Change of Directors

On February 15, 2022, Mitchell Cariaga notified the Company that he is resigning from the Board of Directors (the “Board”) effective on that date. Prior to his resignation, Mr. Cariaga served as a member of the Audit Committee and the Compensation Committee, and as chair of the Nominating Committee. On February 18, 2022, Xiaoying Sun notified the Company that she is resigning from the Board effective on that date. Prior to her resignation, Ms. Sun served as a member of the Audit Committee and Nominating Committee and chair of the Compensation Committee.

On February 24, 2022, the Board appointed Brian Ferrier and Yebo Shen to fill a vacancy on, and serve as members of, the Board, with immediate effect, until such time as he resigns or is removed and his successor appointed. There is no arrangement or understanding between Mr. Ferrier, Mr. Shen and the Company or any other person pursuant to which he was elected as a director. Mr. Ferrier will serve as a member of the Audit Committee and the Compensation Committee, and as chair of the Nominating Committee. Mr. Shen will serve as a member of the Audit Committee and the Nominating Committee and Chair of the Compensation Committee of the Board.

Business Combination

On February 22, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company and Nukkleus Inc., a Delaware corporation (“Nukkleus”). Upon consummation of the transactions contemplated by the Merger Agreement, Nukkleus would become the Nasdaq-listed parent company of Brilliant (“PubCo”), with former Nukkleus stockholders owning approximately 66% and former shareholders owning approximately 34% of the ordinary shares of PubCo issued and outstanding immediately after closing (the “PubCo Shares”), assuming no redemptions from Brilliant’s trust account.

The transactions contemplated by the Merger Agreement, are hereinafter referred to as the “Business Combination.” The Merger Agreement and the transactions contemplated thereby have been approved by the boards of directors of each of Brilliant and Nukkleus.

Extension of the period of time to consummate its initial business combination

On March 18, 2022, the shareholders of the Company approved the extension of the period of time the Company has to consummate its initial business combination by a further four months, or until July 23, 2022. In connection with the extension, the Sponsor deposited a net amount of $634,594 into the trust account, representing $0.16 per public ordinary share that was not redeemed in connection with the shareholder vote to approve the extension. The sponsor initially deposited $736,000 on March 18, 2022 and $101,406 was returned to the Sponsor on March 28, 2022 due to the fact that the shareholders elected to redeem an aggregate of 633,792 shares in connection with the Special Meeting on March 18, 2022.

BRILLIANT ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets – cash	$39,734	$283,403
Prepaid expenses and other current assets	103,213	—
Marketable securities held in Trust Account	41,549,673	47,387,687
Total Current Assets	41,692,620	47,671,090
Total Assets	$41,692,620	$47,671,090

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$112,902	$309,597
Due to related party	670,600	500
Promissory note – related party	2,259,427	1,624,833
Total Current Liabilities	3,042,929	1,934,930
Derivative warrant liabilities	119,096	180,479
Total Liabilities	3,162,025	2,115,409

Commitments

Ordinary shares subject to possible redemption, 3,966,208 and 4,600,000 shares as of June 30, 2022 and December 31, 2021, respectively	41,549,673	47,387,687

Shareholders’ Deficit
Preferred shares, no par value; unlimited shares authorized, no shares issued and outstanding	—	—
Ordinary shares, no par value; unlimited shares authorized; 1,511,000 and 1,511,000 shares issued and outstanding (excluding 3,966,208 and 4,600,000 shares subject to possible redemption) as of June 30, 2022 and December 31, 2021	3,880,288	3,880,288
Accumulated deficit	(6,899,366)	(5,712,294)
Total Shareholders’ Deficit	(3,019,078)	(1,832,006)
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$41,692,620	$47,671,090

The accompanying notes are an integral part of the unaudited condensed financial statements.

BRILLIANT ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$144,590	$28,567	$613,861	$106,978
Loss from operations	(144,590)	(28,567)	(613,861)	(106,978)

Other income:
Changes in fair value of derivative warrant liabilities	56,342	6,067	61,383	62,968
Interest income	52,704	1,155	56,651	2,292
Total other income	109,046	7,222	118,034	65,260

Net loss	$(35,544)	$(21,345)	$(495,827)	$(41,718)
Weighted average shares outstanding, basic and diluted	5,477,208	6,111,000	5,755,372	6,111,000
Basic and diluted net loss per ordinary share	$(0.01)	$(0.00)	$(0.09)	$(0.01)

The accompanying notes are an integral part of the unaudited condensed financial statements.

BRILLIANT ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021

	Ordinary Shares		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2021	1,511,000	$3,880,288	$(3,725,480)	$154,808
Net loss	—	—	(20,373)	(20,373)

Balance – March 31, 2021 (unaudited)	1,511,000	$3,880,288	$(3,745,853)	$134,435
Net loss	—	—	(21,345)	(21,345)
Reclassification of temporary equity	—	—	(460,000)	(460,000)
Balance – June 30, 2021 (unaudited)	1,511,000	$3,880,288	$(4,227,198)	$(346,910)

Balance – January 1, 2022	1,511,000	$3,880,288	$(5,712,294)	$(1,832,006)
Net loss	—	—	(460,282)	(460,282)
Reclassification of temporary equity	—	—	(634,594)	(634,594)
Change in value of ordinary shares subject to possible redemption	—	—	(3,948)	(3,948)

Balance – March 31, 2022 (unaudited)	1,511,000	$3,880,288	$(6,811,118)	$(2,930,830)
Net loss	—	—	(35,544)	(35,544)
Change in value of ordinary shares subject to possible redemption	—	—	(52,704)	(52,704)
Balance – June 30, 2022 (unaudited)	1,511,000	$3,880,288	$(6,899,366)	$(3,019,078)

The accompanying notes are an integral part of the unaudited condensed financial statements.

BRILLIANT ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED JUNE 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(495,827)	$(41,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of derivative warrant liabilities	(61,383)	(62,968)
Interest earned on marketable securities held in Trust Account	(56,651)	(2,292)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(103,213)	(6,645)
Accounts payable and accrued expenses	(196,695)	27,748
Net cash used in operating activities	(913,769)	(85,875)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(634,594)	—
Proceeds from sale of investment of cash in trust account	6,529,259	—
Net cash provided by investing activities	5,894,665	—

Cash Flows from Financing Activities:
Advance from related party	670,100	—
Proceeds from promissory note – related parties	634,594	—
Repayment of redemption of ordinary shares	(6,529,259)	—
Net cash used in financing activities	(5,224,565)	—

Net Change in Cash	(243,669)	(85,875)
Cash – Beginning	283,403	712,817
Cash – Ending	$39,734	$626,942

The accompanying notes are an integral part of the unaudited condensed financial statements.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Brilliant Acquisition Corporation (the “Company”) is a blank check company incorporated in the British Virgin Islands on May 24, 2019. The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities (“Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At June 30, 2022, the Company had not yet commenced any operations. All activity through June 30, 2022, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income earned from investing the proceeds derived from the Initial Public Offering that have been placed in a trust account as described below.

The registration statement for the Company’s Initial Public Offering was declared effective on June 23, 2020. On June 26, 2020, the Company consummated the Initial Public Offering of 4,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $40,000,000 which is described in Note 3.

Following the closing of the Initial Public Offering on June 26, 2020, an amount of $40,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, but since July 8, 2022 has been held entirely in cash, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

On June 29, 2020, the underwriters notified the Company of their intention to exercise their over-allotment option in full. As such, on June 30, 2020, the Company consummated the sale of an additional 600,000 Units, at $10.00 per Unit, and the sale of an additional 21,000 Private Units, at $10.00 per Private Unit, generating total gross proceeds of $6,210,000. A total of $6,000,000 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $46,000,000.

Transaction costs amounted to $2,069,154 consisting of $1,610,000 of underwriting fees and $459,154 of other offering costs. In addition, on June 30, 2022, cash of $39,734 was held outside of the Trust Account (as defined above) and is available for the payment of offering costs and for working capital purposes.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the taxes payable on interest earned and less any interest earned thereon that is released for taxes) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination Company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully affect a Business Combination.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.

The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per share, subject to increase of up to an additional $0.46 per Unit in the event that the Sponsor elects to extend the period of time to consummate a Business Combination (see below), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s rights or warrants. These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Sponsor, officers, directors and the Company’s business combination advisor, New Lighthouse Investment Limited, (the “initial shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Units (including underlying securities) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Memorandum and Articles of Association relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

Founder Shares and Private Units (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Prior to the amendment and restatement of the Articles of Association, the Company had 12 months from the closing of its Initial Public Offering (or until June 25, 2021) to consummate a Business Combination. However, if the Company was not able to consummate a Business Combination by June 25, 2021, the Company could extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees were required to deposit into the Trust Account $460,000 or $0.10 per Unit, up to an aggregate amount of $1,380,000, or $0.30 per Unit, on or prior to the date of the applicable deadline, for each three months Special Meeting As of the date of this report, the Company was not able to consummate a Business Combination, and extended the period time to consummate a Business Combination four times. Accordingly, the Sponsor made the first deposit of $460,000 on June 22, 2021, the second deposit of $460,000 on September 20, 2021, the third deposit of $460,000 on December 23, 2021 to extend the period of time to consummate its initial business combination by total 13 months from June 25, 2021 until March 23, 2022. On March 18, 2022, the shareholders of the Company approved the extension of the period of time the Company has to consummate its initial business combination by a further four months, or until July 23, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate amount of 633,792 ordinary shares. As a result, an aggregate amount of $6,529,259 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. The Sponsor deposited a net amount of $634,594 into the trust account, representing $0.16 per public ordinary share that was not redeemed in connection with the shareholder vote to approve the extension. The sponsor initially deposited $736,000 and $101,406 was returned to the Sponsor on March 28, 2022 due to the fact that the shareholders elected to redeem an aggregate amount of 633,792 shares in connection with the Special Meeting. On July 13, 2022, the shareholders of the Company approved the extension of the period of time the Company has to consummate its initial business combination by a further three months, or until October 23, 2022. In connection with the extension the Sponsor deposited $353,000 into the Trust Account, representing $0.12 per public ordinary share that was not redeemed in connection with the shareholder vote to approve the extension. In connection with a special meeting to approve the extension of the business combination period, the Company’s shareholders elected to redeem an aggregate amount of 1,025,281 shares, and the Company redeemed such shares for an aggregate amount of $10,742,906, or approximately $10.48 per share.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $50,000), divided by the number of the outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern and Management’s Plan

As of June 30, 2022, the Company had $39,734 cash held in its operating bank account, $41,549,673 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit (excluding marketable securities held in Trust Account) of $640,555. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and will not generate any operating revenues until after the completion of its initial business combination. In addition, the Company expects to have negative cash flows from operations as it pursues an initial business combination target. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may raise additional capital through loans or additional investments from the Sponsor or its shareholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

While the Company expects to have sufficient access to additional sources of capital if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, as a result of the military action commenced in February 2022 by the Russian Federation and Belarus in the country of Ukraine and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Proposed Business Combination — Nukkleus Inc.

On February 22, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company and Nukkleus Inc., a Delaware corporation (“Nukkleus”). Upon consummation of the transactions contemplated

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

by the Merger Agreement, Nukkleus would become the Nasdaq-listed parent company of Brilliant (“PubCo”), with former Nukkleus stockholders owning approximately 66% and former shareholders owning approximately 34% of the ordinary shares of PubCo issued and outstanding immediately after closing (the “PubCo Shares”), assuming no redemptions from Brilliant’s trust account.

The transactions contemplated by the Merger Agreement, are hereinafter referred to as the “Business Combination.” The Merger Agreement and the transactions contemplated thereby have been approved by the boards of directors of each of Brilliant and Nukkleus.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022. The accompanying condensed consolidated balance sheet as of December 31, 2021 has been derived from our audited consolidated financial statements included in the aforementioned Form 10-K. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $39,734 in cash and non-cash equivalents and all held in its operating bank account as of June 30, 2022 and had $283,403 in cash and non-cash equivalents and all held in its operating bank account as of December 31, 2021.

Marketable securities held in Trust Account

As of June 30, 2022 and December 31, 2021 substantially all of the assets held in the Trust Account were held in money market funds, which primarily invested in U.S. Treasury Bills. The Company had $41,549,673 and 47,387,687 in Marketable securities held in the Trust Account as of June 30, 2022 and December 31, 2021, respectively.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Conditionally redeemable ordinary share (including ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary share is classified as stockholders’ equity.

The Company’s Public Shares feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Public Shares subject to possible redemption are classified as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet on March 28, 2022, an aggregate amount of 633,792 shares were redeemed in connection with the Special Meeting. Accordingly, 3,966,208 and 4,600,000 shares of Public Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet as of June 30, 2022 and December 31, 2021, respectively.

The Public Shares subject to possible redemption are subject to the subsequent measurement guidance in ASC Topic 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the ordinary shares is less than $10.00 per share. In accordance with the guidance, the Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid in capital, or in the absence of additional capital, in accumulated deficit. For the three months ended June 30, 2022 and 2021, the Company did not record an accretion in accumulated deficit.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2022 and December 31, 2021, the ordinary shares reflected in the balance sheets are reconciled in the following table:
Ordinary shares subject to possible redemption as of January 1, 2021	$46,000,000
Add: Accretion of carrying value to redemption value	7,687
Add: Reclassification of temporary equity	1,380,000
Ordinary shares subject to possible redemption as of December 31, 2021	$47,387,687

Less: Redemption of 633,792 shares	(6,529,259)
Add: Accretion of carrying value to redemption value	56,651
Add: Reclassification of temporary equity	634,594
Ordinary shares subject to possible redemption as of June 30, 2022	$41,549,673

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2022 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted British Virgin Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States.

Net Loss Per Ordinary Share

Net loss per share is computed by dividing net Loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The redeemable ordinary shares are included in the denominator of the EPS calculation reflecting a single class of common shares. This is because the redemption feature for all of the ordinary shares is at fair value, and therefore it does not create a different class of shares or other EPS adjustment (i.e. no adjustment to the numerator). The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other shareholders, because the shares could be sold on the open market.
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(35,544)	$(21,345)	$(495,827)	$(41,718)
Weighted average shares outstanding, basic and diluted	5,477,208	6,111,000	5,755,372	6,111,000
Basic and diluted net loss per ordinary share	$(0.01)	$(0.00)	$(0.09)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

The Company analyses all financial instruments with features of both liabilities and equity under ASC Topic 480 “Distinguishing Liabilities from Equity” and ASC Topic 815 “Derivatives and Hedging”. Pursuant to its Initial Public Offering, the Company sold 4,600,000 Units (including underwriters’ full exercise over-allotment option 6,000,000 Unit) consisting with one ordinary share, one right (“Public Right”), and one warrant (“Public Warrant”) (see Note 3). Simultaneously with the closing of the Initial Public Offering, the Company sold 261,000 Private Units (see Note 4), consisting with 261,000 ordinary shares, 261,000 warrants (“Private Warrant”) and 261,000 rights (“Private Right). The Company accounted for its Public Warrant, Public Right and Private Right as equity instruments. The Company accounted for Private Warrants as liability instruments.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Management evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

The Company sold 261,000 Private Warrants in connection to its Initial Public Offering (“Liability Warrant”) (see Note 4). All of the Company’s outstanding Liability Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the Warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows. There are no other ASUs being adopted.

Other than the above, there are no other recently issued accounting standards which are applicable to the Company.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 4,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder to 1/10 of an ordinary share upon consummation of a Business Combination (see Note 7). Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 7). On June 30, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 600,000 Units at $10.00 per Unit.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate amount of 240,000 Private Units at a price of $10.00 per Private Unit, or $2,400,000, from the Company in a private placement. As a result of the underwriters’ election to fully exercise their over-allotment option on June 30, 2020, the Sponsor purchased an additional 21,000 Private Units, at a purchase price of $10.00 per Private Unit, for an aggregate purchase price of $210,000. The proceeds from the sale of the Private Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering, except for the private warrants (“Private Warrants”), as described in Note 8. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants and private rights will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In May, August and September 2019, the Company issued an aggregate amount of 1,150,000 founder shares (the “Founder Shares”) to the initial shareholders for an aggregate purchase price of $25,000 in cash. The Founder Shares included an aggregate amount of up to 150,000 shares subject to forfeiture by the initial shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders did not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities). On June 30, 2020, as a result of the underwriters’ election to fully exercise their over-allotment option, 150,000 Founder Shares are no longer subject to forfeiture.

The initial shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

days within any 30-trading day period commencing after a Business Combination, , or earlier, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party and Due to Related Party

On August 21, 2019, as amended on December 31, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000, of which $243,833 was outstanding under the Promissory Note as of June 26, 2020. The note was non-interest bearing and payable on the earlier of (i) June 30, 2020 or (ii) the consummation of the Initial Public Offering. Proceeds from the close of the Initial Public Offering cleared in the bank account of the Company on June 29, 2020. On August 13, 2020, the Promissory Note was amended such that it is due and payable on October 31, 2020 and effective as of the date of the consummation of the Initial Public Offering, June 26, 2020. On November 12, 2020 the Promissory Note was amended such that it is due and payable on May 31, 2021 and was made effective as of October 30, 2020. On June 18, 2021 the Promissory Note was amended such that it is due and payable on September 30, 2021 and was made effective as of May 31, 2021. On October 1, 2021, the Promissory Note was amended such that it is due and payable on the date on which we consummate our initial business combination and was made effective as of October 1, 2021.

As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to three times, each by an additional three months (for a total of 21 months to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $460,000 ($0.10 per Unit), up to an aggregate amount of $1,380,000 or $0.30 per Unit, on or prior to the date of the applicable deadline, for each three months extension.

Any such payments would be made in the form of a loan. If the Company completes a Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. If the Company does not complete a Business Combination, the Company will not repay such loans. Furthermore, the letter agreement with the initial shareholders contains a provision pursuant to which the Sponsor has agreed to waive its right to be repaid for such loans in the event that the Company does not complete a Business Combination. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination.

On June 21, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note II), pursuant to which we could borrow up to an aggregate principal amount of $460,000. The note was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of our initial business combination. On October 1, 2021, the Promissory Note was amended such that it is due and payable on the date on which we consummate our initial business combination and was made effective as of October 1, 2021. The amount of $460,000 was outstanding under the Promissory Note II as of June 30, 2022.

On September 21, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note III), pursuant to which we could borrow up to an aggregate principal amount of $461,000, of which $461,000 was outstanding under the Promissory Note III as of June 30, 2022. The $460,000 was borrowed for the three months extension deposit until December 23, 2021 and the other $1,000 was borrowed for the trust account management expense. The note was non-interest bearing and payable on the date on which we consummate our initial business combination.

On December 23, 2021, we issued an unsecured promissory note to our sponsor (the Promissory Note IV), pursuant to which we could borrow up to an aggregate principal amount of $460,000. We borrowed $460,500 in total, including the $460,000 under the Promissory Note IV for the three months extension deposit until March 23, 2022 and $500 due to related party for the trust account management expense. The amount of $460,000 was outstanding under the Promissory Note IV as of June 30, 2022. The note was non-interest bearing and payable on the date on which we consummate our initial business combination.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On March 20, 2022, we issued an unsecured promissory note to our sponsor (the Promissory Note V), pursuant to which we could borrow up to an aggregate principal amount of $634,594. The sponsor initially deposited $736,000 on March 18, 2022, and $101,406 was returned to the sponsor on March 28, 2022 due to the fact that the Company’s shareholders elected to redeem an aggregate amount of 633,792 shares in connection with the Special Meeting. As of June 30, 2022, $634,594 was outstanding under the Promissory Note V. The note is non-interest bearing and payable on the date on which we consummate our initial business combination.

Advance from related party

As of June 30, 2022, the Sponsor advanced $670,600 to the Company for working capital purposes. For the six months ended June 30, 2022, the Company borrowed $670,100 to pay for operating costs and expenses related to the Business Combination.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on June 23, 2020, the holders of the Founder Shares, Representative Shares (as defined in Note 7), Private Units (and their underlying securities) and any Units that may be issued upon conversion of the Working Capital Loans (and underlying securities) will be entitled to registration rights pursuant to a registration rights agreement. The holders of 25% of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, EarlyBirdCapital, Inc. (“EarlyBirdCapital”) may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 600,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 30, 2020, the underwriters fully exercised their over-allotment option to purchase an additional 600,000 Units at $10.00 per Unit.

The underwriters were paid a cash underwriting discount of three and one half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $1,400,000. In connection with the underwriters’ exercise of their over-allotment option in full on June 30, 2020, the underwriters were paid an additional cash underwriting discount of $210,000.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of Initial Public Offering, or $1,610,000, provided, however, that the this fee shall be reduced by an aggregate amount equal to 1.5% of the dollar amount of the Company’s securities purchased prior to the closing of the Business Combination by investors that: (i) are introduced to EarlyBirdCapital by the Company (or any of its direct or indirect affiliates); (ii) have not been previously introduced to a SPAC initial public offering by EarlyBirdCapital; (iii) continue to hold the Company’s ordinary shares through the closing of a Business Combination, and (iv) do not exercise redemption rights with respect thereto in connection with such Business Combination.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS (cont.)

In addition, the Company will pay EarlyBirdCapital a cash fee equal to 1.0% of the total consideration payable in a Business Combination if EarlyBirdCapital introduces the Company to the target business with which the Company completes a Business Combination; provided that the foregoing fee will not be paid prior to the date that is 90 days from the effective date of the Initial Public Offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110(c)(3)(B)(ii).

NOTE 7. SHAREHOLDERS’ EQUITY

Ordinary Shares — On June 26, 2020, the Company amended its Amended and Restated Memorandum and Articles of Association such that it is authorized to issue an unlimited number of ordinary shares, with no par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. There were 1,511,000 shares of ordinary shares issued and outstanding, excluding 3,966,208 and 4,600,000 ordinary shares subject to possible redemption as of June 30, 2022 and December 31, 2021, respectively.

Rights — Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of ordinary shares underlying the rights.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the effective date of the registration statement relating to the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the Public Warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.50 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Representative Shares

EarlyBirdCapital and its designees purchased 100,000 ordinary shares (the “Representative Shares) for an aggregate price of $10.00. The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of the Representative Shares to be $2,200 based upon the price of the Founder Shares issued to the initial shareholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or rights to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 8. DERIVATIVE WARRANT LIABILITIES

As of June 30, 2022, the Company had 261,000 Private Warrants outstanding. The Private Warrants are recognized as warrant liabilities and subsequently measured at fair value.

The Private Warrants will be identical to the Public Warrants (see Note 7) underlying the Units being sold in the Initial Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2022 and December 31, 2021, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, franchise tax payable and notes payable to related party approximate their fair values due to the short-term nature of the instruments. As of June 30, 2022 and December 31, 2021, the Company’s portfolio of

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

investments held in the Trust Account was comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.

As noted in Note 8, the Company has concluded that its Private Warrants should be presented as liabilities with subsequent fair value remeasurement. Accordingly, the fair value of the Private Warrants was classified from Level 1 measurement to Level 3 measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 and indicates the fair value of held to maturity securities as follows.
	Level	June 30, 2022	December 31, 2021
Description
Assets:
Trust Account – U.S. Treasury Securities Money Market Fund	1	$41,549,673	$47,387,687

Liabilities:
Derivative Warrant Liability – Private Warrant	3	$119,096	$180,479

The fair value of the Private Warrants was estimated using Binomial model for the six months ended June 30, 2022 and six months June 30, 2021, respectively. For the six months ended June 30, 2022 on the statements of operations, the Company recognized a decrease of $61,383 in the fair value of warrant liabilities presented respectively, as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Warrants is determined using Level 3 inputs. Inherent in these valuations are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical and implied volatilities of select peer companies as well as its own that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs for the Company’s warrants at their measurement dates:
	June 30, 2022	December 31, 2021
Volatility	2.42%	10.50%
Share price	10.47	10.20
Expected life of the warrants to convert	5.10	5.56
Risk free rate	3.06%	1.37%
Dividend yield	0.00%	0.00%

BRILLIANT ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the derivative warrant liabilities for the six months ended June 30, 2022 and 2021 were as below:
Derivative Warrant Liabilities as of December 31, 2020	$247,634
Change in fair value of derivative warrant liabilities	(56,901)
Derivative Warrant Liabilities as of March 31, 2021	190,733
Change in fair value of derivative warrant liabilities	(6,067)
Derivative Warrant Liabilities as of June 30, 2021	$184,666

Derivative Warrant Liabilities as of December 31, 2021	$180,479
Change in fair value of derivative warrant liabilities	(5,041)
Derivative Warrant Liabilities as of March 31, 2022	175,438
Change in fair value of derivative warrant liabilities	(56,342)
Derivative Warrant Liabilities as of June 30, 2022	$119,096

NOTE 10. SUBSEQUENT EVENTS

Extension of the period of time to consummate its initial business combination

On July 13, 2022, the Company issued an unsecured promissory note in the aggregate principal amount of $353,000 (the “Note”) to the Sponsor. The Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note have been deposited in the Company’s trust account in connection with extending the business combination completion window until October 23, 2022. In connection with a special meeting to approve the extension of the business combination period, the Company’s shareholders elected to redeem an aggregate amount of 1,025,281 shares, and the Company redeemed such shares for an aggregate amount of $10,742,906, or approximately $10.48 per share.

The Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

dated

February 22, 2022

by and among

Nukkleus Inc., a Delaware corporation (the “Company”), and

Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”).

Annex A Page No.
ARTICLE I DEFINITIONS		A-1

ARTICLE II THE MERGER		A-6
2.1	The Merger	A-6
2.2	Registration	A-6
2.3	Closing; Effective Time	A-6
2.4	Effect of the Merger	A-7
2.5	Memorandum and Articles of Association	A-7
2.6	Directors of the Surviving Corporation	A-7
2.7	Directors of PubCo	A-7
2.8	Effect on Issued Securities of SPAC	A-7
2.9	Taking of Necessary Action; Further Action	A-7
2.10	Section 368 Reorganization	A-8
2.11	Formation of Merger Sub.	A-8

ARTICLE III ADDITIONAL AGREEMENTS		A-8
3.1	Support Agreements	A-8

ARTICLE IV CONSIDERATION		A-8
4.1	Conversion of Capital	A-8
4.2	Dissenting Shares	A-9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-9
5.1	Corporate Existence and Power	A-10
5.2	Authorization	A-10
5.3	Governmental Authorization	A-10
5.4	Non-Contravention	A-10
5.5	Capital Structure	A-10
5.6	Issuance of Shares	A-11
5.7	Charter Documents	A-11
5.8	Corporate Records	A-11
5.9	Assumed Names	A-12
5.10	Subsidiaries	A-12
5.11	Consents	A-12
5.12	Financial Statements	A-12
5.13	Books and Records	A-13
5.14	Absence of Certain Changes	A-14
5.15	Properties; Title to the Company Group’s Assets	A-14
5.16	Litigation	A-14
5.17	Contracts	A-14
5.18	Licenses and Permits	A-16
5.19	Compliance with Laws	A-16
5.20	Intellectual Property	A-16
5.21	[Reserved]	A-17
5.22	Customers and Suppliers	A-17
5.23	Accounts Receivable and Payable; Loans	A-18

Annex A-i

Annex A Page No.
5.24	Pre-payments	A-18
5.25	Employees	A-18
5.26	Employment Matters	A-18
5.27	Withholding	A-19
5.28	Real Property	A-19
5.29	Accounts	A-19
5.30	Tax Matters	A-19
5.31	Environmental Laws	A-20
5.32	Finders’ Fees	A-20
5.33	Powers of Attorney and Suretyships	A-20
5.34	Directors and Officers	A-20
5.35	Information Supplied	A-21
5.36	Data Protection	A-21
5.37	Information Technology	A-21
5.38	Insurance	A-21
5.39	Competition and Trade Regulation	A-22
5.40	Affiliate Agreements	A-22
5.41	Certain Business Practices	A-22
5.42	Money Laundering Laws	A-22
5.43	Not an Investment Company	A-23
5.44	No Other Representations or Warranties	A-23

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SPAC		A-23
6.1	Corporate Existence and Power	A-23
6.2	Corporate Authorization	A-23
6.3	Governmental Authorization	A-23
6.4	Non-Contravention	A-23
6.5	Finders’ Fees	A-24
6.6	Capitalization	A-24
6.7	Information Supplied	A-24
6.8	Trust Fund	A-24
6.9	Listing	A-24
6.10	Board Approval	A-24
6.11	SPAC SEC Documents and Financial Statements	A-24
6.12	Litigation	A-25
6.13	Compliance with Laws	A-25
6.14	Money Laundering Laws	A-25
6.15	OFAC	A-25
6.16	Not an Investment Company	A-26
6.17	Tax Matters.	A-26
6.18	Contracts	A-26
6.19	No Alternative Transactions	A-26

ARTICLE VII COVENANTS OF THE COMPANY AND THE SPAC PENDING CLOSING		A-27
7.1	Conduct of the Business	A-27
7.2	Access to Information	A-29

Annex A-ii

Annex A Page No.
7.3	Notices of Certain Events	A-29
7.4	SEC Filings	A-30
7.5	Financial Information	A-30
7.6	Trust Account	A-30
7.7	Directors’ and Officers’ Indemnification and Insurance	A-30
7.8	Company Reverse Stock Split	A-31

ARTICLE VIII COVENANTS OF THE COMPANY		A-31
8.1	Reporting and Compliance with Laws	A-31
8.2	Reasonable Best Efforts to Obtain Consents	A-31

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		A-31
9.1	Reasonable Best Efforts; Further Assurances	A-31
9.2	Transfer Taxes	A-31
9.3	Settlement of the SPAC’s Transaction Costs	A-31
9.4	Registration Statement	A-32
9.5	Lock-up Agreements	A-33
9.6	Registration Rights Agreements	A-33
9.7	PubCo Equity Incentive Plan	A-33
9.8	Confidentiality	A-33
9.9	Available Funding; Company Capitalization Matters.	A-34

ARTICLE X CONDITIONS TO CLOSING		A-34
10.1	Conditions to the Obligations of Each Party to Effect the Merger	A-34
10.2	Additional Conditions to Obligations of the SPAC	A-35
10.3	Additional Conditions to Obligations of the Company	A-36

ARTICLE XI DISPUTE RESOLUTION		A-36
11.1	Arbitration	A-36
11.2	Waiver of Jury Trial; Exemplary Damages	A-37

ARTICLE XII TERMINATION		A-37
12.1	Termination Without Default	A-37
12.2	Termination Upon Default	A-38
12.3	Survival	A-38

ARTICLE XIII MISCELLANEOUS		A-38
13.1	Notices	A-38
13.2	Amendments; No Waivers; Remedies	A-39
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	A-39
13.4	Publicity	A-39
13.5	Expenses	A-39
13.6	No Assignment or Delegation	A-39
13.7	Governing Law	A-39
13.8	Counterparts; Facsimile Signatures	A-40
13.9	Entire Agreement	A-40
13.10	Severability	A-40
13.11	Construction of Certain Terms and References; Captions	A-40

Annex A-iii

Annex A Page No.
13.12	Further Assurances	A-40
13.13	Third-Party Beneficiaries	A-41
13.14	Waiver	A-41
EXHIBIT A		A-44
Calculation of Applicable Per Share Merger Consideration and Closing Payment Shares		A-44
EXHIBIT B Form Registration Rights Agreement		A-45
EXHIBIT C Form Lock-Up Agreement		A-46
EXHIBIT D Form Equity Incentive Plan		A-47
SCHEDULE I Company Disclosure Letter		A-49
SCHEDULE II SPAC Disclosure Letter		A-50

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 22, 2022 (the “Signing Date”), by and among Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”), Nukkleus Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

A. The Company, through its wholly owned and Controlled (as defined below) Subsidiaries, is in the business of software and technology solutions for worldwide crypto and foreign exchange transactions, with a focus on the movement of funds via crypto rails and back to back access to fiat conversion in a compliant regulated fashion (the “Business”);

B. The SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

C. Promptly following the date hereof, the Company intends to form Merger Sub (as defined below) in accordance with the terms set forth herein, and the Company and the SPAC desire that, at the Effective Time (as defined below), Merger Sub shall merge with and into the SPAC, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the BVI Business Companies Act, 2004 (as amended) (the “BVI BCA”) (the “Merger”) and that each issued share of Merger Sub shall be converted into and become one share of the Surviving Corporation, as is provided herein;

D. The Company and the SPAC desire that each SPAC Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Applicable Per Share Merger Consideration;

E. The Company and the SPAC desire that in connection with the consummation of the Merger, the Company will register certain of its securities for public trading on Nasdaq (the “Registration”);

F. Upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, the Company Shares issued and outstanding as of immediately prior to the Merger are being valued based on a pre-Merger consolidated equity value of the Company of $140,000,000.

G. For United States federal income tax purposes, the parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

H. As of the date hereof, the Principal Shareholders (as defined below) are entering into support agreements, pursuant to which each such Principal Shareholder agrees to vote in favor of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” means the Registration Rights Agreement, the Lock-Up Agreements and the Support Agreements.

1.3 “Advisory Fee” means the compensation being paid to the advisors of the SPAC listed on Schedule 1.3 hereto.

Annex A-1

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5 “Alternative Transaction” has the meaning set forth in Section 7.1(d).

1.6 “Alternative Proposal” has the meaning set forth in Section 7.1(d).

1.7 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.8 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.9 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.10 “BVI BCA” has the meaning set forth in the Recitals.

1.11 “Closing Payment Shares” means the Company Shares issued to the shareholders of the SPAC as specified on Exhibit A hereto.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Company Group” means the Company, its Subsidiaries and Controlled entities (including, following its formation, Merger Sub), collectively.

1.14 “Company Options” has the meaning set forth in Section 5.5(b).

1.15 “Company Reverse Stock Split” has the meaning set forth in Section 7.8.

1.16 “Company SEC Documents” means the Forms 8-K, 10-K, 10-Q and other forms filed with the SEC by the Company at any time prior to the Signing Date.

1.17 “Company Shares” means the shares of common stock, par value $0.0001 per share, of the Company.

1.18 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.19 “Contracts” means the material Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.20 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.21 “DGCL” means the Delaware General Corporation Law.

1.22 “Effective Time” has the meaning set forth in Section 2.2.

1.23 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.25 “Excluded Shares” has the meaning set forth in Section 4.1(c).

Annex A-2

1.26 “Financial Statements” has the meaning set forth in Section 5.7(a).

1.27 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.28 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.29 “IPO” means the initial public offering of SPAC pursuant to a prospectus dated June 23, 2020.

1.30 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.31 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign. Without limiting the generality of the foregoing, the Intellectual Property Right shall include, without limitation, all rights of copyright (including all the allied, ancillary, and subsidiary rights), trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised.

1.32 “Intended Tax Treatment” has the meaning set forth in Section 2.10.

1.33 “Inventory” has the meaning set forth in the UCC.

1.34 “Investment Management Trust Agreement” means the investment management trust agreement made as of June 23, 2020, by and between the SPAC and Continental Stock Transfer and Trust Company, as trustee.

1.35 “IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, websites and all other information technology equipment owned or controlled by the Company Group and used in the operation of its business.

1.36 “Key Personnel” means Emil Assentato and Jamal Khurshid.

1.37 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.38 “Leases” means the material leases to which a member of the Company Group, together with all fixtures and improvements erected on the premises leased thereby.

Annex A-3

1.39 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.40 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.41 “Lock-up Agreements” means the agreements in the form attached as Exhibit C, by and between the SPAC and each of the SPAC Initial Shareholders.

1.42 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in substantially the same manner as it does on the Signing Date provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19, or any escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (vi) any matter of which the SPAC is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.43 “Merger” has the meaning set forth in Section 2.1.

1.44 “Merger Sub” means a British Virgin Islands company and wholly owned subsidiary of the Company to be formed by the Company promptly following the date hereof.

1.45 “Open Source Software” means any Software that is or that contains or is derived in any manner (in whole or in part) from any software that is licensed under any license that has been approved by the Open Source Initiative (opensource.org/licenses) or that is based on any similar licensing or distribution model.

1.46 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.47 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws, memorandum of association, articles of association or similar organizational or incorporation documents, in each case, as amended.

1.48 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the SPAC; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.48; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.49 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

Annex A-4

1.50 “Personal Information” means any personal information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, with a particular natural person or household, including but not limited to, names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

1.51 “PIPE Documents” has the meaning set forth in Section 9.9(b).

1.52 “PIPE Transaction” has the meaning set forth in Section 9.9(a).

1.53 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.54 “Principal Shareholders” means each of the following shareholders of the Company: Emil Assentato and Jamal Khurshid.

1.55 “Privacy Laws” means (a) any Laws relating to the protection of Personal Information (including without limitation the General Data Protection Regulation of the European Union and the California Consumer Privacy Act), and any applicable Laws and industry standards regarding direct marketing, e-mails, text messages or telemarketing and (b) binding guidance issued by a governmental Authority that pertains to one of the laws, rules or standards outlined in clause (a).

1.56 “PubCo” has the meaning set forth in Section 2.2.

1.57 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.58 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto.

1.59 “Required SPAC Shareholder Approval” has the meaning set forth in Section 10.1(e).

1.60 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.61 “SEC” means the Securities and Exchange Commission.

1.62 “Securities Act” means the Securities Act of 1933, as amended.

1.63 “Shareholders” means the shareholders of the Company.

1.64 “Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

1.65 “SPAC Initial Shareholders” means the Sponsor and the SPAC’s directors and officers at the Effective Time, to the extent they hold any SPAC Shares.

1.66 “SPAC Shares” means the ordinary shares of the SPAC, no par value, and for the avoidance of doubt, excludes the preferred shares of the SPAC, no par value.

1.67 “SPAC Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the SPAC SEC Documents and the Additional SPAC SEC Documents.

1.68 “SPAC Shareholder Approval Matters” has the meaning set forth in Section 9.5.

1.69 “Sponsor” means Nisun Investment Holding Limited.

Annex A-5

1.70 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.71 “Surviving Corporation” has the meaning set forth in Section 2.1.

1.72 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.73 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement (other than any agreement that is not primarily related to Taxes), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.74 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.75 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.76 “Transaction Costs” means all the legal and audit fees, costs and expenses incurred in connection with the Merger prior to and through the Closing by the SPAC and/or the Company Group.

1.77 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.78 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.79 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the laws of the BVI BCA, Merger Sub shall be merged with and into the SPAC (the “Merger”), the separate corporate existence of Merger Sub shall cease and the SPAC shall continue as the surviving corporation. The SPAC, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.2 Registration. At the Effective Time and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Nasdaq Exchange Rules, the Company shall effect the Registration. The Company following the Registration is hereinafter sometimes referred to as “PubCo”.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company and the SPAC may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall file articles of merger containing

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the matters required by section 171 of the BVI BCA with the Registrar of Corporate Affairs in the British Virgin Islands and in accordance with the relevant provisions of the BVI BCA. The Merger shall become effective at the time when a certificate of merger is issued by the Registrar of Corporate Affairs in the British Virgin Islands in respect of the Merger (the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the BVI BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the SPAC set forth in this Agreement to be performed after the Effective Time.

2.5 Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of the SPAC, as in effect immediately prior to the Effective Time, shall cease to have any effect and the memorandum of association and articles of association of Merger Sub (as amended, the “Charter Documents”), as in effect immediately prior to the Effective Time, shall be the Charter Documents of the Surviving Corporation.

2.6 Directors of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation’s board of directors shall consist of three (3) directors designated by the Company.

2.7 Directors of PubCo. Immediately after the Effective Time, PubCo’s board of directors shall initially consist of such number of directors as the Company shall determine and shall include: Emil Assentato, Jamal Khurshid, Craig Marshak, and such other directors as the Company shall determine; except that Sponsor shall have the right to appoint one director to the PubCo board of directors, subject to the Company’s approval, not to be unreasonably withheld. At the Effective Time, PubCo shall have no fewer than the required number of independent directors under the Securities Act and the Nasdaq rules. PubCo’s board of directors will comply with the requirements of Nasdaq.

2.8 Effect on Issued Securities of SPAC.

(a) Conversion of SPAC Shares. At the Effective Time, all SPAC Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of SPAC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such SPAC Shares except the right to receive Applicable Per Share Merger Consideration pursuant to Section 4.1(a) or by Law.

(b) Cancellation of SPAC Shares Owned by SPAC. At the Effective Time, if there are any SPAC Shares that are owned by the SPAC as treasury shares or any SPAC Shares owned by any direct or indirect wholly owned subsidiary of the SPAC immediately prior to the Effective Time, such shares shall be canceled without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Surviving Corporation, the SPAC or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Company, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). The register of members of Merger Sub evidencing ownership of shares of Merger Sub will, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC, the officers and directors of the SPAC are fully authorized in the name of their company or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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2.10 Section 368 Reorganization. For U.S. Federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

2.11 Formation of Merger Sub. As promptly as reasonably practicable following the date hereof, the Company shall form Merger Sub and shall cause Merger Sub to join this Agreement by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit E and to assume all of the rights and obligations of Merger Sub hereunder.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Support Agreements. Concurrently with the execution of this Agreement, each Principal Shareholder is entering into a support agreement with the SPAC (each, a “Support Agreement”), pursuant to which each Principal Shareholder has agreed, among other things, (a) to vote all of the Company Shares beneficially owned by such Principal Shareholders (which vote may be done by executing a written consent) in favor of the adoption of this Agreement and the approval of the Merger, and (b) not to engage in any transaction involving the securities of the SPAC prior to the Closing.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital.

(a) Conversion of SPAC Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, the Company or the holders of Company Shares, each SPAC Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Shares for such SPAC Shares (the “Applicable Per Share Merger Consideration”) as specified on Exhibit A hereto. For avoidance of any doubt, each Shareholder of the SPAC will cease to have any rights with respect to the SPAC Shares, except the right to receive the Applicable Per Share Merger Consideration.

(b) Dissenting Shares. Each SPAC Share (the “Dissenting Shares”) owned by holders of SPAC Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to applicable laws of the British Virgin Islands (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2, unless and until the holder of such Dissenting Share effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the applicable laws of the British Virgin Islands.

(c) Treatment of Certain SPAC Shares. At the Effective Time, all SPAC Shares that are owned by the SPAC (as treasury shares if any or otherwise) or any of its direct or indirect Controlled entities immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Surrender of Certificates. All Closing Payment Shares issued upon the surrender of the certificates representing the SPAC Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such SPAC Shares, provided that any restrictions on the sale and transfer of such SPAC Shares shall also apply to the Closing Payment Shares so issued in exchange.

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(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any SPAC Share shall have been lost, stolen or destroyed, the Company shall cause to be issued the applicable portion of the Closing Payment Shares for such number of SPAC Shares represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Transfers of Ownership. If any securities of the Company are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Company or any agent designated by it that such Tax has been paid or is not payable.

(h) Fractional Shares and Warrants. No certificates or scrip representing fractional shares of the Company will be issued pursuant to the Merger and each holder of SPAC Shares or SPAC warrants who would otherwise be entitled to a fraction of a Company Share or Company warrant, as the case may be, at any time the Company Shares or Company warrants are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares or warrants that otherwise would be received by such holder in connection with such distribution) shall receive from the Company, in lieu of such fractional share or warrant, one Company Share or one Company warrant, as the case may be.

(i) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding SPAC Shares or Company Shares shall occur (other than the issuance of additional shares of the SPAC or the Company, as the case may be, as permitted by this Agreement (including, without limitation, the Company Reverse Stock Split)), including by reason of any reclassification, recapitalization, share split (including a share consolidation (a “reverse stock split”)), or combination, exchange, readjustment of shares, share issuance in connection with a business acquisition, or similar transaction, or any share dividend or distribution paid in shares, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the SPAC or the Company, as the case may be, to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into a right to receive the applicable portion of the Applicable Per Share Merger Consideration, but instead shall be entitled to only such rights as are granted by the BVI BCA; provided, however, that if, after the Effective Time, such holder waives, withdraws, or loses such holder’s right to appraisal pursuant to the applicable provisions of the BVI BCA, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the applicable provisions of the BVI BCA, such SPAC Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Applicable Per Share Merger Consideration in accordance with Section 4.1 without interest thereon, upon surrender and transfer of such shares. The SPAC shall provide the Company prompt written notice of any demands received by the SPAC for appraisal of any SPAC Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the SPAC prior to the Effective Time that relates to such demand. Except with the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the SPAC shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the SPAC that, except as disclosed in (i) the Company SEC Documents or (ii) the disclosure schedules to this Article V that are attached hereto as Schedule I, each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule to the numbered and lettered sections of this Article V to which the particular schedule relates is for the sake of convenience only and each such disclosure shall be taken as referring to each and every section of

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Article V to which, based on the face of such disclosure, it can reasonably be expected to relate. For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, necessary and required to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and proposed to be conducted. Each member of the Company Group has all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted and proposed to be conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which any member of the Company Group is qualified to conduct the Business.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and by each member of the Company Group of the Additional Agreements to which such member is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group member and have been duly and validly authorized by all necessary action on the part of such Company Group member and no other act or proceeding on the part of any member of the Company Group, its board of directors or its equityholders is necessary to authorize the execution, delivery or performance by such member of the Company Group of this Agreement and the Additional Agreements, subject to the authorization and approval of this Agreement, the Merger and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company and such other authorization, if any, as specified in the Organizational Documents (“Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the applicable member of the Company Group enforceable against such Company Group member in accordance with their respective terms.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or by any member of the Company Group of any Additional Agreements to which such member is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or by any member of the Company Group of any Additional Agreement to which such member is a party does or will (a) contravene or conflict with the organizational or constitutive documents of such member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group are entitled to under any provision of any Permit, Contract or other instrument or obligations binding upon a member of the Company Group or by which any of the Company Shares, or any of the Company Group’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any of the Company Shares, (d) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure.

(a) Share Capital. The authorized share capital of the Company is US$91,480 divided into 914,800,000 shares of par value US$0.0001 each, of which (i) 352,024,371 shares of common stock, par value US$0.0001 each, and (ii) zero (0) shares of preferred stock, par value US$0.0001 each, are issued and outstanding as of the date

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hereof, and, following the Company Reverse Stock Split, 14,000,000 Company Shares will be issued and outstanding immediately prior to the Closing. As of the date of this Agreement, (A) no Company Shares are held as treasury shares, (B) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (C) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). Except as set forth on Schedule 5.5(a), as of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) As of the Signing Date, options to acquire 3,350,000 Company Shares were issued and outstanding. Schedule 5.5(b) sets forth a schedule of all holders of options to acquire Company Shares (“Company Options”) on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option (and whether such option includes an “early exercise feature”), the vesting schedule (and the terms of any acceleration rights thereof) and termination or expiration date of each Company Option, for each holder who is not a current employee of the Company Group, whether such Person has ever been an employee of the Company Group, whether such Company Options are currently vested or unvested and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. Schedule 5.5(b) sets forth each employee or other Person with an offer letter or other contract or benefit arrangement that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement complies in all material respects with applicable Laws and the applicable Company Option grant agreement. Each Company Option (i) was granted in material compliance with all applicable Laws solely with respect to each Company Option granted to an individual subject to Taxes in the United States, has an exercise price that is equal or greater than the fair market value of the underlying Company Shares on the applicable grant date based on a third party valuation report that satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii), and (ii) has a grant date identical to the date on which the Company board of directors (or compensation committee thereof) approved the issuance of such Company Option.

(c) Other than as set forth in Schedule 5.5(b), there are no: (i) outstanding Company Share Rights; (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, (iii) to the knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iv) to the knowledge of the Company, disputes, controversies, demands or claims as to any Company Shares.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and each such Closing Payment Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of PubCo. The Closing Payment Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.7 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No member of the Company Group has taken any action in material violation or derogation of its Organizational Documents.

5.8 Corporate Records. All proceedings of the board of directors of the Company occurring since December 31, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of each member of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of each member of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since December 31, 2018, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of such member of the Company Group.

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5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or, within the last two (2) years, used by any member of the Company Group, including names on any websites. Since December 31, 2018, no member of the Company Group has used any name other than the names listed on Schedule 5.9 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent required by applicable laws, other than as would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries .

(a) Schedule 5.10(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.10(a), (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.10(a), to the knowledge of the Company, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 5.10(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 5.10(a), none of the Company, its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.10(a), there are no outstanding contractual obligations of the Company, its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.11 Consents. Expect as set forth in Schedule 5.11, no Contracts binding upon any member of the Company Group or by which any of the Company Shares or any of the Company Group’s assets are bound, requires a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.12 Financial Statements.

(a) Schedule 5.12(a) includes (i) the audited consolidated financial statements of the Company for the fiscal years ended September 30, 2020 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12)-month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12)-month periods ended on such dates (audited in accordance with the requirements of the Public Company Accounting Oversight Board), and (ii) unaudited financial statements of the Company as of and for the three (3)-month period ended December 31, 2021 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the three (3)-month period ended on such date, and the unaudited consolidated cash flow statements for the three (3)-month period ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects and in conformity with applicable accounting standards applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. Such unaudited Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on

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an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions in accordance with U.S. GAAP for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.12(d), the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to the SPAC with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect. Since December 31, 2018, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

(f) Merger Sub will have been formed solely for the purpose of engaging in the Merger, at the Effective Time will not have conducted any business and will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

5.13 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the SPAC by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly reflect in all material respects the transactions and dispositions of assets and the providing of services by each member of the Company Group. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with applicable management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with applicable management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group.

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5.14 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.14, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) no member of the Company Group has taken any action nor has any event occurred which would have violated the covenants of the Company Group set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.15 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.15(a), the material items of Tangible Personal Property owned by any member of the Company Group have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material items of Tangible Personal Property are in the control of a member of the Company Group or its employees.

(b) A member of the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.15(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.16 Litigation. Except as set forth on Schedule 5.16, there is no material Action (or any basis therefore) before any court, official or other Authority pending against, or to the knowledge of the Company, threatened against or affecting, any member of the Company Group, any of its officers or directors, the Business, any Company Shares, any of the Company Group’s assets or any Contract by which a member of the Company Group is bound, or which in any manner challenges or seeks to materially prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Prior to Closing, all material Actions set forth on Schedule 5.16 shall be settled or terminated with respect to the Company. There are no outstanding judgments against any member of the Company Group that would reasonably to be expected to, materially impede the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Contracts.

(a) Schedule 5.17(a) lists the following written Contracts (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, any member of the Company Group of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by any member of the Company Group in excess of $500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any member of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements;

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(v) all Contracts relating to any material acquisitions or dispositions of assets in excess of $500,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements materially restricting the conduct of any member of the Company Group or substantially limiting the freedom of any member of the Company Group to compete in any line of business, with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to any member of the Company Group to which any Affiliate is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;

(xiii) any Contract relating to the voting or control of the equity interests of any member of the Company Group or the election of directors of any member of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 5.17(b), (i) each Material Contract is a valid and binding agreement, is in full force and effect, and neither any member of the Company Group nor, to the Company’s knowledge, any other party thereto, is in material breach or material default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto, (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on and materially restrict the Business or require any payments by or with respect to the SPAC, any of its Affiliates, or the transactions contemplated hereby. The Company has previously provided to the SPAC true, correct, complete and fully executed copies of each Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by any member of the Company Group of this Agreement or any Additional Agreements to which such member of the Company Group is a party or the consummation by any member of the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

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(d) Each member of the Company Group is in compliance in all material respects with all material covenants and all financial covenants in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Each of the material transactions between any member of the Company Group and any Shareholder, officer, employee or director of any member of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Shareholders, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such member of the Company Group (if applicable).

5.18 Licenses and Permits. Schedule 5.18 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.18, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.19 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.19, no member of the Company Group is in violation of, has violated, or to the Company’s knowledge, is under investigation with respect to or has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, judgment, order or decree entered by any court, arbitrator or other Authority, domestic or foreign, nor is there any basis for any such charge. In the last two (2) years, no member of the Company Group has received any subpoenas by any Authority.

5.20 Intellectual Property.

(a) Schedule 5.20 sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) exclusive licenses pursuant to which any Person is authorized to use such Intellectual Property Rights.

(b) The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing.

(c) Within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(d) To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.

(e) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

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(f) To the knowledge of the Company, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(g) None of the execution, delivery or performance by the Company of this Agreement nor by any member of the Company Group of any of the Additional Agreements to which such member is a party, or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. To the knowledge of the Company, there has been no theft, unauthorized access to or disclosure of any trade secret or material confidential information of any member of the Company Group.

(i) No member of the Company Group or, to the knowledge of the Company, any other Person acting on behalf of any member of the Company Group has disclosed, licensed, released or delivered to any third party, or agreed to disclose, license, release or deliver to any third party, including any escrow agent, any source code of any Software owned by the Company Group, other than disclosures to employees, consultants and independent contractors of the Company Group involved in the development and maintenance of such Software who are subject to binding, written confidentiality obligations with respect thereto. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company Group or any Person acting on behalf of any member of the Company Group of any source code of the Software owned by the Company Group, except, in each case, as would not be material and adverse to the Company Group.

(j) To the knowledge of the Company, no Open Source Software has been distributed by or on behalf of any member of the Company Group in such a manner as would require any member of the Company Group to (i) license, distribute, or make available any source code for any Open Source Software, or to permit any other Person to perform such actions, (ii) be restricted or limited from charging for distribution of any of the Company Group’s products or services, in each case, except as would not be material and adverse to the Company Group.

5.21 [Reserved]

5.22 Customers and Suppliers.

(a) Schedule 5.22(a) sets forth a list of the top ten (10) customers (by revenue) of the Company Group for the twelve (12)-month period ending March 31, 2021, and for the nine (9)-month period ending December 31, 2021 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company Group by each Material Customer during each such period. Except as set forth in Schedule 5.22(a), as of the Signing Date, no Material Customer has expressed to any member of the Company Group in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially and adversely reduce or modify, its relationship with the Company Group or of a material breach of the terms of any contract with such Material Customer. As of the Signing Date, no Material Customer has asserted or, to the Company’s knowledge, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Schedule 5.22(b) set forth a list of the top ten (10) vendors to and/or suppliers of (by spend) the Company Group for the twelve (12)-month period ending March 31, 2021, and for the nine (9)-month period ending December 31, 2021 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by a member of the Company Group during each such period. Except as set forth in Schedule 5.22(b), as of the Signing Date, no Material Supplier has expressed to any member of the Company Group in writing and the Company Group has no knowledge of any Material Supplier’s intention to cancel or otherwise terminate, or materially and adversely reduce or modify, its relationship with the Company Group or of a material breach of the terms of any contract with such Material Supplier.

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5.23 Accounts Receivable and Payable; Loans.

(a) To the Company’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements and all accounts receivable and notes arising subsequent to the date thereof represent valid obligations arising from services actually performed or goods actually sold by a member of the Company Group in the ordinary course of business consistent with past practice. To the Company’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements and all accounts payable arising subsequent to the date thereof arose from bona fide transactions in the ordinary course consistent with past practice and were approved by the board of directors or shareholders pursuant to the Charter Document of the applicable member of the Company Group.

(b) To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, except as set forth on Schedule 5.23(b), all material accounts, receivables or notes are good and collectible in the ordinary course of business and were approved by the board of directors or shareholders pursuant to the Charter Document of the applicable member of the Company Group.

(c) The information set forth on Schedule 5.23(c) separately identifies any and all accounts receivable or notes of the Company Group which are owed by any other Persons or entities except for Affiliates of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 5.23(c), the Company Group is not indebted to any other entities and no entities are indebted to the Company Group.

5.24 Pre-payments. Except as set forth on Schedule 5.24, no member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or as reflected on the Financial Statements.

5.25 Employees.

(a) Schedule 5.25(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of the Signing Date, setting forth the name and title for each such person.

(b) Except as set forth on Schedule 5.25(b), no member of the Company Group is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of any member of the Company Group, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against any member of the Company Group under any worker’s compensation policy or long-term disability policy.

5.26 Employment Matters.

(a) Schedule 5.26(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement, and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC true and complete copies of such forms of employment agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as set forth on Schedule 5.26(b):

(i) to the knowledge of the Company, no current employee of any member of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

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(ii) no member of the Company Group is a party to any collective bargaining agreement or is involved in any material labor relations disputes, and there is no pending union organizing activity in respect of the employees of any member of the Company Group.

5.27 Withholding. Except as set forth on Schedule 5.27, all obligations of the members of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by any member of the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.27, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.28 Real Property.

(a) Except as set forth on Schedule 5.28, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.28, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by any member of the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. Except has would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Real Property leased by the Company Group is in a state of maintenance and repair adequate and suitable for the purposes for which it is presently being used, and there are no repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $1,000,000 on an annual basis to repair or otherwise remediate for any single Real Property.

5.29 Accounts. Schedule 5.29 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each member of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.30 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth on Schedule 5.30(a). (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid in connection with such Tax Returns; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group for which a Lien may be imposed upon any of the Company Group’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived

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or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or request for a closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (viii) no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (ix) there is no outstanding power of attorney from the Company Group authorizing anyone (other than employees of the Company Group) to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (x) the Company Group is not a party to any Tax sharing or Tax allocation Contract, other than any contract the principal subject of which is not Taxes; and (xi) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return of the Company.

(b) The Company Group has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.31 Environmental Laws.

(a) The Company has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to the SPAC all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by any member of the Company Group such as could give rise to any material liability or corrective or remedial obligation of any member of the Company Group under any Environmental Laws.

5.32 Finders’ Fees. Except as set forth in Schedule 5.32(a), with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the SPAC or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.33 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.34 Directors and Officers. Schedule 5.34 sets forth a true, correct and complete list of all directors and officers of the Company.

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5.35 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the SPAC shareholders and at the time of any meeting of the SPAC shareholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by the SPAC for inclusion therein.

5.36 Data Protection.

(a) Since December 31, 2018, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group (i) has been in compliance with all Privacy Laws and the Company Group’s applicable contractual requirements relating to the Company Group’s collection, use, storage, safeguarding, disclosure, transfer, and security of Personal Information, and (ii) has not been subject to any regulatory audits or investigations by any Authority relating to Privacy Laws. The Company Group has taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the knowledge of the Company, since December 31, 2018, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group.

(b) The Company has not received any material written requests, complaints, notices or objections to its collection or use of Personal Information from any Authority or third party (including data subjects) that remains unresolved. To the knowledge of the Company, no individual has been awarded compensation from the Company Group under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company Group does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company Group is bound.

5.37 Information Technology

(a) The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company Group for the operation of its business as currently conducted and (ii) to the knowledge of the Company, are free from bugs and other defects, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company Group has implemented with respect to its material IT Systems commercially reasonable backup, security and disaster recovery technology.

(c) To the knowledge of the Company, since December 31, 2018, there has been no material security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group.

5.38 Insurance.

(a) Schedule 5.38 sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company Group (the “Insurance Policies”). To the Company’s knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

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(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company Group, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company Group has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company Group or the assets, business, operations, employees, officers and directors of the Company Group pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

5.39 Competition and Trade Regulation.

(a) Each member of the Company Group is and since December 31, 2018, has been in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company Group does business or to which the Company Group is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Group also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and is following such policies and procedures in all material respects.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all applicable Antitrust Laws. No member of the Company Group is nor has been a party to or is or has been concerned in any agreement or arrangement with an Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company Group has assets or carries or intends to carry on business or where its activities may have an effect.

5.40 Affiliate Agreements. Except as set forth on Schedule 5.40, no member of the Company Group is a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company Group, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the SPAC or any member of the Company Group or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

5.41 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.42 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving any member of the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

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5.43 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.44 No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this Article V, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the SPAC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article V, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SPAC

The SPAC hereby represents and warrants to the Company Group that, except as disclosed in the SPAC SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule to numbered and lettered sections of this Article VI to which the particular schedule relates is for the sake of convenience only, and each such disclosure shall be taken as referring to each and every section of Article VI to which, based on the face of such disclosure, it can reasonably be expected to relate,. For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries. The schedules to this Article VI shall be collectively attached hereto as Schedule II.

6.1 Corporate Existence and Power. The SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by the SPAC of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of the SPAC to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required SPAC Shareholder Approval (as defined in Section 10.1(e)). This Agreement has been duly executed and delivered by the SPAC and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the SPAC, enforceable against it in accordance with their representative terms.

6.3 Governmental Authorization. Other than as required under applicable Laws, including customary filings to implement the Merger in accordance with the BVI BCA, neither the execution, delivery nor performance by the SPAC of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the SPAC of this Agreement or any Additional Agreements do not and will not (a) provide that holders of fewer than the number of SPAC Shares specified in the SPAC’s Organizational Documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of the SPAC, or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the SPAC, except, in each case of clauses (a) and (b), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the SPAC.

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6.5 Finders’ Fees. Except for the Advisory Fee to be paid to RedEight Capital Limited, Axiom Capital Management, Inc., and Earlybird Capital Inc. on the Closing Date, there is no other investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the SPAC or its Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Capitalization.

(a) The SPAC is authorized to issue an unlimited number of shares, with no par value, divided into two classes of shares being (i) ordinary shares with no par value and (ii) preferred shares with no par value, of which 6,111,000 SPAC Shares are issued and outstanding as of the date hereof (including 4,600,000 SPAC Shares subject to redemption). Other than 4,861,000 SPAC Shares issuable upon the exercise of outstanding warrants and 486,100 SPAC Shares issuable upon the exchange of outstanding rights, no other shares or other voting securities of the SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the British Virgin Islands, the SPAC’s Organizational Documents or any contract to which the SPAC is a party or by which the SPAC is bound. Except as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any SPAC Shares or any shares of the SPAC. There are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Other than warrants exercisable for an aggregate number of 4,861,000 SPAC Shares and rights exchangeable for 486,100 SPAC Shares, the SPAC has not issued any shares, options, warrants, preemptive rights, calls, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the SPAC. The SPAC is not party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights.

6.7 Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the SPAC’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the SPAC or that is included in the SPAC SEC Documents).

6.8 Trust Fund. As of the date of this Agreement, the SPAC has at least $46,000,000 in the trust fund established by the SPAC for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company, LLC, pursuant to the Investment Management Trust Agreement.

6.9 Listing. As of the date hereof, the SPAC Shares are listed on the Nasdaq Capital Market, with trading symbol “BRLI”.

6.10 Board Approval. The SPAC Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the SPAC and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in SPAC’s Organizational Documents.

6.11 SPAC SEC Documents and Financial Statements.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the SPAC with the SEC since the SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). The SPAC has made available to the Company copies in the

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form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) the SPAC’s Annual Reports on Form 10-K for each fiscal year of the SPAC beginning with the first year the SPAC was required to file such a form, (ii) the SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of the SPAC beginning with the first quarter the SPAC was required to file such a form, (iii) all proxy statements relating to the SPAC’s meetings of shareholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by the SPAC with the SEC since the SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “SPAC SEC Documents”). The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document or Additional SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The SPAC Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the SPAC’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the SPAC Financial Statements.

6.12 Litigation. There is no Action (or any basis therefore) pending against the SPAC, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the SPAC. The SPAC is not, and has not previously been, subject to any legal proceeding with any Authority.

6.13 Compliance with Laws. The SPAC is not in violation of, has not violated, nor is it under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the SPAC has not previously received any subpoenas by any Authority.

6.14 Money Laundering Laws. The operations of the SPAC are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the SPAC with respect to the Money Laundering Laws is pending or, to the knowledge of the SPAC, threatened.

6.15 OFAC. Neither the SPAC, nor any director or officer of the SPAC (nor, to the knowledge of the SPAC, any agent, employee, affiliate or Person acting on behalf of the SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such

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funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.16 Not an Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.17 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the SPAC, threatened, with respect to Taxes of the SPAC or for which a Lien may be imposed upon any of either of the SPAC’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the SPAC, the SPAC complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vii) to the knowledge of the SPAC, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the SPAC is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the SPAC; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the SPAC has not paid any tax or filed Tax Returns, asserting that the SPAC is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the SPAC authorizing anyone to act on behalf of the SPAC in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) the SPAC is not, nor has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the SPAC is not currently nor has ever been included in any consolidated, combined or unitary Tax Return.

(b) The unpaid Taxes of the SPAC for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the SPAC in filing its Tax Return.

(c) The SPAC has not taken or agreed to take any action, does not intend to or plan to take any action, and has no knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

6.18 Contracts. Schedule 6.18 lists all Contracts, oral or written to which the SPAC is a party.

6.19 No Alternative Transactions. The SPAC is not engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions relating to potential Alternative Transactions have been terminated.

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ARTICLE VII
COVENANTS OF THE COMPANY AND THE SPAC PENDING CLOSING

Each of the Company and the SPAC covenants and agrees that:

7.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, each of the Company and the SPAC shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), each of the Company and the SPAC shall not (other than in connection with the transactions contemplated in this Agreement):

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement (including, without limitation, to effect the Company Reverse Stock Split);

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the SPAC, as applicable, other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of $500,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $500,000 out of the ordinary course of business consistent with past practice (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate, other than in the ordinary course of business);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the SPAC’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000 except in the ordinary course of business consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any cash, dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay cash or any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate except as provided in existing employment agreements);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $200,000 or in excess of $200,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the SPAC;

(ix) obtain or incur any loan or other Indebtedness in excess of $1,000,000, including drawings under the Company Group’s existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the SPAC’s, as applicable, assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) take any action that would reduce the Company’s stockholders’ equity to below $10,000,000 or reduce its working capital to below $250,000;

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(xii) suffer any damage, destruction or loss of property out of ordinary course of business related to any of the Company Group’s or the SPAC’s, as applicable, assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceeds $1,000,000;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company Group’s or the SPAC’s, as applicable, assets with an aggregate coverage amount in excess of $1,000,000 to lapse;

(xv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xvi) change its principal place of business or jurisdiction of organization or incorporation;

(xvii) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount exceeding $25,000;

(xviii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) take any action that would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment; or

(xxi) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, until the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the SPAC shall not, and shall not cause its Subsidiaries to, amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the SPAC.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the SPAC (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or

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other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the SPAC in a single transaction or series of related transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the SPAC or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the SPAC shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the SPAC (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the SPAC shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives reasonable access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the SPAC as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to reasonably cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the SPAC, and provided further that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the SPAC or any of the Company Group’s or the SPAC’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

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7.4 SEC Filings.

(a) Each party acknowledges that:

(i) Each of the Company’s and the SPAC’s shareholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, each party must call a meeting of its shareholders requiring such party to prepare and file with the SEC a Proxy Statement;

(ii) Such other party will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) Such other party will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the SPAC or the Company make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the other party will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use its reasonable best efforts to (i) cooperate with such party, (ii) respond to questions about itself required in any filing or requested by the SEC, and (iii) provide any information requested by such party in connection with any filing with the SEC.

(c) Cooperation. The Company and the SPAC each acknowledge that a substantial portion of the filings with the SEC and mailings to the SPAC’s shareholders with respect to the Proxy Statement shall include disclosure regarding the other party and its management, operations and financial condition. Accordingly, each party agrees to, as promptly as reasonably practical, provide the other party with such information as shall be reasonably requested for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about itself and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. Each party understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. Each party shall cause its managers, directors, officers and employees to be reasonably available to the other party and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information. The Company will provide additional financial information as reasonably requested by the SPAC for inclusion in any filings to be made by the SPAC with the SEC. If reasonably requested by the SPAC, the Company shall use its reasonable best efforts to cause such information to be reviewed or audited by the Company’s auditors.

7.6 Trust Account. The Company acknowledges that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to SPAC shareholders holding SPAC Shares who shall have validly redeemed their SPAC Shares upon acceptance by the SPAC of the SPAC Shares, (ii) the expenses of the SPAC to the third parties to which they are owed, (iii) the Advisory Fee, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and any business combination completion window extension interests paid by the Sponsor to the Trust Account prior to the Closing, (v) the remaining monies in the Trust Account to the SPAC. Except as otherwise expressly provided in the Investment Management Trust Agreement, the SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the SPAC or the Company Group, as the case may be, in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their

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respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the SPAC and the Company shall cause the Organizational Documents of the SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) for the period commencing on the Closing Date to the sixth anniversary of the Closing Date, that is substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum the SPAC paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). The Surviving Corporation shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

7.8 Company Reverse Stock Split. The Company shall submit to the Company’s shareholders at the Company Special Meeting an amendment to the Company’s certificate of incorporation to authorize the Board to effect a reverse stock split of all outstanding shares of the Company at a reverse stock split ratio of one share for a number of shares equal to the quotient of (i) the total number of Company Shares outstanding immediately prior to the Effective Time, divided by (ii) 14,000,000, or such other ratio as the Company and the SPAC may agree (the “Company Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effect the Company Reverse Stock Split.

ARTICLE VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall, and shall cause the other members of the Company Group to, duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each third party consent which are required in the ordinary course of business as promptly as practicable hereafter.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger (“Transfer Taxes”) shall be paid by the SPAC.

9.3 Settlement of the SPAC’s Transaction Costs. From the date hereof through the Closing Date, all the Transaction Costs, other than those payable at Closing from the Trust Account, shall be settled and paid in full by the Company. In the event that this Agreement is terminated in accordance with Section 12.2(b), the SPAC shall promptly pay and reimburse the Company for all Transaction Costs paid by the Company. At the time of this Agreement and at the Closing, the SPAC shall provide the Company with schedules setting forth all liabilities, expenses, and costs owed by the SPAC and its subsidiaries as of the date of this Agreement and at the Closing, respectively.

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9.4 Registration Statement.

(a) As promptly as practicable after the date hereof, the Company shall prepare with the assistance, cooperation and commercially reasonable efforts of the SPAC, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Shares to be issued in the Merger, which Registration Statement will also contain a proxy statement of the SPAC (as amended, the “Proxy Statement”) for the purpose of (x) soliciting proxies from the SPAC shareholders for the matters to be voted upon at the SPAC Special Meeting and providing the shareholders of the SPAC an opportunity in accordance with the SPAC’s Organizational Documents and the Prospectus to have their SPAC Shares redeemed in conjunction with the shareholders vote on the SPAC Shareholder Approval Matters (as defined below), and (y) soliciting proxies from the Company shareholders for the matters to be acted upon at the Company Special Meeting. The Proxy Statement shall include proxy materials for the purpose of

(i) soliciting proxies from the SPAC shareholders to vote, at a meeting of the SPAC shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of the SPAC Shares in accordance with the SPAC’s Organizational Documents, the Laws of the British Virgin Islands and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “SPAC Shareholder Approval Matters”), and (C) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the Chairman of the SPAC Special Meeting. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval (as defined below), the Chairman of the SPAC Special Meeting may, with the consent of the SPAC Special Meeting, make one or more successive postponements or adjournments of the SPAC Special Meeting.

(ii) soliciting proxies from the Company shareholders to vote, at an extraordinary general meeting of the Company shareholders to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of the Company securities in accordance with the Company’s Organizational Documents, the Laws of the state of Delaware and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “Company Shareholder Approval Matters”), and (C) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of the Company. If on the date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Shareholder Approval (as defined below), whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Special Meeting.

(iii) In connection with the Registration Statement, the SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Laws of the British Virgin Islands and the rules and regulations of the SEC and Nasdaq. The SPAC shall cooperate and provide the Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the SPAC with such material information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable

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SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company Group’s auditors. The SPAC shall provide such material information concerning the SPAC and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The SPAC will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, the SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the SPAC shall cause the Proxy Statement to be disseminated to the SPAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, (i) the SPAC shall distribute the Proxy Statement to the SPAC’s shareholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with British Virgin Islands Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement, and (ii) the Company shall distribute the Proxy Statement to the Company’s shareholders, and, pursuant thereto, shall call the Company Special Meeting in accordance with Delaware Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

9.5 Lock-up Agreements. At the Effective Time, the Company shall enter into the Lock-Up Agreements with the SPAC Initial Shareholders, which shall include, among other provisions, restrictions on the transfer of Company Shares held by the Sponsor at the Effective Time for a period of one (1) year following the Closing. Company Shareholders who are Affiliates of PubCo and Sponsor will be subject to a Lock-Up Agreement on the same terms that apply to the SPAC Initial Shareholders.

9.6 Registration Rights Agreements. At the Effective Time, the Company shall enter into the Registration Rights Agreement with the SPAC Initial Shareholders, New Lighthouse Investment Limited, the SPAC’s advisor in connection with the IPO, Earlybird Capital, Inc., the representative of the underwriters in the IPO, and Company Shareholders who are Affiliates of PubCo and Sponsor, pursuant to which such shareholders will be granted certain registration rights relating to the Closing Payment Shares to be received by them in accordance with the terms of the Registration Rights Agreement. The SPAC shall use reasonable best efforts to terminate the Registration Rights Agreement, dated as of June 23, 2020, by and among the SPAC and the SPAC Initial Shareholders party thereto (the “SPAC Registration Rights Agreement”).

9.7 PubCo Equity Incentive Plan. Prior to the Effective Date, PubCo shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit D, with such changes or modifications thereto as the Surviving Corporation and PubCo may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance that is not less than 1,000,000 shares of PubCo Common Stock.

9.8 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault

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of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.9 Available Funding; Company Capitalization Matters.

(a) Concurrently with or prior to the Closing, each party will use its reasonable best efforts to ensure that:

(i) the Company enters into subscription agreements or securities purchase agreements with certain investors pursuant to which such investors commit to purchase securities of the Company in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Transaction”); and

(ii) holders of the SPAC Shares do not elect to convert their SPAC Shares into a pro rata portion of the Trust Fund in connection with the Closing as provided for in the SPAC’s Organizational Documents and the Prospectus, including by having third-party investors who indicate their intention not to elect conversion purchase SPAC Shares in the public market, such that, in the aggregate, the Company has no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs) and the net proceeds from the PIPE Transaction and/or such other private placement.

(b) Without limiting Section 9.9(a) above, the SPAC and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the PIPE Transaction on the terms set forth in any subscription agreements or securities purchase agreements, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”), including using the SPAC’s and the Company’s commercially reasonable efforts to (i) maintain in full force and effect any PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Transaction set forth in the PIPE Documents that are applicable to the SPAC, the Company or any of its Subsidiaries and within the control of the SPAC, the Company or any of its Subsidiaries, and to consummate the PIPE Transaction at or prior to the Closing, including causing the investor parties thereto to fund the PIPE Transaction at the Closing, (iii) comply on a timely basis with the SPAC’s and the Company’s obligations under the PIPE Documents, and (iv) enforce the SPAC’s and the Company’s rights under the PIPE Documents, including by assigning the rights of the SPAC or the Company to bring such lawsuits to the Surviving Corporation so as to enable the Surviving Corporation to file such lawsuits against the investors on behalf of the SPAC or the Company. The Company shall provide the SPAC with copies of all documents relating to the PIPE Transaction and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that the Company reasonably expects to have a material and adverse impact on the ability of the Company to obtain all or any portion of the PIPE Transaction.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Each Party to Effect the Merger. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

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(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(d) Each of the Additional Agreements shall have been entered into and shall be in full force and effect.

(e) The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with the Proxy Statement and the SPAC’s Organizational Documents shall have been approved by the requisite vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(f) This Agreement, the Merger and the transactions contemplated hereby and thereby, including the Merger and the Company Reverse Stock Split, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Laws of the State of Delaware and the Company’s Organizational Documents.

(g) The Company’s initial listing application with the Nasdaq Stock Market in connection with the transactions contemplated hereby shall have been approved and the Company Common Stock shall have been approved for listing on the Nasdaq Stock Market, subject to completion of the Merger.

10.2 Additional Conditions to Obligations of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk (which may include, for example, payments made to settle a litigation that could reasonably be expected to have a Material Adverse Effect).

(d) All Company Group Consents as set forth on Schedule 5.6, as amended, have been obtained, and no such consent shall have been revoked.

(e) The SPAC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f) The SPAC shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the SPAC, and no such Governmental Approval shall have been revoked.

(g) The SPAC shall have received Schedule I updated as of the Closing Date.

(h) Company Group Transaction Costs shall not exceed the following amounts: (1) $1,750,000 in Advisory Fees, (2) $1,200,000 in legal fees and (3) $500,000 in respect of obtaining a fairness opinion.

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10.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The SPAC shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the SPAC contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the SPAC, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of the SPAC to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) The Company shall have a gross amount of no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs).

(f) From the date hereof until the Closing, the SPAC shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the SPAC.

(g) The SPAC shall have remained listed on Nasdaq through the Closing Date.

(h) The SPAC’s unpaid debts and liabilities as of immediately prior to the Closing, not including Transaction Costs and the Advisory Fee to RedEight Capital Limited, Axiom Capital Management, Inc., and Earlybird Capital Inc., shall not exceed $500,000.

(i) The SPAC shall have delivered a fairness opinion of ClearThink Capital LLC or such other financial advisory firm designated by the SPAC, in form and substance reasonably satisfactory to the Company.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York, chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

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(d) The arbitration shall be held in New York, New York, in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by March 23, 2022, or, following the approval by the SPAC shareholders of the extension of the life of the SPAC pursuant to the SPAC’s Organizational Documents, September 23, 2022 (such date, in either case, the “Outside Closing Date”), and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the SPAC or the Company, as the case may be, shall have the right, at

Annex A-37

its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by SPAC or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date. The SPAC shall use reasonable best efforts to extend the life of the SPAC pursuant to the SPAC’s Organizational Documents or other agreements between the SPAC and third parties.

12.2 Termination Upon Default.

(a) The SPAC may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations the SPAC may have, if the Company materially breaches any of its representations, warranties, agreements or covenants contained herein, or if any member of the Company Group materially breaches any of its representations, warranties, agreements or covenants contained in any Additional Agreement to which such member is a party, to be performed on or prior to the Closing Date or this Agreement, the Merger or the transactions contemplated hereby fail to be authorized or approved by the shareholders of the Company and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the SPAC, without prejudice to any rights or obligations the Company Group may have, if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach.

12.3 Survival. The provisions of Article XI through Article XIII shall survive any termination hereof.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Nukkleus, Inc.
525 Washington Blvd.
Jersey City, New Jersey 07310
Attn:
Email:

with a copy to (which shall not constitute notice):

Schiff Hardin LLP
1185 Avenue of the Americas
Suite 3000
New York, NY 10036
Attention: Ralph De Martino
E-mail: rdemartino@schiffhardin.com

if to the SPAC:

Brilliant Acquisition Corporation
99 Dan Ba Road, C-9, Putuo District,
Shanghai, Peoples Republic of China
Attn: Dr. Peng Jiang
Email:

Annex A-38

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email: gcaruso@loeb.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the SPAC and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein. Notwithstanding the foregoing, any filing fees with respect to any regulatory or governmental filings shall be shared equally by the Company and the SPAC.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Annex A-39

13.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Annex A-40

13.13 Third-Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final IPO prospectus of the SPAC, dated June 23, 2020 (the “Prospectus”). The Company has read the Prospectus and understand that the SPAC has established the Trust Account for the benefit of the public shareholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC.

[The remainder of this page intentionally left blank; signature pages to follow]

Annex A-41

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:
BRILLIANT ACQUISITION CORPORATION
By:	/s/ Peng Jiang
	Name:	Peng Jiang
	Title:	Chairman and CEO

Signature Page to Merger Agreement

Annex A-42

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
NUKKLEUS INC.
By:	/s/ Emil Assentato
	Name:	Emil Assentato
	Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

Annex A-43

EXHIBIT A

Calculation of Applicable Per Share Merger Consideration and Closing Payment Shares

Treatment of SPAC Units. Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, units of the SPAC (“SPAC Units”) consisting of one SPAC Share, one right (“SPAC Right”) entitling the holder thereof to receive one-tenth (1/10) of one SPAC Share upon the consummation of an initial business combination, and one warrant (“SPAC Warrant”), entitling the holder thereof to purchase one SPAC Share at a price of $11.50 per SPAC Share, will automatically separate into one SPAC Share, one SPAC Right and one SPAC Warrant.

Treatment of SPAC Shares. At the Effective Time and following the Company Reverse Stock Split, by virtue of the Merger and without any action on the part of any holder thereof, each SPAC Share that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such SPAC Share shall be entitled to receive, (a) with respect to each SPAC Share held by any SPAC Initial Shareholder, 1.0 shares of PubCo Common Stock; and (b) with respect to each other SPAC Share, the sum of (x) 1.0 shares of PubCo Common Stock, and (y) such number of shares of PubCo Common Stock equal to the Pro Rata Share represented by such SPAC Share of the Backstop Pool (the “SPAC Public Share Exchange Ratio”), in each case subject to rounding pursuant to Section 4.1(h).

The “Backstop Pool” shall equal a number of shares of PubCo Common Stock equal to the lower of (1) 506,000, and (2) 20% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time.

The “Pro Rata Share”, with respect to any SPAC Shares or SPAC Rights, shall equal such number of SPAC Shares and/or SPAC Rights divided by the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time.

Treatment of SPAC Rights. At the Effective Time and following the Company Reverse Stock Split, by virtue of the Merger and without any action on the part of any holder thereof, each SPAC Right that is issued and outstanding immediately prior to the Effective Time shall thereupon be converted into the right to receive, and the holder of such SPAC Right shall be entitled to receive, (a) with respect to each SPAC Right held by any SPAC Initial Shareholder, 0.1 shares of PubCo Common Stock; and (b) with respect to each other SPAC Right, the sum of (x) 0.1 shares of PubCo Common Stock, and (y) such number of shares of PubCo Common Stock equal to the Pro Rata Share represented by such SPAC Right of the Backstop Pool, in each case subject to rounding pursuant to Section 4.1(h).

Treatment of SPAC Warrants. At the Effective Time and following the Company Reverse Stock Split, by virtue of the Merger and without any action on the part of any holder thereof, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time, shall convert into and become (a) with respect to each SPAC Warrant held by any SPAC Initial Shareholder, 1.0 warrant exercisable to receive one share of PubCo Common Stock; and (b) with respect to each other SPAC Warrant, a number of warrants equal to the SPAC Public Share Exchange Ratio, exercisable to receive one share of PubCo Common Stock per warrant, subject to rounding pursuant to Section 4.1(h), and PubCo shall assume each SPAC Warrant in accordance with its terms (each, an “Assumed Warrant”). All other rights with respect to SPAC Shares under the SPAC Warrants assumed by PubCo shall thereupon be converted into rights with respect to PubCo Common Stock. Accordingly, from and after the Effective Time: (A) each SPAC Warrant assumed by PubCo may be exercised solely for shares of PubCo Common Stock; (B) the number of shares of PubCo Common Stock subject to such number of SPAC Warrants set forth in the previous sentence assumed by PubCo is one share of PubCo Common Stock; (C) the per share exercise price for PubCo Common Stock issuable upon exercise of such number of SPAC Warrants set forth in the previous sentence assumed by PubCo shall be an amount equal to the quotient of (i) $11.50, divided by (ii) the SPAC Public Share Exchange Ratio; and (D) any restriction on any SPAC Warrant assumed by PubCo shall continue in full force and effect and the terms and other provisions of such SPAC Warrant shall otherwise remain unchanged.

Exhibits and Schedules to the Merger Agreement

Annex A-44

EXHIBIT B
Form Registration Rights Agreement

(Attached)

Exhibits and Schedules to the Merger Agreement

Annex A-45

EXHIBIT C
Form Lock-Up Agreement

(Attached)

Exhibits and Schedules to the Merger Agreement

Annex A-46

EXHIBIT D
Form Equity Incentive Plan

(Attached)

Exhibits and Schedules to the Merger Agreement

Annex A-47

EXHIBIT E

Form of Joinder Agreement

This Joinder Agreement (this “Joinder”) is made and entered into as of this ___ day of _______, by [_______], a British Virgin Islands company (“Merger Sub”), Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”), Nukkleus Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of February __, 2022, by and between the SPAC and the Company (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, the Company agreed to form a wholly-owned subsidiary for purpose of effecting the Merger, and to cause such subsidiary to execute a joinder agreement to the Merger Agreement and assume all rights and obligations of Merger Sub thereunder;

WHEREAS, Merger Sub was formed as a British Virgin Islands company and is a wholly owned subsidiary of the Company formed for the purpose of effecting the Merger pursuant to the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions thereof, the SPAC will merge with and into Merger Sub, with the SPAC as the surviving corporation following the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the parties hereto agree as follows:

1. Joinder. By executing this Joinder, Merger Sub shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to it and shall assume all rights and obligations of Merger Sub thereunder, with the same force and effect as if originally named therein.

2. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

3. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

Exhibits and Schedules to the Merger Agreement

Annex A-48

SCHEDULE I
Company Disclosure Letter

(Attached)

Exhibits and Schedules to the Merger Agreement

Annex A-49

SCHEDULE II
SPAC Disclosure Letter

(Attached)

Exhibits and Schedules to the Merger Agreement

Annex A-50

Annex B

April 6, 2022

STRICTLY CONFIDENTIAL

The Board of Directors
Brilliant Acquisition Corporation

To the Board of Directors:

We understand that Brilliant Acquisition Corporation (“Brilliant”, the “Company”) entered into a merger agreement (the “Merger Agreement”) on February 22, 2022 by and among Brilliant, Nukkleus Inc. (“Nukkleus”, the “Target”), and Merger Sub, a wholly-owned subsidiary of Nukkleus,, pursuant to which, as currently contemplated: (i) a business combination between Nukkleus and Brilliant will be effected through the merger of Merger Sub with and into Brilliant, with Brilliant surviving the merger as a wholly-owned subsidiary of Nukkleus (the “Business Combination”); (ii) following the Business Combination, the Brilliant Units, Brilliant Ordinary Shares, Brilliant Rights, and Brilliant Warrants will be delisted from Nasdaq, deregistered under the Exchange Act and will cease to be publicly traded to merge with Nukkleus Inc. (the “Transaction”); (iii) the Merger Agreement contemplates that prior to the effective time of the acquisition, Nukkleus will effect a reverse stock split with a ratio of 26.227 to one, such that 14 million shares of Nukkleus Common Stock will be issued and outstanding immediately prior to the effective time of the Transaction; (iv) following the reverse stock split, public holders of Brilliant Ordinary Shares and Brilliant Rights who elect not to redeem their Brilliant Ordinary Shares in connection with the proposed business combination will receive in exchange for each Brilliant Ordinary Share, one share of Nukkleus Common Stock, and in exchange for each Brilliant Right, 0.1 shares of Nukkleus Common Stock, plus a pro rata share of a pool of shares created for the benefit of Brilliant public shareholders (the “Public Share Exchange Ratio”); (v) the pool will equal a number of shares of Nukkleus Common Stock equal to the lower of (1) 506,000, and (2) 20% of the aggregate number of Brilliant Ordinary Shares issued and outstanding immediately prior to the effective time. Public holders of Brilliant Warrants will also receive warrants exercisable for shares of Nukkleus Common Stock at the same Public Share Exchange Ratio, at an exercise price adjusted for the Public Share Exchange Ratio. Brilliant’s sponsor and current directors and officers, and their respective affiliates, will not be eligible for participation in the pool, and will receive one share of Nukkleus Common Stock for each Brilliant Ordinary Share, 0.1 shares of Nukkleus Common Stock for each Brilliant Right, and one Nukkleus warrant for each Brilliant Warrant.

The board of directors of the Company (the “Board”) has requested that The Benchmark Company, LLC (“Benchmark”) provide a written opinion (the “Opinion”) to the Board as to whether the consideration to be paid by the Company in the Transaction is fair to the Company’s shareholders from a financial point of view.

In exchange for our services in rendering this Opinion, the Company has agreed to pay a fee to Benchmark, which is not contingent upon either the conclusion expressed herein or the consummation of the Transaction. The Company has also agreed to indemnify us against certain potential liabilities in connection with our services in rendering this Opinion and to reimburse us for certain of our expenses incurred in connection with our engagement with the Company. We may seek to provide other financial advisory or investment banking services to the Company and/or its affiliates and other participants in the Transaction in the future for which we may receive compensation.

This Opinion is addressed to, and is intended for the use, information and benefit of the Board (solely in their capacity as such) and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

The Benchmark Company, LLC — Member FINRA, SIPC
150 East 58th Street, 17th Floor, New York, NY 10155 — Tel: 212-312-6700

Annex B-1

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Target or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Target, the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Target, the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

In arriving at this Opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things:

•        A copy of the Merger Agreement;

•        certain information relating to the historical, current and future operations, financial condition and prospects of the Target, made available to us by the Company, including historical financial statements filed with the Securities and Exchange Commission (SEC), including Form 10-K for the fiscal year ended 9/30/2021 and Form 10-Q for the quarterly period ended 12/31/2021, and a financial model with projected financials for the calendar years 2022-2026;

•        discussions with certain members of the management of the Company and certain of its advisors and representatives regarding the business, operations, financial condition and prospects of the Target, the Transaction and related matters;

•        a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) on the Target provided to, or discussed with, us by or on behalf of the Company;

•        the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that we deemed to be relevant;

•        the publicly available financial terms of certain transactions that we deemed to be relevant; and

•        such other information, economic and market criteria and data, financial studies, analyses and investigations and such other factors as Benchmark deemed relevant.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Target and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results

Annex B-2

of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Benchmark has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Benchmark incomplete or misleading in any material respect. In connection with its review and arriving at this Opinion, Benchmark did not assume any responsibility for the independent verification of any of the foregoing information and relied on the completeness and accuracy as represented by the Company. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the latest version of the Agreement and Amendment provided to us as identified above. In addition, Benchmark did not make any independent evaluation or appraisal of the assets or liabilities of the Company or the Target nor was Benchmark furnished with any such independent evaluations or appraisals. This Opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date hereof. Although subsequent developments might affect this Opinion, Benchmark does not have any obligation to update, revise or reaffirm this Opinion.

Benchmark has assumed that the Transaction will be consummated on terms substantially similar to those set forth in the Agreement and Amendment identified above. Furthermore, the Company represented to Benchmark that the Transaction was negotiated by the parties on an arm’s length basis.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or the Target or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction.

In the ordinary course of our business, Benchmark may have actively traded the equity or debt securities of the Company and may continue to actively trade such equity or debt securities. In addition, certain individuals who are employees of, or are affiliated with, Benchmark may have in the past and may currently be stockholders of the Company.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Transaction pursuant to the Agreement and Amendment is fair to the Company’s shareholders from a financial point of view.

Very truly yours,

THE BENCHMARK COMPANY, LLC
By:
Name:	John J. Borer III
Title:	Senior Managing Director & Co-Head of Investment Banking

Annex B-3

Annex C

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION

OF

NUKKLEUS INC. (the “Corporation”)

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

The Corporation was originally incorporated on July 29, 2013, under the name “Compliance and Risk Management Inc.” The Corporation changed its name on May 26, 2015, to “Nukkleus Inc.” The Corporation filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware on May 26, 2016.

This Certificate of Amendment to the Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and the amendments set forth below shall become effective upon the filing and effectiveness pursuant to the Delaware Corporation Law of this of Certificate of Amendment to the Certificate of Incorporation of the Corporation:

1.      Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware Corporation Law of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, as amended, each [26.227] shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares will be issued as a result of the Reverse Stock Split. Instead, Stockholders who otherwise would be entitled to receive a fractional shares of Common Stock as a consequence of the Reverse Stock Split will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing price of our Common Stock on the business day immediately preceding the effective date of the Reverse Stock Split as reported on the OTC Pink Sheets, by (ii) the number of shares of our Common Stock held by the Stockholder that would otherwise have been exchanged for the fractional share interest. Any certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

2.      The first paragraph of Article FOURTH of the Certificate of Incorporation is amended and restated to read as follows:

“The total number of authorized shares which the Corporation is authorized to issue is [40,000,000] shares of Common Stock having a par value of $0.0001 per share and 15,000,000 shares of preferred stock having a par value of $0.0001 per share.”

3.      This Certificate of Amendment shall become effective on [_______], 2022, at 12:01 a.m. Eastern Time.

4.      Except as set forth in this Certificate of Amendment, the Certificate of Incorporation of the Corporation, as amended prior to the date hereof, remains in full force and effect.

Annex C-1

IN WITNESS WHEREOF, Nukkleus Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of ________, 2022.

Nukkleus Inc.

By:
Emil Assentato
Chief Executive Officer

Annex C-2

Annex D

Form EQUITY INCENTIVE PLAN

Nukkleus Inc.

2022 Equity Incentive Plan

1.      Purpose of the Plan. The purpose of the 2022 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

2.      Definitions. Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

3.      Administration.

(a)     Administration of the Plan. The Plan shall be administered by the Board. All references in the Plan to the “Plan Administrator” shall be to the Board.

(b)    Administration and Interpretation by Plan Administrator.

(i)          Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Plan Administrator shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (A) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (B) determine the type or types of Awards to be granted to each Participant under the Plan; (C) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (D) determine the terms and conditions of any Award granted under the Plan; (E) approve the forms of notice or agreement for use under the Plan; (F) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (G) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (H) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (I) delegate ministerial duties to such of the Company’s employees as it so determines; and (J) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan.

(ii)         The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Board, whose determination shall be final.

(iii)        To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Decisions of the Plan Administrator shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Plan Administrator may determine its actions.

4.      Shares Subject to the Plan.

(a)     Authorized Number of Shares. Subject to adjustment from time to time as provided in Section 14 below, the number of shares of Common Stock available for issuance under the Plan shall be [fifteen million (15,000,000)] shares. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

(b)    Share Usage.

(i)          Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and

Annex D-1

thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (A) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (B) covered by an Award that is settled in cash or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(ii)         The Plan Administrator shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(iii)        Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such awards shall be deemed to be Participants.

(iv)        Notwithstanding any other provisions of this Section 4.(b) to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.(a) above, subject to adjustment as provided in Section 14 below.

5.      Eligibility. An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Plan Administrator from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

6.      Awards.

(a)     Form, Grant and Settlement of Awards. The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine.

(b)    Evidence of Awards. Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

(c)     Dividends and Distributions. Participants may, if the Plan Administrator so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Plan Administrator in its sole discretion. The Plan Administrator may apply any restrictions to the dividends or dividend equivalents that the Plan Administrator deems appropriate. The Plan Administrator, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time such dividends or dividend equivalents are paid to other stockholders and (ii) comply with or qualify for an exemption under Section 409A.

7.      Options.

(a)     Grant of Options. The Plan Administrator may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

Annex D-2

(b)    Option Exercise Price. Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and not less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards. Notwithstanding the foregoing, the Plan Administrator may grant Nonqualified Stock Options with an exercise price per share of less than the Fair Market Value of the Common Stock on the Grant Date if the Option either: (i) is not “deferred compensation” within the meaning of Section 409A; or (ii) meets all the requirements for Awards that are considered “deferred compensation” within the meaning of Section 409A.

(c)     Term of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option (the “Option Term”) shall be ten years from the Grant Date. For Incentive Stock Options, the Option Term shall be as specified in Section 8.(d) below.

(d)    Exercise of Options. The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Companies From the Vesting Commencement Date	Portion of Total Option That Is Vested and Exercisable
After [one (1)] year	[one quarter (1/4)]
After each additional one-month period of continuous service complete thereafter	An additional [1/48]
After [four (4)] years	[100%]

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.(e) below. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

(e)     Payment of Exercise Price. The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Plan Administrator for that purchase, which forms may include:

(i)          cash;

(ii)         check or wire transfer;

(iii)        having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(iv)        tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(v)         if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any tax withholding obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

Annex D-3

(vi)        such other consideration as the Plan Administrator may permit.

(vii)       In addition, to assist a Participant (including directors and executive officers) in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion and to the extent permitted by applicable law, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Option, (A) the payment by a Participant of the purchase price of the Common Stock by a promissory note or (B) the guarantee by the Company of a loan obtained by the Participant from a third party. The Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

(f)     Effect of Termination of Service. The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Plan Administrator at any time. If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(i)          Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(ii)         Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(A)        if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is [three (3) months] after such Termination of Service;

(B)         if the Participant’s Termination of Service occurs by reason of Disability, the date that is [twelve (12) months] after such Termination of Service;

(C)         if the Participant’s Termination of Service occurs by reason of death, the date that is [three (3) months] after such Termination of Service; and

(D)        the Option Expiration Date.

(iii)        Notwithstanding the foregoing, if a Participant dies after the Participant’s Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (A) the Option Expiration Date and (B) the date that is [three (3) months] after the date of death, unless the Plan Administrator determines otherwise.

(iv)        Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

(v)         A Participant’s Award Agreement also may provide that (A) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or (B) if the exercise of the Option following the Participant’s Termination of Services (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (1) the expiration of the term of the Option or (E) the expiration of a period of thirty (30) days after the Termination of Services, during which the exercise of the Option would not be in violation of such registration requirements.

Annex D-4

8.      Incentive Stock Option Limitations. Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required thereunder, the following:

(a)     Dollar Limitation. To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which a Participant’s Incentive Stock Options become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and its parent and subsidiary corporations) exceeds $[_____], such portion in excess of $[_____] shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

(b)    Eligible Employees. Individuals who are not employees of the Company or one of its parent or subsidiary corporations may not be granted Incentive Stock Options.

(c)     Exercise Price. Incentive Stock Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date, and in the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Stockholder”), shall be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

(d)    Option Term. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, shall not exceed five years.

(e)     Exercisability. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (i) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (ii) more than one year after the date of a Participant’s termination of employment if termination was by reason of disability, or (iii) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

(f)     Taxation of Incentive Stock Options.

(i)          In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

(ii)         A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

(g)    Code Definitions. For the purposes of this Section 8, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

(h)    Stockholder Approval. If the stockholders of the Company do not approve the Plan within twelve (12) months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

(i)          Promissory Notes. The amount of any promissory note delivered pursuant to Section 7.(e) above in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

Annex D-5

9.      Stock Appreciation Rights.

(a)     Grant of Stock Appreciation Rights. The Plan Administrator may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Plan Administrator shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.(b) above. An SAR may be exercised upon such terms and conditions and for such term as the Plan Administrator determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (i) the term shall not exceed the term of the related Option and (ii) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

(b)    Payment of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (i) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Plan Administrator as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Plan Administrator in its sole discretion.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

10.    Stock Awards, Restricted Stock and Stock Units.

(a)     Grant of Stock Awards, Restricted Stock and Stock Units. The Plan Administrator may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Plan Administrator shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

(b)    Vesting of Restricted Stock and Stock Units. Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Plan Administrator (i) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant subject to the terms and conditions of the Plan, the instrument evidencing the Award, and applicable securities laws, and (ii) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

(c)     Waiver of Restrictions. The Plan Administrator, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

11.    Other Stock or Cash Based Awards. Subject to the terms of the Plan and such other terms and conditions as the Plan Administrator deems appropriate, the Plan Administrator may grant other incentives payable in cash or in shares of Common Stock under the Plan.

12.    Withholding.

(a)     The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

Annex D-6

(b)    The Plan Administrator, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Plan Administrator in its sole discretion.

13.    Assignability. No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit a Participant to assign or transfer an Award, subject to such terms and conditions as the Plan Administrator shall specify.

14.    Adjustments.

(a)     Adjustment of Shares.

(i)          In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (A) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (B) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Plan Administrator shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.(b)(iv); and (3) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(ii)         Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change of Control shall not be governed by this Section 14.(a) but shall be governed by Sections 14.(b) below and 14.(c) below, respectively.

(b)    Dissolution or Liquidation. To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

(c)     Change of Control.

(i)          Notwithstanding any other provision of the Plan to the contrary, unless the Plan Administrator determines otherwise with respect to a particular Award in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control, if and to the extent an outstanding Award is not converted, assumed, substituted for or replaced by the Successor Company, then such Award shall terminate upon effectiveness of the Change of Control. If and to the extent the Successor Company converts, assumes, substitutes for or replaces an outstanding

Annex D-7

Award, all vesting restrictions and/or forfeiture provisions shall continue with respect to such Award or any shares of the Successor Company or other consideration that may be received with respect to such Awards.

(ii)         For the purposes of Section 14.(c), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Change of Control the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the Change of Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the Successor Company, the Plan Administrator may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control. The determination of such substantial equality of value of consideration shall be made by the Plan Administrator, and its determination shall be conclusive and binding.

(iii)        Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may instead provide in the event of a Change of Control that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Change of Control and that each such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Awards (either to the extent then vested and exercisable, or subject to restrictions and/or forfeiture provisions, or whether or not then vested and exercisable, or subject to restrictions and/or forfeiture provisions, as determined by the Plan Administrator in its sole discretion) exceeds (B) if applicable, the respective aggregate exercise, grant or purchase price payable with respect to shares of Common Stock subject to such Awards.

(iv)        For the avoidance of doubt, nothing in this Section 14.(c) requires all Awards to be treated similarly.

(d)    Further Adjustment of Awards. Subject to Sections 14.(b) above and 14.(c) above, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

(e)     No Limitations. The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(f)     Fractional Shares. In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

(g)    Section 409A. Subject to Section 22 below, but notwithstanding any other provision of the Plan to the contrary, (i) any adjustments made pursuant to this Section 14 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (ii) any adjustments made pursuant to this Section 14 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.

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15.    Amendment and Termination.

(a)     Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan. Subject to Section 15(b) below, the Board may amend the terms of any outstanding Award, prospectively or retroactively.

(b)    Term of the Plan. The Plan shall have no fixed expiration date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (i) the adoption of the Plan by the Board and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

(c)     Consent of Participant.

(i)          The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 14 above shall not be subject to these restrictions.

(ii)         Subject to Section 22, but notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Plan Administrator deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable law, rule or regulation.

16.    No Individual Rights.

(a)         No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b)         Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.    Issuance of Shares.

(a)         Notwithstanding any other provision of the Plan to the contrary, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b)         As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan

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Administrator may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(c)         To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.    Indemnification.

(a)         Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b)         The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

19.              No Rights as a Stockholder. Unless otherwise provided by the Plan Administrator or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or an Award of Restricted Stock, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

20.              Compliance with Laws and Regulations.

(a)         In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b)         The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan shall comply with the deferral, payout, plan termination and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that the Plan Administrator makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning

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of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A.

21.    Participants in Other Countries or Jurisdictions. Without amending the Plan, the Plan Administrator may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan, as may, in the judgment of the Plan Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

22.    No Trust or Fund. The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

23.    Successors. All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

24.    Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

25.    Choice of Law and Venue. The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the state of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the state of California.

26.    Legal Requirements. The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

27.    Effective Date. The effective date (the “Effective Date”) is the date on which the Plan is adopted by the Board. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

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Appendix A

Definitions

As used in the Plan:

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Acquisition Price” means the value of the per share consideration (consisting of securities, cash or other property, or any combination thereof), receivable or deemed receivable upon a Change of Control in respect of a share of Common Stock, as determined by the Plan Administrator in its sole discretion.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit or cash-based award or other incentive payable in cash or in shares of Common Stock, as may be designated by the Plan Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, whose determination shall be conclusive and binding.

“Change of Control,” unless the Plan Administrator determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a)         a merger or consolidation of the Company with or into any other company or other entity;

(b)         a sale, in one transaction or a series of transactions undertaken with a common purpose, of all of the Company’s outstanding voting securities; or

(c)         a sale, lease, exchange or other transfer, in one transaction or a series of related transactions, undertaken with a common purpose of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not include (i) a merger or consolidation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; (iii) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction, converting the Company to a limited liability company or creating a holding company; or (iv) any transaction that the Board determines is not a Change of Control for purposes of the Plan.

Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the date of such Change of Control shall be the date on which the last of such transactions is consummated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means Nukkleus Inc., a Delaware corporation.

“Disability,” unless otherwise defined by the Plan Administrator for purposes of the Plan or in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any

Annex D-12

substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Board, each of whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 30 of the Plan.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5 of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Plan Administrator using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7 of the Plan.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Option Term” means the maximum term of an Option as set forth in Section 7.(c) of the Plan.

“Participant” means any Eligible Person to whom an Award is granted.

“Plan” means the 2022 Equity Incentive Plan.

“Plan Administrator” has the meaning set forth in Section 3.(a) of the Plan.

“Related Company” means any entity that, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are subject to restrictions prescribed by the Plan Administrator.

“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Section 16(b)” means Section 16(b) of the Exchange Act.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.(a) of the Plan to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10 of the Plan, the rights of ownership of which are not subject to restrictions prescribed by the Plan Administrator.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10 of the Plan.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company, the acquiring company or its parent, as applicable, in connection with a Change of Control.

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“Termination of Service,” unless the Plan Administrator determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death or Disability. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Board, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Board determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Award begins to vest.

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Annex E

APPRAISAL RIGHTS

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

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(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding

Annex E-2

a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the

Annex E-3

surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Nukkleus’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Nukkleus’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, effective upon the consummation of the Business Combination, Nukkleus will enter into indemnification agreements with each of its directors and officers. These agreements will require Nukkleus to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Nukkleus, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Nukkleus also intends to enter into indemnification agreements with its future directors.

Nukkleus has agreed to obtain, or cause to be obtained, as of the effective time, a “tail” insurance policy with a claims period of [six] years from the effective time with respect to directors’ and officers’ liability insurance covering each person currently covered by Brilliant’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time on terms that are no less favorable than those of such policy of Brilliant in effect on the date of the Merger Agreement, which insurance will, prior to the closing, be in effect and prepaid for such [six]-year period; provided that in no event will Nukkleus or the surviving corporation be required to pay an annual premium amount for insurance described in this section which exceeds 300% of the annual premium paid by Brilliant in its last full fiscal year.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger dated as of February 22, 2022, by and among Nukkleus and Brilliant (included as Annex A to this joint proxy statement/prospectus).	Form 8-K	000-55922	2.1	February 23, 2022
2.2	Amendment No 1. to Agreement and Plan of Merger, dated as of September 21, 2022, by and among Nukkleus Inc. and Brilliant Acquisition Corporation.	Form 8-K	000-55922	2.2	September 22, 2022
2.3	Amendment No 2. to Agreement and Plan of Merger, dated as of September 28, 2022, by and among Nukkleus Inc. and Brilliant Acquisition Corporation.	Form 8-K	000-55922	2.2	September 28, 2022
3.1	Certificate of Incorporation of Nukkleus.	Form S-4	333-264334	3.1	April 15, 2022
3.2	Certificate of Amendment to the Certificate of Incorporation filed June 3, 2016.	Form 8-K	161695842	3.1	June 3, 2016
3.3	Statement of Designation, Powers, Preferences and Rights of Series A Preferred Stock.	Form 8-K	161695842	3.2	June 3, 2016
3.4	Amended and Restated Bylaws of Nukkleus Inc.	Form 8-K	161817208	3.2	August 9, 2016
3.5	Form of Certificate of Amendment to the Certificate of Incorporation (included as Annex C to this joint proxy statement/prospectus)	Form S-4	333-264334	3.5	April 15, 2022
5.1+	Opinion of ArentFox Schiff LLP regarding the validity of the securities.
8.1	Federal Tax Opinion of Loeb & Loeb LLP.	Form S-4	333-264334	8.1	October 3, 2022
10.1*	Form of Nukkleus 2022 Incentive Award Plan (included as Annex D to this joint proxy statement/prospectus).	Form S-4	333-264334	10.1	April 15, 2022
10.2	Form of Support Agreement, dated as of February 22, 2022, among Brilliant Acquisition Corporation. and the investors party thereto.	Form 8-K	000-55922	10.1	February 23, 2022
10.3	Form of Registration Rights Agreement by and among Nukkleus, Brilliant and certain stockholders.	Form 8-K	000-55922	10.2	February 23, 2022
10.4	Form of Lock-Up Agreement by and among Nukkleus, Brilliant and certain stockholders.	Form 8-K	000-55922	10.3	February 23, 2022

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.5	General Service Agreement between Nukkleus Limited and FML Malta Limited dated May 24, 2016	Form 8K	333-192647	10.2	October 25, 2016
10.6	Amendment dated October 17, 2017 of that certain General Service Agreement between Nukkleus Limited and FML Malta Limited	Form 8K	333-192647	10.1	October 19, 2017
10.7	General Service Agreement between Nukkleus Limited and FXDirectDealer LLC dated May 24, 2016	Form 8K	333-192647	10.3	May 31, 2016
10.8	Director Agreement by and between Nukkleus Inc. and Craig Marshak dated August 1, 2016	Form 8-K	333-192647	10.1	August 9, 2016
10.9	Stock Purchase Agreement, by and between Nukkleus Inc. and White Lion Capital LLC, dated as of May 17, 2022	Form 8-K	000-55922	10.1	May 19, 2022
10.10	Registration Rights Agreement, by and between Nukkleus Inc. and White Lion Capital LLC, dated as of May 17, 2022	Form 8-K	000-55922	10.2	May 19, 2022
10.11	Letter agreement, by and between PK Asset Management Ltd and Nukkleus Inc., dated September 20, 2021.
21.1+	List of Subsidiaries.
23.1	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C., independent registered public accounting firm of Nukkleus.
23.2	Consent of Marcum Asia CPAs LLP, independent registered public accounting firm of Brilliant.
23.3	Consent of ArentFox Schiff LLP (included in Exhibit 5.1).
23.4	Consent of Loeb & Loeb LLP (included in Exhibit 8.1).
99.1	Consent of Brian Ferrier to be named as a director.	Form S-4	333-264334	99.5	April 15, 2022
99.2+	Preliminary Proxy Card of Nukkleus.
99.3+	Preliminary Proxy Card of Brilliant.
99.4	Section 262 of the DGCL (included as Annex E to the joint proxy statement/prospectus)
99.5	Consent of The Benchmark Company, LLC	Form S-4	333-264334	99.9	April 15, 2022
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table	Form S-4	333-264334	107	April 15, 2022

____________

*        Indicates management contract or compensatory plan or arrangement.

+        To be filed by amendment.

#        Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd of November, 2022.

Nukkleus Inc.
By:	/s/ Emil Assentato
Name:	Emil Assentato
Title:	Chief Executive Officer, Chief Financial Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Emil Assentato	Chief Executive Officer (Principal Executive Officer) and	November 2, 2022
Emil Assentato	Chief Financial Officer (Principal Financial and Accounting Officer) and Chairman
/s/ Craig Marshak	Director	November 2, 2022
Craig Marshak
/s/ Jamal Khurshid	Director	November 2, 2022
Jamal Khurshid
/s/ Nicholas Gregory	Director	November 2, 2022
Nicholas Gregory
/s/ Daniel Marcus	Director	November 2, 2022
Daniel Marcus
/s/ Brian Schwieger	Director	November 2, 2022
Brian Schwieger